As filed with the Securities and Exchange Commission on July 25, 2002
Registration No. 333-92386

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Giant Industries, Inc.
Subsidiary Guarantors Listed on Schedule A Hereto
(Exact name of registrants as specified in their charters)

Delaware	2911, 5541	86-0642718
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

23733 North Scottsdale Road

Scottsdale, Arizona 85255
(480) 585-8888
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Kim H. Bullerdick

Vice President, General Counsel, and Secretary
Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255
(480) 585-8888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Karen C. McConnell

W. T. Eggleston, Jr.
Fennemore Craig, P.C.
3003 North Central, Suite 2600
Phoenix, Arizona 85213-2912
(602) 916-5000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐  __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐  __________

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Class of	Amount to be	Aggregate Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Note(1)	Offering Price(1)	Registration Fee

11% Senior Subordinated Notes due 2012	$200,000,000	100%	$200,000,000	$18,400

Guarantees of the 11% Senior Subordinated Notes due 2012	$200,000,000	N/A	N/A	(2)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act.
(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Subsidiary Guarantors

GIANT INDUSTRIES ARIZONA, INC., an Arizona corporation

CINIZA PRODUCTION COMPANY, a New Mexico corporation
GIANT STOP-N-GO OF NEW MEXICO, INC., a New Mexico corporation
GIANT FOUR CORNERS, INC., an Arizona corporation
PHOENIX FUEL CO., INC., an Arizona corporation
SAN JUAN REFINING COMPANY, a New Mexico corporation
GIANT MID-CONTINENT, INC., an Arizona corporation
GIANT PIPELINE COMPANY, a New Mexico corporation
DEGUELLE OIL COMPANY, a Colorado corporation
GIANT YORKTOWN, INC., a Delaware corporation
GIANT YORKTOWN HOLDING COMPANY, a Delaware corporation

PROSPECTUS

OFFER TO EXCHANGE

$200,000,000 principal amount of its 11% Senior Subordinated Notes due 2012, which have been registered under the Securities Act,
for any and all of its outstanding 11% Senior Subordinated Notes due 2012

       We are offering to exchange 11% senior subordinated notes due 2012, or the “exchange notes,” for our currently outstanding 11% senior subordinated notes due 2012, or the “outstanding notes”. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

      Each of our existing and future domestic restricted subsidiaries will guarantee the exchange notes on a senior subordinated basis. The exchange notes and guarantees will be unsecured senior subordinated obligations and will be subordinated to all of our and the guarantors’ senior debt.

      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on September 9, 2002, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

      Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account though market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

       Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 16.

       Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 25, 2002

Where You Can Find More Information
Incorporation of Certain Documents by Reference
MARKET, RANKING AND OTHER DATA
TERMS USED IN THIS PROSPECTUS
TRADEMARKS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
The Offering
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRO FORMA FINANCIAL STATEMENTS
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
BUSINESS
YORKTOWN ACQUISITION AGREEMENTS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER DEBT
DESCRIPTION OF THE EXCHANGE NOTES
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF EARNINGS
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
REPORT OF INDEPENDENT AUDITORS
Exhibit 5.1
Exhibit 23.1
Exhibit 99.1
Exhibit 99.2

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the exchange offer registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

      We make no representation to any purchaser of the notes regarding the legality of any investment in the notes by the purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

      None of BP Corporation North America Inc., BP Products North America Inc. or any of their affiliates is offering the exchange notes or any other securities hereby, and none of BP Corporation North America Inc, BP Products North America Inc. or any of their affiliates has guaranteed or is otherwise responsible in any way for the exchange notes, our offering of the exchange notes or any other securities that we may issue, or for the accuracy or completeness of the information contained in this prospectus.

Where You Can Find More Information

      Giant and the subsidiary guarantors have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, or the “registration statement,” which term encompasses all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, or the “Securities Act,” covering the exchange notes being offered. This prospectus does not contain all the information in the registration statement. For further information with respect to Giant, the subsidiary guarantors and the exchange offer, we refer you to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange under the trading

i

symbol “GI.” You also may inspect and copy our reports, proxy statements and other information filed with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York.

      We have agreed that, for so long as any of the notes remains outstanding, we will furnish to holders of the notes and to prospective purchasers of the notes, the information required to be delivered by Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of notes.

Incorporation of Certain Documents by Reference

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

      We incorporate by reference the information under the captions “Executive Compensation,” “Election of Directors — Compensation of Directors,” “Compensation Committee Report on Executive Compensation,” and “Comparison of Cumulative Total Return among the Company, S&P Industrials Index, and S&P Energy Composite Index” in our definitive proxy statement, dated March 29, 2002, for our annual meeting of shareholders held on May 9, 2002. Additionally, we incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the expiration of the exchange offer.

(a) Giant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, except for Item 8 of Part III and Item 14(a)(1) of Part IV, filed on April 1, 2002;

(b) Giant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed on May 14, 2002;

(c) Giant’s Current Report on Form 8-K filed on February 12, 2002;

(d) Giant’s Current Report on Form 8-K filed on April 26, 2002;

(e) Giant’s Current Report on Form 8-K filed on April 29, 2002;

(f) Giant’s Current Report on Form 8-K filed on May 14, 2002; and

(g) Giant’s Current Report on Form 8-K filed on July 15, 2002.

      Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings at no cost by writing or telephoning us as follows:

Giant Industries, Inc.

Attention: Mark Cox
23733 North Scottsdale Road
Scottsdale, Arizona 85255
(480) 585-8888

      To obtain timely delivery of any copies of filings requested, please write or telephone no later than September 2, 2002, five business days prior to the expiration of the exchange offer.

MARKET, RANKING AND OTHER DATA

      The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, is based on independent industry publications, reports of government agencies or other published industry sources and our estimates are based on our management’s knowledge of, and experience in, the markets in which we operate. Information on Gulf Coast refinery margins presented in this prospectus is derived from Reuters America historical data of 3-2-1 crack spreads for the Gulf Coast from 1997 through 2001. Information in this prospectus as to the Solomon complexity rating of the Yorktown refinery has been derived from the 2000 Solomon Associates Yorktown Performance Analysis Report. Retail industry data presented in this prospectus has been derived from the 2001 National Association of Convenience Stores State of the Industry Annual Report. Information on refinery yield industry averages presented in this prospectus is derived from Purvin & Gertz Inc.’s BP-Yorktown Refinery Evaluation dated October 24, 2001, as updated on December 3, 2001 and March 22, 2002. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. This information, however, may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

TERMS USED IN THIS PROSPECTUS

      In this prospectus, unless otherwise noted or the context otherwise requires:

•	The terms “Giant,” “we,” “our” and “us” refer to Giant Industries, Inc. and our subsidiaries.

•	The term “outstanding notes” refers to the 11% senior subordinated notes due 2012 that were issued on May 14, 2002 and the term “exchange notes” refers to the 11% senior subordinated notes due 2012 offered by this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the “notes.”

•	The term “Yorktown refinery” refers to the refinery and related assets in Yorktown, Virginia that we acquired concurrently with the offering of the outstanding notes.

•	The term “Yorktown acquisition” refers to our acquisition from BP Corporation North America Inc. and BP Products North America Inc. of the Yorktown refinery and associated inventory.

•	The term “9 3/4% notes” refers to our $100.0 million of 9 3/4% senior subordinated notes due 2003, which we refinanced with a portion of the proceeds from the related financing transactions.

•	The phrase “related financing transactions” refers to: (a) the offering of the outstanding notes, (b) our entering into senior secured credit facilities consisting of a $100.0 million new senior secured revolving credit facility and a $40.0 million new senior secured mortgage loan facility, (c) the receipt of the requisite consents from the holders of our 9% senior subordinated notes due 2007 to allow for the redemption of our 9 3/4% notes, and (d) the application of the proceeds from these financings together with cash on hand to make the Yorktown acquisition, redeem our 9 3/4% notes, and pay related transaction fees and expenses.

•	The term “EBITDA” refers to earnings before interest, taxes, depreciation, amortization and certain non-cash charges, and is a measure we use for internal analysis and in presentations to analysts, investors and lenders. The calculation of EBITDA is not based on generally accepted accounting principles in the United States, or “U.S. GAAP,” and you should not consider it as an alternative to net earnings or cash flows from operating activities (which are determined in accordance with U.S. GAAP) as an indicator of operating performance or as a measure of liquidity. EBITDA may not be comparable to similarly titled measures used by other entities.

•	The term “adjusted EBITDA” on a pro forma basis means combined EBITDA of Giant and the Yorktown refinery plus unusual expenses resulting from a 2001 fire at the Yorktown refinery plus estimated savings in corporate overhead allocation.

•	The phrase “Four Corners” or “Four Corners area” refers to the area of the southwestern United States where New Mexico, Arizona, Colorado and Utah join. The phrase “Four Corners refineries” refers to our Ciniza and Bloomfield refineries in New Mexico.

•	The term “refining capacity” refers to the amount of crude oil and natural gas liquids, or “NGLs”, throughput our facilities can refine on a stream-day basis.

TRADEMARKS

      MustangTM is our trademark. Conoco® is a trademark of Conoco, Inc.

      The PORTAL Market® is a registered trademark of The Nasdaq Stock Market, Inc.®

FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements relate to projections of capital expenditures and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, acquisitions, margins, profitability, liquidity and capital resources. We have used the words “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and similar terms and phrases to identify forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus.

      Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” as well as to other factors in this prospectus.

      Actual results and trends in the future may differ materially depending on a variety of factors. These factors include the following:

•	availability of Four Corners sweet crude oil and the adequacy and costs of raw material supplies generally;

•	our ability to negotiate new crude oil supply contracts;

•	our ability to successfully integrate the Yorktown refinery and manage the liabilities, including environmental liabilities, that we assumed in the Yorktown acquisition;

•	competitive pressures from existing competitors and new entrants, including the potential effects of various pipeline projects;

•	volatility in the difference, or spread, between market prices for refined products and crude oil and other feedstocks;

•	state or federal legislation or regulation, or findings by a regulator with respect to existing operations, including the impact of government-mandated specifications for gasoline and diesel fuel on our operations;

•	unplanned or extended shutdowns in refinery operations;

•	general economic factors affecting our operations, markets, products, services and prices;

•	unexpected environmental remediation costs; and

•	weather conditions affecting our operations or the areas in which our products are refined or marketed.

      All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. Forward-looking statements we make represent our judgment on the dates such statements are made. We assume no obligation to update any information contained in this prospectus or to publicly release the results of any revisions to any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus.

v

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and you should read it in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere or incorporated in this prospectus. You should carefully consider the matters discussed under the caption “Risk Factors.” Unless otherwise noted or the context otherwise requires, the discussion presented in this prospectus gives effect to the Yorktown acquisition and the related financing transactions.

Our Company

Overview

      We are the only integrated refiner and marketer of petroleum products with refineries in the Four Corners area. As a result of our acquisition of the Yorktown refinery, we also own the only refinery in Virginia, and we have expanded our market presence and more than doubled our refining capacity to approximately 104,500 barrels per day (“bpd”) from approximately 42,600 bpd. In addition, we own and operate 145 service stations with convenience stores or kiosks, a travel center and a wholesale petroleum products distributor. Our operations are divided into three strategic business units:

•	Refining Group. Our Refining Group owns and operates the Ciniza and Bloomfield refineries in New Mexico and the Yorktown refinery in Virginia. In addition to these three refineries, our Refining Group owns and operates a crude oil gathering pipeline system in New Mexico that services our Four Corners refineries, two finished products distribution terminals and a fleet of 81 crude oil and finished product truck transports.

•	Retail Group. Our Retail Group owns and operates 145 retail service stations with convenience stores or kiosks in New Mexico, Arizona and Colorado operating under brand names including Giant, Conoco® and MustangTM. We also own and operate a travel center in New Mexico that is located adjacent to our Ciniza refinery. In 2001, approximately 35% of our Four Corners refineries’ production was sold from our service stations and our travel center.

•	Phoenix Fuel. We believe Phoenix Fuel is the largest wholesale petroleum products distributor in Arizona. It serves the mining, construction, utility, manufacturing, aviation and agriculture industries. As part of our Phoenix Fuel operations, we own and operate five lubricant and bulk petroleum distribution plants, 19 cardlock (unmanned fleet fueling) operations, a bulk lubricant terminal facility, and a fleet of 64 finished product and lubricant delivery trucks.

      On May 14, 2002, we acquired the Yorktown refinery from BP Corporation North America Inc. and BP Products North America Inc., or “BP,” for $127.5 million, plus the value of associated inventory at closing, or $65.2 million, the assumption of certain liabilities, and an earn-out. The Yorktown refinery is the only refinery in Virginia and services a geographic region from South Carolina to the New York Harbor. The Yorktown acquisition increased our number of refineries from two to three and more than doubled our total refining capacity from approximately 42,600 bpd to approximately 104,500 bpd. Pro forma for the Yorktown acquisition, we would have had consolidated net revenues of $1,664.8 million, net earnings of $16.9 million, EBITDA of $127.3 million and adjusted EBITDA of $145.3 million for the year ended December 31, 2001.

Refining Group

      We operate three refineries, each of which sells into markets where we can supply products at a transportation cost advantage. These three refineries have a total refining capacity of approximately 104,500 bpd, detailed as follows:

•	The Yorktown refinery, located in Yorktown, Virginia — 61,900 bpd;

•	The Ciniza refinery, located in Gallup, New Mexico — 26,000 bpd; and

•	The Bloomfield refinery, located in Farmington, New Mexico — 16,600 bpd.

      Our Ciniza and Bloomfield refineries are the only refineries in the Four Corners area. These refineries currently source crude oil from locally available supplies. Constrained pipeline capacity into Albuquerque and transportation costs of delivering refined products into the Four Corners area provide us with a competitive advantage in this market. We historically have generated higher refining margins than Gulf Coast refineries. From 1997 to 2001, our average annual refining margins have ranged from a low of $4.83 per barrel in 1998 to a high of $9.69 per barrel in 2001, with a weighted average of $6.99 per barrel. During the same period, annual average Gulf Coast refining margins have ranged from a low of $1.82 per barrel in 1999 to a high of $4.44 per barrel in 2001. Although the Ciniza and Bloomfield refineries are 120 miles apart, we operate them in an integrated fashion. Consolidating the environmental, safety, marketing, supply, purchasing, engineering and accounting functions has led to efficiency gains and cost reductions. In 2001, our Ciniza and Bloomfield refineries yielded 91% of high-value products, including gasoline and diesel fuel, from each barrel of refinery intake. During 2001, we sold approximately 7.7 million barrels of gasoline and 3.1 million barrels of diesel fuel from our Ciniza and Bloomfield refineries.

      The Yorktown refinery services a geographic region stretching from South Carolina to the New York Harbor. It lies along the York River in York County, Virginia, adjacent to its own deep-water port and close to the Norfolk military complex and Hampton Roads shipyards. The Yorktown refinery’s sales historically have been concentrated in Eastern Virginia and Maryland, where more than 50% of its gasoline production has been sold. We believe the location of the refinery allows it to realize as much as $1.25 per barrel in transportation cost advantages compared with Gulf Coast refineries who sell into this mid-Atlantic region. Under our ownership, we intend to increase sales into the mid-Atlantic region to take advantage of local, higher-margin sales. The Yorktown refinery currently sources crude oil from Canada, the North Sea, West Africa, South America and the Far East.

      At the closing of the Yorktown acquisition, we entered into agreements that provide for 100% of the supply of crude oil to, and 100% of the offtake of production, including propane and butane at prices based on an index, from, the Yorktown refinery. These agreements include: (a) transitional feedstock supply agreements, with terms ranging from six months to one year, by which BP will supply 100% of the refinery’s crude oil and other raw material needs; (b) a one-year contract with BP under which the Yorktown refinery will continue to supply BP’s branded product in the local area and in Salisbury, Maryland; (c) the assumption of existing contracts with Exxon Mobil, Chevron, Citgo, Southern States, and Sunoco to supply them product on a wholesale basis; and (d) transitional contracts, with terms ranging from six months to one year, requiring BP to purchase the balance of production from the Yorktown refinery, estimated to be 33,400 bpd. Given market dynamics and conversations we have had with current and potential new customers, we believe there is sufficient demand to purchase all of the Yorktown refinery’s production once the transitional offtake agreements have expired.

      The Yorktown refinery has a Solomon complexity rating of 11.0 and in 2001 yielded 88% of high-value products from each barrel of refinery intake. The Yorktown refinery can manufacture both conventional and reformulated gasoline, as well as low- and high-sulfur diesel. It is capable of processing heavy, high acid crude oils, as well as light and heavy sweet crude oils. During 2001, the Yorktown refinery, which was operated to maximize the refinery’s contribution to BP’s global system, sold approximately 11.6 million barrels of gasoline, 7.1 million barrels of diesel fuel and No. 2 fuel oil, 870,000 barrels of liquid petroleum gases and 222,806 short tons of petroleum coke. We expect, however, to operate this refinery in a way that maximizes profitability, which may include a different mix of finished products.

      Pro forma for the Yorktown acquisition, our Refining Group would have had net revenue of $1,146.3 million, operating income of $92.2 million, including loss on sale or disposition of assets, EBITDA before corporate overhead of $121.9 million and adjusted EBITDA before corporate overhead of $139.9 million for the year ended December 31, 2001.

Retail Group

      We own and operate 145 service stations with convenience stores or kiosks. These service stations are located in New Mexico, Arizona and Colorado, where we have been active in retail marketing for more than

20 years. Our retail operations provide a market outlet for a significant portion of our Ciniza and Bloomfield refineries’ production. In 2001, our service stations and our travel center sold approximately 35% of our combined total production from our Ciniza and Bloomfield refineries. We regularly invest to upgrade our service station network, including signage upgrades and other enhancements. During 2000 our service stations averaged fuel margins of 16.8 cents per gallon compared to a national average of 13.3 cents per gallon. In addition, our service stations generated fuel gross profit dollars per store of $219,772 compared to a national average of $168,000.

      Our convenience stores sell items such as general merchandise, tobacco products, alcoholic and nonalcoholic beverages, fast food, health and beauty aids, and automotive products, and most of our locations offer ATM services. These stores offer a mix of our own branded food service/ deli items and certain of the stores offer nationally franchised products such as Blimpie, Taco Bell and A&W. Our kiosks offer limited merchandise, consisting primarily of tobacco products, but also including candy and other snacks and some automotive products. During 2000 our convenience stores and kiosks exceeded national industry averages in several performance categories, including merchandise gross margin and merchandise sales per store. Our same store merchandise sales volume increased by a compound annual growth rate of approximately 11% over the last three years.

      We attribute our strong performance to our focus on site location, access/ design, automation, attractive merchandising and an emphasis on value-added customer service. We have a strong commitment to customer service, and believe we retain the loyalty of many of our customers through our use of promotional items and offerings of free air and water.

      We also own and operate a travel center adjacent to our Ciniza refinery that provides a direct market for a portion of this refinery’s diesel production, which we can sell at virtually no incremental transportation cost. During 2001, we sold approximately 27% of the Ciniza refinery’s diesel production at our travel center.

      Our Retail Group had net revenues of $390.4 million, operating income of $2.2 million, including loss on sale or disposition of assets, and EBITDA before corporate overhead of $17.9 million for the year ended December 31, 2001.

Phoenix Fuel

      Phoenix Fuel, we believe, is the largest wholesale petroleum products distributor in Arizona. Phoenix Fuel markets gasoline, diesel fuel, jet fuel, kerosene, motor oil, hydraulic oil, gear oil, cutting oil, grease, and various chemicals and solvents. Phoenix Fuel operates five lubricant and bulk petroleum distribution plants, 19 cardlock locations, a bulk lubricant terminal facility and a fleet of 32 finished product transports, 21 finished product tankwagons and 11 lubricant delivery trucks. Phoenix Fuel’s operations are located throughout Arizona, and it markets primarily in Arizona and also in Nevada, New Mexico and Texas. During 2001, Phoenix Fuel sold 394.2 million gallons of gasoline and diesel fuel. Phoenix Fuel offers its customers a variety of services, including fuel management systems, tank level monitoring, and automated dispatch. Phoenix Fuel also is a large purchaser of refined products supplied into the Phoenix and Tucson markets. Phoenix Fuel markets under the trade names Phoenix Fuel, Firebird Fuel, Tucson Fuel and Mesa Fuel.

      Phoenix Fuel had net revenues of $391.2 million, operating income of $4.8 million and EBITDA before corporate overhead of $7.4 million for the year ended December 31, 2001.

Strategy and Competitive Strengths

      Our strategy is to continue to profitably operate our refining, retail and Phoenix Fuel business units. Our immediate strategic focus is to:

•	efficiently integrate the Yorktown refinery into our existing operations while maximizing the profitability of all of our refineries;

•	work with producers in the Four Corners area to augment crude oil supply;

•	continue to maximize the profitability of our Retail Group by increasing sales of high-margin merchandise and continuing to reduce costs;

•	continue to maximize the profitability of Phoenix Fuel by increasing wholesale fuel volumes, expanding service offerings and broadening its wholesale customer base;

•	increase our cash flow by continuing to reduce operating expenses and eliminating non-essential capital expenditures; and

•	rationalize our asset base by selling non-strategic and underperforming assets and selectively pursuing acquisitions.

      We believe we are well positioned to execute our strategy as a result of the following factors:

      Higher Refining Margins Due to Operations in Attractive Markets. Each of the Ciniza, Bloomfield and Yorktown refineries serves market areas where there are limited alternative refining operations. Each refinery therefore has a competitive advantage due to the transportation costs that others would incur to bring products into our markets. The Yorktown refinery also has the ability to opportunistically sell product into the New York Harbor market, a market where demand has typically exceeded local supply and where margins are typically higher than Gulf Coast margins.

      In the Four Corners market, we face limited competition due to constrained pipeline capacity for refined products into Albuquerque and the transportation costs of delivering additional products to our markets. These economic barriers to entry have contributed to historically higher refining margins for us as compared to margins experienced by Gulf Coast refiners. In 2001, refining margins for our Ciniza and Bloomfield refineries averaged $9.69 per barrel, as compared to the average margin of $4.44 per barrel for Gulf Coast refiners.

      The Yorktown refinery also benefits from transportation cost advantages over refined products shipped from the Gulf Coast into the mid-Atlantic region. As the Yorktown refinery receives and transports products by barge from its dedicated docks, it has greater flexibility to receive and move product than its competitors who rely on a pipeline system. In 2001, on a pro forma basis, the refining margins at the Yorktown refinery were $4.70 per barrel.

      Realization of Benefits of the Yorktown Acquisition. The Yorktown acquisition has more than doubled our refining capacity, to approximately 104,500 bpd, and diversified our geographical presence. Under BP’s ownership, the Yorktown refinery was operated as a part of BP’s global refining, production and distribution system. As such, we believe that the refinery was not always operated to maximize the profitability of the refinery, but rather the refinery’s contribution to BP’s overall operations. Our strategy at the Yorktown refinery will focus on maximizing its profitability, and accordingly, we believe we can operate the Yorktown refinery more profitably than it was operated historically.

      We intend to increase the Yorktown refinery’s profitability by:

•	directing refined products to markets that offer us the highest margin and by optimally sourcing crude oil;

•	increasing local distribution;

•	processing lower grade crude oil, which should produce higher margins;

•	delivering products on short notice to east-coast terminals to take advantage of shortages; and

•	exchanging products to and from the Gulf Coast, the New York Harbor, and the East Coast markets and from our Four Corners refineries based on local demand.

      Diversified Revenue Streams Through Broad Product and Services Offerings. In addition to our refinery operations, we offer a wide range of products and services through our 145 retail service stations with convenience stores or kiosks, our Phoenix Fuel petroleum products distributor, and our travel center. We believe demand for certain of these products and services lessens our exposure to fluctuations in profitability due to changes in refining margins and to adverse economic cycles. Our convenience store operations, in particular, provide relatively high and stable merchandise margins of approximately 28% for each of the last three years, and our merchandise sales volume, based on same store sales, has increased by a compound annual rate of 11% over the last three years. In addition, the Yorktown acquisition further diversified our revenue base as it reduced our dependence on the Four Corners area.

      Favorable Refinery Yields. With the high-quality feedstocks available in the Four Corners area, we are able to achieve refinery yields at our Ciniza and Bloomfield refineries that are comparable to those achieved by some larger, more complex refineries located outside of this area. In addition, the Yorktown refinery is a complex refinery with the ability to process many types of lower-grade crude oils. All three refineries are equipped with fluid catalytic cracking, naphtha hydrotreating, reforming and liquefied petroleum gas recovery units, as well as diesel hydrotreating and sulfur recovery units to manufacture currently required low sulfur diesel fuels. During 2001, these processing configurations enabled our Four Corners refineries to yield 91% of high-value products, including gasoline and diesel fuel, from each barrel of refinery intake, and the Yorktown refinery to yield 88% of high-value products from each barrel of refinery intake. This compares with the 2001 industry average yield of 86% of high-value products.

      Integrated Marketing Network. We have improved our distribution of refined products from our Four Corners refineries through our retail network and by entering into longer-term supply arrangements with existing wholesale and exchange customers. During 2001, we sold approximately 7.7 million barrels of gasoline and 3.1 million barrels of diesel fuel from our Four Corners refineries. Our service stations and our travel center sold approximately 40% of these gasoline sales and 22% of these diesel sales in 2001, or approximately 35% of our Four Corners refineries’ output.

      Experienced Management Team. We have a highly experienced senior management team, with our executive officers having an average of more than 22 years of experience in the energy industry. Our senior management team has significantly improved our operating and financial performance over the last five years and has led us through several industry cycles. In addition, this team has successfully integrated several substantial acquisitions, including the acquisitions of the Bloomfield refinery in October 1995, 96 retail service stations from Thriftway in May 1997, and Phoenix Fuel in June 1997. Fredric L. Holliger had served as Executive Vice President and Chief Operating Officer from October 1989, the date of our inception, to March 2002, when he was named our Chairman of the Board and Chief Executive Officer.

Recent Developments

The Yorktown Acquisition

      On May 14, 2002, we acquired the 61,900 bpd Yorktown refinery from BP for $127.5 million, plus the value of inventory at closing, or $65.2 million, the assumption of certain liabilities, and an earn-out.

      As part of the Yorktown acquisition, we agreed to pay to BP, beginning in 2003 and concluding at the end of 2005, earn-out payments up to a maximum of $25.0 million when the average monthly spreads for regular reformulated gasoline or No. 2 distillate over West Texas Intermediate, or “WTI,” equivalent light crude oil on the New York Mercantile Exchange, or the “MERC spreads,” exceed $5.50 or $4.00 per barrel, respectively. The MERC spreads are correlated with historical Yorktown refinery margins. The earn-out payment will equal the MERC spreads multiplied by a fixed volume of 10,000 bpd each (approximately one-third of capacity of the Yorktown refinery). If the earn-out is triggered, we expect to benefit from the improved margins on any volumes in excess of 10,000 bpd, provided that the MERC spreads are not excessively volatile. The average monthly MERC spreads for June 2002 were $6.48 and $1.68 per barrel for reformulated gasoline and No. 2 distillate, respectively.

The Related Financing Transactions

      In conjunction with the Yorktown acquisition, we completed the following transactions.

      New Senior Secured Revolving Credit Facility. We entered into a new three-year senior secured revolving credit facility in the amount of $100.0 million. Our obligations under this facility have been guaranteed by each of our subsidiaries and secured by a security interest in our personal property and the personal property of our subsidiaries, including accounts receivable, inventory, contracts, chattel paper, trademarks, copyrights, patents, license rights, deposit and investment accounts and general intangibles, but excluding most fixed assets.

      New Senior Secured Mortgage Loan Facility. We entered into a new three-year senior secured mortgage loan facility in the amount of $40.0 million. The loan has been secured by the Yorktown refinery property, fixtures and equipment, excluding inventory, accounts receivable and other Yorktown refinery assets securing the new senior secured revolving credit facility. We and our subsidiaries have guaranteed the loan.

      Notes Offering. On May 14, 2002, we issued $200.0 million in aggregate principal amount of outstanding notes in a private placement under Rule 144A under the Securities Act. We used the proceeds from the sale of the outstanding notes, together with cash on hand and initial borrowings under our new senior secured credit facilities, to fund our acquisition of the Yorktown refinery and associated inventory, to redeem all $100.0 million of our 9 3/4% notes, and to pay related transaction fees and expenses.

      The outstanding notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of our existing and future domestic restricted subsidiaries. The outstanding notes and the guarantees are unsecured senior subordinated obligations of Giant and each guarantor, respectively. Accordingly, they will rank:

•	behind all existing and future senior debt of Giant and each guarantor, respectively, including our new senior secured credit facilities;

•	equally with all existing and future unsecured senior subordinated debt of Giant and each guarantor, respectively, including our $150.0 million principal amount of 9% senior subordinated notes due 2007; and

•	ahead of any future debt of Giant and each guarantor, respectively, that expressly provides that it is subordinated to the outstanding notes.

      Redemption of 9 3/4 Notes. On June 28, 2002, we redeemed all $100.0 million of our 9 3/4% notes at par plus accrued interest. To permit this redemption, we obtained a consent from the holders of our 9% senior subordinated notes due 2007.

Giant

      For our first quarter ended March 31, 2002, we reported net revenues of $188.4 million, net earnings of $0.1 million and EBITDA of $11.6 million. This compares to net revenues of $251.2 million, net earnings of $0.9 million and EBITDA of $15.3 million for the first quarter ended March 31, 2001. The revenue decrease primarily resulted from lower average selling prices of refined products in our Refining Group, lower wholesale prices, and declines in fuel gallons sold by our Retail Group and Phoenix Fuel business units. The net earnings and EBITDA decrease was primarily due to lower refining margins in our Refining Group and lower fuel margins in our Retail Group.

      Total feedstock throughput for the first quarter ended March 31, 2002 increased to 33,785 bpd from 33,417 bpd for the same period last year, while our refining margin decreased to $7.36 per barrel from $8.23 per barrel for the same period last year.

Yorktown

      On April 12, 2002, the Yorktown refinery suspended operations for a portion of its operating units due to an unplanned power interruption. The cause of this power interruption was determined to be minor in nature and has been repaired. All affected units have been inspected and all of the Yorktown refinery’s operating units, including those that were in planned, scheduled turnaround, have been restarted at various times since the power interruption.

      For the first quarter ended March 31, 2002, the Yorktown refinery reported net revenues of $133.3 million and a net loss of $6.8 million. This compares to net revenues of $166.7 million and net earnings of $2.6 million for the first quarter ended March 31, 2001. The net earnings decrease was primarily due to lower gross margins, which decreased to $6.8 million for the first quarter ended March 31, 2002, compared to $24.7 million for the same period last year.

      Operating data for the Yorktown refinery is provided below. For the quarter ended March 31, 2002, total feedstock throughput was 55,973 bpd, consisting of 94.7% crude oil, and residual feedstocks, and 5.3% intermediates. This compares to the quarter ended March 31, 2001 with total feedstock throughput of 55,142 bpd, consisting of 97.6% crude oil and residual feedstocks, and 2.4% intermediates.

      Total product volume for the quarter ended March 31, 2002 was 56,603 bpd, consisting of 55.9% gasoline, 32.8% diesel fuel and No. 2 fuel oil and 11.3% other. This compares to total product volume for the quarter ended March 31, 2001 of 57,436 bpd, consisting of 44.2% gasoline, 34.3% diesel fuel and No. 2 fuel oil and 21.5% other.

      We were incorporated in Delaware in 1989. Our principal executive offices are located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255, and our telephone number is (480) 585-8888.

The Offering

      On May 14, 2002, we completed an offering of $200.0 million in aggregate principal amount of our outstanding notes. The offering was exempt from registration under the Securities Act. We used the proceeds from the sale of the outstanding notes, together with cash on hand and initial borrowings under our new senior secured credit facilities, to fund our acquisition of the Yorktown refinery and associated inventory, to redeem all $100.0 million of our 9 3/4% notes, and to pay related transaction fees and expenses.

Outstanding Notes	We sold the outstanding notes to Banc of America Securities LLC, BNP Paribas Securities Corp., and Fleet Securities, Inc., or the “initial purchasers,” on May 14, 2002. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreement	In connection with the sale of the outstanding notes, we have agreed to:

• file a registration statement within 60 days after the issue date of the outstanding notes enabling the holders of the outstanding notes to exchange the notes for publicly registered exchange notes with substantially identical terms;

• use our best efforts to cause the registration statement to become effective within 150 days after the issue date of the outstanding notes;

• consummate the exchange offer within 30 business days after the effective date of the registration statement for the exchange notes;

• file a shelf registration statement for the resale of the outstanding notes if we cannot effect an exchange offer and in certain other circumstances;

• use our best efforts to cause the shelf registration statement to be declared effective; and

• keep the shelf registration statement effective until the time when the notes can be sold pursuant to Rule 144 under the Securities Act.

If we do not comply with certain of our obligations under the registration rights agreement, we have agreed to pay liquidated damages. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement, which rights generally terminate upon completion of the exchange offer. The outstanding notes will be eligible for trading in The PORTAL Market®. See “Description of the Notes — Registration Rights; Liquidated Damages.”

The Exchange Offer

Securities Offered	$200.0 million aggregate principal amount of 11% senior subordinated notes due 2012.

Exchange Offer	We are offering to exchange $1,000 principal amount of our 11% senior subordinated notes due 2012, which have been registered under the Securities Act, for each $1,000 principal amount of our currently outstanding 11% senior subordinated notes due 2012. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 9, 2002. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

• the exchange notes bear a different CUSIP number than the outstanding notes; and

• the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Transferability of Exchange Notes	We believe you will be able to freely transfer the exchange notes without registration or any prospectus delivery requirement so long as you may accurately make the representations listed under “The Exchange Offer — Transferability of the Exchange Notes.” If you are a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 9, 2002, which is the expiration date, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which we may waive.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to us that, among other things:

• you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;

• neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

• neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

• neither you nor any person or entity receiving the related exchange notes is an “affiliate” of Giant Industries, Inc. or the subsidiary guarantors, as the term “affiliate” is defined under Rule 405 of the Securities Act; and

• you are not acting on behalf of any person or entity that could not truthfully make these statements.

See “The Exchange Offer — Procedures for Tendering Outstanding Notes” and “Plan of Distribution.”

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Because the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer — Effect of Not Tendering.”

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from May 14, 2002. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	You may withdraw tenders at any time prior to 5:00 p.m., New York City time, on the expiration date pursuant to the procedures described under “The Exchange Offer — Withdrawals of Tenders.”

Federal Tax Consequences	There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See “Certain Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York.

The Exchange Notes

      The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Giant Industries, Inc.

Securities Offered	$200.0 million in principal amount of 11% senior subordinated notes due 2012.

Maturity Date	May 15, 2012.

Interest	Annual Rate: 11%

Payment frequency: every 6 months on May 15 and November 15.

First payment: November 15, 2002.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of our existing and future domestic restricted subsidiaries.

Ranking	The exchange notes and the guarantees will be unsecured senior subordinated obligations of Giant and each guarantor, respectively. Accordingly, they will rank:

• behind all existing and future senior debt of Giant and each guarantor, respectively, including our new senior secured credit facilities;

• equally with all existing and future unsecured senior subordinated debt of Giant and each guarantor, respectively, including our $150.0 million principal amount of 9% senior subordinated notes due 2007; and

• ahead of any future debt of Giant and each guarantor, respectively, that expressly provides that it is subordinated to the exchange notes.

Assuming we had completed the Yorktown acquisition and the related financing transactions on March 31, 2002, we would have had $435.5 million of indebtedness outstanding, $91.4 million of which would have been senior debt.

Optional Redemption	We may redeem the exchange notes, in whole or in part, on or after May 15, 2007, at the redemption prices described in this prospectus, plus accrued and unpaid interest. At any time before May 15, 2007, we may redeem the exchange notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued interest to the redemption date.

In addition, on or before May 15, 2005, we may redeem up to 35% of the aggregate principal amount of the exchange notes at the redemption price described in this prospectus with the net cash proceeds from certain equity offerings. We may only make such redemptions, however, if at least 65% of the aggregate principal amount of the exchange notes remains outstanding after each such redemption. See “Description of the Exchange Notes — Optional Redemption.”

Certain Covenants	The covenants contained in our indenture, among other things, limit our ability, and the ability of our restricted subsidiaries, to:

• borrow money or sell preferred stock;

• create liens;

• pay dividends, or redeem or repurchase our stock or prepay indebtedness that is pari passu with, or subordinated in right of payment to, the exchange notes;

• make certain types of investments;

• sell stock in our restricted subsidiaries;

• restrict dividends and other payments from our subsidiaries to us;

• enter into transactions with affiliates; and

• sell assets or merge with other companies.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Exchange Notes.”

Absence of a Public Market for the Exchange Notes	We do not intend to list the exchange notes on any securities exchange.

      You should carefully consider all of the information contained in this prospectus, including the discussion under the caption “Risk Factors” regarding specific risks involved in an investment in the notes.

Summary Historical and Unaudited Pro Forma Financial and Other Data

      The following table summarizes our financial information and sets forth certain pro forma information after giving effect to the Yorktown acquisition and the related financing transactions. The summary historical statement of earnings and balance sheet data presented below for each of the years ended December 31, 2001, 2000, 1999, 1998 and 1997 has been derived from our audited financial statements. The historical information for the three months ended March 31, 2002 and 2001 is unaudited. The unaudited information is taken from unaudited financial statements that include all adjustments, which are only of a normal recurring nature, which we consider necessary for a fair presentation of the results of operations for these periods. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002.

      The pro forma statement of earnings data for the year ended December 31, 2001 and the three months ended March 31, 2002 gives effect to the Yorktown acquisition and the related financing transactions, as if they had occurred on January 1, 2001. The pro forma balance sheet data as of March 31, 2002 gives effect to the Yorktown acquisition and the related financing transactions, as if they had occurred on March 31, 2002. The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the Yorktown acquisition and the related financing transactions been consummated on January 1, 2001 or March 31, 2002, as the case may be, or that may be achieved in the future. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the pro forma financial statements and related notes thereto, our historical financial statements and related notes thereto, and the historical financial statements of the Yorktown refinery business and related notes thereto included in this prospectus.

	Year Ended December 31,						Three Months Ended March 31,

	Pro Forma	Historical					Pro Forma	Historical
	Combined						Combined
	2001	2001	2000	1999	1998	1997	2002	2002	2001

	(dollars in thousands)
Statement of Earnings Data:
Net revenues:
Refining Group	$1,146,326	$450,226	$518,172	$388,300	$312,632	$428,688	$217,418	$82,718	$111,190
Retail Group	390,379	390,379	421,339	338,565	273,651	216,858	76,215	76,215	93,543
Phoenix Fuel	391,172	391,172	443,224	272,685	196,511	136,543	75,784	75,784	109,608
Other	244	244	367	677	528	427	50	50	72
Intersegment(a)	(263,342)	(263,342)	(308,740)	(217,544)	(140,818)	(125,238)	(46,371)	(46,371)	(63,201)

Consolidated total net revenues	1,664,779	968,679	1,074,362	782,683	642,504	657,278	323,096	188,396	251,212

Cost of products sold	1,327,014	738,514	859,001	568,005	464,936	487,748	268,339	141,839	200,502

Gross margin	337,765	230,165	215,361	214,678	177,568	169,530	54,757	46,557	50,710

Operating expenses	173,660	114,260	122,650	115,599	103,207	85,177	39,511	26,411	28,848
Depreciation and amortization	41,875	33,875	33,579	31,129	29,166	23,991	10,771	8,771	8,113
Selling, general and administrative expenses	40,064	27,864	25,373	28,166	25,288	19,256	7,997	5,197	6,583
Loss on the disposal/ write-down of assets	6,212	6,212	—	2,387	—	—	30	30	139
Allowance for related party note and interest receivable	5,409	5,409	—	—	—	—	—	—	—

Operating income (loss)	70,545	42,545	33,759	37,397	19,907	41,106	(3,552)	6,148	7,027

Interest expense	(44,698)	(24,098)	(24,411)	(23,417)	(25,464)	(18,139)	(11,136)	(6,003)	(6,043)
Interest and investment income	1,661	1,661	1,989	2,476	1,831	2,133	64	64	563

Earnings (loss) before income taxes	27,508	20,108	11,337	16,456	(3,726)	25,100	(14,624)	209	1,547

Provision (benefit) for income taxes	10,627	7,727	4,048	5,678	(1,509)	9,806	(5,633)	86	597

Net earnings (loss)	$16,881	$12,381	$7,289	$10,778	$(2,217)	$15,294	$(8,991)	$123	$950

	Year Ended December 31,												Three Months Ended March 31,

	Pro Forma		Historical										Pro Forma	Historical
	Combined												Combined
	2001		2001		2000		1999		1998		1997		2002	2002		2001

	(dollars in thousands, except per share and operating data)
Balance Sheet Data (at end of period):
Total assets	—		$507,174		$528,565		$546,799		$527,414		$535,371		$714,747	$506,567		$514,794
Total long-term debt (net of current portion)	—		256,749		258,009		258,272		282,484		275,557		435,441	256,741		257,997
Total stockholders’ equity	—		136,410		127,703		132,462		127,702		133,467		136,233	136,533		128,653
Other Data:
Net cash provided (used) by operating activities	69,256		65,256		29,492		59,799		26,892		31,292		16,038	(2,562)		7,777
Capital expenditures	61,256		57,056		22,455		46,361		60,320		35,752		3,432	2,332		2,222
EBITDA(b)	127,343		91,343		67,338		63,805		57,464		67,982		3,949	11,648		15,279
Adjusted EBITDA(c)	145,343												4,449
Ratio of earnings to fixed charges(d)	1.57	x	1.73	x	1.39	x	1.57	x	0.86	x	2.23	x	—	1.03	x	1.22	x
Operating Data(e):
Refining Group:
Crude oil/ NGL/residual feedstock throughput (bpd)	88,645		33,167		35,359		38,360		38,158		40,183		89,758	33,785		33,417
Refinery sourced sales barrels (bpd)	94,685		32,025		34,287		37,368		37,898		39,037		87,764	31,161		30,651
Average crude oil costs ($/bbl)	n/a		$25.00		$29.26		$17.64		$14.29		$20.60		n/a	$18.90		$27.90
Refining margins ($/bbl)	$6.39		$9.69		$7.63		$6.89		$4.83		$6.39		$3.65	$7.36		$8.23
Retail Group:
Fuel gallons sold (in thousands)	212,116		212,116		234,823		239,864		209,325		144,653		48,237	48,237		51,358
Fuel margins ($/gal)	$0.1618		$0.1618		$0.1603		$0.1717		$0.1950		$0.1990		$0.1307	$0.1307		$0.1515
Merchandise sales	$144,531		$144,531		$138,544		$118,894		$102,827		$74,983		$32,837	$32,837		$32,826
Merchandise margins	28.7%		28.7%		29.0%		28.9%		31.0%		31.0%		27.7%	27.7%		30.2%
Number of operating units at end of period(f)	151		151		180		173		167		149		150	150		171
Phoenix Fuel:
Fuel gallons sold (in thousands)	394,158		394,158		424,290		351,949		314,763		172,121		92,471	92,471		104,920
Fuel margins ($/gal)	$0.0498		$0.0498		$0.0524		$0.0644		$0.0670		$0.0750		$0.0520	$0.0520		$0.0494
Lubricant sales	$22,347		$22,347		$24,210		$22,067		$22,517		$12,923		$5,387	$5,387		$5,053
Lubricant margins	16.6%		16.6%		16.4%		15.2%		14.0%		14.0%		16.5%	16.5%		18.3%

(a)	The intersegment sales elimination represents intercompany transactions primarily from the Refining Group to the Retail Group, the Refining Group to Phoenix Fuel, and Phoenix Fuel to the Retail Group. The following table is a summary of intersegment sales for the years indicated:

						Three Months
						Ended
	Year Ended December 31,					March 31,

	2001	2000	1999	1998	1997	2002	2001

	(dollars in thousands)
Intersegment sales:
Refining Group	$183,217	$228,488	$197,760	$131,599	$118,748	$34,065	$42,188
Retail Group	—	—	—	1,876	1,994	—	—
Phoenix Fuel	80,125	80,252	19,784	7,343	4,496	12,306	21,013

Total	$263,342	$308,740	$217,544	$140,818	$125,238	$46,371	$63,201

(b)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and certain non-cash charges. During 2001 non-cash charges for Giant consisted of the loss on the disposal or write-down of assets for $6.2 million, an allowance for a related party note and interest receivable for $5.4 million, and a $3.3 million adjustment for the lower of cost or market inventory write-downs, which is included in cost of products sold. During 1999, non-cash items consisted of a $2.4 million charge for the loss on the disposal or write-down of assets and a $7.1 million gain for a lower of cost or market inventory adjustment included in cost of products sold. EBITDA excluded non-cash charges for the lower of cost or market inventory write-downs of $8.4 million for 1998 and $2.9 million for 1997, which were included in cost of products sold. During the first quarter of 2002, non-cash items consisted of a $3.3 million gain for a lower of cost or market inventory adjustment, which is included in cost of products sold, and the loss on the disposal or write-down of assets of $30,000. During the first quarter of 2001, non-cash items consisted of the loss on the disposal or write-down of assets of $139,000. Adjusted EBITDA and pro forma EBITDA are presented net of $19.9 million of corporate expenses for 2001, $17.0 million for 2000, $19.9 million for 1999, $18.1 million for 1998, and $14.6 million for 1997.

The calculation of EBITDA is not based on U.S. GAAP, and you should not consider it as an alternative to net earnings or cash flows from operating activities (which are determined in accordance with U.S. GAAP), as an indicator of operating performance or as a measure of liquidity. EBITDA may not be comparable to similarly titled measures used by other entities.

(c)	Adjusted EBITDA is defined as EBITDA plus certain unusual items regarding the Yorktown refinery. We believe it is another useful tool for analyzing our ability to service debt. EBITDA reconciles to adjusted EBITDA as follows:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2001	2002

	(dollars in	(dollars in
	thousands)	thousands)
EBITDA	$127,343	$3,949
Unusual repair expenses due to a 2001 fire at Yorktown	13,300
Estimated savings in the Yorktown refinery corporate overhead allocation	4,700	500

Adjusted EBITDA	$145,343	$4,449

BP was self-insured with respect to the Yorktown refinery. We obtained insurance coverage for the Yorktown refinery at a cost of $2.4 million for the first six months of coverage.

(d)	The ratio of earnings to fixed charges is computed by dividing (i) earnings before income taxes plus fixed charges minus capitalized interest by (ii) fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issue costs, capitalized interest and the estimated interest component (one-third) of rental and lease expense. Earnings were insufficient to cover fixed charges by $14.6 million on a pro forma combined basis for the three months ended March 31, 2002 and by $4.1 million for the year ended December 31, 1998.

(e)	Operating data includes the operations of various Retail Group acquisitions in 1997 and 1998 and the acquisition of Phoenix Fuel in 1997.

(f)	At the end of 2001, the number of retail operating units included 149 service stations, the travel center, and one restaurant.

RISK FACTORS

      You should carefully consider the following risks and all of the information set forth in this prospectus before participating in the exchange offer.

Risks Relating to the Exchange Notes

If you do not properly tender your outstanding notes, your ability to transfer the outstanding notes will be adversely affected.

      We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

We have a substantial amount of debt that could adversely affect our operations.

      We have a substantial amount of debt. At March 31, 2002, as adjusted to give effect to the Yorktown acquisition and the related financing transactions as if they had occurred on that date, our total debt would have been $435.5 million and stockholders’ equity would have been $136.2 million. In addition, we would have had $52.1 million of availability under our new senior secured revolving credit facility (subject to our borrowing base). Our high degree of leverage may have important consequences to you. Among other things, it may:

•	limit our ability to use our cash flow, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	require a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions and, to the extent of our outstanding debt under our senior credit facilities, the impact of increases in interest rates.

      We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds under our new senior secured revolving credit facility in amounts sufficient to enable us to service our debt, including the 9% senior subordinated notes and the exchange notes offered hereby, or meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, due to borrowing base restrictions or otherwise, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt, including the exchange notes, or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. In addition, our ability to incur additional debt will be restricted under the covenants contained in our senior credit facilities and our senior subordinated note indentures.

Your right to receive payments on the exchange notes and the subsidiary guarantees may be adversely affected by the rights of the holders of our and the subsidiary guarantors’ senior debt.

      The exchange notes will be general unsecured senior subordinated obligations of us and our subsidiary guarantors, junior to all senior debt and effectively junior to any secured debt that we and our subsidiary guarantors have or may have in the future. Assuming we had completed the Yorktown acquisition and the related financing transactions on March 31, 2002, we would have had $435.5 million of indebtedness outstanding, $91.4 million of which would have been senior debt. If we default in the payment of principal or interest with respect to any senior debt, you will not receive any amounts owing on the exchange notes unless and until we have cured the default or our senior lenders have waived it. In addition, if any default occurs that permits the acceleration of the payment of designated senior debt where notice of the default has been given to us, you will not receive any payment with respect to any amounts owing on the exchange notes for up to 179 days unless and until we have cured the default or the senior lenders have waived it.

      In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our or our subsidiaries’ assets, whether voluntary or involuntary, the holders of our and our subsidiaries guarantors’ senior debt will be entitled to receive payment before we can make any payment with respect to the exchange notes or the subsidiary guarantees. If any of the foregoing events occurs, we cannot assure you that we or our subsidiary guarantors will have sufficient assets to pay amounts due on our and our subsidiary guarantors’ senior debt, the exchange notes and the subsidiary guarantees. As a result, you may receive less, ratably, than the holders of senior debt and other creditors, or recover nothing, if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

      The indenture governing the exchange notes and the indenture governing our 9% senior subordinated notes contain covenants that restrict, among other things, our ability to:

•	pay dividends and make other distributions with respect to our capital stock, purchase, redeem or retire our capital stock, prepay pari passu or subordinated debt, and make investments;

•	incur additional debt and issue preferred stock;

•	enter into asset sales;

•	enter into transactions with affiliates;

•	incur liens to secure debt;

•	engage in certain business activities; and

•	engage in mergers or consolidations.

      In addition, our new senior secured credit facilities contain other and more restrictive covenants. We also must comply with specified financial covenants in our senior secured credit facilities, including maintaining compliance with specified levels of total leverage and senior leverage, fixed charge coverages and consolidated tangible net worth. Some of these financial ratios become more restrictive over the life of the facilities. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants. Our failure to comply with those financial covenants or to comply with the other restrictions contained in our senior credit facilities could result in a default, which could cause that debt (and by reason of cross-default provisions, debt under our indentures and other debt) to become immediately due and payable. If we are unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that debt. If those lenders accelerate the payment of the senior secured credit facilities, we cannot assure you that our assets would be sufficient to pay that debt and other debt, including the exchange notes.

The exchange notes and guarantees may not be enforceable because of fraudulent conveyance laws.

      Our incurrence of debt, such as the exchange notes, may be subject to review under United States federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of any of our or the guarantors’ unpaid creditors. Under these laws, if a court were to find that, at the time Giant or a guarantor incurred debt, including debt represented by the exchange notes or a guarantee, Giant or a guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and:

•	was insolvent or was rendered insolvent by reason of the acquisition and related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they matured;

then the court could void the exchange notes or the guarantee or subordinate the amounts owing under the exchange notes or the guarantee to our presently existing or future debt or take other actions detrimental to you.

      In addition, the subsidiary guarantors may be subject to the allegation that because they incurred their guarantees for Giant’s benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the proceeding. Generally, a company is considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

      If the exchange notes or any guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Giant or any guarantor whose obligation was not set aside or found to be unenforceable.

We may not be able to finance a change of control offer as required by the indenture, which would result in defaults under our indenture and our credit facilities.

      Upon a change of control under the indenture, we will be required to offer to repurchase all of the exchange notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date. Because the events that constitute a change of control under the indenture also constitute a change of control under the indenture that governs our 9% senior subordinated notes, we also would be required to offer to repurchase all of our 9% senior subordinated notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest to the repurchase date. Prior to repurchasing any of the exchange notes or any of our 9% senior subordinated notes, we must either repay all of our senior debt (including debt under our senior secured credit facilities) or obtain the required consents from the holders of our senior debt to allow us to repurchase the exchange notes. In such circumstances, we cannot assure you that we would have the financial resources available to repay all of our senior debt and any other debt that would become payable upon a change of control and to repurchase all of the exchange notes at the required premium, which would constitute an event of default under our indentures and, accordingly, under our senior credit facilities.

An active public market may not develop for the exchange notes, which may hinder your ability to sell your investment.

      The exchange notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. We cannot assure you that an active trading market will develop for the exchange notes.

      In addition, the liquidity of the trading market for the exchange notes, if any, and the market price quoted for the exchange notes may be adversely affected by changes in interest rates in the market for high yield securities and by changes in our financial performance or prospects, as well as by declines in the prices of securities, or the financial performance or prospects of similar companies.

Risks Relating to the Yorktown Acquisition

Integrating our operations with the Yorktown refinery may strain our resources.

      The significant expansion of our business and operations, both in terms of geography and magnitude, resulting from the Yorktown acquisition may strain our administrative, operational and financial resources. Integrating the Yorktown refinery, which is more than 2,000 miles away from our other operations, will require the dedication of management resources that may temporarily detract attention from our other day-to-day business operations. These types of demands and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to manage the combined operations and assets effectively or realize any of the anticipated benefits of the Yorktown acquisition.

As a result of the Yorktown acquisition, we will have operations with which we have limited operational experience.

      Prior to the Yorktown acquisition, we did not own a refinery on the East Coast of the United States. We have no prior experience with local regulatory issues, with purchasing crude oil on the world market, with arranging for waterborne transportation of incoming crude oil or with East Coast refined product marketing and transportation. We will therefore be heavily dependent on the key management personnel we have retained at the Yorktown refinery with respect to their experience in and knowledge of these issues and upon the transitional agreements with BP to supply 100% of our feedstock needs and purchase unsold amounts of our refined product outputs.

We have assumed liabilities in connection with the Yorktown acquisition and we may face significant exposure to unknown liabilities for which we have not obtained indemnification from BP.

      We have assumed certain liabilities and obligations in connection with our purchase of the Yorktown refinery. These assumed liabilities include, subject to certain exceptions, all obligations and liabilities under health, safety and environmental laws caused by, arising from, incurred in connection with or relating in any way to the ownership of the Yorktown refinery or its operation. We have agreed to indemnify BP against losses of any kind incurred in connection with or related to the liabilities and obligations we have assumed. We only have limited indemnification rights against BP.

      In particular, we assumed BP’s responsibilities and liabilities under a consent decree, dated August 29, 2001, among the United States, BP Exploration and Oil Co., Amoco Oil Company, and Atlantic Richfield Company. The consent decree requires the Yorktown refinery, among other things, to reduce NOx, SO2 and particulate matter emissions and to upgrade the refinery’s leak detection and repair program. We estimate, and considered in our purchase price for the Yorktown refinery, that we will incur capital expenditures of approximately $20 to $27 million to comply with the consent decree over a period of approximately five years, although we believe we will incur most of these expenses in 2006. In addition, we estimate that we will incur operating expenses associated with the requirements of the consent decree of approximately $1.7 to $2.7 million per year.

Risks Relating to Our Business

If we are unable to maintain an adequate supply of feedstocks at our Ciniza and Bloomfield refineries, our operating results may be adversely affected.

      Our Ciniza and Bloomfield refineries primarily process a mixture of high gravity, low sulfur crude oil, condensate, and natural gas liquids. The locally produced, high quality crude oil known as Four Corners Sweet is the primary feedstock for these refineries.

      These refineries continue to be affected by reduced crude oil production in the Four Corners area. The Four Corners basin is a mature production area and accordingly is subject to natural decline in production over time. In the past, this natural decline has been offset to some extent by new drilling, field workovers, and secondary recovery projects, which resulted in additional production from existing reserves. Many of these projects were cut back, however, when crude oil prices declined dramatically in 1998. Although crude oil prices have recovered from 1998 levels, a lower than anticipated allocation of capital to Four Corners basin production activities has resulted in greater than anticipated net declines in production.

      As a result of the declining production of crude oil in the Four Corners area since 1997, we have not been able to cost-effectively obtain sufficient amounts of crude oil to operate our Four Corners refineries at full capacity. Our utilization rates declined from 92% in 1997 to 73% in 2001. Our current projections of Four Corners crude oil production indicate that our crude oil demand will exceed the crude oil supply that is available from local sources for the foreseeable future. We expect to operate our Ciniza and Bloomfield refineries at lower levels than we would otherwise schedule as a result of shortfalls in Four Corners crude oil production. Because a large portion of our refinery costs are fixed, a decrease in utilization could significantly affect our profitability.

      We continue to evaluate supplemental feedstock alternatives for our Four Corners refineries on both a short-term and long-term basis. We have not, however, identified any significant, cost effective crude oil feedstock alternatives to date. Whether or not supplemental feedstocks are used at our refineries depends on a number of factors. These factors include, among other things, the availability of supplemental feedstocks, the cost involved, the quantities required, the quality of the feedstocks, the demand for finished products, and the selling prices of finished products.

      We also are assessing other long-term options to address the continuing decline in Four Corners crude oil production. The options we are considering include: (a) encouraging, and occasionally sponsoring, exploration and production activities in the Four Corners area; and (b) examining other potentially economic raw material sources, such as crude oil produced outside the Four Corners area.

      We cannot assure you that Four Corners crude oil supply for our Ciniza and Bloomfield refineries will continue to be available at all or on acceptable terms. Any significant, long-term interruption or decline in Four Corners crude oil supply, either by reduced production or significant long-term interruption of crude oil transportation systems, would have an adverse effect on our Four Corners refinery operations and on our overall operations.

      We have a 239-mile pipeline system for gathering and delivering crude oil to our refineries and a 13-mile pipeline for natural gas liquids. If we are unable to use either the crude oil pipeline system or the natural gas liquids pipeline, this could have a material adverse effect on our business, financial condition or results of operation.

The volatility of crude oil prices and refined product prices may adversely affect our business, financial condition and operating results.

      Our cash flow from operations depends primarily on producing and selling quantities of refined products at refinery margins sufficient to cover fixed and variable expenses. In recent years, crude oil costs and prices of refined products have fluctuated substantially. These costs and prices depend on numerous factors beyond our control, including, among other things:

•	the demand for crude oil, gasoline and other refined products;

•	changes in the economy;

•	changes in the level of foreign and domestic production of crude oil and refined products;

•	worldwide political conditions;

•	availability of crude oil and refined product imports;

•	the marketing of alternative and competing fuels;

•	the extent of government regulations; and

•	local factors, including market conditions, pipeline capacity, and the level of operations of other refineries in our markets.

      Our crude oil requirements are supplied from sources that include major oil companies, large independent producers, and smaller local producers. In general, crude oil supply contracts are relatively short-term contracts with market-responsive pricing provisions. During 2001, we obtained approximately 24% of our Four Corners refineries’ crude oil supply pursuant to a contract with Exxon Mobil and approximately 15% of our Four Corners refineries’ crude oil supply pursuant to a contract with Texaco Exploration and Production, Inc., each of which is negotiated annually. An increase in crude oil prices would adversely affect our operating margins if we cannot pass along the increased cost of raw materials to our customers.

      Our sale prices for refined products are influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. The timing of the relative movement of the prices, however, as well as the overall change in product prices, could reduce profit margins and could have a significant impact on our refining and marketing operations and our earnings and cash flows. In addition, we maintain inventories of crude oil, intermediate products, and refined products, the values of which are subject to rapid fluctuation in market prices. We purchase our refinery feedstocks prior to selling the refined products manufactured. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products from these feedstocks could have a significant effect on our operating results.

Our industry is highly competitive, and we may not be able to compete effectively against larger competitors with greater resources.

      Our industry is highly competitive. Many of our competitors are large, integrated oil companies which, because of their more diverse operations, larger refineries, stronger capitalization and better brand name recognition, may be better able than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale and retail levels. Because some of our competitors’ refineries are larger and more efficient than our refineries, many of our competitors’ refineries have lower per barrel crude oil refinery processing costs. See “Business — Competitive Conditions.”

The completion of certain pipeline projects could result in increased competition by increasing the amount of refined products available in the Albuquerque, El Paso, Tucson, and Phoenix market areas and other market areas.

      We are aware of a number of actions, proposals or industry discussions regarding product pipeline projects that could impact portions of our marketing areas. One of these projects is the potential conversion and extension of the existing Texas-New Mexico crude oil pipeline to transport refined products from West Texas to New Mexico, including Albuquerque, New Mexico and potentially Bloomfield, New Mexico. Another potential project would take product on to Salt Lake City, Utah. Previously, these two projects were referred to as the Aspen Pipeline. In addition, various actions have been undertaken to increase the supply of refined products to El Paso, Texas, which is connected by the Chevron pipeline to the Albuquerque, New

Mexico area to the north and by the Kinder-Morgan pipeline to the Phoenix and Tucson, Arizona markets to the west. The completion of some or all of these projects, including the Longhorn Pipeline that runs from Houston to El Paso, Texas, could result in increased competition by increasing the amount of refined products potentially available in these markets, as well as improving competitor access to these areas.

Any significant interruptions in the operations of any of our refineries could materially and adversely affect our business, financial condition and operating results.

      Our refining activities are conducted at our two refinery locations in New Mexico and the Yorktown refinery in Virginia. The refineries constitute a significant portion of our operating assets, and our two New Mexico refineries supply a significant portion of our retail operations. As a result, our operations would be subject to significant interruption if any of the refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. In 2001, the Yorktown refinery experienced a fire that damaged certain equipment, including its catalytic reformer, which resulted in an interruption in its operations. In addition, in 2002, the Yorktown refinery suspended operations for a portion of its operating units due to an unplanned power interruption. The Yorktown refinery’s operating expenses for 2001 included $13.3 million for the costs to repair certain equipment damaged by the fire. If any of the refineries were to experience an interruption in supply or operations, our business, financial condition and operating results could be materially and adversely affected.

Our operations are subject to various hazards that are not fully insured.

      Our operations are subject to normal hazards of operations, including fire, explosion and weather-related perils. We maintain various insurance coverages, including business interruption insurance, subject to certain deductibles and consistent with standard practices for comparable companies. We are not fully insured against certain risks because such risks are not fully insurable, coverage is unavailable or premium costs, in our judgment, do not justify the expenditures. Any such event that causes a loss for which we are not fully insured could have a material and adverse effect on our business, financial condition and operating results.

Compliance with various regulatory and environmental laws and regulations could increase the cost of operating our business.

      Our operations are subject to a variety of federal, state and local environmental, health and safety laws and regulations governing the discharge of pollutants into the soil, air and water, product specifications, and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials. Violations of such laws and regulations can lead to substantial fines and penalties. Also, these laws and regulations have become, and are becoming, increasingly stringent. Moreover, we cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed, or how existing or future laws or regulations will be administered or interpreted, with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could require us to make substantial expenditures for, among other things, the installation and operation of refinery equipment, pollution control systems and other equipment we do not currently possess, or the acquisition or modification of permits applicable to our activities.

      The federal Environmental Protection Agency, or “EPA,” has issued a rule pursuant to the Clean Air Act that requires refiners to reduce the sulfur content of gasoline and diesel fuel. Regulations that will be applicable to our Four Corners refineries require us to meet the ultra low sulfur, or “Tier 2,” gasoline standards by January 2007 and the ultra low sulfur diesel, or “ULSD,” standards by July 2006. The rule contains provisions that, under certain circumstances, extend the compliance deadlines, and we believe that we qualify for an extension of the Tier 2 gasoline standard until December 2008. We anticipate that we will spend approximately $3.5 million to purchase and install the equipment to produce gasoline that meets the revised standards, most of which we expect to incur in 2006. In addition, we anticipate that we will spend approximately $15 million to purchase and install the equipment to produce diesel that meets the ULSD standards, most of which we expect to incur in 2005 and 2006.

      The Yorktown refinery is also subject to the Tier 2 gasoline and the ULSD standards, and it has to meet these standards by January 2004 and July 2006, respectively. We anticipate that we will spend approximately $40 million to purchase and install the equipment necessary to produce Tier 2 gasoline at the Yorktown refinery, and project that we will incur these expenditures half in 2003 and half in 2004. We also anticipate that we will spend approximately $15 million to purchase and install the equipment necessary to produce ULSD by 2006, and project that we will incur these expenditures half in 2005 and half in 2006.

      There are a number of factors that could affect the cost to comply with the Tier 2 and ULSD standards. The regulations affect the entire industry, so contract engineering and construction companies will be busy and may charge a premium for their services. Moreover, detailed engineering for the Yorktown refinery is not yet completed, and this refinery may have some unusual circumstances that could be costly to correct. Also, the relatively short time left to comply might result in increased costs to expedite ordering for otherwise long delivery items or added overtime by contractors to meet the implementation schedule.

      The implementation schedule for achieving the Tier 2 and ULSD requirements at the Yorktown refinery is tight. We believe that BP identified a reasonable plan for achieving these requirements, but made little actual progress in implementing this plan. Although we still believe it will be possible to complete the Tier 2 and ULSD projects in a timely manner, we cannot assure you of this. Any failure to complete either of these projects by the applicable deadlines could result in a reduction of the quantity of gasoline and diesel fuel available for sale, and an increase of the quantity of components not subject to the requirements, such as heating oil, available for sale, which would likely reduce refining earnings.

      Also, applicable laws and regulations govern the investigation and remediation of contamination at our current and former properties, as well as at third-party sites to which we sent wastes for disposal. We may be held liable for contamination existing at current or former properties, notwithstanding that a prior operator of the site, or other third party, caused the contamination. We may be held responsible for costs associated with cleaning up contamination at third-party disposal sites, notwithstanding that the original disposal activities accorded with all then applicable regulatory requirements. We are currently engaged in several such remediation projects.

      Moreover, we face significant exposure from actual or potential claims and lawsuits, brought by either governmental authorities or private parties, alleging non-compliance with environmental, health and safety laws and regulations, or property damage or personal injury caused by the environmental, health or safety impacts of our operations or of historic contamination. Governmental authorities may also impose penalties and fines for alleged violations of environmental laws and regulations. For instance, in June 2001, the New Mexico Environment Department, or “NMED,” issued four compliance orders to us in connection with alleged violations of air regulations at the Ciniza and Bloomfield refineries. These alleged violations were discovered pursuant to NMED inspections in 1999 and 2000. The Company settled the orders in the first quarter of 2002 by paying an aggregate penalty of $135,000. In addition, we received a draft compliance order from NMED in June 2002 in connection with five alleged violations of air quality regulations at the Ciniza refinery. These alleged violations relate to an inspection completed in April 2001. Potential penalties could be as high as $564,000. We expect to provide information to NMED that may result in the modification or dismissal of some of the alleged violations and reductions in the amount of the potential penalties.

      Future expenditures related to compliance with environmental, health and safety laws and regulations, the investigation and remediation of contamination, and the defense or settlement of governmental enforcement actions or private-party claims cannot be reasonably quantified in many circumstances for various reasons, including the speculative nature of remediation and clean-up cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses which may be available to us, and changing environmental laws, regulations and their respective interpretations. We cannot assure you that compliance with such laws or regulations, such investigations or cleanups, or such enforcement proceedings or private-party claims will not have a material adverse effect on our business, financial condition or results of operation.

Our operations are inherently subject to discharges or other releases of petroleum or hazardous substances for which we may face significant liabilities.

      Our operations, as with others in the businesses in which we operate, are inherently subject to spills, discharges or other releases of petroleum or hazardous substances that may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. Spills, discharges or other releases of contaminants have occurred from time to time during the normal course of our operations, including releases associated with our refineries, pipeline and trucking operations, as well as releases at gasoline service stations and other petroleum product distribution facilities we have operated and are operating. We cannot assure you that additional spills, discharges and other releases will not occur in the future, that future action will not be taken in connection with past incidents (including at the Yorktown refinery), that governmental agencies will not assess penalties against us in connection with any past or future discharges or incidents, or that third parties will not assert claims against us for damages allegedly arising out of any such past or future discharges or incidents.

Terrorist attacks and threats or actual war may negatively impact our business, financial condition and results of operations.

      Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control. Recent terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers, may adversely impact our operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to us, decreased sales of our products and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets (which could include refineries such as ours) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our products, and an adverse impact on the margins from our refining and marketing operations. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any or a combination of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

      In particular, our Phoenix Fuel operations have been affected by the events of September 11, 2001 due to reduced demand by our customers, particularly in the mining and construction industries whose businesses were adversely affected by those events. Phoenix Fuel also has been affected by an economic downturn in its major markets. The combination of the events of September 11, 2001 and the economic downturn has resulted in reduced demand for finished products and lubricants, as well as having a negative impact on finished product margins.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

      On May 14, 2002, we issued and sold the outstanding notes. The net proceeds from the sale of the outstanding notes, after deducting the discount paid to the initial purchasers and offering expenses, were approximately $187.4 million. We have used the proceeds of the sale of the outstanding notes, together with cash on hand and borrowings under our new senior secured credit facilities, to acquire the Yorktown refinery and associated inventory, to redeem all $100.0 million of our 9 3/4% notes, and to pay related transaction fees and expenses.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2002 both on an actual basis and as adjusted to give effect to the Yorktown acquisition and the related financing transactions.

      You should read this table in conjunction with “Use of Proceeds,” “Pro Forma Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Debt,” the financial statements and related notes, and other financial information included elsewhere in this prospectus.

	As of March 31, 2002

	Actual	As Adjusted

	(dollars in millions)
Cash and cash equivalents	$9.7	$2.7

Long-term debt (including current maturities):
New senior secured revolving credit facility(a)	$—	$44.6
New senior secured mortgage loan facility	—	40.0
Capital leases and other debt	6.8	6.8
9 3/4% senior subordinated notes due 2003.	100.0	—
9% senior subordinated notes due 2007.	150.0	150.0
Notes offered hereby	—	194.1

Total long-term debt (including current maturities)	$256.8	$435.5

Stockholders’ equity	$136.5	$136.2	(b)

Total capitalization	$393.3	$571.7

(a)	Reflects initial borrowings under our $100.0 million new senior secured revolving credit facility. Availability under this facility will be governed by a borrowing base and will be reduced by outstanding letters of credit. At March 31, 2002, on a pro forma basis, our borrowing base would have been approximately $100.0 million and we would have had $44.6 million of borrowings and $3.3 million of letters of credit outstanding. See “Description of Other Debt — New Senior Secured Revolving Credit Facility.”

(b)	Reflects the write-off of the remaining debt issuance costs associated with the 9 3/4% notes.

PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma combined condensed balance sheets give effect to the following events as if each had occurred on March 31, 2002 and the following unaudited pro forma combined condensed statements of operations gives effect to the following events as if each had occurred on January 1, 2001:

•	the Yorktown acquisition;

•	the offering of the Notes;

•	borrowings of $44.6 million under our new senior secured revolving credit facility;

•	borrowings of $40.0 million under our new senior secured mortgage loan facility; and

•	the application of the proceeds from the above financings together with cash on hand to make the Yorktown acquisition, redeem in full our 9 3/4% notes, and pay related transaction fees and expenses.

      The Yorktown acquisition will be accounted for using the purchase method of accounting. The estimates of the fair value of the Yorktown refinery assets and related liabilities are based on preliminary estimates. These estimates will be updated based on valuations with respect to inventories, property, plant and equipment, intangible assets and certain assumed liabilities, and may change from the amounts shown.

      The unaudited pro forma combined condensed financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the future financial position or future results of the combined operations or of the financial position or the results of operations that would have actually occurred had the Yorktown acquisition taken place as of the dates or for the periods presented. The Yorktown refinery has certain shared assets and incurs or is charged certain common costs which relate to both the Yorktown refinery and other BP operations. As such, BP has made certain allocations of assets, liabilities and expenses to the refinery in its financial statements. While the basis for allocating such costs is considered reasonable by BP, amounts allocated to the refinery could differ significantly from amounts that would otherwise be determined if the refinery were operated on a standalone basis. The unaudited pro forma combined condensed statement of operations contains allocations of corporate overhead totaling $6.7 million related to the historical financial statements. We believe the actual incremental corporate overhead that we will incur will be less than the allocated amounts.

      These unaudited pro forma combined condensed financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical financial statements and related notes thereto, and the historical financial statements of the Yorktown refinery business and related notes thereto included in this prospectus.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

March 31, 2002

	Historical		Pro Forma

	Giant	Yorktown	Adjustments		Combined

	(dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$9.7	$—	$(7.0	)(a)	$2.7
Receivables, net	51.6	15.0	(15.0	)(b)	51.6
Accounts receivable, affiliates	—	1.1	(1.1	)(b)	—
Inventories	62.5	22.3	47.3	(a)	132.1
Prepaid expenses and other	3.0	0.3	(0.3	)(b)	3.0
Deferred income taxes	3.7	0.5	5.9	(c)	10.1

Total current assets	130.5	39.2	29.8		199.5

Property, plant and equipment	527.0	250.4	(117.8	)(a)	659.6
Less accumulated depreciation and amortization	(209.6)	(159.8)	159.8	(a)	(209.6)

	317.4	90.6	42.0		450.0

Goodwill	19.8	—	—		19.8
Other assets	38.9	—	6.6	(d)	45.5

	$506.6	$129.8	$78.4		$714.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$47.2	$36.4	$(23.4	)(a)	$60.2
Accounts payable, affiliates	—	11.7	(11.7	)(b)	—
Accrued expenses	31.0	7.9	(8.0	)(b)	30.9

Total current liabilities	78.2	56.0	(43.1)		91.1

Long-term debt, net of current portion	256.8	—	178.7	(d)	435.5
Deferred income taxes	32.8	17.5	(17.5	)(b)	32.8
Other liabilities	2.3	11.4	5.5	(a)	19.2
Parent company investment	—	44.9	(44.9	)(e)	—
Stockholders’ equity	136.5	—	(0.3	)(f)	136.2

	$506.6	$129.8	$78.4		$714.8

See accompanying notes to pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

March 31, 2002

      (a) Purchase Price Allocation — Following is the purchase price related to the Yorktown acquisition (in millions):

Purchase price under the purchase agreement	$127.5
Purchased hydrocarbon inventories	65.2
Estimated direct costs of acquisition	2.0

Total purchase price	$194.7

In addition, we incurred $14.0 million of financing fees related to the Yorktown acquisition.

      As part of the Yorktown acquisition, we agreed to pay to BP, beginning in 2003 and concluding at the end of 2005, under certain circumstances, earn-out payments up to a maximum of $25.0 million. See “Yorktown Acquisition Agreements.”

      For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary assessment of the fair value of the assets to be acquired and liabilities to be assumed as follows (in millions):

Property, plant and equipment, including turnaround assets	$132.6
Other assets	3.0
Deferred income tax assets	6.4
Inventories:
Feedstocks and refined products	65.2
Materials and supplies	4.4
Environmental liabilities assumed	(7.5)
Pension and retiree medical obligations assumed	(9.4)

Total cash purchase price	$194.7

      Cash and Cash Equivalents — The adjustment to cash represents the amount available to be used for the Yorktown acquisition. This amount includes a $10.0 million non-refundable deposit paid to BP on February 8, 2002.

      Inventories — The adjustment to inventories is to reflect the amount paid for the Yorktown refinery inventories in excess of the historical values as follows (in millions):

Feedstocks and refined products	$65.2
Materials and supplies	4.4

Total inventories purchased	69.6
Historical values of inventories	(22.3)

Adjustment to inventories	$47.3

      Property, Plant and Equipment — The adjustment to property, plant and equipment represents the difference in the preliminary allocated purchase price compared to historical costs of the Yorktown refinery property, plant and equipment.

      The adjustment to accumulated depreciation and amortization represents the elimination of the historical Yorktown refinery amounts.

      Liabilities — The adjustment to other liabilities for $5.5 million reflects the amount of the environmental liability to be assumed by us, after giving effect to the environmental indemnification provisions of the acquisition agreement, and our assumption of certain pension and retiree medical obligations. The total environmental accrual as discussed in Note I of the audited financial statements for the Yorktown refinery amounted to $14.9 million of which a portion was included in accrued expenses. The environmental liability to be assumed by us is $7.5 million.

      Accounts Payable — The adjustment to accounts payable represents the amount due BP for the final inventory determined after the closing date of the Yorktown acquisition less liabilities of the Yorktown refinery business we did not assume.

      (b) Represents an adjustment to exclude assets and liabilities of the Yorktown refinery business we are not acquiring or assuming.

      (c) The adjustment to deferred income taxes reflects the tax effects of temporary differences arising from purchase accounting.

      (d) Long-Term Debt — Represents an adjustment to reflect (1) $194.1 million aggregate principal amount of outstanding notes ($200.0 million net of original issue discount of $5.9 million), (2) $44.6 million at March 31, 2002 for initial borrowings under our new senior secured revolving credit facility, (3) $40.0 million of borrowings under our new senior secured mortgage loan facility, and (4) the redemption of all $100.0 million aggregate principal amount of our 9 3/4% notes.

      Other Assets — The adjustment to other assets represents the financing fees to be incurred in the amount of $14.0 million less the write-off of unamortized debt issuance costs associated with the 9 3/4% notes, $3 million of estimated intangibles, less a $10.0 million non-refundable deposit paid to BP on February 8, 2002.

      (e) Represents the elimination of BP’s investment related to the Yorktown refinery business.

      (f) Represents an after-tax adjustment of $0.3 million to write-off unamortized debt issuance costs associated with the 9 3/4% notes.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2001

	Historical

		Yorktown		Pro Forma
		Refinery
	Giant	Business		Adjustments		Combined

	(dollars in millions, except per share data)
Revenues	$968.7	$688.4	(1)	$7.7	(a)	$1,664.8
Costs and expenses:
Costs of products sold	738.5	588.5		—		1,327.0
Operating expenses	114.3	76.5	(2)	(7.4	)(b)	173.7
				(9.7	)(c)
Selling, general and administrative expenses	27.9	5.5		—		33.4
Corporate overhead allocation	—	6.7	(3)	—		6.7
Depreciation and amortization	33.9	8.2		(0.2	)(d)	41.9
Loss on the disposal/write-down of assets	6.2	—		—		6.2
Allowance for related party note and interest receivable	5.4	—		—		5.4

Operating income	42.5	3.0	(1)(2)	25.0		70.5
Interest and financing costs	(24.1)	—		(20.6	)(e)	(44.7)
Interest income	1.7	—				1.7

Earnings before income tax	20.1	3.0		4.4		27.5
Income tax provision	7.7	1.2		1.7	(f)	10.6

Net earnings	$12.4	$1.8		$2.7		$16.9

Weighted average common shares (in millions)
Basic	8.87					8.87

Diluted	8.89					8.89

Net earnings per share:
Basic	$1.40					$1.91

Diluted	$1.39					$1.90

See accompanying notes to pro forma combined condensed financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2002

	Historical

		Yorktown	Pro Forma
		Refinery
	Giant	Business	Adjustments		Combined

	(dollars in millions, except per share data)
Revenues	$188.4	$133.3 (1)	$1.4	(a)	$323.1
Costs and expenses:
Costs of products sold	141.9	126.5	—		268.4
Operating expenses	26.4	13.1	—		39.5
			—
Selling, general and administrative expenses	5.2	1.8	—		7.0
Corporate overhead allocation	—	1.0	—		1.0
Depreciation and amortization	8.8	2.0	—		10.8
Loss on the disposal/write-down of assets	—	—	—		—
Allowance for related party note and interest receivable	—	—	—		—

Operating income (loss)	6.1	(11.1)	1.4		(3.6)
Interest and financing costs	(6.0)	—	(5.1	)(e)	(11.1)
Interest income	0.1	—			0.1

Earnings (loss) before income tax	0.2	(11.1)	(3.7)		(14.6)
Income tax provision (benefit)	0.1	(4.3)	(1.4	)(f)	(5.6)

Net earnings (loss)	$0.1	$(6.8)	$(2.3)		$(9.0)

Weighted average common shares (in millions)
Basic	8.55				8.55

Diluted	8.57				8.57

Net earnings (loss) per share:
Basic	$0.01				$(1.05)

Diluted	$0.01				$(1.05)

See accompanying notes to pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2001
and the Three Months Ended March 31, 2002

Informational Notes:

      (1) Under BP’s ownership, the Yorktown refinery was operated as a part of BP’s global refining, production and distribution system. As such, we believe the Yorktown refinery was not always operated to maximize the sales and profitability of the refinery, but rather the refinery’s contribution to BP’s overall operations. In addition, in 2001 the Yorktown refinery experienced a fire that damaged certain equipment, including its catalytic reformer and conducted a major planned maintenance turnaround. The interruption of business caused by the fire and turnaround, which lasted 92 days, resulted in significant lost sales and profit opportunities at the Yorktown refinery in 2001.

      (2) As discussed in Note J of the audited financial statements for the Yorktown refinery, operating expenses include $13.3 million for the costs to repair certain equipment damaged by a fire during 2001. Also included in operating expenses for 2001 are costs related to a major planned maintenance turnaround in the amount of $9.7 million. See note (c) below.

      (3) Historical Yorktown refinery business results include $6.7 million of allocated corporate overhead. We estimate that the amount of incremental overhead related to the Yorktown refinery will be approximately $2.0 million per year, which represents a reduction of $4.7 million per year. BP was self-insured with respect to the Yorktown refinery. We obtained insurance coverage for the Yorktown refinery at a cost of $2.4 million for the first six months of coverage.

Yorktown Refinery Adjustments:

      (a) As discussed in Note E of the audited financial statements for the Yorktown refinery business, the Yorktown refinery transferred 100% of its propane and butane production to BP and its affiliates at fixed fee arrangements. We have entered into new contracts with BP, which expire in March 2003, for the sale of butane and propane to BP at market-based prices that are higher than the current fixed fee arrangements. Under the new contracts, sales revenues would have been higher by $7.7 million for 2001 and $1.4 million for the three months ended March 31, 2002. The new contract pricing became effective as of the closing date of the Yorktown acquisition.

      (b) Represents the adjustment to the environmental liability accrual to reflect the liability assumed by us, as provided for in the environmental indemnification provisions of the Yorktown transaction. As discussed in Note I of the audited financial statements for Yorktown, a pre-tax charge of $11.3 million was incurred during 2001 relating to expected remediation costs associated with the refinery site. The total amount of the accrual at December 31, 2001 amounted to $14.9 million, of which $7.5 million was assumed by us.

      (c) Represents an adjustment to conform the accounting policy for refinery maintenance turnaround costs to our current policy of deferring and amortizing such costs. An exposure draft has been issued by the American Institute of Certified Public Accountants that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. This change in accounting is expected to be adopted for fiscal years beginning after June 15, 2002, and it is expected that the effect of expensing existing unamortized deferred non-capital major maintenance costs, if any, will be reported as a cumulative effect of an accounting change in the consolidated statement of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Turnaround Costs.”

      (d) Represents an adjustment to record depreciation expense based upon our preliminary allocation of fair values to property, plant and equipment based on a weighted-average estimated useful life of 20 years. Turnaround assets are amortized over a 5-year period.

      (e) Represents an adjustment to record interest expense (and amortization of deferred financing costs and original issue discount) on the notes and our new senior secured credit facilities required to finance the

Yorktown acquisition and to pay related transaction fees and expenses, at a weighted average annual interest cost of 9.99% and the amortization of consent fees, offset by a decrease in interest expense (and amortization of deferred financing costs) related to the 9 3/4% notes. A  1/8% change in the weighted average interest rate associated with the notes and the new senior secured credit facilities would have a $0.3 million effect on our annual interest expense.

      (f) Represents the income tax effect of the adjustments above at a combined statutory tax rate of 38%.

SELECTED HISTORICAL AND UNAUDITED

PRO FORMA FINANCIAL AND OTHER DATA

      The following table summarizes our financial information and sets forth certain pro forma information after giving effect to the Yorktown acquisition and the related financing transactions. The summary historical statement of earnings and balance sheet data presented below for each of the years ended December 31, 2001, 2000, 1999, 1998 and 1997 has been derived from our audited financial statements. The historical information for the three months ended March 31, 2002 and 2001 is unaudited. The unaudited information is taken from unaudited financial statements that include all adjustments, which are only of a normal recurring nature, which we consider necessary for a fair presentation of the results of operations for these periods. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002.

      The pro forma statement of earnings data for the year ended December 31, 2001 and the three months ended March 31, 2002 gives effect to the Yorktown acquisition and the related financing transactions, as if they had occurred on January 1, 2001. The pro forma balance sheet data as of March 31, 2002 gives effect to the Yorktown acquisition and the related financing transactions, as if they had occurred on March 31, 2002. The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the Yorktown acquisition and the related financing transactions been consummated on January 1, 2001 or March 31, 2002, as the case may be, or that may be achieved in the future. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the pro forma financial statements and related notes thereto, our historical financial statements and related notes thereto, and the historical financial statements of the Yorktown refinery business and related notes thereto included in this prospectus.

	Year Ended December 31,						Three Months Ended March 31,

	Pro Forma	Historical					Pro Forma	Historical
	Combined						Combined
	2001	2001	2000	1999	1998	1997	2002	2002	2001

	(dollars in thousands)
Statement of Earnings Data:
Net revenues:
Refining Group	$1,146,326	$450,226	$518,172	$388,300	$312,632	$428,688	$217,418	$82,718	$111,190
Retail Group	390,379	390,379	421,339	338,565	273,651	216,858	76,215	76,215	93,543
Phoenix Fuel	391,172	391,172	443,224	272,685	196,511	136,543	75,784	75,784	109,608
Other	244	244	367	677	528	427	50	50	72
Intersegment(a)	(263,342)	(263,342)	(308,740)	(217,544)	(140,818)	(125,238)	(46,371)	(46,371)	(63,201)

Consolidated total net revenues	1,664,779	968,679	1,074,362	782,683	642,504	657,278	323,096	188,396	251,212

Cost of products sold	1,327,014	738,514	859,001	568,005	464,936	487,748	268,339	141,839	200,502

Gross margin	337,765	230,165	215,361	214,678	177,568	169,530	54,757	46,557	50,710

Operating expenses	173,660	114,260	122,650	115,599	103,207	85,177	39,511	26,411	28,848
Depreciation and amortization	41,875	33,875	33,579	31,129	29,166	23,991	10,771	8,771	8,113
Selling, general and administrative expenses	40,064	27,864	25,373	28,166	25,288	19,256	7,997	5,197	6,583
Loss on the disposal/ write-down of assets	6,212	6,212	—	2,387	—	—	30	30	139
Allowance for related party note and interest receivable	5,409	5,409	—	—	—	—	—	—	—

Operating income (loss)	70,545	42,545	33,759	37,397	19,907	41,106	(3,552)	6,148	7,027

Interest expense	(44,698)	(24,098)	(24,411)	(23,417)	(25,464)	(18,139)	(11,136)	(6,003)	(6,043)
Interest and investment income	1,661	1,661	1,989	2,476	1,831	2,133	64	64	563

Earnings (loss) before income taxes	27,508	20,108	11,337	16,456	(3,726)	25,100	(14,624)	209	1,547

Provision (benefit) for income taxes	10,627	7,727	4,048	5,678	(1,509)	9,806	(5,633)	86	597

Net earnings (loss)	$16,881	$12,381	$7,289	$10,778	$(2,217)	$15,294	$(8,991)	$123	$950

	Year Ended December 31,												Three Months Ended March 31,

	Pro Forma		Historical										Pro Forma	Historical
	Combined												Combined
	2001		2001		2000		1999		1998		1997		2002	2002		2001

	(dollars in thousands, except per share and operating data)
Balance Sheet Data (at end of period):
Total assets	$—		$507,174		$528,565		$546,799		$527,414		$535,371		$714,747	$506,567		$514,794
Total long-term debt (net of current portion)	—		256,749		258,009		258,272		282,484		275,557		435,441	256,741		257,997
Total stockholders’ equity	—		136,410		127,703		132,462		127,702		133,467		136,233	136,533		128,653
Other Data:
Net cash provided (used) by operating activities	69,256		65,256		29,492		59,799		26,892		31,292		16,038	(2,562)		7,777
Capital expenditures	61,256		57,056		22,455		46,361		60,320		35,752		3,432	2,332		2,222
EBITDA(b)	127,343		91,343		67,338		63,805		57,464		67,982		3,949	11,648		15,279
Adjusted EBITDA(c)	145,343												4,449
Ratio of earnings to fixed charges(d)	1.57	x	1.73	x	1.39	x	1.57	x	0.86	x	2.23	x	—	1.03	x	1.22	x
Operating Data(e):
Refining Group:
Crude oil/ NGL/ residual feedstock throughput (bpd)	88,645		33,167		35,359		38,360		38,158		40,183		89,758	33,785		33,417
Refinery sourced sales barrels (bpd)	94,685		32,025		34,287		37,368		37,898		39,037		87,764	31,161		30,651
Average crude oil costs ($/bbl)	n/a		$25.00		$29.26		$17.64		$14.29		$20.60		n/a	$18.90		$27.90
Refining margins ($/bbl)	6.39		9.69		7.63		6.89		4.83		6.39		$3.65	$7.36		$8.23
Retail Group:
Fuel gallons sold (in thousands)	212,116		212,116		234,823		239,864		209,325		144,653		48,237	48,237		51,358
Fuel margins ($/gal)	$0.1618		$0.1618		$0.1603		$0.1717		$0.1950		$0.1990		$0.1307	$0.1307		$0.1515
Merchandise sales	$144,531		$144,531		$138,544		$118,894		$102,827		$74,983		$32,837	$32,837		$32,826
Merchandise margins	28.7%		28.7%		29.0%		28.9%		31.0%		31.0%		27.7%	27.7%		30.2%
Number of operating units at end of period(f)	151		151		180		173		167		149		150	150		171
Phoenix Fuel:
Fuel gallons sold (in thousands)	394,158		394,158		424,290		351,949		314,763		172,121		92,471	92,471		104,920
Fuel margins ($/gal)	$0.0498		$0.0498		$0.0524		$0.0644		$0.0670		$0.0750		$0.0520	$0.0520		$0.0494
Lubricant sales	$22,347		$22,347		$24,210		$22,067		$22,517		$12,923		$5,387	$5,387		$5,053
Lubricant margins	16.6%		16.6%		16.4%		15.2%		14.0%		14.0%		16.5%	16.5%		18.3%

(a)	The intersegment sales elimination represents intercompany transactions primarily from the Refining Group to the Retail Group, the Refining Group to Phoenix Fuel, and Phoenix Fuel to the Retail Group. The following table is a summary of intersegment sales for the years indicated:

						Three Months Ended
	Year Ended December 31,					March 31,

	2001	2000	1999	1998	1997	2002	2001

	(dollars in thousands)
Intersegment sales:
Refining Group	$183,217	$228,488	$197,760	$131,599	$118,748	$34,065	$42,188
Retail Group	—	—	—	1,876	1,994	—	—
Phoenix Fuel	80,125	80,252	19,784	7,343	4,496	12,306	21,013

Total	$263,342	$308,740	$217,544	$140,818	$125,238	$46,371	$63,201

(b)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and certain non-cash charges. During 2001 non-cash charges for Giant consisted of the loss on the disposal or write-down of assets for $6.2 million, an allowance for a related party note and interest receivable for $5.4 million, and a $3.3 million adjustment for the lower of cost or market inventory write-downs, which is included in cost of products sold. During 1999, non-cash items consisted of a $2.4 million charge for the loss on the disposal or write-down of assets and a $7.1 million gain for a lower of cost or market inventory adjustment included in cost of products sold. EBITDA excluded non-cash charges for the lower of cost or market inventory write-downs of $8.4 million for 1998 and $2.9 million for 1997, which were included in cost of products sold. During the first quarter of 2002, non-cash items consisted of a $3.3 million gain for a lower of cost or market inventory adjustment, which is included in cost of products sold, and the loss on the disposal or write-down of assets of $30,000. During the first quarter of 2001, non-cash items consisted of the loss on the disposal or write-down of assets of $139,000. Adjusted EBITDA and pro forma EBITDA are presented net of $19.9 million of corporate expenses for 2001, $17.0 million for 2000, $19.9 million for 1999, $18.1 million for 1998, and $14.6 million for 1997.

The calculation of EBITDA is not based on U.S. GAAP, and you should not consider it as an alternative to net earnings or cash flows from operating activities (which are determined in accordance with U.S. GAAP), as an indicator of operating performance or as a measure of liquidity. EBITDA may not be comparable to similarly titled measures used by other entities.

(c)	Adjusted EBITDA is defined as EBITDA plus certain unusual items regarding the Yorktown refinery. We believe it is another useful tool for analyzing our ability to service debt. EBITDA reconciles to adjusted EBITDA for 2001 as follows:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2001	2002

	(dollars in	(dollars in
	thousands)	thousands)
EBITDA	$127,343	$3,949
Unusual repair expenses due to a 2001 fire at Yorktown	13,300	—
Estimated savings in the Yorktown refinery corporate overhead allocation	4,700	500

Adjusted EBITDA	$145,343	$4,449

BP was self-insured with respect to the Yorktown refinery. We obtained insurance coverage for the Yorktown refinery at a cost of $2.4 million for the first six months of coverage.

(d)	The ratio minus capitalized interest of earnings to fixed charges is computed by dividing (i) earnings before income taxes plus fixed charges minus capitalized interest by (ii) fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issue costs, capitalized interest and the estimated interest component (one-third) of rental and lease expense. Earnings were insufficient to cover fixed charges by $14.6 million on a pro forma combined basis for the three months ended March 31, 2002 and by $4.1 million for the year ended December 31, 1998.

(e)	Operating data includes the operations of various Retail Group acquisitions in 1997 and 1998 and the acquisition of Phoenix Fuel in 1997.

(f)	At the end of 2001, the number of retail operating units included 149 service stations, the travel center, and one restaurant.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Outlook

      Our strategy is to continue to profitably operate our refining, retail marketing and Phoenix Fuel operations. The immediate strategic focus is to: (a) efficiently integrate the Yorktown refinery into our existing operations while maximizing the profitability of all of our refineries; (b) work with producers in the Four Corners area to augment crude oil supply; (c) continue to maximize the profitability of our Retail Group by increasing sales of high-margin merchandise and continuing to reduce costs; (d) continue to maximize the profitability of Phoenix Fuel by increasing wholesale fuel volumes, expanding service offerings, and broadening its wholesale customer base; (e) increase our cash flow by continuing to reduce operating expenses and eliminating non-essential capital expenditures; and (f) rationalize our asset base by selling non-strategic and underperforming assets and selectively pursuing acquisitions.

      Our earnings and cash flows from operations depend on producing or purchasing, and selling, sufficient quantities of refined products at margins sufficient to cover our fixed and variable expenses. The prices of crude oil and refined products have fluctuated substantially in recent years. These prices depend on many factors, including the demand for crude oil, gasoline and other refined products, which in turn depend on, among other factors, changes in the economy, the level of foreign and domestic production of crude oil and refined products, worldwide political conditions, the availability of imports of crude oil and refined products, the marketing of alternative and competing fuels, and the extent of government regulations. The prices we receive for refined products also are affected by local market conditions. Fluctuations in the costs of crude oil and other refinery feedstocks and the price of refined products can affect the margins we generate as well as the value of our inventory. In addition, new pipelines bringing refined products into the Four Corners market have impacted our operations and the completion of proposed pipeline projects may result in additional competition for us. The completion of these projects, however, also could result in new opportunities for us. We are, through Phoenix Fuel and our Retail Group, a net purchaser of refined products in some of these areas and would benefit from any reductions in prices for refined products resulting from increased competition.

      As a result of the declining production of crude oil in the Four Corners area since 1997, we have not been able to cost-effectively obtain sufficient amounts of comparable quality crude oil to operate our Four Corners refineries at full capacity. Our utilization has declined from 92% in 1997 to 73% in 2001. Our current projections of Four Corners crude oil production indicate that our crude oil demand will exceed the crude oil supply that is available from local sources for 2002 and the foreseeable future. If we cannot cost-effectively supplement the Four Corners crude oil with other feedstocks, the volume of refined products we produce at our Four Corners refineries will continue to decline. In addition, because a large portion of our Four Corners refineries’ costs are fixed, a sustained decrease in their utilization could affect our profitability.

      We will continue to evaluate and potentially dispose of non-strategic and underperforming assets in our retail operations. We continue to face competition in the markets in which we operate from major oil companies, independent oil companies and non-traditional gasoline marketers. We have been, and expect to continue to be, competitive in most of these markets and to realize acceptable margins. The Phoenix market has been, and continues to be, extremely competitive due to dealer tankwagon pricing. We have implemented and are evaluating new marketing strategies for our fuel and merchandise operations in order to address this increased competition.

      The mining and construction industries are significant markets for our Phoenix Fuel sales. These industries are subject to fluctuations in the general business cycle. A disruption or downturn in the business of these industries could affect the profitability of our Phoenix Fuel operations. In addition, our Phoenix Fuel operations were affected by the events of September 11, 2001 and general economic conditions. This has resulted in reduced demand for finished products and lubricants, as well as having a negative impact on finished product margins.

Critical Accounting Policies

      Inherent in the preparation of our consolidated financial statements are the selection and application of certain accounting principles, policies, and procedures that affect the amounts that are reported. In order to apply these principles, policies, and procedures, we must make judgments, assumptions, and estimates based on the best available information at the time. Actual results may differ based on the accuracy of the information utilized and subsequent events, some of which we may have little or no control over. In addition, the methods used in applying the above may result in amounts that differ considerably from those that would result from the application of other acceptable methods.

      We describe our significant accounting policies in Note 1 of our consolidated financial statements. Certain critical accounting policies that materially affect the amounts recorded in our consolidated financial statements are the use of the last in, first-out (“LIFO”) method of valuing certain inventories, the accounting for certain environmental remediation liabilities, the accounting for certain related party transactions, and assessing the possible impairment of certain long-lived assets.

      As described in Note 1, our inventories are stated at the lower of cost or market. We determine costs for crude oil and refined products produced by the refineries, and lubricants and other merchandise of Phoenix Fuel by the LIFO method. Under this method, we charge the most recent acquisition costs to cost of sales and value inventories at the earliest acquisition costs. We selected this method because we believe it more accurately reflects the cost of our current sales. The use of this method results in reported earnings that can differ significantly from those that might be reported under a different inventory method such as the first-in, first-out (“FIFO”) method. Under the FIFO method, the earliest acquisition costs are charged to cost of sales and inventories are valued at the latest acquisition costs. If inventories had been determined using the FIFO method at December 31, 2001, 2000, and 1999, net earnings and diluted earnings per share for the years ended December 31, 2001, 2000, and 1999 would have been (lower) higher by $(6,981,000) and $(0.79), $2,935,000 and $.32, and $4,408,000 and $0.41, respectively. In addition, the use of the LIFO inventory method may result in increases or decreases to cost of sales in years that inventory volumes decline as the result of charging cost of sales with LIFO inventory costs generated in prior periods. For the years ended December 31, 2001, 2000, and 1999, cost of sales was (lower) higher by $(231,000), $(1,737,000) and $2,551,000 because of declines in inventory volumes.

      In periods of rapidly declining prices, we may have to write down LIFO inventories to market due to the higher costs assigned to LIFO volumes in prior periods. We determine market value based on estimated selling prices less applicable refining, transportation and other selling costs, generally for the month subsequent to the end of the reporting period. For the year ended December 31, 2001, declining prices resulted in the write-down of inventory values by approximately $3,302,000. Further declines in prices could result in additional write-downs.

      We have recorded various environmental remediation liabilities described in more detail in Note 16 to our consolidated financial statements. These liabilities result for the most part from past operations, including liabilities associated with past operations arising out of changes in environmental laws, and liabilities assumed in connection with acquired assets. We are conducting remediation activities in connection with these matters, including investigation, sampling, cleanup, disposal, and monitoring. We record such liabilities when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. We do not discount environmental liabilities to their present value and we record them without considering potential recoveries from third parties. We employ independent consultants or our own internal environmental personnel to investigate and assemble pertinent facts, recommend an appropriate remediation plan in light of regulatory standards, assist in estimating remediation costs based on existing technologies, and complete remediation according to approved plans. When we do not utilize consultants, we estimate remediation costs based on the knowledge and experience of our employees having responsibility for the remediation project. Because of the amount of uncertainty involved in the nature of our various remediation efforts and the period of time such efforts may take to complete, we base estimates on current regulatory standards. We update our estimates as needed to reflect changes in factual information, available technology, or applicable laws and regulations. Subsequent adjustments to estimates, which may be significant, often occur as more information becomes available, as the requirements of government agencies are changed or clarified, or as other circumstances change.

      We have entered into various transactions with James E. Acridge, our former Chairman and Chief Executive Officer, as more fully described in “Related Party Transactions” and in Note 6 to our consolidated financial statements. Except as noted, the Board of Directors has approved these transactions. Among other things, management has obtained an independent appraisal and financial information from Mr. Acridge to assist in evaluating the accounting for, and the collectability of, a note receivable from him. As discussed in “Related Party Transactions” and Note 6, at December 31, 2001 we had fully reserved for the note receivable and related accrued interest.

      We review the carrying values of our long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets to be held and used may not be recoverable. For assets to be disposed of, we report long-lived assets at the lower of the carrying amount or fair value less cost to sell. During 2001, we recorded impairment write-downs of $926,000 relating to assets held for disposal. Additionally, we have several operating service stations that are being marketed for potential sale if acceptable offers are received. We evaluated these operating stations for impairment using an undiscounted cash flow methodology. The sum of expected future cash flows for certain of the stores was less than the carrying value; accordingly, in 2001 we recorded an impairment loss of $1,293,000 based on estimated fair market values. In determining the amount of this write-down, we based the fair market value estimates upon either internally prepared estimates based on comparable sales or sales offers received. In addition, we recorded write-downs of $500,000 for other impairments. Changes in current economic conditions, assumptions regarding the timing and amounts of cash flows, or fair market value estimates could result in additional write-downs of these assets in the future.

Results of Operations

      Included below are certain operating results and operating data for us and for our operating segments.

				Three Months Ended
	Year Ended December 31,			March 31,

	2001	2000	1999	2002	2001

	(dollars in thousands, except per share data)
Net revenues	$968,679	$1,074,362	$782,683	$188,396	$251,212
Cost of products sold	738,514	859,001	568,005	141,839	200,502

Gross margin	230,165	215,361	214,678	46,557	50,710
Operating expenses	114,260	122,650	115,599	26,411	28,848
Depreciation and amortization	33,875	33,579	31,129	8,771	8,113
Selling, general and administrative expenses	27,864	25,373	28,166	5,197	6,583
Loss on the disposal/write-down of assets	6,212	—	2,387	30	139
Allowance for related party note and interest receivable	5,409	—	—	—	—

Operating income	42,545	33,759	37,397	6,148	7,027
Interest expense	(24,098)	(24,411)	(23,417)	(6,003)	(6,043)
Interest and investment income	1,661	1,989	2,476	64	563

Earnings before income taxes	20,108	11,337	16,456	209	1,547
Provision for income taxes	7,727	4,048	5,678	86	597

Net earnings	$12,381	$7,289	$10,778	$123	$950

				Three Months Ended
	Year Ended December 31,			March 31,

	2001	2000	1999	2002	2001

	(dollars in thousands, except per share data)
Earnings per common share:
Basic	$1.40	$0.79	$1.01	$0.01	$0.11

Assuming dilution	$1.39	$0.79	$1.01	$0.01	$0.11

Net revenues:(a)
Refining Group	$450,226	$518,172	$338,300	$82,718	$111,190
Retail Group	390,379	421,339	338,565	76,215	93,543
Phoenix Fuel	391,172	443,224	272,685	75,784	109,608
Other	244	367	677	50	72
Intersegment(b)	(263,342)	(308,740)	(217,544)	(46,371)	(63,201)

Consolidated	$968,679	$1,074,362	$782,683	$188,396	$251,212

Income (loss) from operations:(a)
Refining Group	$66,148	$45,790	$51,323	$9,059	$11,085
Retail Group	5,214	31	3,790	(672)	(362)
Phoenix Fuel	4,731	7,275	8,549	1,473	1,468
Other	(21,927)	(19,337)	(23,878)	(3,682)	(5,025)
Loss on disposal/ write-down of assets	(6,212)	—	(2,387)	(30)	(139)
Allowance for related party note and interest receivable	(5,409)	—	—	—	—

Consolidated	$42,545	$33,759	$37,397	$6,148	$7,027

Refining Group Operating Data:
Crude oil/ NGL throughput (bpd)	33,167	35,359	38,360	33,785	33,417
Refinery sourced sales barrels (bpd)	32,025	34,287	37,368	31,161	30,651
Average crude oil costs ($/bbl)	$25.00	$29.26	$17.64	$18.90	$27.90
Refining margins ($/bbl)	$9.69	$7.63	$6.89	$7.36	$8.23
Retail Group Operating Data:
Fuel gallons sold (in thousands)	212,116	234,823	239,864	48,237	51,358
Fuel margins ($/gal)	$0.1618	$0.1603	$0.1717	$0.131	$0.151
Merchandise sales	$144,531	$138,544	$118,894	$32,837	$32,826
Merchandise margins	28.7%	29.0%	28.9%	27.7%	30.2%
Number of operating units at end of period	151 (c)	180	173	150	171
Phoenix Fuel Operating Data:
Fuel gallons sold (in thousands)	394,158	424,290	351,949	92,471	104,920
Fuel margins ($/gal)	$0.0498	$0.0524	$0.0644	$0.052	$0.049
Lubricant sales	$22,347	$24,210	$22,067	$5,387	$5,053
Lubricant margins	16.6%	16.4%	15.2%	16.5%	18.3%

(a)	Our Refining Group, as presented for the periods described above, consists of our two Four Corners refineries, our fleet of crude oil and finished product truck transports, our crude oil pipeline gathering operations, and our finished product terminaling operations. In the future, it also will include the Yorktown refinery that we acquired on May 14, 2002. Our Retail Group consists of service stations with convenience stores or kiosks and a travel center. Phoenix Fuel is an industrial/commercial petroleum fuels and lubricants distribution operation, which includes a number of bulk distribution plants, cardlock (unmanned fleet fueling) operations and a fleet of finished product truck transports. The Other category is primarily corporate staff operations.

(b)	The intersegment sales elimination represents intercompany transactions primarily from the Refining Group to the Retail Group, the Refining Group to Phoenix Fuel, and Phoenix Fuel to the Retail Group.

(c)	Includes 149 service stations, the travel center and one restaurant.

      In the second quarter of 2000, we changed our methodology for treating product purchased to supply our retail operations and, as a result, certain segment information for the Refining Group is not comparable with that reported for 2000. This change in methodology had no effect on gross margin or net income.

Comparison of the Three Months Ended March 31, 2002 and March 31, 2001

Earnings Before Income Taxes

      For the three months ended March 31, 2002, earnings before income taxes were $209,000, a decrease of $1,338,000 from $1,547,000 for the three months ended March 31, 2001. The decrease was primarily due to an 11% decrease in refinery margins; an 8% decline in retail merchandise margins on relatively flat sales, although same store merchandise sales were up approximately 6%; a 14% decrease in retail fuel margins; a 9% decrease in wholesale fuel volumes sold by Phoenix Fuel to third-party customers; higher depreciation and amortization costs; and higher net interest expense. These decreases were offset in part by reduced operating expenses, lower selling, general, and administrative expenses (“SG&A”), a 5% increase in Phoenix Fuel finished product margins, and a 2% increase in refinery sourced finished product sales volumes.

Revenues

      Revenues for the three months ended March 31, 2002, decreased approximately $62,816,000 or 25% to $188,396,000 from $251,212,000 in the comparable 2001 period. The decrease was primarily due to a 28% decline in refinery weighted average selling prices; a 15% decrease in Phoenix Fuel’s weighted average selling prices, along with a 9% decline in wholesale fuel volumes sold by Phoenix Fuel to third-party customers; and a 19% decrease in retail refined product selling prices, along with a 6% decline in retail fuel volumes sold. These increases were partially offset by a 2% increase in refinery sourced finished product sales volumes.

      The volumes of refined products sold through our retail units decreased approximately 6% from period to period. The volume declines were primarily related to the sale or closure of 29 retail units since the end of 2000. The volume of finished product sold from retail units that were in operation for a full year in each period increased approximately 2%, in spite of reduced volumes from stores in our Phoenix market area because of increased price competition. Volumes sold from our travel center increased approximately 15%.

Cost of Products Sold

      For the three months ended March 31, 2002, cost of products sold decreased $58,663,000 or 29% to $141,839,000 from $200,502,000 in the comparable 2001 period. The decrease was primarily due to a 17% decline in the cost of finished products purchased by Phoenix Fuel, along with a 9% decrease in wholesale fuel volumes sold by Phoenix Fuel to third-party customers, and a 32% decline in weighted average crude oil costs. These decreases were partially offset by a 2% increase in refinery sourced finished product sales volumes.

Operating Expenses

      For the three months ended March 31, 2002, operating expenses decreased approximately $2,437,000 or 8% to $26,411,000 from $28,848,000 in the comparable 2001 period. The decrease was due to, among other things, lower lease expense due to the repurchase of 59 retail units from FFCA Capital Holding Corporation (“FFCA”) in July 2001 that had been sold to FFCA as part of a sale-leaseback transaction between us and FFCA in December 1998, and reduced expenses for payroll and related costs and other operating expenses for retail operations, due in part to the closure of 29 retail units since the end of 2000, as well as the implementation of certain cost reduction programs. These decreases were offset in part by higher general insurance premiums.

Depreciation and Amortization

      For the three months ended March 31, 2002, depreciation and amortization increased approximately $658,000 or 8% to $8,771,000 from $8,113,000 in the comparable 2001 period. The increase was primarily related to additional depreciation expense related to the repurchase of 59 retail units from FFCA in July 2001; higher refinery amortization costs in 2002 due to a revision in the estimated amortization period for certain refinery turnaround costs incurred in 1998; and construction, remodeling and upgrades in retail and refining operations during 2001. These increases were offset in part by reductions in depreciation expense due to the closure or sale of 29 retail units since the end of 2000 and the nonamortization of goodwill in 2002 due to the adoption of SFAS 142.

Selling, General and Administrative Expenses

      For the three months ended March 31, 2002, selling, general and administrative expenses decreased approximately $1,386,000 or 21% to $5,197,000 from $6,583,000 in the comparable 2001 period. The decrease was primarily due to the revision of estimated accruals for 2001 management incentive bonuses, following the determination of bonuses to be paid to employees; lower claims experience for our self-insured health insurance plan; and lower workers compensation costs.

Interest Expense, Net

      For the three months ended March 31, 2002, net interest expense (interest expense less interest income) increased approximately $459,000 or 8% to $5,939,000 from $5,480,000 in the comparable 2001 period. The increase was primarily due to a reduction in interest and investment income from the investment of funds in short-term instruments. This reduction in interest and investment income was due in part to a reduction in the amount of funds available for investment because of the repurchase of 59 retail units from FFCA in July 2001 and a $10,000,000 deposit made in February 2002 in connection with the acquisition of the Yorktown refinery.

Income Taxes

      The effective tax rate for the three months ended March 31, 2002 was approximately 41% and for the three months ended March 31, 2001 was approximately 39%. The difference in the two rates is primarily due to the relationship of permanent tax differences to estimated annual income used in each period to estimate quarterly income taxes.

Comparison of the Years Ended December 31, 2001 and December 31, 2000

Earnings Before Income Taxes

      For the year ended December 31, 2001, earnings before income taxes were $20,108,000, an increase of $8,771,000 from earnings before income taxes of $11,337,000 for the year ended December 31, 2000. The increase was primarily due to a 27% increase in refinery margins, due in part to a reduction in crude oil costs resulting from contract negotiations with suppliers; lower operating expenses, including depreciation and amortization; and a 4% increase in retail merchandise sales with relatively flat margins year-to-year. These increases were offset in part by a 7% decline in refinery sourced finished product sales volumes, due in part to reduced crude oil production and competitive conditions in the Four Corners area; a 10% decline in wholesale fuel volumes sold by Phoenix Fuel to third party customers, due in part to a slowdown in the commercial/industrial sector in Arizona and increased volumes sold in the third quarter of 2000 related to increased diesel demand because of disruptions of natural gas supplies into Arizona; a 5% decrease in Phoenix Fuel finished product margins; and an increase in SG&A.

      In addition, 2001 earnings before income taxes were reduced by $6,212,000 as the result of losses on the disposal/write-down of various refining and retail assets and by $5,409,000 due to the recording of a reserve for a note and interest receivable from Mr. Acridge, as discussed in “Related Party Transactions” and in Note 6 to our consolidated financial statements.

Revenues

      Revenues for the year ended December 31, 2001, decreased approximately $105,683,000 or 10% to $968,679,000 from $1,074,362,000 in the comparable 2000 period. The decrease was due to, among other things, a 10% decline in wholesale fuel volumes sold by Phoenix Fuel to third party customers, due in part to the factors stated above, along with a 6% decrease in related finished product selling prices; an 8% decline in refinery average selling prices, along with a 7% decrease in refinery sourced finished product sales volumes; and a 13% decline in retail refined product selling prices. These decreases were partially offset by a 4% increase in retail merchandise sales.

      The volumes of finished products sold through our retail units decreased approximately 10% from 2000 levels. We closed 20 and sold 19 service stations and opened or acquired three since the beginning of 2000. The volume of finished product sold from service stations that were in operation for a full year in each period decreased approximately 4%. These declines were primarily due to increased price competition in our Phoenix and Tucson markets. Volumes sold from our travel center declined approximately 6%, due in part to direct competition from a truck stop/casino that opened in 2001. This decrease in volume was mitigated as we supplied products to this new truck stop/casino.

Cost of Products Sold

      For the year ended December 31, 2001, cost of products sold decreased $120,487,000 or 14% to $738,514,000 from $859,001,000 in the comparable 2000 period. The decrease was due in part to a 15% decline in average crude oil costs; a 10% decline in wholesale fuel volumes sold by Phoenix Fuel to third party customers, along with a 5% decrease in the cost of finished products purchased; and a 7% decline in refinery sourced finished product sales volumes. These decreases were partially offset by a 4% increase in retail merchandise sales. In addition, 2001 cost of products sold increased by approximately $3,302,000 as a result of a reduction in the carrying value of inventories related to declines in crude oil and refined product prices.

      For the year 2001, certain lower cost refinery LIFO inventory layers were liquidated, which resulted in a decrease in the cost of products sold of approximately $231,000. For the year 2000, certain lower cost Phoenix Fuel LIFO inventory layers were liquidated, which resulted in a decrease in the cost of products sold of approximately $1,737,000.

Operating Expenses

      For the year ended December 31, 2001, operating expenses decreased approximately $8,390,000 or 7% to $114,260,000 from $122,650,000 in the comparable 2000 period. The decrease was due to, among other things, reduced expenses for payroll and related costs for retail operations, including operating bonuses, along with a reduction in other operating expense categories, due in part to the closure of 20 and sale of 19 service stations during 2000 and 2001; lower lease expense due to the repurchase of 59 service stations from FFCA in July 2001, which had been sold as part of a sale-leaseback transaction between us and FFCA in December 1998; decreased payroll and related costs and repair and maintenance expenses for Phoenix Fuel; and lower chemical and additive costs and reduced purchase fuel costs for the refineries. These decreased costs were offset in part by higher refinery costs for materials, contract labor, and utilities.

Depreciation and Amortization

      For the year ended December 31, 2001, depreciation and amortization increased approximately $296,000 or 1% to $33,875,000 from $33,579,000 in the comparable 2000 period. The increase was primarily related to the repurchase of 59 service stations from FFCA in July 2001; newly acquired service stations; the capitalization of the 2000 contingent payment related to the acquisition of the Bloomfield refinery discussed in more detail in Note 3 to our consolidated financial statements; and construction, remodeling and upgrades in retail and refining operations during 2000 and 2001. These increases were offset in part by lower refinery turnaround amortization costs in 2001.

Selling, General and Administrative Expenses

      For the year ended December 31, 2001, SG&A increased approximately $2,491,000 or 10% to $27,864,000 from $25,373,000 in the comparable 2000 period. The increase was primarily due to increased expense accruals for bonuses paid under our management incentive bonus plan in January 2002; certain outside legal expenditures, including expenditures related to transactions involving Mr. Acridge or related entities; certain consulting expenditures; certain related party transactions discussed in more detail in “Related Party Transactions” and in Note 6 to our consolidated financial statements; and accruals for certain environmental costs. These increases were offset in part by lower self-funded group health insurance costs in 2001 due to improved claims experience, severance pay costs incurred in the first quarter of 2000 relating to a reorganization and staff reduction program, and expenditures incurred in 2000 for certain strategic planning costs.

Loss on the Disposal/ Write-down of Assets

      For the year ended December 31, 2001, we recorded a pre-tax loss on the disposal/write-down of assets of $6,212,000. This amount included losses of $609,000 on the sale of assets in the ordinary course of business, primarily related to the sale of 11 service stations; losses of $2,719,000 on the write-down of assets due to impairment, resulting from the application of Statement of Financial Accounting Standard (“SFAS”) No. 121 due to a strategy to sell certain service stations, some of which were closed; losses of $592,000 relating to the value of leasehold improvements included in leased service stations returned to the lessors; and losses of $2,292,000 primarily related to the retirement or replacement of certain refinery property, plant, and equipment. In addition, we recorded a reserve in the amount of $5,409,000 for a note and interest receivable from Mr. Acridge as discussed in “Related Party Transactions” and in Note 6 to our consolidated financial statements.

Interest Expense (Income)

      For the year ended December 31, 2001, interest expense decreased approximately $313,000 or 1% to $24,098,000 from $24,411,000 in the comparable 2000 period. The decrease was primarily due to interest expense in 2000 related to borrowings under our revolving credit facility.

      For the year ended December 31, 2001, interest and investment income decreased approximately $328,000 or 16% to $1,661,000 from $1,989,000 in the comparable 2000 period. The decrease was primarily due to a decline in the amount of funds available for investment in short-term instruments, as a result of the FFCA repurchase.

Income Taxes

      The effective tax rate for the year ended December 31, 2001 was approximately 38% and for the year ended December 31, 2000 was approximately 35%. The difference in the rates was primarily the result of coal seam gas tax and state pollution control credits utilized in 2000.

Comparison of the Years Ended December 31, 2000 and December 31, 1999

Earnings Before Income Taxes

      For the year ended December 31, 2000, earnings before income taxes were $11,337,000, a decrease of $5,119,000 from earnings before income taxes of $16,456,000 for the year ended December 31, 1999. The decrease was primarily due to higher operating expenses, including depreciation and amortization; an 8% decline in refinery sourced finished product sales volumes, due in part to reduced crude oil production in the

Four Corners area, competitive conditions and, in the first quarter of 2000, to customers using inventory they had stored at the end of 1999 in anticipation of potential Y2K problems; a 7% decline in retail fuel margins; and a 19% decline in Phoenix Fuel finished product margins. These decreases were offset in part by an 11% increase in refinery margins, due in part to a reduction in crude oil costs resulting from contract negotiations with suppliers; a 17% increase in retail merchandise sales with relatively flat margins year-to-year; a reduction in SG&A; and a 5% increase in wholesale fuel volumes sold by Phoenix Fuel to third party customers.

      In addition, 1999 earnings were reduced as the result of the write-off of $2,387,000 in net book value of assets that were either demolished for new construction or replaced with new systems.

Revenues

      Revenues for the year ended December 31, 2000, increased approximately $291,679,000 or 37% to $1,074,362,000 from $782,683,000 in the comparable 1999 period. The increase was due to, among other things, a 48% increase in refinery weighted average selling prices; a 41% increase in Phoenix Fuel weighted average selling prices, along with a 5% increase in wholesale fuel volumes sold to third party customers, due in part to increased diesel demand related to allocations and disruptions of natural gas supplies into Arizona, primarily in the third quarter of 2000; and a 17% increase in retail merchandise sales. This increase was partially offset by an 8% decline in refinery sourced finished product sales volumes.

      The volumes of refined products sold through our retail units decreased approximately 2% from 1999 levels. The volume of finished product sold from service stations that were in operation for a full year in each period decreased approximately 3%, while volumes sold from our travel center declined approximately 5%. These declines were offset in part by volumes sold from nine Giant constructed and remodeled service stations, opened in 1999 and 2000, that exceeded the volumes lost from the sale of 10 units during the same period.

Cost of Products Sold

      For the year ended December 31, 2000, cost of products sold increased $290,996,000 or 51% to $859,001,000 from $568,005,000 in the comparable 1999 period. The increase was due in part to a 66% increase in average crude oil costs, despite negotiated supply cost reductions; a 45% increase in the cost of finished products purchased by Phoenix Fuel, along with a 5% increase in wholesale fuel volumes sold to third party customers; and a 17% increase in retail merchandise sales. These increases were partially offset by an 8% decline in refinery sourced finished product sales volumes.

      For the year 2000, certain lower cost Phoenix Fuel LIFO inventory layers were liquidated which resulted in a decrease in the cost of products sold of approximately $1,737,000. For the year 1999, certain higher cost refinery LIFO inventory layers were liquidated which resulted in an increase in the cost of products sold of approximately $2,551,000.

Operating Expenses

      For the year ended December 31, 2000, operating expenses increased approximately $7,051,000 or 6% to $122,650,000 from $115,599,000 in the comparable 1999 period. The increase was due to, among other things, increased retail operating costs related to new service stations opened or acquired in 1999 and 2000, including wages and related costs, and increased retail credit card processing fees resulting from an increase in the number of transactions, as well as the average dollar amount of each transaction due to higher fuel prices. There also were higher costs and increased volumes of purchased fuel for the refineries, along with higher expenditures for catalyst, chemicals and additives. These increases were offset in part by lower lease expenses due to the repurchase of 24 service stations in the third and fourth quarters of 1999, which had originally been sold to FFCA as part of a sale-leaseback transaction completed in December 1998, and reduced expense accruals for refinery related management incentive bonuses. In addition, 2000 reflects reduced retail advertising costs, as well as reduced expenditures for other promotional programs.

Depreciation and Amortization

      For the year ended December 31, 2000, depreciation and amortization increased approximately $2,450,000 or 8% to $33,579,000 from $31,129,000 in the comparable 1999 period. The increase was primarily related to newly acquired service stations; construction, remodeling and upgrades in retail and refining operations during 1999 and 2000; the capitalization of the 1999 contingent payment related to the acquisition of the Bloomfield Refinery; the amortization of refinery turnaround costs; and the repurchase of 24 service stations sold as part of a sale-leaseback transaction between us and FFCA in December 1998. The increase was offset in part by reduced depreciation and amortization in 2000 resulting from the sale of certain natural gas properties that were being amortized in 1999 and the 1999 adjustment of the value of certain real estate assets held for sale.

Selling, General and Administrative Expenses

      For the year ended December 31, 2000, SG&A decreased approximately $2,793,000 or 10% to $25,373,000 from $28,166,000 in the comparable 1999 period. The decrease was primarily due to a more normal contribution of $825,000 to our former Employee Stock Ownership Plan (“ESOP”) in 2000, after a larger than normal $3,000,000 contribution in 1999; lower expenses for the estimated costs of incentive bonuses and accruals for other employee benefits made in 2000 as compared to 1999; and reduced costs related to a reorganization and staff reduction program implemented in the first quarter of 2000. The decrease was offset in part by severance pay costs incurred in 2000 relating to the reorganization and staff reduction program, certain strategic planning costs, and higher wages and related costs. In addition, 1999 costs were reduced because of insurance reimbursements received relating to prior workers compensation claims that we had paid.

Interest Expense (Income)

      For the year ended December 31, 2000, interest expense increased approximately $994,000 or 4% to $24,411,000 from $23,417,000 in the comparable 1999 period. The increase was due in part to additional interest expense related to borrowings from our revolving credit facility in the first six months of 2000 and the capitalization of more interest in 1999.

      For the year ended December 31, 2000, interest and investment income decreased approximately $487,000 or 20% to $1,989,000 from $2,476,000 in the comparable 1999 period. The decrease was primarily due to a decline in the amount of funds available for investment in short-term instruments.

Income Taxes

      The effective tax rate for each of the years ended December 31, 2000 and 1999 was approximately 35%. These rates were somewhat lower than our expected effective tax rate of between 39% and 40% because of coal seam gas tax and state pollution control credits utilized in 2000 and the resolution of various tax matters and deferred tax adjustments in 1999.

Liquidity and Capital Resources

      Our primary sources of liquidity are cash we expect to generate from operating activities, our existing cash balances and, if necessary, future borrowings under our revolving credit agreement.

      On May 14, 2002, we purchased the 61,900 bpd Yorktown refinery for $127,500,000, plus the value of inventory at closing, or $65,200,000, the assumption of certain liabilities, and an earn-out, the maximum amount of which cannot exceed $25,000,000. See “Yorktown Acquisition Agreements.”

      As more fully described below under “Capital Structure,” we have used the proceeds from the sale of the outstanding notes, together with cash on hand and borrowings under our new $100,000,000, three-year senior secured revolving credit facility and our new $40,000,000, three-year senior secured mortgage loan facility, to consummate the Yorktown acquisition, redeem all $100,000,000 of our 9  3/4% notes, and pay related transaction fees and expenses. See “Use of Proceeds.”

Cash Flows

      Operating cash flows decreased for the three months ended March 31, 2002 compared to the three months ended March 31, 2001, primarily as a result of a decrease in cash flows related to changes in operating assets and liabilities in each period, along with a decrease in net earnings in 2002. Net cash used by operating activities totaled $2,562,000 for the three months ended March 31, 2002, compared to net cash provided by operating activities of $7,777,000 in the comparable 2001 period.

      Net cash provided by operating activities totaled $65,256,000 for 2001 compared to $29,492,000 for 2000. Operating cash flows increased for 2001, primarily as a result of an increase in net earnings and related non-cash adjustments in 2001, along with an increase in cash flows related to changes in working capital in each period.

      Working capital at March 31, 2002 consisted of current assets of $130,453,000 and current liabilities of $78,228,000, or a current ratio of 1.67:1. At December 31, 2001, the current ratio was 1.72:1 with current assets of $135,981,000 and current liabilities of $78,837,000.

      Current assets have decreased since December 31, 2001, primarily due to a decrease in cash and cash equivalents. These decreases were offset in part by increases in accounts receivable and inventories. Accounts receivable have increased primarily due to an increase in trade receivables resulting from increased sales volumes and higher finished product selling prices. Inventories have increased primarily due to an increase in refined product prices and exchange, terminal, and refinery onsite refined product inventory volumes. These increases were offset in part by a decrease in Phoenix Fuel and retail refined product inventory volumes.

      Current liabilities have decreased slightly since December 31, 2001, due to a decrease in accrued expenses, offset in part by an increase in accounts payable. Accrued expenses have decreased primarily as a result of the payment and reversal of 2001 accrued bonuses, the payment of 401(k) company matching and discretionary contributions, and the payment of certain accrued interest balances. These decreases were offset in part by higher balances in accounts that were subsequently paid to our self-insured health insurance trust and 2002 accruals for 401(k) company matching and discretionary contributions. Accounts payable have increased primarily as a result of higher raw material and finished product costs.

      Working capital at December 31, 2001 consisted of current assets of $135,981,000 and current liabilities of $78,837,000, or a current ratio of 1.72:1. At December 31, 2000, the current ratio was 1.49:1 with current assets of $165,184,000 and current liabilities of $110,690,000.

      Current assets decreased during 2001, primarily due to a decrease in trade receivables. This decrease was offset in part by an increase in inventories. Trade receivables decreased due to a decrease in weighted average selling prices and lower sales volumes in December 2001 as compared to December 2000. Inventories increased primarily due to an increase in the volumes of refinery crude oil and refinery and Phoenix Fuel refined products on hand. These increases were offset in part by a decline in weighted average inventory costs, along with a decrease in certain retail refined product volumes.

      Current liabilities decreased due to decreases in accounts payable and accrued expenses. Accounts payable decreased primarily as a result of a decrease in the cost of certain raw materials and finished products. In addition, two months of natural gas liquids purchases were included in accounts payable at December 31, 2000, due to the timing of year-end payments. Accrued expenses decreased primarily as a result of the payment of the final accrued contingent payment related to the 1995 acquisition of the Bloomfield refinery more fully discussed in Note 3 to our consolidated financial statements, lower accruals for federal and state excise taxes, settlement and payment of certain legal matters previously accrued for, and lower or reduced accruals for refinery purchased fuel and utilities. These decreases were offset in part by increased accruals for bonus, profit sharing and retirement plans.

      Net cash used in investing activities for the purchase of property, plant and equipment totaled approximately $2,332,000 for the three months ended March 31, 2002. Expenditures were primarily for financial accounting software upgrades, operational and environmental projects for the refineries, and retail operation upgrades. In addition, we made a deposit of $10,000,000 in connection with the acquisition of the Yorktown refinery.

      Net cash used by investing activities of $59,908,000 for 2001 included (a) $57,056,000 for purchases of property, plant and equipment, including $38,052,000 for the repurchase of 59 service stations from FFCA in July 2001 and expenditures for, among other things, certain major maintenance turnaround costs for the Bloomfield refinery, the acquisition and replacement of certain pipeline assets, operational and environmental projects for the refineries, and remodeling and upgrades for retail operations; (b) $5,139,000, representing the final contingent payment required under the purchase agreement relating to our 1995 acquisition of the Bloomfield refinery (the contingent payments are considered additional purchase price, were allocated to the appropriate assets and are being amortized over their remaining useful lives); and (c) $5,602,000 for the purchase of a parcel of land, which we call the Jomax Property, including the purchase of an option and right of first refusal granted by us, from a trust of which Mr. Acridge is the beneficiary, all as more fully described in “Related Party Transactions.” In addition, we received proceeds of $7,889,000 from the sale of property, plant and equipment and other assets in 2001, primarily from the sale of 11 service stations, a bulk petroleum distribution plant, and certain vacant land.

      In December 1998, we sold 83 service stations to FFCA for $51,763,000 and leased them back. Net proceeds to us, after expenses, were $50,124,000. In the second half of 1999, we repurchased 24 of the service stations for $13,711,000, plus closing costs and, in July 2001, we repurchased the remaining 59 service stations for $38,052,000 plus closing costs. These amounts were equal to the original selling prices of the units. Certain deferrals on our consolidated balance sheet relating to the sale-leaseback transaction, including a deferred gain on the original sale to FFCA and deferred lease allocations included in “Other Liabilities and Deferred Income,” and deferred costs associated with the original sale included in “Other Assets,” reduced the value of the assets recorded in property, plant and equipment by $1,736,000. The repurchase of these service stations in 2001 will reduce our average annual lease expense by $4,500,000, while depreciation expense will increase $2,600,000 annually. We repurchased these service stations with cash balances that had been generated, principally from the higher refining margins we experienced during the year, and the lack of pre-payable debt available to us to apply these cash amounts.

      Net cash used in investing activities of $23,424,000 for 2000 included (a) $22,455,000 for, among other things, the assignment of certain leases/subleases to us associated with nine service stations located on the Navajo and Zuni Indian Reservations, the acquisition of an interest in five service stations located on the Navajo Indian Reservation, certain maintenance turnaround costs, operational and environmental projects for the refineries, construction, remodeling and upgrades of retail operations, and the acquisition of customer loaned equipment and construction costs related to the remodeling of a cardlock location for Phoenix Fuel; and (b) $5,442,000, representing the contingent payment required under the purchase agreement relating to our 1995 acquisition of the Bloomfield refinery. In addition, we received proceeds of $4,473,000 from the sale of property, plant and equipment and other assets in 2000, primarily from the sale of eight service stations and certain natural gas properties.

      For the three months ended March 31, 2002, net cash used by financing activities of approximately $1,564,000 relates to fees paid to various financial institutions in connection with financing arrangements for our acquisition of the Yorktown refinery.

      Net cash used by financing activities of $5,640,000 in 2001 included the purchase of 417,300 shares of our common stock, including 400,000 shares purchased from Mr. Acridge, as more fully described in “Related Party Transactions,” for $3,674,000 and the repayment of $1,429,000 of debt. Net cash used by financing activities of $12,395,000 for 2000 included the purchase of $12,157,000 of common stock, including the purchase of 1,169,414 shares for $10,525,000 plus expenses of approximately $213,000 pursuant to a tender offer that closed on February 8, 2000.

Capital Spending

      We have recently revised our budget for capital spending for our Ciniza and Bloomfield refineries. We have budgeted $18,914,000 for capital expenditures in 2002, excluding the Yorktown acquisition and any related capital expenditures, and any other potential acquisitions. Of this amount, $4,233,000 is for the completion of projects that were started in 2001. In addition, $10,298,000 is budgeted for non-discretionary projects, including $5,600,000 of maintenance capital expenditures, that are required by law or regulation or to maintain the physical integrity of existing assets. These expenditures are primarily for operational and environmental projects at our Four Corners refineries, including $2,600,000 for a partial turnaround at the Ciniza refinery. The remaining budget of $4,383,000 is for general capital expenditure contingencies and discretionary projects. We expect that maintenance capital expenditures will be approximately $5,500,000 annually over each of the next three years, exclusive of any growth projects, acquisitions, and acquisition related capital expenditures.

      For our Retail Group and Phoenix Fuel, we have budgeted a combined $4,700,000 for capital expenditures in 2002, related primarily to projects designed to maintain the physical appearances of our service stations. We expect that capital expenditures for our Retail Group and Phoenix Fuel will be approximately $3,300,000 annually over each of the next three years, exclusive of acquisitions and acquisition-related capital expenditures.

      Much of the capital currently budgeted for environmental compliance is integrally related to operations or to operationally required projects. We do not specifically identify capital expenditures related to such projects on the basis of whether they are for environmental as opposed to economic purposes. With respect to capital expenditures budgeted primarily to satisfy environmental regulations, we estimate that approximately $1,900,000, $1,100,000 and $900,000 were spent in 2001, 2000 and 1999, respectively, and that approximately $1,700,000 will be spent in 2002. With respect to our operating expenses for environmental compliance, while we do not keep records specifically identifying or allocating such expenditures, we believe that we incur significant operating expense for such purposes.

      For the Yorktown refinery, we have budgeted $6,569,000 for capital expenditures for the period of 2002 after we acquired it. Of this amount, $3,795,000 is budgeted for non-discretionary projects that are required by law or regulation or to maintain the physical integrity of existing assets. In addition, $2,374,000 is for the replacement of information services that were historically provided by BP, and $400,000 is to increase the rack capacity at the refinery. We expect that maintenance capital expenditures for the Yorktown refinery will be approximately $7,800,000 annually over each of the next three years, exclusive of any growth projects, acquisitions, and acquisition related capital expenditures.

      We continue to investigate other capital improvements to our existing facilities. The amount of capital projects that are actually undertaken in 2002 will depend on, among other things, general business conditions and results of operations. We also are evaluating the possible sale or exchange of other non-strategic or underperforming assets. Changes in the tax laws, changes in federal and state clean air and clean fuel requirements and other changes in environmental laws and regulations also may increase future capital and operating expenditure levels.

Turnaround Costs

      Each refinery operating unit requires regular maintenance, as well as repair and upgrade shutdowns (referred to as “turnarounds”), during which it is not in operation. Turnaround cycles vary for different units. In general, a major refinery turnaround is scheduled every four years. The Ciniza refinery had such a turnaround in 1998 at a cost of approximately $7,200,000. The Bloomfield refinery had a major turnaround in the fourth quarter of 2001 at a cost of approximately $4,500,000. The Yorktown refinery had a major turnaround in 2001 at a cost of approximately $9,700,000.

      The following table summarizes the turnaround schedule for the refineries and estimated costs over the next five years:

Refinery	Year Scheduled	Maintenance Procedure	Estimated Cost

			(in millions)
Ciniza	2002	Alkylation Unit and Crude Unit	$2.6
	2003	Catalytic Cracking Unit	$3.0
Bloomfield	2005	Complete Turnaround	$4.0
Yorktown	2003	Crude and Coker Unit	$7.0
	2006	Catalytic Cracking Unit	$10.0

      Historically, we expensed current maintenance charges and capitalized turnaround costs. Capitalized costs are then amortized over the estimated period until the next turnaround. The American Institute of Certified Public Accountants has issued an Exposure Draft for a Proposed Statement of Position “Accounting for Certain Costs and Activities Related to Property, Plant and Equipment” that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2002, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of operations. At December 31, 2001, we had $12,769,000 of turnaround costs, classified as machinery and equipment, included in property, plant and equipment. We have not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

Capital Structure

      At March 31, 2002 and December 31, 2001, our long-term debt was 65.3% of total capital and our net debt (long-term debt less cash and cash equivalents) to total capitalization percentages were 64.4% and 62.8%, respectively.

      At December 31, 2001 and December 31, 2000, our long-term debt was 65.3% and 66.9% of total capital, respectively, and our net debt (long-term debt less cash and cash equivalents) to total capitalization percentages were 62.8% and 64.4%, respectively. At December 31, 2001, we had $256,749,000 of long-term debt outstanding, excluding the current portion, compared to $258,009,000 at December 31, 2000. At December 31, 2001 our long-term debt primarily consisted of $150,000,000 of 9% senior subordinated notes due 2007 and $100,000,000 of 9 3/4% notes. The indentures supporting these notes contain restrictive covenants that, among other things, restrict our ability, and the ability of our subsidiaries, to create liens, to incur or guarantee debt, to pay dividends, to repurchase shares of our capital stock, to sell certain assets or subsidiary stock, to engage in mergers, to engage in transactions with affiliates or to alter our line of business. These notes are guaranteed by all of our subsidiaries on a senior subordinated basis. As described below, as part of the related financing transactions we entered into in conjunction with the Yorktown acquisition, we redeemed all of the outstanding 9 3/4% notes on June 28, 2002. See “Use of Proceeds” and “Description of Other Debt.”

      In addition, we had a $65,000,000 senior secured revolving credit agreement that was to mature November 14, 2003. This credit agreement was primarily a working capital and letter of credit facility and was secured by eligible accounts receivable and inventories as defined in the credit agreement. Availability under the credit agreement was the lesser of (a) $65,000,000, or (b) the amount determined under a borrowing base calculation tied to the eligible accounts receivable and inventories. At March 31, 2002, the availability of funds under the credit agreement was $65,000,000. There were no direct borrowings outstanding under this facility at March 31, 2002, and there were approximately $3,286,000 of irrevocable letters of credit outstanding, primarily to insurance companies and regulatory agencies. The interest rate applicable to the credit agreement was tied to various short-term indices. At March 31, 2002, this rate was approximately 4% per annum. We were required to pay a quarterly commitment fee ranging from 0.325% to 0.500% per annum of the unused amount of the facility. The exact rate depended on meeting certain conditions in the credit agreement. On May 14, 2002, we replaced this credit agreement with a new $100,000,000 million, three-year, senior secured revolving credit facility. For a description of the new senior, secured revolving credit facility, see “Description of Other Debt.”

      We have used the proceeds from the sale of the outstanding notes, together with cash on hand and initial borrowings under a new $100,000,000, three-year, senior secured revolving credit facility and a new $40,000,000, three-year, senior secured mortgage loan facility to consummate the Yorktown acquisition, redeem all $100,000,000 of our 9 3/4% notes, and pay related transaction fees and expenses of approximately $15,000,000. For a description of the new senior secured revolving credit facility, the new senior secured mortgage loan facility and the Exchange Notes, see “Description of Other Debt” and “Description of the Exchange Notes.”

      Our senior subordinated rating was recently downgraded due to the acquisition of the Yorktown refinery, which was primarily debt financed. This should not have an impact on our ability to borrow funds under our new senior secured revolving credit facility or trigger any event of default under our outstanding notes. We presently have senior subordinated ratings of B3 from Moody’s Investor Services and B from Standard & Poor’s.

      We anticipate that our working capital, including that necessary for capital expenditures and debt service, will be funded through our cash balances, cash generated from operating activities, and borrowings expected to be available under our new senior secured revolving credit facility. Our future liquidity, both short and long-term, will continue to be primarily dependent on producing or purchasing, and selling, sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses. We believe we will have sufficient working capital to meet our needs over the next 12-month period.

      Our operations are subject to fluctuations in supply and demand that could adversely affect costs and selling prices, and in return margins realized. Any long-term adverse relationships between costs and prices could impact our ability to generate sufficient operating cash flows to meet our working capital needs. In addition, our ability to borrow funds under our new senior secured revolving credit facility could be adversely impacted by low product prices that could limit the availability of funds by reducing the borrowing base tied to eligible accounts receivable and inventories. See “Description of Other Debt — New Senior Secured Resolving Credit Facility.” In addition, our new senior secured revolving credit facility also contains certain restrictive covenants that could limit our ability to borrow funds if certain thresholds are not maintained. Although the above factors could impact our ability to generate or access funds, we are not aware of any limiting factors at this time.

      Included in the tables below are lists of our existing obligations and commitments to make future payments under contracts and under commercial commitments as of March 31, 2002.

	Payments Due

							All
							Remaining
Contractual Obligations	Total	2002	2003	2004	2005	2006	Years

Long-term debt	$250,079,000	$33,000	$100,029,000	$17,000	$—	$—	$150,000,000
Capital lease obligations	6,703,000	—	—	—	—	—	6,703,000
Operating leases	18,256,000	3,454,000	3,414,000	2,577,000	1,711,000	1,096,000	6,004,000

Total contractual cash obligations	$275,038,000	$3,487,000	$103,443,000	$2,594,000	$1,711,000	$1,096,000	$162,707,000

	Amount of Commitment Expiration

							All
							Remaining
Other Commercial Commitments	Total	2002	2003	2004	2005	2006	Years

Lines of credit (including standby letters of credit)	$65,000,000	$—	$65,000,000	$—	$—	$—	$—
Standby letters of credit	3,286,000	3,286,000	—	—	—	—	—

Total commercial commitments	$68,286,000	$3,286,000	$65,000,000	$—	$—	$—	$—

      We are also committed under a long-term purchase contract that expires in August 2005 to purchase a minimum of 3,500 barrels per day of natural gasoline at market price plus an additional amount per gallon. In addition, we issued additional letters of credit in connection with the Yorktown acquisition.

Environmental and Other

      Federal, state and local laws and regulations relating to health and the environment affect nearly all of our operations. As is the case with other companies engaged in similar industries, we face significant exposure from actual or potential claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances manufactured, handled, used, released or disposed of by us. Future expenditures related to health and environmental matters cannot be reasonably quantified in many circumstances for various reasons, including the speculative nature of remediation and cleanup cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses that may be available to us and changing environmental laws and interpretations of environmental laws.

      Rules and regulations implementing federal, state and local laws relating to health and the environment will continue to affect our operations. We cannot predict what health or environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or enforced with respect to our products or activities. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could have an adverse effect on our financial position and the results of operations and could require substantial expenditures by us for, among other things: (a) the installation and operation of refinery equipment, pollution control systems and other equipment not currently possessed by us; (b) the acquisition or modification of permits applicable to our activities; and (c) the initiation or modification of cleanup activities. As of March 31, 2002, we had an environmental liability accrual of approximately $2,300,000. Approximately $1,500,000 of this accrual is for the following projects, all of which are discussed in more detail in Note 16 to our consolidated financial statements included in this prospectus: (a) the remediation of the hydrocarbon plume that appears to extend no more than 1,800 feet south of our inactive Farmington refinery; (b) environmental obligations assumed in connection with the acquisition of the Bloomfield refinery; and (c) hydrocarbon contamination on and adjacent to the 5.5 acres that we own in Bloomfield, New Mexico. The remaining amount of the accrual relates to the closure of certain solid waste management units at the Ciniza refinery, which is being conducted in accordance with the refinery’s Resource Conservation and Recovery Act permit; closure of the Ciniza refinery land treatment facility, including post-closure expenses; and certain smaller remediation projects. The environmental accrual is recorded in the current and long-term sections of our consolidated balance sheets. In addition, see the information regarding contingencies in Note 16 to our consolidated financial statements.

      We have assumed certain liabilities and obligations in connection with our purchase of the Yorktown refinery, but we have been provided with specified levels of indemnification for certain matters. These liabilities and obligations include, subject to certain exceptions and indemnifications, all obligations, responsibilities, liabilities, costs and expenses under health, safety and environmental laws, caused by, arising from, incurred in connection with or relating in any way to the ownership of the refinery or its operation. We have agreed to indemnify BP from and against losses of any kind incurred in connection with, or related to, liabilities and obligations assumed by us.

      Environmental obligations we assumed include BP’s responsibilities and liabilities under a consent decree among various parties covering many locations. Parties to the consent decree include the United States, BP Exploration and Oil Co., Amoco Oil Company, and Atlantic Richfield Company. BP entered into the consent decree on August 29, 2001. As applicable to the Yorktown refinery, the consent decree requires, among other things, reduction of NOx, SO2 and particulate matter emissions and upgrades to the refinery’s leak detection and repair program. We estimate that we will incur capital expenditures of between $20,000,000 and $27,000,000 to comply with the consent decree and that these costs will be incurred over a period of approximately five years, although we believe most of the expenditures will be incurred in 2006. In addition, we estimate that we will incur operating expenses associated with the requirements of the consent decree of between $1,700,000 and $2,700,000 per year, beginning in 2002.

      The environmental obligations assumed by us in connection with the Yorktown acquisition also include BP’s obligations under an administrative order issued by EPA in 1991 pursuant to the Resource Conservation and Recovery Act, or “RCRA.” The order requires an investigation of certain areas of the refinery and the development of measures to correct any releases of contaminants or hazardous constituents found in these areas. A RCRA Facility Investigation and a Corrective Measures Study, or “RFI/ CMS,” already has been prepared. It was revised by BP, in draft form, to incorporate comments from EPA and the Virginia Department of Environmental Quality, although a final RFI/CMS has not yet been approved. The draft RFI/CMS proposes certain investigation, sampling, monitoring, and cleanup measures, including the construction of an on-site corrective action management unit that would be used to consolidate hazardous materials associated with these measures. These proposed actions relate to soil, sludge, and remediation wastes relating to certain solid waste management units, groundwater in the aquifers underlying the refinery, and surface water and sediment in a small pond and tidal salt marsh on the refinery property. We estimate that expenses associated with the actions described in the proposed RFI/ CMS will be approximately $15,000,000, and will be incurred over a period of approximately 30 years, with approximately $5,000,000 of this amount being incurred over an initial 6-year period. We may not be responsible, however, for all of these expenditures as a result of the environmental indemnification provisions included in the purchase agreement with BP, as more fully discussed below.

      BP has agreed to indemnify, defend, save and hold us harmless from and against all losses that are caused by, arising from, incurred in connection with or relate in any way to property damage caused by, or any environmental remediation required due to, a violation of health, safety and environmental laws during the operation of the refinery by BP. In order to have a claim against BP, however, the aggregate of all such losses must exceed $5,000,000, in which event our claim only relates to the amount exceeding $5,000,000. After $5,000,000 is reached, our claim is limited to 50% of the amount by which the losses exceed $5,000,000 until the aggregate of all such losses exceeds $10,000,000. After $10,000,000 is reached, our claim would be for 100% of the amount by which the losses exceed $10,000,000. In applying these provisions, losses amounting to less that $250,000 in the aggregate arising out of the same occurrence or matter are not aggregated with any other losses for purposes of determining whether and when the $5,000,000 or $10,000,000 has been reached. After the $5,000,000 or $10,000,000 has been reached, BP has no obligation to indemnify us with respect to such matters for any losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter. Except as specified in the Yorktown purchase agreement, in order to seek indemnification from BP, we must notify BP of a claim within two years following the closing date. Further, BP’s aggregate liability for indemnification under the refinery purchase agreement, including liability for environmental indemnification, is limited to $35,000,000.

      The EPA has issued a rule that requires refiners, including our Yorktown refinery, to produce ultra low sulfur, or “Tier 2,” gasoline by January 2004 and ultra low sulfur diesel by 2006. We anticipate that we will spend approximately $40,000,000 to purchase and install the equipment necessary to produce Tier 2 gasoline at our Yorktown refinery, and project that we will incur these expenditures half in 2003 and half in 2004. We anticipate that we will spend approximately $15,000,000 to purchase and install the equipment necessary to produce ultra low sulfur diesel by 2006, and project that we will incur these expenditures half in 2005 and half in 2006.

      With respect to our Ciniza and Bloomfield refineries, based on our production of low-sulfur diesel fuel, we believe that we will qualify for an extension of the low-sulfur standards until December 2008. We anticipate that we will spend approximately $3,500,000 to make the necessary changes to our Four Corners refineries, primarily in 2003 and 2004, to comply with the new gasoline rule, and approximately $15,000,000, primarily in 2005 and 2006, to comply with the new diesel fuel rule.

      On June 14, 2002, we received a draft compliance order from the New Mexico Environment Department, or “NMED”, in connection with five alleged violations of air quality regulations at the Ciniza refinery. These alleged violations relate to an inspection completed in April 2001. Potential penalties could be as high as $564,000. We expect to provide information to NMED that may result in the modification or dismissal of some of the alleged violations and reductions in the amount of the potential penalties.

Risk Management

      We are exposed to various market risks, including changes in certain commodity prices and interest rates. To manage the volatility relating to these normal business exposures, we have in the past used commodity futures and options contracts to reduce price volatility, to fix margins in its refining and marketing operations and to protect against price declines associated with its crude oil and finished products inventories.

      We had no open commodity futures or options contracts at March 31, 2002. Our credit agreement is floating-rate debt tied to various short-term indices. As a result, our annual interest costs associated with this debt may fluctuate. At March 31, 2002, however, there were no direct borrowings outstanding under the credit agreement.

      On January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to SFAS No. 133.” SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities record all derivatives as either assets or liabilities, measured at fair value, with any change in fair value recognized in earnings or in other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. There was no effect on the our financial position, results of operations, or cash flows as a result of adopting SFAS No. 133.

      Our operations are subject to normal hazards of operations, including fire, explosion and weather-related perils. We maintain various insurance coverage, including business interruption insurance, subject to certain deductibles. We are not fully insured against certain risks because such risks are not fully insurable, coverage is unavailable or premium costs, in our judgment, do not justify such expenditures.

      Credit risk with respect to customer receivables is concentrated in the geographic area in which we operate and relates primarily to customers in the oil and gas industry. To minimize this risk, we perform ongoing credit evaluations of our customers’ financial position and require collateral, such as letters of credit, in certain circumstances.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      We sold the outstanding notes to Banc of America Securities LLC, BNP Paribas Securities Corp., and Fleet Securities, Inc., or the “initial purchasers,” on May 14, 2002. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, Giant, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement. The registration rights agreement requires us to, among other things, at our cost, file a registration statement with the SEC with respect to our offer to exchange the outstanding notes for the exchange notes. The exchange notes will have terms substantially identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions and with respect to the payment of additional interest under circumstances relating to breaches of the registration rights agreement by Giant and the subsidiary guarantors). We are effecting the exchange offer to comply with the registration rights agreement. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part, and a description of the registration rights agreement appears in “Description of the Exchange Notes — Registration Rights; Liquidated Damages.” The term “holder” with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

      Because the exchange offer is for any and all outstanding notes, the number of outstanding notes tendered and exchanged in the exchange offer will reduce the principal amount of outstanding notes outstanding. Following the completion of the exchange offer, holders of the outstanding notes who did not tender their outstanding notes generally will not have any further registration rights under the registration rights agreement, and such outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such outstanding notes could be adversely affected. The outstanding notes are currently eligible for sale pursuant to Rule 144A through the The PORTAL Market®. Because we anticipate that most holders of outstanding notes will elect to exchange them for exchange notes, we anticipate that the liquidity of the market for any outstanding notes remaining after the completion of the exchange offer may be substantially limited.

      Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is an “affiliate” of us or the guarantors, as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

      To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

      Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

      Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

      This prospectus, together with the letter of transmittal, is first being sent on or about July 29, 2002, to all holders of outstanding notes known to us. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on September 9, 2002. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes will bear a different CUSIP number from the outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.

      Holders of outstanding notes do not have any appraisal or dissenter’s rights under the General Corporation Law of Delaware or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

      We shall be deemed to have accepted validly tendered outstanding notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, the certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on September 9, 2002, which is the expiration date, unless we extend it. To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in our reasonable judgment, (a) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or (b) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer for a period of five to ten business days if the exchange offer would otherwise expire during this five to ten business-day period.

      Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Business Wire.

Exchange Offer Procedures

      Only a holder of outstanding notes may tender notes in the exchange offer. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

      To tender outstanding notes effectively, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

      By executing the letter of transmittal you will make to us the representations set forth in the second paragraph under the heading “— Resale of Exchange Notes.”

      All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute an agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal, including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and at your sole risk. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

      If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

      The exchange of notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

      Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible guarantor institution.”

      Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or by an “eligible guarantor institution” within the meaning of Rule l7Ad-15 under the Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; clearing agencies; and savings associations).

Signature on the Letter of Transmittal; Bond Powers and Endorsements

      If a person other than the registered holder of the outstanding notes signs the letter of transmittal, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

      If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book-Entry Transfer

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

      The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

      The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the DTC participant tendering notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

      In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the DTC participant tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Our Rights Under the Exchange Offer

      We will determine all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes in our sole discretion, and our determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

      Although we intend to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

      If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender your outstanding notes with the effect that your tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “— Guarantee of Signatures;”

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us with the letter of transmittal, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•	the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

      The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

      Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on September 9, 2002. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the notes to be withdrawn;

•	identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

      You may not rescind a proper withdrawal of notes. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “— Exchange Offer Procedures.”

Conditions to the Exchange Offer

      Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

      These conditions are for the sole benefit of us and the subsidiary guarantors, and we may assert them or waive them in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of these rights at any time will not be deemed a waiver of these rights, and each of these rights shall be deemed an ongoing right which we may assert at any time and from time to time.

      In addition, we will accept for exchange any outstanding notes tendered, but no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use our best efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Exchange Agent

      The Bank of New York will act as exchange agent for the exchange offer.

      You should direct all executed letters of transmittal to the exchange agent at one of the addresses set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for copies of the notice of guaranteed delivery to the exchange agent, addressed as follows:

      By registered or certified mail:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street — 7 East

New York, New York 10286

Attn: Kin Lau

      By hand/overnight courier:

The Bank of New York
Corporate Trust Services Window, Ground Level
101 Barclay Street
New York, New York 10286

Attn: Kin Lau

      By facsimile (eligible institutions only):

(212) 298-1915

      For telephone inquiries:

(212) 815-3750

      Delivery to an address other than as set forth above will not constitute a valid delivery.

Fees and Expenses

      We will bear the expenses of the exchange offer. We are mailing the principal solicitation. However, our and our affiliates’ officers and regular employees may make additional solicitation by telegraph, telephone, facsimile or in person.

      We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

      We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the trustee, accounting and legal fees, and printing and distribution costs, among others.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes pursuant to the exchange offer. If, however, certificates representing the exchange notes or the outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the outstanding notes. Accordingly, we will recognize no gain or loss for accounting purposes. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Consequences of Failure to Exchange

      As a result of making this exchange offer, we will have fulfilled one of our obligations under the registration rights agreement, and holders who do not tender their outstanding notes generally will not have any further registration rights under the registration rights agreement or otherwise. Accordingly, any holder of outstanding notes that does not exchange those notes for exchange notes will continue to hold the untendered outstanding notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

      The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be offered, resold, pledged or otherwise transferred only:

•	to us (upon redemption thereof or otherwise);

•	pursuant to an effective registration statement under the Securities Act;

•	inside the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A;

•	outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act; or

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

      Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Other

      Participation in the exchange offer is voluntary. You should carefully consider whether to accept the exchange offer. You should consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

BUSINESS

      Unless otherwise noted or the context otherwise requires, the discussion presented in this “Business” section gives effect to the acquisition of the Yorktown refinery and the related financing transactions.

Overview

      We are the only integrated refiner and marketer of petroleum products with refineries in the Four Corners area. As a result of our acquisition of the Yorktown refinery, we also own the only refinery in Virginia, and we have expanded our market presence and more than doubled our refining capacity to approximately 104,500 barrels per day (“bpd”) from approximately 42,600 bpd. In addition, we own and operate 145 service stations with convenience stores or kiosks, a travel center and a wholesale petroleum products distributor. Our operations are divided into three strategic business units:

•	Refining Group. Our Refining Group owns and operates the Ciniza and Bloomfield refineries in New Mexico and the Yorktown refinery in Virginia. In addition to these three refineries, our Refining Group owns and operates a crude oil gathering pipeline system in New Mexico that services our Four Corners refineries, two finished products distribution terminals and a fleet of 81 crude oil and finished product truck transports.

•	Retail Group. Our Retail Group owns and operates 145 retail service stations with convenience stores or kiosks in New Mexico, Arizona and Colorado operating under brand names including Giant, Conoco® and Mustang™. We also own and operate a travel center in New Mexico that is located adjacent to our Ciniza refinery. In 2001, approximately 35% of our Four Corners refineries’ production was sold from our service stations and our travel center.

•	Phoenix Fuel. We believe Phoenix Fuel is the largest wholesale petroleum products distributor in Arizona. It serves the mining, construction, utility, manufacturing, aviation and agriculture industries. As part of our Phoenix Fuel operations, we own and operate five lubricant and bulk petroleum distribution plants, 19 cardlock (unmanned fleet fueling) operations, and a bulk lubricant terminal facility, and a fleet of 64 finished product and lubricant delivery trucks.

      On May 14, 2002, we acquired the Yorktown refinery from BP Corporation North America Inc. and BP Products North America Inc., or “BP,” for $127.5 million, plus the value of associated inventory at closing, or $65.2 million, the assumption of certain liabilities, and an earn-out. The Yorktown refinery is the only refinery in Virginia and services a geographic region from South Carolina to the New York Harbor. The Yorktown acquisition increased our number of refineries from two to three and more than doubled our total refining capacity from approximately 42,600 bpd to approximately 104,500 bpd. Pro forma for the Yorktown acquisition, we would have had net revenues of $1,664. million, net earnings of $16.9 million, EBITDA of $127.3 million and adjusted EBITDA of $145.3 million for the year ended December 31, 2001.

Strategy and Competitive Strengths

      Our strategy is to continue to profitably operate our refining, retail and Phoenix Fuel business units. Our immediate strategic focus is to:

•	efficiently integrate the Yorktown refinery into our existing operations while maximizing the profitability of all of our refineries;

•	work with producers in the Four Corners area to augment crude oil supply;

•	continue to maximize the profitability of our Retail Group by increasing sales of high-margin merchandise and continuing to reduce costs;

•	continue to maximize the profitability of Phoenix Fuel by increasing wholesale fuel volumes, expanding service offerings and broadening its wholesale customer base;

•	increase our cash flow by continuing to reduce operating expenses and eliminating non-essential capital expenditures; and

•	rationalize our asset base by selling non-strategic and underperforming assets and selectively pursuing acquisitions.

      We believe we are well positioned to execute our strategy as a result of the following factors:

      Higher Refining Margins Due to Operations in Attractive Markets. Each of the Ciniza, Bloomfield and Yorktown refineries serves market areas where there are limited alternative refining operations. Each refinery therefore has a competitive advantage due to the transportation costs that others would incur to bring products into our markets. The Yorktown refinery also has the ability to opportunistically sell product into the New York Harbor market, a market where demand has typically exceeded local supply and where margins are typically higher than Gulf Coast margins.

      In the Four Corners market, we face limited competition due to constrained pipeline capacity for refined products into Albuquerque and the transportation costs of delivering additional products to our markets. These economic barriers to entry have contributed to historically higher refining margins for us as compared to margins experienced by Gulf Coast refiners. In 2001, refining margins for our Ciniza and Bloomfield refineries averaged $9.69 per barrel, as compared to the average margin of $4.44 per barrel for Gulf Coast refiners.

      The Yorktown refinery also benefits from transportation cost advantages over refined products shipped from the Gulf Coast into the mid-Atlantic region. As the Yorktown refinery receives and transports products by barge from its dedicated docks, it has greater flexibility to receive and move product than its competitors who rely on a pipeline system. In 2001, on a pro forma basis, the refining margins at the Yorktown refinery were $4.70 per barrel.

      Realization of Benefits of the Yorktown Acquisition. The Yorktown acquisition has more than doubled our refining capacity, to approximately 104,500 bpd, and diversified our geographical presence. Under BP’s ownership, the Yorktown refinery was operated as a part of BP’s global refining, production and distribution system. As such, we believe that the refinery was not always operated to maximize the profitability of the refinery, but rather the refinery’s contribution to BP’s overall operations. Our strategy at the Yorktown refinery will focus on maximizing its profitability, and accordingly, we believe we can operate the Yorktown refinery more profitably than it was operated historically.

      We intend to increase the Yorktown refinery’s profitability by:

•	directing refined products to markets that offer us the highest margin and by optimally sourcing crude oil;

•	increasing local distribution;

•	processing lower grade crude oil, which should produce higher margins;

•	delivering products on short notice to east-coast terminals to take advantage of shortages; and

•	exchanging products to and from the Gulf Coast, the New York Harbor, and the East Coast markets and from our Four Corners refineries based on local demand.

      Diversified Revenue Streams Through Broad Product and Services Offerings. In addition to our refinery operations, we offer a wide range of products and services through our 145 retail service stations with convenience stores or kiosks, our Phoenix Fuel petroleum products distributor, and our travel center. We believe demand for certain of these products and services lessens our exposure to fluctuations in profitability due to changes in refining margins and to adverse economic cycles. Our convenience store operations, in particular, provided relatively high and stable merchandise margins of approximately 28% for each of the last three years, and our merchandise sales volume, based on same store sales, has increased by a compound annual rate of 11% over the last three years. In addition, the Yorktown acquisition further diversified our revenue base as it reduced our dependence on the Four Corners area.

      Favorable Refinery Yields. With the high-quality feedstocks available in the Four Corners area, we are able to achieve refinery yields at our Ciniza and Bloomfield refineries that are comparable to those achieved by some larger, more complex refineries located outside of this area. In addition, the Yorktown refinery is a complex refinery with the ability to process many types of lower-grade crude oils. All three refineries are equipped with fluid catalytic cracking, naphtha hydrotreating, reforming and liquefied petroleum gas recovery units, as well as diesel hydrotreating and sulfur recovery units to manufacture currently required low sulfur diesel fuels. During 2001, these processing configurations enabled our Four Corners refineries to yield 91% of high-value products, including gasoline and diesel fuel, from each barrel of refinery intake, and the Yorktown refinery to yield 88% of high-value products from each barrel of refinery intake. This compares with the 2001 industry average yield of 86% of high-value products.

      Integrated Marketing Network. We have improved our distribution of refined products from our Four Corners refineries through our retail network and by entering into longer-term supply arrangements with existing wholesale and exchange customers. During 2001, we sold approximately 7.7 million barrels of gasoline and 3.1 million barrels of diesel fuel from our Four Corners refineries. Our service stations and our travel center sold approximately 40% of these gasoline sales and 22% of these diesel sales in 2001, or approximately 35% of our Four Corners refineries’ output.

      Experienced Management Team. We have a highly experienced senior management team, with our executive officers having an average of more than 22 years of experience in the energy industry. Our senior management team has significantly improved our operating and financial performance over the last five years and has led us through several industry cycles. In addition, this team has successfully integrated several substantial acquisitions, including the acquisitions of the Bloomfield refinery in October 1995, 96 retail service stations from Thriftway in May 1997, and Phoenix Fuel in June 1997. Fredric L. Holliger had served as Executive Vice President and Chief Operating Officer from October 1989, the date of our inception, to March 2002, when he was named our Chairman of the Board and Chief Executive Officer.

Refining Group

      We operate three refineries, each of which sells into markets where we can supply products at a transportation cost advantage. These three refineries have a total refining capacity of approximately 104,500 bpd, detailed as follows:

•	The Yorktown refinery, located in Yorktown, Virginia — 61,900 bpd;

•	The Ciniza refinery, located in Gallup, New Mexico — 26,000 bpd; and

•	The Bloomfield refinery, located in Farmington, New Mexico — 16,600 bpd.

      Our Ciniza and Bloomfield refineries are the only refineries in the Four Corners area. These refineries currently source crude oil from locally available supplies. Constrained pipeline capacity into Albuquerque and transportation costs of delivering refined products into the Four Corners area provide us with a competitive advantage in this market. We historically have generated higher refining margins than Gulf Coast refineries. From 1997 to 2001, our average annual refining margins have ranged from a low of $4.83 per barrel in 1998 to a high of $9.69 per barrel in 2001, with a weighted average of $6.99 per barrel. During the same period, annual average Gulf Coast refining margins have ranged from a low of $1.82 per barrel in 1999 to a high of $4.44 per barrel in 2001.

      The Yorktown refinery is the only refinery in Virginia and services a geographic region stretching from South Carolina to the New York Harbor. Because it is adjacent to its own deep-water port, the Yorktown refinery benefits from transportation cost advantages over refined products shipped from the Gulf Coast. In 2001, on a pro forma basis, the refining margins at the Yorktown refinery were $4.70 per barrel as compared to the average margin of $4.44 per barrel for Gulf Coast refiners. Historically, this refinery was operated as part of BP’s global network, and we believe may not have been operated to maximize refinery profitability. We will operate the Yorktown refinery to maximize profitability and, as a result, we believe we will be able to operate the refinery to realize higher refining margins than those realized by the refinery as BP operated it.

The Ciniza and Bloomfield Refineries

Refining

      We own and operate the only active refineries in the Four Corners area. The Ciniza refinery is located on 880 acres near Gallup, New Mexico and the Bloomfield refinery is located on 285 acres near Farmington, New Mexico. Although the Ciniza and Bloomfield refineries are 120 miles apart, we operate them in an integrated fashion. Consolidating the environmental, safety, marketing, supply, purchasing, engineering and accounting functions historically has led to efficiency gains and cost reductions.

      Our Ciniza and Bloomfield refineries primarily process a mixture of high gravity, low sulfur crude oil, condensate and NGLs. NGLs consist of natural gasoline, normal butane and isobutane and are used as gasoline blending components and to supply the isomerization and alkylation units of the refineries. NGLs increase the percentage of gasoline and the octane levels that the refineries can produce, which typically increases our refining margins. NGLs further enhance refinery margins because we typically have been able to purchase NGLs at a lower cost per barrel than crude oil.

      We believe that the technical capabilities of these two refineries, together with the high quality of locally available feedstocks, enable us to achieve favorable refinery yields. Both refineries are equipped with fluid catalytic cracking, naphtha hydrotreating, reforming, and liquefied petroleum gases recovery units, as well as diesel hydrotreating and sulfur recovery units to manufacture low sulfur diesel fuel that meets currently-effective requirements. The Ciniza refinery utilizes an alkylation process to manufacture high-octane gasoline from its catalytic cracking unit. The Bloomfield refinery accomplishes this using a catalytic polymerization unit. The Ciniza refinery also is equipped with an isomerization unit, which enables it to produce additional gasoline through the processing of NGLs, and cogeneration facilities. These processing configurations enabled the refineries to yield 91% of high-value products, including gasoline and diesel fuel, from each barrel of refinery intake in 2001. This compares with the 2001 industry average yield of 86% of high-value products. The refineries’ product slate can include 100% unleaded gasoline or 100% low sulfur diesel fuel.

      During 2001, we sold approximately 7.7 million barrels of gasoline and 3.1 million barrels of diesel fuel from our Ciniza and Bloomfield refineries. Our service stations and our travel center sold approximately 40% of these gasoline sales and 22% of these diesel sales, or a total of approximately 35% of combined production, in 2001. Gasoline and diesel deliveries made through product exchanges with other oil companies accounted for approximately 15% of the volume sold by these refineries in 2001. The remaining gasoline and diesel sales were made to wholesalers, retailers and industrial/ commercial customers. Supplementing sales barrels sourced from both refineries were purchases for resale of gasoline and diesel from other sources. We market our remaining refined products to various third party customers.

      Set forth below is data with respect to the Ciniza and Bloomfield refinery operations and the primary refined products produced during the indicated periods.

	Year Ended December 31,

	2001	2000	1999	1998	1997

Feedstock throughput (bpd):
Crude oil	27,000	29,600	31,900	32,500	33,700
NGLs and oxygenates	6,200	5,800	6,500	5,700	6,500

Total	33,200	35,400	38,400	38,200	40,200

Crude oil throughput (as a % of total)	81%	84%	83%	85%	84%
Rated crude oil capacity utilized	73%	80%	87%	88%	92%
Refinery margin ($/bbl)	$9.69	$7.63	$6.89	$4.83	$6.39
Products (bpd):
Gasoline	21,400	22,500	23,800	23,800	24,800
Diesel fuel	8,600	9,600	10,700	11,400	11,000
Jet fuel	—	—	—	—	800
Other	3,200	3,300	3,900	3,000	3,600

Total	33,200	35,400	38,400	38,200	40,200

High value products (as a % of total):
Gasoline	65%	64%	62%	62%	62%
Diesel fuel	26%	27%	28%	30%	27%
Jet fuel	—	—	—	—	2%

Total	91%	91%	90%	92%	91%

Raw material supply

      The Four Corners area serves as our primary source of crude oil and NGLs for our Ciniza and Bloomfield refineries. The locally produced, high-quality crude oil known as Four Corners Sweet is our primary feedstock. Four Corners Sweet has a high gravity and low sulfur content. The Four Corners basin is a mature production area and is subject to natural decline in production over time. In the past, this natural decline has been offset to some extent by new drilling, field workovers, and secondary recovery projects, which have resulted in additional production from existing reserves. Many of these projects were cut back, however, when crude oil prices declined dramatically in 1998. Although crude oil prices have recovered from 1998 levels, a lower than anticipated allocation of capital to Four Corners basin production activities has resulted in greater than anticipated net declines in production.

      We supplement the Four Corners crude oil used at the Ciniza and Bloomfield refineries with other feedstocks as necessary. These feedstocks currently include locally produced NGLs and other feedstocks produced outside of the Four Corners area. We continue to evaluate supplemental feedstock alternatives for our refineries on both a short-term and long-term basis.

      We also are assessing other long-term options to address the continuing decline in Four Corners crude oil production. Among the options we are considering are: (a) encouraging, and occasionally sponsoring, exploration and production activities in the Four Corners area; and (b) examining other potentially economic raw material sources, such as crude oil produced outside the Four Corners area. If we experience a significant long-term decline in available Four Corners crude oil supply, our profitability may be affected.

      We currently acquire crude oil from a number of sources, including major oil companies and large and small independent producers, under arrangements that contain market-responsive pricing provisions. Many of these arrangements are subject to cancellation by either party or have terms that are not in excess of one year. In addition, these arrangements are subject to periodic renegotiation, which could result in higher prices being paid for crude oil or lost crude oil volumes. In 2000 and 2001, certain crude oil contracts were renegotiated resulting in our ability to reduce our crude oil acquisition costs. During 2001, we obtained approximately 24% of our Four Corners refineries’ crude oil supply pursuant to a contract with Exxon Mobil and approximately 15% of our Four Corners refineries’ crude oil supply pursuant to a contract with Texaco Exploration and Production, Inc., each of which is negotiated annually. A small percentage of the Four Corners refineries’ purchases are structured as exchange agreements. In the exchanges, purchases are made in conjunction with matching sales to the supplier at other domestic locations, as may be negotiated periodically. The effect of these arrangements is to make a portion of the cost of the refineries’ supply dependent upon market conditions in other locations, which may differ from those in the Four Corners area. These arrangements currently have a nominal effect on our crude oil acquisition costs.

      We currently acquire the majority of our NGLs pursuant to a long-term agreement. This agreement contains market sensitive pricing arrangements under which prices are adjusted on a monthly basis.

Transportation

      Crude oil supply for the Four Corners refineries comes primarily from the Four Corners area and is either connected by pipelines, including ours, or delivered by our truck transports to pipeline injection points or refinery tankage. We now have approximately 239 miles of pipeline for gathering and delivering crude oil to our refineries. The pipeline system supplying our Four Corners refineries reaches into the San Juan Basin and connects with local common carrier pipelines. During the second quarter of 2002, we sold approximately 132 miles of pipeline we previously owned. We continue to ship crude oil on the pipeline segments that were sold. The Ciniza refinery receives NGLs primarily through our 13-mile pipeline connected to a NGLs fractionation plant. Currently, more than 30 of our truck transports are involved in collecting crude oil from producing wells to supply the refineries.

Marketing and distribution

      The Four Corners area is the primary market area for our products refined at the Ciniza and Bloomfield refineries. Our secondary markets include the Albuquerque area, the largest market in New Mexico, and the Northern Arizona area. These secondary markets are primarily supplied from the Ciniza refinery or our Flagstaff products terminal. We estimate that during 2001 our gasoline production was distributed approximately 49% in New Mexico, 38% in Arizona, 12% in Colorado and 1% in Utah; and our diesel production was distributed approximately 55% in New Mexico, 35% in Arizona, 9% in Colorado and 1% in Utah. Our truck transports support refinery sales in our primary market as well as our secondary markets. These vehicles transported approximately 46% of the Ciniza and Bloomfield refineries’ sales barrels in 2001. Customer or common carrier trucking transported the remaining 54%. Approximately 35% of our refined product volumes were sold through our retail units in 2001, including sales of products received from others in exchange for products from our refineries.

Terminal operations

      In May 1999, we opened a 6,000 bpd capacity finished products terminal near Flagstaff, Arizona. This terminal includes 65,000 barrels of finished product tankage and a truck loading rack with three loading spots. We could expand the terminal capacity to 12,000 bpd of finished products at an estimated cost of approximately $300,000 if demand for finished products in this market increases and we are able to source sufficient crude supply. Product deliveries to the Flagstaff terminal are being made by truck transport from Phoenix, Arizona or our refineries. In July 1995, we acquired a 10,000 bpd capacity finished products terminal in Albuquerque, New Mexico. This terminal includes approximately 170,000 barrels of finished product tankage and a truck loading rack with two loading spots. Product deliveries to this terminal are made by truck transport from our Ciniza refinery or by pipeline from El Paso, Texas. These terminals are part of our strategy to maximize both product volumes and margins for the Ciniza and Bloomfield refineries, and to maximize our customer base.

The Yorktown Refinery

Refining

      The Yorktown refinery is a 61,900 bpd coking refinery located on 570 acres of land known as Goodwin’s Neck, which lies along the York River in York County, Virginia. The Yorktown refinery is situated adjacent to its own deep-water port on the York River, close to the Norfolk military complex and Hampton Roads shipyards. We believe this location allows the refinery to realize transportation advantages of as much as $1.25 per barrel compared with Gulf Coast refineries shipping to the mid-Atlantic market. The Yorktown refinery began operations in 1956 under the ownership of Amoco Oil Company, and has been repeatedly expanded and upgraded to be modern and efficient. The Yorktown refinery’s sales historically have been concentrated in Eastern Virginia and Maryland, where more than 50% of its gasoline production was sold. The Yorktown refinery’s most profitable markets are the Yorktown peninsula and Salisbury, Maryland. Under our ownership, we believe we can expand the Yorktown refinery’s refining capacity to 75,000 bpd at a total cost of approximately $5 million, and will consider doing so depending on market conditions. Our strategy at the Yorktown refinery will focus on maximizing its profitability, which may include processing lower-grade, low cost crude oil and selling products into higher-margin markets. As a result, we believe we can operate the Yorktown refinery more profitably than it was operated historically.

      The Yorktown refinery has a Solomon complexity rating of 11.0 and in 2001 yielded 88% of high-value products from each barrel of refinery intake. The Yorktown refinery can manufacture both conventional and reformulated gasoline, as well as low- and high-sulfur diesel. It is capable of processing heavy, high acid crude oils, as well as light and heavy sweet crude oils. It has demonstrated its ability to process 21 different types of crude oil annually, which are sourced from Canada, the North Sea, West Africa, South America and the Far East. The refinery’s strategic location on the York River and its own deep-water port access allow it to easily receive supply shipments from these regions and provide flexibility to transport finished products by barge, without dependence on area pipelines. During 2001, the Yorktown refinery sold approximately 11.6 million barrels of gasoline, 7.1 million barrels of diesel fuel and No. 2 fuel oil, 870,000 barrels of liquid petroleum gases and 222,806 short tons of petroleum coke.

      Set forth below is data with respect to the Yorktown refinery operations and the primary refined products produced during the indicated periods.

	Year Ended December 31,

	2001	2000	1999	1998

Feedstock throughput (bpd):
Crude oil and residual feedstocks	55,478	59,996	56,256	55,468
Intermediates	5,210	5,784	4,549	2,451

Total	60,687	65,780	60,805	57,918

Rated crude oil capacity utilized	90%	97%	91%	90%
Products (bpd):
Gasoline	33,356	36,000	32,898	28,318
Diesel fuel and No. 2 fuel oil	19,941	22,589	19,433	19,865
Other(a)	9,419	9,501	11,166	11,567

Total	62,716	68,090	63,498	59,750

High-value products (as a percentage of total feedstocks):
Gasoline	55%	55%	54%	49%
Diesel fuel and No. 2 fuel oil	33%	34%	32%	34%

Total	88%	89%	86%	83%

(a)	Other products includes petroleum coke converted to a fuel oil equivalent number of barrels.

      During 1999, the Yorktown refinery switched from a sour crude facility to a heavy sweet crude facility, partially due to the decreased supply of Venezuelan sour crude oil. Completed at a cost of approximately $100,000, the project reduced the refinery’s crude sulfur input by a factor of four, enabling it to reduce sulfur content in compliance with EPA-mandated specifications well in advance of the 2004 deadline. This reduction in crude sulfur input allowed the refinery to reduce sulfur in its products while increasing production of higher-quality reformulated gasoline and low sulfur distillate. As part of the crude switch project, the sulfur recovery unit was modified to permit appropriate turndown when operating on low sulfur input; however, the refinery is capable of processing sour crude oils by reversing the prior modifications should there be an economic advantage to do so. As a result of the decision to switch from sour to sweet crude oil, the Yorktown refinery ran at a reduced rate for seven days. Additionally, due to the residual of sour crude in the tanks post-switch, the Yorktown refinery was forced to sell product at lower margins, resulting in reduced operating profits.

Raw material supply

      Most of the Yorktown refinery’s feedstocks come from Canada, the North Sea, West Africa, South America, and the Far East. The ability to process a wide range of crude oils allows the Yorktown refinery to vary crude oils in order to maximize margins. The incoming crude slate includes 30,000-40,000 bpd of heavy sweet crude oil, 10,000-15,000 bpd of low sulfur atmospheric and/or vacuum residuum, and 5,000-10,000 bpd of light sweet crude oil. To assure continued supply while we integrate the Yorktown refinery, we have entered into agreements requiring BP to provide, for periods ranging from six months to one year after the acquisition, 100% of the refinery’s feedstock supply, including crude oil and intermediate feedstocks, and other raw material needs. We are not obligated to receive our feedstock supply from BP, and may terminate the agreements at any time with 30 days notice. We believe there are abundant sources of crude oil and other raw material supply for the Yorktown refinery.

      The Yorktown refinery also imports process unit feedstocks to supplement the various process units, and blendstocks to optimize the product blending operations. Reformer naphtha is the most commonly imported feedstock, although gas oil is imported from time to time. Subsequent to the crude switch project, the refinery increased its alkylate and MTBE imports for increased levels of reformulated gasoline production. The refinery also occasionally imports reformates, aromatics and sub-octane gasolines.

Transportation

      The Yorktown refinery’s strategic location on the York River and its own deep-water port access allow it to easily receive supply shipments from various regions of the world. All of the crude oil supplied to the Yorktown refinery is delivered to it by barge to its dock. As a result, it has greater flexibility to receive and move product than its competitors who rely on pipeline systems.

Marketing and distribution

      We group the Yorktown refinery’s end markets into tiers, which represent varying refining margin potential. Tier 1 areas have the highest refining margin potential and include the Yorktown region. Tier 2 markets include Salisbury and Baltimore, Maryland. Norfolk and North and South Carolina are considered Tier 3 markets, and the New York Harbor area is designated Tier 4. We will focus on selling products within Tiers 1, 2 and 3, unless favorable refining margin opportunities arise in markets like the New York Harbor.

      During 2001, the Yorktown refinery’s sales were concentrated in Eastern Virginia and Maryland, where more than 50% of its gasoline production was sold. Approximately 90% of product volume moves across the marine dock, with the remaining amount being transported by truck or rail. Third-party truck transports are primarily used to deliver products to the refinery’s Tier 1 customers. The CSX rail system, on which the refinery is located, transports shipments of mixed butane and anode coke from the refinery to its customers.

Terminal operations

      The refinery’s dock system, which is capable of handling 80,000 ton deadweight tankers and barges up to 100,000 barrels, handles all crude oil receipts and the bulk of the finished product. The refinery includes approximately 1.9 million barrels of crude tankage, including approximately 500,000 barrels of storage capacity through leased tanks from Virginia Power. The refinery also owns approximately 600,000 barrels of gasoline tank storage, 800,000 barrels of gasoline blendstock storage, and 300,000 barrels of distillate tank storage. We believe we can increase the capacity of the truck loading rack through an upgrade of the rack for a cost of approximately $800,000.

Retail Group

      We own and operate 145 service stations with full convenience stores or kiosks. These service stations are located in New Mexico, Arizona and Colorado, where we have been active in retail marketing for more than 20 years. Our retail operations provide a market outlet for a significant portion of our Ciniza and Bloomfield refineries’ production. In 2001, our service stations and our travel center sold approximately 35% of our combined total production from our Ciniza and Bloomfield refineries. We regularly invest to upgrade our service station network, including signage upgrades and other enhancements. During 2000 our service stations averaged fuel margins of 16.8 cents per gallon compared to a national average of 13.3 cents per gallon. In addition, our service stations generated fuel gross profit dollars per store of $219,772 in 2001 compared to a national average of $168,000.

      Our convenience stores sell items such as general merchandise, tobacco products, alcoholic and nonalcoholic beverages, fast food, health and beauty aids, and automotive products, and most of our locations offer ATM services. These stores offer a mix of our own branded food service/deli items and certain of the stores offer nationally franchised products such as Blimpie, Taco Bell and A&W. Our kiosks offer limited merchandise, consisting primarily of tobacco products, but also including candy and other snacks and some automotive products.

      We obtained all of our kiosk operations as ancillary assets in acquisition transactions, and we do not develop new kiosk operations. During 2000 our convenience stores and kiosks exceeded national industry averages in several performance categories, including merchandise gross margin and merchandise sales per store. Our same store merchandise sales volume increased by a compound annual growth rate of approximately 11% over the last three years.

      We attribute our strong performance to our focus on site location, access/design, automation, attractive merchandising and an emphasis on value-added customer service. We have a strong commitment to customer service, and believe we retain the loyalty of many of our customers through our use of promotional items and offerings of free air and water.

      As a result of our ongoing retail asset evaluation initiated in 2001, we identified 60 non-strategic or underperforming units for possible divestiture, most of which included kiosks rather than full convenience stores. We subsequently removed 13 of these units from the list due to improved performance. Of the remaining units, 13 have been sold, eight have been closed and reclassified as assets held for sale and one leased unit has been returned to its owner. We continue to operate the remaining 25 stations and may divest them if we receive and negotiate acceptable offers. In addition, we closed 12 other units in the first half of 2001. Seven of these units are classified as assets held for sale, we returned three leased units to their owners, and we are attempting to sublease two others. Additionally, management agreements for four Navajo-owned service stations were terminated in 2001 and the locations returned to their owners. In addition, consistent with our stated strategy to rationalize our asset base, we also are evaluating the possible sale of certain additional retail assets if acceptable terms can be negotiated.

      In 2001, we continued to re-brand various service stations in an effort to consolidate the number of gasoline brands under which our products are sold. At December 31, 2001, we had 25 Giant branded sites, 54 Mustang branded sites, seven Thriftway branded sites, and one each of Gasamat, Gasman and Diamond Shamrock branded sites. At December 31, 2001, we had converted an additional 62 units (including the travel center) to the Conoco brand pursuant to a 1997 strategic branding/licensing agreement with Conoco Oil Co. This agreement allows us to brand approved gasoline locations with the Conoco gasoline brand. We are considering re-branding the remaining 10 miscellaneous branded sites.

      In addition to our service stations, we own and operate a travel center adjacent to the Ciniza refinery on I-40. The travel center provides a direct market for a portion of the Ciniza refinery’s diesel production, which we can sell at virtually no incremental transportation cost. During 2001, we sold approximately 23.1 million gallons of diesel fuel at the travel center (approximately 27% of the Ciniza refinery’s total diesel production). The travel center facility includes 18 high volume diesel fuel islands, a large truck repair facility, and a 29,000 square foot shopping mall. It also contains a 265-seat, full-service restaurant; Taco Bell, Pizza Hut Express and A&W Root Beer fast food operations; two large convenience stores; a 24-hour movie theater; a hair salon; and other accommodations such as showers, laundry, security and lighted parking. During 2002, we plan to add a state of the art business center, serving the needs of both professional drivers and local residents.

      Set forth below is data with respect to our retail operations for the indicated periods.

	Year Ended December 31,

	2001	2000	1999	1998	1997

Retail Group
Service Stations
Fuel gallons sold (in thousands)	187,152	208,125	211,873	184,375	125,219
Product margin ($/gallon)	$0.170	$0.168	$0.179	$0.206	$0.213
Merchandise sold ($ in thousands)	$138,403	$131,825	$111,603	$95,496	$67,601
Merchandise margin	28%	28%	28%	30%	30%
Number of outlets at year end	150	179	172	166	148
Travel Center
Fuel gallons sold (in thousands)	24,964	26,698	27,991	24,950	19,434
Product margin ($/gallon)	$0.103	$0.104	$0.111	$0.111	$0.111
Merchandise sold ($ in thousands)	$6,128	$6,719	$7,291	$7,331	$7,382
Merchandise margin	44%	46%	45%	45%	44%
Number of outlets at year end	1	1	1	1	1

Phoenix Fuel

      Phoenix Fuel, we believe, is the largest wholesale petroleum products distributor in Arizona. Phoenix Fuel markets gasoline, diesel fuel, jet fuel, kerosene, motor oil, hydraulic oil, gear oil, cutting oil, grease, and various chemicals and solvents. Phoenix Fuel operates five lubricant and bulk petroleum distribution plants, 19 cardlock locations, a bulk lubricant terminal facility and a fleet of 32 finished product transports, 21 finished product tankwagons and 11 lubricant delivery trucks. Phoenix Fuel’s operations are located throughout Arizona, and it markets primarily in Arizona and also in Nevada, New Mexico and Texas. Phoenix Fuel offers its customers a variety of services, including fuel management systems, tank level monitoring, and automated dispatch. Phoenix Fuel markets under the trade names Phoenix Fuel, Firebird Fuel, Tucson Fuel and Mesa Fuel. Phoenix Fuel’s principal markets are mining, construction, utility, manufacturing, aviation and agriculture.

      In December 2001, Phoenix Fuel sold its lubricants business in Las Vegas, Nevada. Phoenix Fuel will continue to distribute finished products to customers in southern Nevada.

      During 2001, Phoenix Fuel sold approximately 394.2 million gallons of gasoline and diesel fuel for approximately $364.6 million. Sales of additional products, including approximately 4.5 million gallons of lubricants and other related items, totaled approximately $25.7 million during 2001. Phoenix Fuel primarily purchases the petroleum products it sells from other refiners and marketers and to a lesser extent from the

Refining Group. Phoenix Fuel is a large purchaser of refined products supplied into the Phoenix and Tucson markets.

      Set forth below is data with respect to our Phoenix Fuel operations for the indicated periods.

	Year Ended December 31,

	2001	2000	1999	1998	1997

Phoenix Fuel
Fuel gallons sold (in thousands)	394,158	424,290	351,949	314,763	172,121
Product margin ($/gallon)	$0.050	$0.052	$0.064	$0.067	$0.075
Lubricant sales ($ in thousands)	$22,347	$24,210	$22,067	$22,517	$12,923
Lubricant margin	17%	16%	15%	14%	14%

Oxygenates

      The government has mandated the use of gasoline containing oxygenates in certain areas in which we sell motor vehicle fuel. Oxygenates are oxygen-containing compounds that can be used as a motor vehicle fuel supplement to reduce carbon monoxide emissions. We anticipate that we will be able to purchase sufficient quantities of oxygenates from third parties at acceptable prices for the foreseeable future.

Employees

      We employed approximately 2,317 persons as of March 31, 2002, including approximately 2,092 full-time and approximately 225 part-time employees. The Retail Group employed approximately 1,598 persons, including approximately 220 part-time. The Refining Group employed approximately 419 persons, including two part-time. Phoenix Fuel employed approximately 201 persons, including two part-time. Corporate staff operations employed approximately 97 persons, including one part-time. As of June 30, 2002, the Yorktown refinery also employed approximately 190 persons.

      We historically have had no employees covered by a collective bargaining agreement. The hourly workforce at the Yorktown refinery is represented by the Paper, Allied — Industrial, Chemical and Energy Workers International Union Local 2-10 pursuant to an agreement that expires in 2006.

Competitive Conditions

      Our industry is highly competitive. Many of our competitors are large, integrated oil companies which, because of their more diverse operations, stronger capitalization and better brand name recognition, may be better able than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition.

      The principal competitive factors affecting our refining operations are: (a) the quality, quantity and delivered costs of crude oil, NGLs and other refinery feedstocks; (b) refinery processing efficiencies; (c) refined product mix; (d) refined product selling prices; (e) refinery processing costs per barrel; (f) the cost of delivering refined products to markets; and (g) the ability of competitors to deliver refined products into our market areas by pipeline or other means.

      The principal competitive factors affecting our retail marketing business are (a) location of service stations, (b) product price, (c) product availability and cost, including prices being offered for refined products by major oil companies to our competitors in certain markets, (d) appearance and cleanliness of service stations, (e) brand acceptance, and (f) the development of gasoline retail operations by non-traditional marketers.

      The principal competitive factors affecting Phoenix Fuel are (a) the availability of product supply from other refiners and marketers, and (b) the ability to generate margins sufficient to cover fixed and variable expenses.

Competitors in the Four Corners Market

      Our competitors have refineries that are located outside the Four Corners area. Some of our competitors’ refineries are larger and more efficient than our refineries. As a result, many of these refineries have lower per barrel crude oil refinery processing costs. We compete with major and larger integrated oil companies and with independent refiners in Southeastern New Mexico, West Texas, the Texas Panhandle, Utah, Colorado and Southern California in connection with the sale of refined products. Refined products from the Texas and Southeastern New Mexico refineries can be shipped to Albuquerque, New Mexico, primarily through two common carrier pipelines, the Chevron line originating in El Paso, Texas and the Emerald Line originating in Amarillo, Texas. In late 1999, an existing NGLs pipeline was converted to a refined products pipeline. This converted line originates in Southeastern New Mexico and delivers petroleum products into the Four Corners area and diesel fuel to a terminal in Moriarty, New Mexico, 40 miles east of Albuquerque. We understand that projects to expand the pumping capacity of the pipeline and to expand the terminal in Moriarty to include gasoline and jet fuel have been completed. This project, mergers between large integrated oil companies and upgrades to competitors’ refineries and pipeline systems have resulted in increased competition for our southwestern U.S. operations.

      We are aware of a number of actions, proposals or industry discussions regarding product pipeline projects that could impact portions of our marketing areas. One of these projects is the potential conversion and extension of the existing Texas-New Mexico crude oil pipeline to transport refined products from West Texas to New Mexico, including Albuquerque and potentially Bloomfield. Another potential project would take product on to Salt Lake City, Utah. Previously these two projects were referred to as the Aspen Pipeline. In addition, various actions have been undertaken to increase the supply of refined products to El Paso, Texas, including the Longhorn Pipeline project. El Paso, Texas is currently connected by the Chevron pipeline to the Albuquerque, New Mexico area to the north and by the Kinder-Morgan pipeline to the Phoenix and Tucson, Arizona markets to the west. The completion of some or all of these projects could result in increased competition by increasing the amount of refined products potentially available in these markets, as well as improving competitor access to these areas. It also could result in new opportunities for us, as we are a net purchaser of refined products in some of these areas.

Competitors in the Yorktown Refinery’s Market

      The Yorktown refinery is located in the petroleum administration defense district, or “PADD 1.” PADD 1 product demand is approximately 5 million bpd. There are 11 refineries located in PADD 1 supplying approximately 1.7 million bpd of refined products. The balance, approximately 3.3 million bpd, is imported from other PADD refiners, primarily the Gulf Coast via the Colonial Pipeline (2.8 million bpd) and offshore refiners by water transport (.5 million bpd). We believe the Yorktown refinery’s position between the Gulf Coast and the New York Harbor provides a cost advantage versus Gulf Coast refiners of as much as two to three cents per gallon, or approximately $1.25 per barrel. The refinery’s ability to produce conventional and reformulated gasolines, plus on road diesel fuel (low sulfur) and heating oil (high sulfur) adds flexibility for the marketing of products. The Yorktown refinery competes with major and larger integrated refiners in PADD 1 and the Gulf Coast.

Legal Proceedings

      We are a party to ordinary routine litigation incidental to our business. In addition, see the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental and Other,” the discussion contained in “Related Party Transactions” and the information regarding contingencies in Note 16 to our consolidated financial statements.

YORKTOWN ACQUISITION AGREEMENTS

      On May 14, 2002, we acquired the Yorktown refinery from BP Corporation North America Inc. and BP Products North America Inc., or “BP,” for $127.5 million, plus the value of associated inventory at closing, or $65.2 million, the assumption of certain liabilities, and an earn-out.

      As part of the Yorktown acquisition, we agreed to pay to BP, beginning in 2003 and concluding at the end of 2005, earn-out payments up to a maximum of $25.0 million when the average monthly spreads for regular reformulated gasoline or No. 2 distillate over West Texas Intermediate, or “WTI,” equivalent light crude oil on the New York Mercantile Exchange, or “MERC spreads,” exceed $5.50 or $4.00 per barrel, respectively. The MERC spreads are highly correlated with historical Yorktown refinery margins. The earn-out payment will equal the MERC spreads multiplied by a fixed volume of 10,000 bpd each (approximately one-third of capacity of the Yorktown refinery). If the earn-out is triggered, we expect to benefit from the improved margins on any volumes in excess of 10,000 bpd, provided that the MERC spreads are not excessively volatile. The average monthly MERC spreads for June 2002 were $6.48 and $1.68 per barrel for reformulated gasoline and No. 2 distillate, respectively.

      We have assumed certain liabilities and obligations in connection with our purchase of the Yorktown refinery. These assumed liabilities include, subject to certain exceptions, all obligations and liabilities under health, safety and environmental laws caused by, arising from, incurred in connection with or relating in any way to the ownership of the Yorktown refinery or its operation. We have agreed to indemnify BP against losses of any kind incurred in connection with or related to the liabilities and obligations we have assumed. As described below, we only have limited indemnification rights against BP.

      In particular, we assumed BP’s responsibilities and liabilities under a consent decree, dated August 29, 2001, among the United States, BP Exploration and Oil Co., Amoco Oil Company, and Atlantic Richfield Company. The consent decree requires the Yorktown refinery, among other things, to reduce NOx, SO2 and particulate matter emissions and to upgrade the refinery’s leak detection and repair program. We estimate, and considered in our purchase price for the Yorktown refinery, that we will incur capital expenditures of approximately $20 to $27 million to comply with the consent decree over a period of approximately five years, although we believe we will incur most of these expenses in 2006. In addition, we estimate that we will incur operating expenses associated with the requirements of the consent decree of approximately $1.6 to $2.6 million per year.

      BP has agreed to indemnify us for all losses that are incurred by us and relating to (a) BP’s breach or failure to perform any covenant or agreement in the agreement, (b) BP’s breach of a representation or warranty in the agreement that survives the closing of the Yorktown acquisition, (c) liabilities prior to the closing date for litigation, personal injury or wrongful death claims, or (d) BP’s failure to comply with bulk sales laws. In order to have a claim against BP for losses relating to any of these matters, the aggregate of all losses from these matters must exceed $4.0 million. Losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter are not aggregated with other losses for the purpose of reaching the $4.0 million threshold. After the threshold has been reached, BP has no obligation to indemnify us with respect to such matters for any losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter.

      BP also has agreed to indemnify us for losses that are incurred by us and relating to liabilities prior to the closing date for taxes, including real property taxes, accounts payable, indebtedness for borrowed money, violations of anti-trust laws, environmental liabilities associated with off-site disposal, civil or criminal penalties imposed upon BP or its affiliates by governmental entities, expenses or brokerage fees related to the Yorktown acquisition and the excluded assets. There is no threshold or minimum claim amount that is required for us to seek a claim against BP for any of these matters.

      BP also has agreed to indemnify us for all losses that are incurred by us in connection with or related in any way to property damage caused by, or any environmental remediation required due to, a violation of health, safety and environmental laws during the operation of the refinery by BP. In order to have a claim against BP, however, the aggregate of all such losses must exceed $5.0 million, in which event our claim only relates to the amount exceeding $5.0 million. After $5.0 million is reached, our claim is limited to 50% of the amount by which the losses exceed $5.0 million until the aggregate of all such losses exceeds $10.0 million. After $10.0 million is reached, our claim would be for 100% of the amount by which the losses exceed $10.0 million. In applying these provisions, losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter are not aggregated with any other losses for purposes of determining whether and when the $5.0 million or $10.0 million has been reached. After the $5.0 million or $10.0 million has been reached, BP has no obligation to indemnify us with respect to such matters for any losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter.

      Except as specified in the Yorktown purchase agreement, in order to seek indemnification from BP, we must notify BP of a claim within two years following the closing date. BP’s aggregate liability for indemnification under the refinery purchase agreement, including liability for environmental indemnification, is limited to $35.0 million.

      We have entered into agreements that provide for 100% of the supply of crude oil to, and 100% of the offtake (including propane and butane at prices based on an index) of production from, the Yorktown refinery. These agreements include: (a) transitional feedstock supply agreements, with terms ranging from six months to one year, by which BP will supply 100% of the refinery’s crude oil and other raw material needs; (b) a one-year contract with BP under which the Yorktown refinery will continue to supply BP’s branded product in the local area and Salisbury, Maryland; (c) the assumption of existing contracts with Exxon Mobil, Chevron, Citgo, Southern States, and Sunoco to supply them product on a wholesale basis; and (d) transitional contracts, with terms ranging from six months to one year, requiring BP to purchase the balance of production from the Yorktown refinery, estimated to be 33,400 bpd. Given market dynamics and conversations we have had with current and potential new customers, we believe there is sufficient demand to purchase all of the Yorktown refinery’s production once the transitional off-take agreements have expired.

MANAGEMENT

Giant Management

      The following table sets forth certain information with respect to our directors, executive officers and key employees as of June 30, 2002

Name	Age	Position

Fredric L. Holliger	54	Chairman of the Board and Chief Executive Officer
Richard T. Kalen, Jr.	59	Director
James E. Acridge	62	Director
Anthony J. Bernitsky, Jr.	72	Director
George M. Rapport	59	Director
Larry L. DeRoin	60	Director
Morgan Gust	55	President
S. Leland Gould	46	Executive Vice President, Governmental Affairs and Real Estate
Jack W. Keller	58	President of Phoenix Fuel Strategic Business Unit
Miguel A. Foegal	49	Executive Vice President of Retail Group Strategic Business Unit
Carl D. Shook	63	Executive Vice President of Refining Group Strategic Business Unit
C. Leroy Crow	51	Executive Vice President of Refining Group Strategic Business Unit
Kim H. Bullerdick	48	Vice President, General Counsel, and Secretary
Mark B. Cox	43	Vice President, Treasurer, Chief Financial Officer, and Assistant Secretary
Gary R. Dalke	50	Vice President, Controller, Chief Accounting Officer, and Assistant Secretary

      Fredric L. Holliger has served as our director since October 1989 and as Chairman of the Board and Chief Executive Officer since March 2002. Mr. Holliger also serves as Chairman of the Nominating Committee. From October 1989 to March 2002, Mr. Holliger was our Executive Vice President and Chief Operating Officer. Mr. Holliger joined Giant Industries Arizona, Inc. (“Giant Arizona”), now a principal subsidiary of ours, as Senior Vice President, and President of the Giant Arizona refining division in February 1989. Mr. Holliger also has served as the Chief Executive Officer of Phoenix Fuel since it was acquired by Giant Arizona in June 1997, and was a director of Phoenix Fuel from June 1997 through March 2002.

      Richard T. Kalen, Jr. has served as our director since December 1989. Mr. Kalen also serves as Chairman of the Compensation Committee and as a member of the Nominating Committee. He has been the President and owner of Kalen & Associates, an executive search and consulting firm, since April 1988.

      James E. Acridge has served as our director since October 1989. Mr. Acridge started Giant Arizona in 1969. Mr. Acridge also serves as a member of the Nominating Committee. From October 1989 through March 2002, Mr. Acridge served as our Chairman of the Board, President and Chief Executive Officer.

      Anthony J. Bernitsky, Jr. has served as our director since August 1996. Mr. Bernitsky also serves as a member of the Audit Committee and the Nominating Committee. From its formation in 1982 through October 1998, Mr. Bernitsky was a co-owner, director and the President of Sandia Oil Company. Mr. Bernitsky also was a founder, co-owner, officer and director of Sandia Stores, a business that was substantially the same as Sandia Oil Company. Until October 1998, Sandia Oil Company operated a wholesale and retail gasoline business with service stations and convenience stores located in New Mexico and on the Navajo Indian Reservation. In October 1998, Sandia leased all of its operating assets to an unrelated company then known as Sandia Acquisition Company. Sandia Acquisition Company subsequently was renamed Sandia Oil Company and the original Sandia Oil Company was renamed PoorBern Leasing Company. Mr. Bernitsky remains a co-owner, director and the President of PoorBern Leasing Company. Mr. Bernitsky is not an owner, officer or director of the new Sandia Oil Company. Mr. Bernitsky also is a director of the New Mexico Petroleum Marketers Association.

      George M. Rapport has served as our director since September 2001. Mr. Rapport also serves as the Chairman of the Audit Committee and as a member of the Compensation Committee and the Stock Incentive Plan Committee. Since September 2001, Mr. Rapport also has served as the Senior Vice President and Chief Financial Officer for Nimir Petroleum Limited, a London-based, international oil and gas exploration and production company. From 1969 to September 2001, Mr. Rapport served in a number of capacities with Chase Manhattan Bank in the United States and Europe, including Managing Director — Private Banking and Managing Director — Global Petroleum.

      Larry L. DeRoin has served as our director since June 2002. Mr. DeRoin also serves as a member of the Audit Committee, the Compensation Committee and the Nominating Committee and is Chairman of the Stock Incentive Plan Committee. Since September 2000, Mr. DeRoin has been the President of DeRoin Management, Inc., which provides consulting services to Northern Border Pipeline Co. and Northern Border Partners, L.P. From 1993 to September 2000, Mr. DeRoin was Chairman and Chief Executive Officer of Northern Border Partners, L.P., Chairman of the Management Committee for Northern Border Pipeline Co., and President of Northern Plains Natural Gas Co.

      Morgan Gust has served as our President since March 2002. From September 1998 to March 2002, Mr. Gust served as our Executive Vice President and as Executive Vice President of Giant Arizona. Mr. Gust joined us in August 1990, and over the years served in various senior management positions for us and for Giant Arizona, including Vice President, Vice President Administration, General Counsel, and Secretary.

      S. Leland Gould has served as Giant Arizona’s Executive Vice President, Governmental Affairs and Real Estate, since June 2002. From March 2002 to June 2002, Mr. Gould served as our and Giant Arizona’s Executive Vice President, Director of Retail Operations. Mr. Gould joined Giant Arizona in August 2000 as Vice President, Strategic Business Development. Prior to August 2000, Mr. Gould was Vice President and National Sales manager for Wolf Camera, a photo retail store chain with 800 stores nationwide. Prior to that, Mr. Gould served as Vice President of Fox Photo and CPI Corporation, a subsidiary of Eastman Kodak, from May 1993 to July 1998.

      Jack W. Keller has served as the President of Phoenix Fuel since it was acquired by Giant Arizona in June 1997 and as Chief Operating Officer of Phoenix Fuel since May 1998. From 1989 to June 1997, Mr. Keller served in various senior management roles with Phoenix Fuel, including President from December 1996 to June 1997, Chief Operating Officer from 1993 to 1996, and General Manager from 1989 to 1993. From December 1997 to September 1998, Mr. Keller also served as Senior Vice President, Marketing Division of Giant Arizona.

      Miguel A. Foegal has served as Executive Vice President of our Retail Group and as Executive Vice President, Retail Group of Giant Arizona since May 2000. From March 1999 to May 2000, Mr. Foegal served as Senior Vice President, Retail Marketing for Giant Arizona. Mr. Foegal joined us as Vice President, Retail Marketing in February 1998. From January 1992 to February 1998, Mr. Foegal was a Regional Vice President for Circle K/Tosco Marketing Co., where he was responsible for convenience and gas stores in the western United States.

      Carl D. Shook has served as Executive Vice President of our Refining Group and as Executive Vice President, Refining Group of Giant Arizona since March 2000. From February 1999 to February 2000, Mr. Shook served as Senior Vice President, Engineering and Technical Services for Giant Arizona. From January 1998 to February 1999, Mr. Shook served as Vice President, Engineering and Analysis for Giant Arizona. From October 1996 until January 1998, Mr. Shook served as Vice President, Corporate Planning and Evaluation for Giant Arizona. From February 1995 until October 1996, Mr. Shook served as Senior Vice President of Refinery Operations for Giant Arizona.

      C. Leroy Crow has served as Executive Vice President of our Refining Group and as Executive Vice President, Refining Group of Giant Arizona since March 2000. From February 1999 to February 2000, Mr. Crow served as Senior Vice President, Refinery Operations and Raw Material Supply for Giant Arizona. From December 1997 to February 1999, Mr. Crow served as Senior Vice President, Operations Division for Giant Arizona. From February 1996 to June 1997, when it was acquired by Giant Arizona, Mr. Crow served as the Vice President of Operations for Phoenix Fuel. Following the acquisition, Mr. Crow served as Vice President of Operations until December 1997. Prior to joining Phoenix Fuel in February 1996, Mr. Crow was the General Manager of Pro Petroleum, a wholesale fuel distributor in Phoenix, Arizona, from 1993 to 1996.

      Kim H. Bullerdick has served as our Vice President and Secretary and as Vice President and Secretary of Giant Arizona since December 1998 and as our and Giant Arizona’s General Counsel since May 2000. From December 1998 to May 2000, Mr. Bullerdick also was our and Giant Arizona’s Legal Department Director. From September 1998 to December 1998, Mr. Bullerdick served as our and Giant Arizona’s Assistant Secretary. Mr. Bullerdick joined Giant Arizona in June 1987 as Corporate Counsel. In August 1995, he was appointed Assistant General Counsel of Giant Arizona, and in 1998, he was appointed Associate General Counsel; Manager, Legal Department; and Manager, Regulatory Affairs.

      Mark B. Cox has served as our and Giant Arizona’s Vice President, Treasurer, Financial Officer and Assistant Secretary since December 1998. In March 2002, Mr. Cox was named Chief Financial Officer. From September 1998 to December 1998, Mr. Cox served as our and Giant Arizona’s Treasurer and Assistant Secretary. From December 1996 to September 1998, Mr. Cox served as our and Giant Arizona’s Treasurer. From October 1994 to December 1996, Mr. Cox served as Assistant Treasurer of Giant Arizona.

      Gary R. Dalke has served as our and Giant Arizona’s Vice President, Controller, Accounting Officer and Assistant Secretary since December 1998. In March 2002, Mr. Dalke was named Chief Accounting Officer. From September 1998 to December 1998, Mr. Dalke served as our and Giant Arizona’s Assistant Secretary. From April 1998 to September 1998, Mr. Dalke served as Chief Information Officer of Giant Arizona, and from July 1998 to December 1998, Mr. Dalke served as the Controller for Giant Arizona. From January 1990 to June 1997 when it was acquired by Giant Arizona, Mr. Dalke served as Chief Financial Officer of Phoenix Fuel. From January 1997 to June 1997, Mr. Dalke also was Vice President of Phoenix Fuel. Following the acquisition, Mr. Dalke was Vice President and Chief Financial Officer of Phoenix Fuel from June 1997 to July 1998, and from June 1997 to September 1998, he also was Treasurer of Phoenix Fuel.

Yorktown Refinery Management

      The four key members of the Yorktown refinery management team are Darrell Garrett, Dale Crumpler, Steve Baird and Aretha Preston. Together, they have an average of 21 years of experience in the energy industry. Each of them has accepted our offer to continue their employment at the refinery. In addition, John Stokes of Giant has relocated to Yorktown as the Senior Vice President in charge of the refinery. Biographical information on Messrs. Stokes, Garrett, Crumpler and Baird and Ms. Preston is summarized below:

      John Stokes is the Senior Vice President of the Yorktown refinery. Since 1998, he has been the Vice President of Refining at both our Bloomfield and Ciniza refineries. From 1995 to 1998, he was the Refinery Manager at the Bloomfield refinery. Mr. Stokes worked at the Ciniza refinery for 20 years, 13 years under our management and seven years under Shell management.

      Darrell Garrett has been Manager of Maintenance, Engineering and Reliability at the Yorktown refinery since January 1999. He has worked within the BP organization for over 30 years, and has previously held various maintenance positions at several facilities. Before coming to the Yorktown refinery, he was at BP’s Alliance refinery.

      Dale Crumpler came to the Yorktown refinery in January 1998 as Process Hazards Management Coordinator, and since November of 2000, he has been the Asset Superintendent for Ultra/ Util/ Oil Movements. From April 1994 to December 1997, Mr. Crumpler was a senior engineer, providing process safety management audit services and conducting process hazards analysis and incident investigations, with

JBF Associates. Prior to working for JBF, Mr. Crumpler worked for Amoco for approximately 18 years at the Yorktown refinery and Amoco’s Chicago general office.

      Steve Baird has been the Combo/ Coker Asset Superintendent at the Yorktown refinery since 1999, responsible for the safe, environmentally sound, and profitable operation of the Combo/ Coker units. Mr. Baird joined Amoco in 1982 at its Texas City refinery, where he held a number of positions in the Engineering Department. In 1988 he transferred to the Yorktown refinery, and thereafter held various operating engineer positions on several units, and lead the process computing group, until taking his current position.

      Aretha Preston has been the Human Resources Manager at the Yorktown refinery since September 1996. Prior to this assignment she held various human resources positions within the BP organization for six years in both the Chicago general office and the Texas City refinery.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

      The following table sets forth information concerning the beneficial ownership of our common stock as of June 30, 2002 (unless otherwise noted) by each stockholder who is known by us to own beneficially in excess of 5% of our outstanding common stock. Except as set forth below, no other person or entity is known by us to beneficially own more than 5% of our outstanding common stock.

	Amount and
	Nature
	of Beneficial		Percent
Name and Address of Beneficial Owners	Ownership		of Class

James E. Acridge Pinnacle Sonoran Properties 23023 N. Scottsdale Road Scottsdale, Arizona 85255	1,323,317	(a)	15.34%
Fidelity Management Trust Company, as Trustee of Giant Industries, Inc. 401(k) Plan 82 Devonshire Street, C8A Boston, Massachusetts 02109	1,051,169	(b)	12.26%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	901,600	(c)	10.52%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	800,900	(d)	9.34%
ROI Capital Management, Inc. 17 E. Sir Frances Drake Blvd., Suite 225 Larkspur, California 94939	449,000	(e)	5.24%

(a)	As of June 30, 2002, as adjusted to give effect to transactions known to us after such date. The nature of the beneficial ownership of the shares held by Mr. Acridge is described in more detail below in the table captioned “Security Ownership of Management.”

(b)	As of May 31, 2002.

(c)	Such shares are as reported on a Schedule 13G, dated May 10, 2001, filed by FMR Corp. Fidelity Management & Research Company, or “Fidelity,” 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 901,600 shares of Giant’s outstanding common stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 901,600 shares of the common stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Each of Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds has sole power to dispose of the 901,600 shares owned by the funds. Neither FMR Corp. nor Mr. Johnson, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Johnson family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12.0% and Ms. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. and Ms. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(d)	Such shares are as reported on a Schedule 13G, dated January 30, 2002, filed by Dimensional Fund Advisors Inc., or “Dimensional.” The Schedule 13G states that Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (as used in this paragraph only, collectively, the “Funds”). The Schedule 13G further states that in its role as investment advisor or manager, Dimensional possesses both voting and/or investment power over our common stock owned by the Funds. The Schedule 13G states that all our common stock reported in the Schedule 13G is owned by the Funds, and that Dimensional disclaims beneficial ownership of such securities.

(e)	Such shares are as reported on a Schedule 13G, dated February 14, 2002, filed by ROI Capital Management, Inc., or “ROICM.” The Schedule 13G states that ROICM is deemed to be the beneficial owner of the shares described in the Schedule 13G pursuant to separate arrangements whereby it acts as investment adviser to certain persons, including ROI Partners, L.P. The Schedule 13G further states that each person for whom ROICM acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities purchased or held pursuant to such arrangements. The Schedule 13G also states that Mitchell J. Soboleski and Mark T. Boyer are deemed to be the beneficial owners of the number of securities described in the Schedule 13G pursuant to their ownership interest in ROICM.

Security Ownership of Management

      The following table sets forth information concerning the beneficial ownership of our common stock as of June 30, 2002 (unless otherwise noted) by: (a) each director, (b) each named executive officer, and (c) all executive officers and directors as a group (15 persons). Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock, except to the extent that authority is shared by spouses under applicable law. Our only outstanding class of equity securities is our common stock.

			Options
			Exercisable
			Within			Total
			60 Days			Beneficially	Percent
Name	Common Stock		of June 30	401(k)(a)		Owned	of Class

James E. Acridge	1,266,995	(b)(c)	55,800	522		1,323,317	15.34%
Fredric L. Holliger	23,927	(d)	80,000	10,930		114,857	*
Morgan Gust	10,500		78,000	6,850		95,350	*
C. Leroy Crow	0		11,666	1,554		13,220	*
Carl D. Shook	7,500		14,000	1,924		23,424	*
Anthony J. Bernitsky, Jr.	30,000	(e)	0 (f)	0	(f)	30,000	*
George M. Rapport	0		0 (f)	0	(f)	0	*
Richard T. Kalen, Jr.	100		0 (f)	0	(f)	100	*
Larry L. DeRoin	1,000		0 (f)	0	(f)	1,000	*
Executive Officers and Directors as a Group (15 Persons)	1,343,647		296,796	38,538		1,678,981	18.93%

*	Less than 1%

(a)	The amount listed is the approximate number of shares of our common stock allocated to the Giant Stock Fund portion of the individual’s account in the Giant Industries, Inc. and Affiliate Companies 401(k) Plan (the “401(k)”) as of June 30, 2002. The Giant Stock Fund is a unitized stock fund composed primarily of our common stock and a small amount (approximately 5%) of short-term money market funds. Ownership in the Giant Stock Fund is measured in units rather than shares of our common stock. Each 401(k) participant has the right to direct the trustee of the 401(k) to vote the participant’s proportionate share of all shares of our common stock underlying the units in the Giant Stock Fund with such proportionate share being determined by multiplying the total number of underlying shares held in the Giant Stock Fund by a fraction, the numerator of which is the number of underlying shares allocated to such participant and the denominator of which is the number of underlying shares allocated to all participants’ accounts as of the record date. The trustee of the 401(k) and the participants have shared dispositive power with respect to the shares allocated to a participant’s account.

(b)	As of June 30, 2002, as adjusted to give effect to transactions known to us after such date. Includes 200 shares of common stock owned by Mr. Acridge’s wife as to which Mr. Acridge disclaims beneficial ownership.

(c)	Mr. Acridge has advised us that he has pledged 1,400,327 shares of his common stock to various lenders as security for loans, the proceeds of which were used for general purposes and not to finance the acquisition of common stock. Mr. Acridge retains the right to direct the voting and disposition of such shares and the right to receive all dividends, if any, subject to standard default provisions. We have been advised that an entity Mr. Acridge owns did not make when due a monthly payment due and owning to certain lenders in December 2001. We understand that a letter agreement was entered into with the lenders, in which the lenders agreed to forbear from exercising certain rights and remedies available to them in connection with the December payment, if certain terms and conditions were satisfied. We further understand that, in connection with the forbearance letter, Mr. Acridge pledged 29,622 shares of our common stock to the lenders as additional collateral. We do not know whether the terms and conditions set forth in the forbearance letter have been satisfied. See “Related Party Transactions,” second bullet point. We have been advised by certain third parties that 133,532 of Mr. Acridge’s shares have been foreclosed upon since June 30, 2002. As indicated in Footnote (b) above, the share numbers and percentages in the above tables include the effects of these foreclosures.

In connection with a loan to Mr. Acridge made by a lender that was secured by 144,040 shares of common stock, Mr. Acridge also granted a purchase option to such lender for the 144,040 pledged shares at a price of $10.625 per share. Such option could have been exercised at any time after the earliest of (a) November 22, 1999; (b) our execution of a letter of intent, agreement or other document with respect to a transaction or series of transactions relating to a corporate reorganization or other fundamental event that would lead to the delisting of our capital stock on the New York Stock Exchange; or (c) the occurrence of an event of default under the stock pledge agreement related to the loan. In addition, if at any time Mr. Acridge tendered payment in full of all principal and accrued but unpaid interest under the loan, the lender had five business days to elect, in his sole discretion, to either (a) accept such payment and surrender his rights under the option, or (b) exercise the option as an offset of the amounts due under the loan. If the option was not exercised within such five-day period, it expired. Unless the option expired earlier in connection with the repayment of the loan by Mr. Acridge, the option expired on November 22, 2000. Although the option technically expired on November 22, 2000, a dispute has arisen between Mr. Acridge and the lender that could impact the shares subject to the option.

(d)	Includes 1,000 shares of common stock owned by Mr. Holliger’s minor child as to which Mr. Holliger disclaims beneficial ownership.

(e)	Shares are held in a living trust in which Mr. Bernitsky and his spouse are settlors, co-trustees and beneficiaries.

(f)	To date, non-employee directors have not participated in our stock incentive plans or the 401(k).

RELATED PARTY TRANSACTIONS

      The following summary discloses transactions between us and our officers, directors, significant stockholders, and their respective family members.

•	On February 19, 2002, we retained Kalen & Associates, an executive search and consulting firm owned by Mr. Kalen, to identify potential candidates for a position at the Yorktown refinery. If Kalen & Associates identifies a candidate that we hire, it will receive a total fee equal to $78,375 plus reasonable expenses incurred. The fee is payable as follows: $26,125 on execution of the contract, $26,125 thirty days after execution, and $26,125 if a candidate found by Kalen & Associates is hired. Kalen & Associates is entitled to the first two payments regardless of whether we hire a candidate it proposes.

•	We loaned $4.0 million to Mr. Acridge on September 17, 1998. The loan was originally evidenced by an unsecured promissory note bearing interest at the prime rate published by the Wall Street Journal on September 17, 1998 (the “Prime Rate”) plus 2.0%. Principal and accrued interest were due and payable in one lump sum on February 28, 1999. On December 23, 1998, we entered into a revised loan agreement with Mr. Acridge. The amount of the loan was increased to $5.0 million, the loan’s interest rate was increased to the Prime Rate plus 3.0%, and the loan’s maturity date was extended to February 28, 2001. An initial interest payment was made on February 28, 1999 for interest due through December 31, 1998. Subsequent interest was due and payable semi-annually on June 30 and December 31 of each year.

We modified the loan again on March 10, 2000. We revised the terms of the loan so that all principal and interest, including interest that otherwise would have been payable on December 31, 1999, became due and payable on February 28, 2001. As security for the modified loan, we received a pledge by an entity owned by Mr. Acridge of a 49% equity interest in an entity that owns the Rawhide Wild West Town (“Rawhide”). We further modified the loan on February 28, 2001 to extend the loan’s maturity date to March 28, 2001. This modification reflected that our purchase of a parcel of land from a trust of which Mr. Acridge was the beneficiary had not closed. A portion of the proceeds of this sale was used to pay the interest that became due and payable under the loan on February 28, 2001. On March 21, 2001, the Board approved an additional two-year extension of the loan’s maturity date, making all principal and interest due and payable on March 28, 2003. This extension was conditioned upon, among other things, Mr. Acridge’s payment of all interest due and payable on March 28, 2001, which was paid. In return for the extension, Mr. Acridge provided additional security for the loan by pledging all of his equity interest in the entity he owns.

We are aware of prior liens on the real property and on certain of the collateral pledged to us that relate to loans entered into by the entity Mr. Acridge owns. We also understand that Mr. Acridge has personally guaranteed these loans. On July 18, 2001, our Board was advised that the entity Mr. Acridge owns was not able to make the monthly payment due and owing to its lenders in the month of July. The Board was asked to make such payment, in the amount of $240,833, on behalf of Mr. Acridge for the benefit of this entity. The Board authorized us to make the July payment in order to avoid a default under the loans. We have been advised that the entity Mr. Acridge owns did not make when due the monthly payment due and owning to the lenders in December 2001. We understand that a letter agreement was entered into with the lenders, in which the lenders agreed to forbear from exercising certain rights and remedies available to them in connection with the December payment, if certain terms and conditions were satisfied. We further understand that, in connection with the forbearance letter, Mr. Acridge pledged 29,622 shares of our common stock to the lenders as additional collateral. We do not know whether the terms and conditions set forth in the forbearance letter have been satisfied.

Mr. Acridge’s entity’s failure to make the December payment when due constitutes a default under the terms of our loan to Mr. Acridge. We have been advised that Mr. Acridge also is in default under a provision of the loan that addresses his failure to discharge when due all sums owed under any loan secured by a stock pledge.

In view of recent events, including Mr. Acridge’s defaults under the terms of our loan to him and the failure of the entity controlled by Mr. Acridge to pay rent in connection with space subleased to it by us, we have evaluated the collectability of the loan. The entity’s sublease and certain associated litigation are discussed above. We have reviewed financial information requested from Mr. Acridge, including a personal financial statement and 2000 tax returns for Mr. Acridge and certain of his material affiliated entities. We have also obtained an appraisal of the real property and conducted a search of public records for third party claims evidenced by filed litigation and liens.

We believe that the Yorktown acquisition will constrain our ability to obtain waivers or other approvals in connection with restrictive covenants contained in our $100.0 million secured credit facility that may apply to certain courses of action potentially available to us in connection with the collateral for our loan to Mr. Acridge. Restrictive covenants in the indenture supporting our senior subordinated notes due 2007 and in the indenture supporting our senior subordinated notes due 2012 also could constrain our ability to take certain actions. It is possible that we will not be able to recover all or any of the amounts due and owing from Mr. Acridge as a result of such restrictive covenants. Accordingly, in view of our evaluation of the loan’s collectability, under generally accepted accounting principles, it is appropriate to record a financial reserve in the full amount of the loan, including interest accrued through December 31, 2001. Such a reserve totaling $5,409,000 has been recorded as of December 31, 2001.

The largest amount of indebtedness outstanding under the loan since January 1, 2001 was $5,938,008, which included $938,008 of accrued interest. For financial reporting purposes, the indebtedness is fixed at the reserve amount of $5,409,000, but will continue to accrue interest as provided in the note until paid in full.

•	Until August 16, 2001, when the lease was canceled, a partnership controlled by Mr. Acridge leased approximately 3,900 square feet of excess office space in our headquarters building. The partnership paid annual rent of $26.00 per square foot. During 2001, the partnership owed us $64,440 as rent under the terms of the lease. At present, the rent due remains unpaid.

•	We lease approximately 5,590 square feet of office space in an office building owned by a limited liability company in which Mr. Acridge owns a 51% interest. Pursuant to a sublease between another company controlled by Mr. Acridge and us, we sublease the space to that company. The current annual rent is $21.76 per square foot. The rent is subject to adjustment annually based on changes in the Consumer Price Index. The term of the lease is five years, terminating on July 1, 2003, with one option to renew for an additional five years. The term of the sublease is from April 1, 2000 through the earlier of the termination of the lease or July 31, 2003. In addition, if the term of the lease is extended, the sublessee has the option to extend the term of the sublease for the same period.

•	In addition to the above-described space, we lease approximately 8,176 square feet of additional space from the same limited liability company. Pursuant to a sublease between a separate limited liability company controlled by Mr. Acridge and us, we sublease the space to such entity for use as an inn. The initial term for each of the lease and the sublease is for five years, terminating on June 30, 2003, with one option to renew for an additional five years, and the annual rent under each currently is $21.76 per square foot. The rent is subject to adjustment annually based on changes in the Consumer Price Index. The sublease also provides that we may terminate the sublease at any time upon 120 days prior written notice. The owner of the 49% interest in the lessor has notified us that the sublessee is delinquent on the payment of the rent due, and on or about December 28, 2001, the owner filed a derivative lawsuit for and on behalf of the lessor against us to collect all amounts owing under the lease. The suit is for the recovery of rents past due and owing in excess of $156,990 from August 1, 2000 through the date of the complaint. The plaintiff claims that the amount owing at June 30, 2002 is approximately $347,500. Pursuant to a letter dated January 16, 2002, we made a formal demand on the sublessee for the sublessee to pay all of the past due amounts. In addition, we filed a motion to dismiss or, alternatively, to compel binding arbitration pursuant to the terms of the lease. The court has ruled that the arbitration clause applies, and has referred the dispute to the arbitrators. On May 23,

2002, we also made a separate demand for arbitration against the sublessee and a request to consolidate the two arbitrations. In July 2002, the plaintiff filed a motion for summary judgment in the arbitration.

•	In the first quarter of 2001, our Board approved the purchase of up to $165,000 of artwork from Mr. Acridge for display in our headquarters building. The purchase price for such artwork was the appraised fair market value of the pieces. Mr. Acridge used the proceeds of that transaction to pay balances due on certain amounts owed to us by Mr. Acridge and by entities controlled by him, including $90,596 of rent due at December 31, 2000 for the lease of excess office space in our headquarters building, $32,070 for landscaping services performed in 2000 and 2001, $27,323 for fuel purchases in 2000 and 2001, and $7,788 as reimbursement for certain expenses related to the sale of the Jomax Property discussed below. A substantial portion of the artwork had been displayed in our headquarters building for up to 10 years without charge to us.

•	On January 25, 2001, our Board accepted an offer from Mr. Acridge, on behalf of a trust of which he is the beneficiary, to sell a parcel of land to us, for the lesser of $5.0 million or the land’s appraised value. In March 2001, we purchased the land for $5.0 million. A portion of the proceeds from the sale was used to pay all interest due and payable as of March 28, 2001 under the terms of our outstanding loan to Mr. Acridge. As part of the transaction, we granted the trust an option, exercisable for a period of two years, to repurchase the property at the greater of the amount we paid to purchase the property and the property’s appraised value, and a right of first refusal, exercisable for a period of two years, to repurchase the property on the same terms as contained in a bona fide offer from a bona fide purchaser.

On September 20, 2001, we agreed to purchase the trust’s option and right of first refusal for $600,000. We subsequently acquired these rights for this amount. At the time of the sale, we were negotiating with a potential purchaser for the sale of the land for a price in excess of our purchase price. The potential purchaser was requiring us to represent in the purchase and sale agreement that there were no effective options to purchase, or rights of first refusal, affecting the land. The purchase of the option and right of first refusal rights would have enabled us to make this representation and would have avoided any other complications associated with the option and right of first refusal rights that potentially could have affected the sale. The potential purchaser subsequently advised us that it was discontinuing negotiations regarding the possible sale because general market and economic conditions, coupled with the financial uncertainties arising out of the terrorist attack on the World Trade Center and other terrorist activities that occurred on September 11, 2001, had severely depressed the real estate market.

•	During October 2001, we agreed to repurchase 400,000 shares of our common stock from Mr. Acridge for $8.80 per share or $3,520,000. The purchase price was the closing price of our common stock on the New York Stock Exchange on October 11, 2001, the date the conditions to purchase set by the Board were satisfied, including the receipt of necessary bank waivers and consents.

      Our Board reviewed and approved all of the foregoing transactions. The Board’s policy is to review all related party transactions at least once a year.

•	In addition to the above transactions, we have numerous marketing relationships with Rawhide, which is owned and operated by entities controlled by Mr. Acridge. Since January 2000, we have paid Rawhide $10,000 per year to be a sponsor at Rawhide. The current agreement expires December 31, 2002. Throughout 2001, we and Rawhide also were involved in a number of cross marketing promotions in which advertisements and coupons for our convenience stores were distributed at Rawhide and similar items for Rawhide were made available at our convenience stores. In addition, we have been involved in Halloween and Christmas promotions at Rawhide and were a sponsor for the Kruse Car Auction held at Rawhide. These promotions typically involve no material out of pocket expense to us. In connection with the Christmas promotions, Rawhide and we jointly sponsored the “Holiday Haulers,” which were two decorated trailers that participated in a number of holiday events. The total costs associated with the Holiday Haulers were $94,335, of which we paid $68,366. The

$68,366 includes the costs of the trailers and lights, which we purchased before Rawhide agreed to co-sponsor the program. Our employees and Rawhide employees were involved in these projects, including one of our employees who spent more than half his time on projects involving Rawhide and other entities controlled by Mr. Acridge. We anticipate requesting reimbursement in an amount up to $96,000 for this employee’s time from the entities for whom the services were provided. We expect, however, to reimburse entities controlled by Mr. Acridge for the time their employees spent on matters for us.

•	Mr. Acridge was terminated as our President and Chief Executive Officer on March 29, 2002, although he remains on the Board of Directors. Since that time, Mr. Acridge and we have been engaged in settlement discussions regarding open issues and claims between them. We have continued to pay Mr. Acridge the equivalent of his pre-termination base salary, and have made no decision regarding the duration of these payments. In addition, we have extended the exercise period of Mr. Acridge’s stock options until June 29, 2003.

On July 22, 2002, Mr. Acridge filed a lawsuit against Messrs. Holliger, Gust, Cox, Bullerdick, Bernitsky, Kalen, Rapport, and as yet unidentified accountants, auditors, appraisers, attorneys, bankers and professional advisors. The complaint alleges a breach of Mr. Acridge’s employment agreement with us, and states that he is invoking his right to arbitrate, separate from the lawsuit, the termination of his employment and our alleged breach of the implied covenant of good faith and fair dealing. We intend to defend any such arbitration proceeding vigorously. With respect to the defendants in the complaint, Mr. Acridge alleges that they intentionally and wrongfully interfered with his employment agreement and caused us to fire him. The complaint seeks unspecified general damages for pain, suffering and inconvenience, special damages including lost benefits of employment and lost business opportunities, punitive damages, and costs and attorneys’ fees. This suit will be defended vigorously.

DESCRIPTION OF OTHER DEBT

New Senior Secured Revolving Credit Facility

      In connection with the Yorktown acquisition, we entered into a $100.0 million new senior secured revolving credit facility provided by a syndicate of lenders led by Bank of America, N.A., an affiliate of Banc of America Securities LLC. The new senior secured revolving credit facility replaced our prior $65.0 million amended and restated credit agreement. Our obligations under the new senior secured revolving credit facility have been guaranteed by all of our subsidiaries and secured by a security interest in our personal property and the personal property of our subsidiaries, including accounts receivable, inventory, contracts, chattel paper, trademarks, copyrights, patents, license rights, deposit and investment accounts and general intangibles, but excluding equipment, fixtures, rolling stock and the stock of our subsidiaries.

      The availability of borrowings under the new senior secured revolving credit facility is limited to the lesser of the maximum commitment amount or the sum of the eligible accounts receivable (85% of regular accounts receivable and 90% of preferred accounts receivable) and eligible refinery hydrocarbon inventory (80% of refinery hydrocarbon inventory except for hydrocarbon inventory at service stations and the travel center, which is calculated at 50%) plus 50% of eligible lubricants inventory and reduced by an amount equal to 100% of the liens related to certain first purchase crude payables and amounts outstanding under letters of credit. The percentage of our borrowing base from eligible inventory is initially limited to 75% and will be reduced to 60% over time. The availability of borrowings is determined weekly and advances of a minimum of $2.0 million are required. The new senior secured revolving credit facility is due and payable in full three years from closing.

      The new senior secured revolving credit facility bears interest, at our option, at a spread over the euro dollar rate for one, two, three or six months as elected by us, or a spread over a base rate, which is defined as the higher of (a) the Federal Funds Rate plus  1/2 of 1% or (b) the reference rate announced by Bank of America, N.A. from time to time. The exact percentage will be determined by our total leverage ratio from time to time. The total leverage ratio is determined by dividing (a) consolidated funded indebtedness (the sum of borrowed money, off balance sheet leases, including synthetic leases, but excluding operating leases, obligations to redeem or purchase any of our capital stock or the capital stock of a subsidiary, and any guaranty of the foregoing obligations for us and our subsidiaries) by (b) EBITDA (as defined and adjusted in the new senior secured revolving credit facility) for us and our subsidiaries, determined on a pro forma basis taking into account the Yorktown acquisition. We also are required to pay a fee based upon the unused commitment of the facility at the rate of 0.5% per annum. The initial rate for borrowings under the new senior secured revolving credit facility is the euro dollar rate plus 2.75%. The following table shows the relationship of the total leverage ratio and the various pricing options:

	Libor	Base Rate
Total Leverage Ratio	Margin	Margin

Less than or equal to 2.50	2.25%	1.25%
Greater than 2.50 but less than or equal to 3.50	2.50%	1.50%
Greater than 3.50	2.75%	1.75%

      The new senior secured revolving credit facility contains negative covenants limiting, among other things, our ability, and the ability of our subsidiaries, to:

•	incur additional indebtedness;

•	create liens;

•	dispose of assets;

•	consolidate or merge;

•	make loans and investments;

•	enter into transactions with affiliates;

•	use loan proceeds for certain purposes;

•	guarantee obligations and incur contingent obligations;

•	enter into agreements restricting the ability of subsidiaries to pay dividends to us;

•	make distributions or stock repurchases;

•	make significant changes in accounting practices or change our fiscal year; and

•	except on terms acceptable to the senior secured lenders, to prepay or modify subordinated indebtedness.

      The new senior secured revolving credit facility requires us to maintain certain financial ratios, each calculated on a pro forma basis for the Yorktown acquisition, including maintaining:

•	a minimum consolidated tangible net worth not less than the sum of (a) $99,110,000, which was 85% of consolidated tangible net worth at December 31, 2001, plus (b) 50% of positive consolidated net income on a cumulative basis for periods beginning January 1, 2002, plus (c) 75% of the proceeds of any equity offering after December 31, 2001;

•	a minimum fixed charge coverage ratio of not less than 1.1 to 1.0 for the prior four fiscal quarters (determined by a formula of the ratio of (a) consolidated EBITDA (as defined and adjusted in the new senior secured revolving credit facility), plus consolidated rents payable, plus earn-out payments to BP under the Yorktown refinery purchase agreement, less capital expenditures, less cash taxes, to (b) consolidated interest expense plus consolidated rents plus scheduled amortization of any indebtedness plus payments under the earn-out agreement);

•	a total leverage ratio of not greater than 4.25 to 1.0 for the prior four fiscal quarters with step-downs; and

•	a senior leverage ratio of consolidated senior indebtedness to consolidated EBITDA for the prior four fiscal quarters of not greater than 1.50 to 1.0.

      Our failure to satisfy any of these financial covenants would be an event of default under the new senior secured revolving credit facility. The new senior secured revolving credit facility also includes other customary events of default, including, among other things, a cross-default to our other material indebtedness and certain changes of control.

New Senior Secured Mortgage Loan Facility

      In connection with the Yorktown acquisition, we entered into a $40.0 million senior secured mortgage loan facility provided by Banc of America Leasing and Capital, LLC, an affiliate of Banc of America Securities, LLC. We and our subsidiaries have guaranteed the obligations under the facility.

      We have issued notes to the lenders, which bear interest, at our option, at a spread over the euro dollar rate for one month of 4.25% per annum or a base rate equal to the higher of the federal funds rate plus  1/2% or the Bank of America prime rate plus 2.0%. The notes will not fully amortize during the three-year term, and provide for a final balloon payment of $5,333,332 at maturity. The notes are secured by a mortgage on and security interest in the Yorktown refinery property, fixtures and equipment, excluding inventory and accounts receivable.

      The senior secured mortgage loan facility contains negative covenants limiting our ability and the ability of our subsidiaries to, among other things:

•	incur debt;

•	create liens;

•	dispose of assets;

•	consolidate or merge;

•	make loans and investments;

•	enter into transactions with affiliates;

•	use loan proceeds for certain purposes;

•	guarantee obligations and incur contingent obligations;

•	pay dividends or make distributions or stock repurchases;

•	make significant changes in accounting practices; or

•	change our fiscal year.

      Our failure to satisfy any of these financial covenants would be an event of default under the new senior secured mortgage loan facility. The new senior secured mortgage loan facility also includes other customary events of default, including, among other things, a cross-default to our other material indebtedness and certain changes of control.

      The new senior secured mortgage loan facility requires us to maintain certain financial ratios, including maintaining ratios substantially the same as the new senior secured revolving credit facility.

9% Senior Subordinated Notes due 2007

      In August 1997, we issued $150.0 million of 9% senior subordinated notes. These notes are unconditionally guaranteed on a senior subordinated basis by all of our subsidiaries. The 9% senior subordinated notes mature on September 1, 2007, with interest payable semi-annually on March 1 and September 1 of each year.

      We may redeem the 9% senior subordinated notes at any time, in whole or in part, on or after September 1, 2002, at a redemption price equal to 104.5% of their principal amount, and declining ratably each year to 100% at September 1, 2005, in each case plus accrued but unpaid interest to the redemption date.

      The indenture governing the 9% senior subordinated notes contains covenants which, among other things, restrict our and our subsidiaries’ ability to:

•	pay dividends and make other distributions with respect to our and our subsidiaries’ capital stock; purchase, redeem or retire our and our subsidiaries’ capital stock; prepay pari passu or subordinated debt; and make investments;

•	incur additional debt;

•	enter into asset sales;

•	enter into transactions with affiliates;

•	incur liens to secure debt;

•	engage in certain business activities; and

•	engage in mergers or consolidations.

      These covenants are substantially similar to the covenants which govern the outstanding notes and which will govern the exchange notes.

      Our failure to satisfy any of the covenants would constitute an event of default under the indenture, notwithstanding our ability to meet our debt service obligations, and may accelerate our payment obligations. The indenture governing the 9% senior subordinated notes also includes other customary events of default, which are substantially similar to the events of default in the indenture governing the notes offered hereby.

      Upon the occurrence of a change in control, each holder of the 9% senior subordinated notes will have the right to require us to repurchase all or part of that holder’s notes at a price equal to 101% of their principal amount, plus accrued but unpaid interest to the repurchase date.

DESCRIPTION OF THE EXCHANGE NOTES

      The exchange notes will be issued pursuant to an Indenture dated as of the Issue Date (the “Indenture”) among Giant industries, Inc., the Subsidiary Guarantors and The Bank of New York, as trustee (the “Trustee”). The following is a summary of material provisions of the Indenture. The following summaries of certain provisions of the exchange notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the exchange notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined herein. For the definitions of certain capitalized terms, see “Certain Definitions” below. For purposes of this Description of the Exchange Notes, the term the “Company” means Giant Industries, Inc., but not any of its subsidiaries, unless the context otherwise requires. Copies of the Indenture and the Registration Rights Agreement (as defined below) are available from the Company and have been filed as exhibits to the registration statement of which this prospectus is a part.

General

      Each exchange note will mature on May 15, 2012 and will bear interest at the rate per annum stated on the cover page hereof, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2002, to the person in whose name the exchange note is registered at the close of business on the May 1 or November 1 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the offices of the Trustee and the Paying Agent, provided that, at the option of the Company, payment of interest will be made by check mailed to the address of the person entitled thereto as it appears in the register of the exchange notes maintained by the Registrar.

      The Indenture provides for the issuance by the Company of notes with an unlimited principal amount, of which $200.0 million of outstanding notes were issued on May 14, 2002. The Company may issue additional notes (the “Additional Notes”) from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” The outstanding notes, any exchange notes that may be issued pursuant to this exchange offer, and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

      The exchange notes will be transferable and exchangeable at the office of the Registrar or any co-registrar and will be issued in fully registered form, without coupons, in denominations of $1,000 and any whole multiple thereof. The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges.

Book-Entry, Delivery and Form

      The exchange notes will be issued in the form of a global exchange note (the “Global Exchange Note”), except as described below. The Global Exchange Note will be deposited with, or on behalf of, the Depository Trust Company (the “Depositary”), in New York, New York, and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Exchange Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations that have accounts with the Depositary.

      Exchange notes that are (i) transferred to institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that are not qualified institutional buyers or (ii) issued as described below under “Certificated Exchange Notes” will be issued in definitive form. Upon the transfer of an exchange note in definitive form, such exchange note will, unless the Global Exchange Note has previously been exchanged for exchange notes in definitive form, be exchanged for an interest in the Global Exchange Note representing the principal amount of exchange notes being transferred.

      The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the initial purchasers of the Notes), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      Upon the issuance of the Global Exchange Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the exchange notes represented by such Global Exchange Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers of such exchange notes. Ownership of beneficial interests in the Global Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the Global Exchange Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

      So long as the Depositary, or its nominee, is the registered holder and owner of the Global Exchange Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related exchange notes for all purposes of such exchange notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Exchange Note will not be entitled to have the exchange notes represented by the Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes in definitive form and will not be considered to be the owners or holders of any exchange notes under the Global Exchange Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the Depositary, as the holder of the Global Exchange Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Payment of principal of and interest on exchange notes represented by the Global Exchange Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note.

      The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Exchange Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Exchange Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any exchange note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Exchange Note owning through such participants.

      Unless and until it is exchanged in whole or in part for certificated exchange notes in definitive form, the Global Exchange Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

      Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Exchange Notes

      The exchange notes represented by the Global Exchange Note are exchangeable for certificated exchange notes in definitive form of like tenor as such exchange notes in denominations of U.S.$1,000 and integral multiples thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Exchange Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the exchange notes represented by the Global Exchange Note or (iii) a default entitling the holders of the exchange notes to accelerate the maturity thereof has occurred and is continuing. Any exchange note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated exchange notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under “Notice to Investors” (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Exchange Notes, to the provisions of such legend.

Subordination of Exchange Notes; Subsidiary Guarantees

      The Indebtedness evidenced by the exchange notes will be subordinated to the prior payment when due of the principal of, premium, if any, and accrued and unpaid interest on, and all other amounts payable with respect to, all existing and future Senior Indebtedness of the Company and pari passu with or senior in right of payment to principal of, premium, if any, and accrued and unpaid interest on, all existing and future subordinated Indebtedness of the Company.

      The Indenture provides that, upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, all holders of Senior Indebtedness must be paid in full before any payment or distribution is made with respect to the exchange notes (except that, subject to applicable law, holders of exchange notes may receive securities that are subordinated, at least to the same extent as the exchange notes, to Senior Indebtedness and to any securities issued in exchange for any such Senior Indebtedness). Because of these subordination provisions, unless sufficient sums are available to pay the holders of the exchange notes and the holders of Senior Indebtedness are paid in full, holders of Senior Indebtedness, as well as certain creditors of the Company who are not holders of Senior Indebtedness, may recover more, ratably, than the holders of the exchange notes.

      The Indenture provides that, upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all principal thereof, premium, if any, and interest thereon and other amounts due thereon shall first be paid in full, no payment shall be made by or on behalf of the Company with respect to the principal of, premium, if any, interest on or other amounts owing on the exchange notes (except in such subordinated securities, as described above). Upon the happening of any default in the payment of any principal of or interest on or other amounts due on any Senior Indebtedness (a “Payment Default”), unless and until such default shall have been cured or waived or have ceased to exist, no payment shall be made by or on behalf of the Company or any Subsidiary Guarantor with respect to the principal of, premium, if any, interest on or other amounts owing on the exchange notes. Upon the happening of any default or event of default (other than a Payment Default) (including an event which with the giving of notice or the lapse of time or both would become an event of default and including any default or event of default which would result upon any payment with respect to the exchange notes) with respect to any Designated Senior Indebtedness, as such default or event of default is defined therein or in the instrument or agreement or other document under which it is outstanding, then upon written notice thereof given to the Company and the Trustee by a holder or holders of any Designated Senior Indebtedness or their Representative (“Payment Notice”), no payment shall be made by or on behalf of the Company or any Subsidiary Guarantor with respect to the principal of, premium, if any, interest on or other amounts owing on the exchange notes, during the period (the “Payment Blockage Period”) commencing on the date of such receipt of such Payment Notice and ending on the earlier of (i) the date, if any, on which such default is cured or waived or ceases to exist or (ii) the date, if any, on which the Designated Senior Indebtedness to which such default relates is discharged; provided, however, that no default or event of default (other than a Payment Default) shall prevent the making of any payment on the exchange notes for more than 179 days after the Payment Notice shall have been given. Notwithstanding the foregoing, (i) not more than one Payment Notice shall be given within a period of 360 consecutive days, (ii) no event of default that existed or was continuing on the date of any Payment Notice shall be made the basis for the giving of a subsequent Payment Notice unless all such events of default shall have been cured or waived for a period of at least 180 consecutive days after such date, and (iii) if the Company or the Trustee receives any Payment Notice, a similar notice relating to or arising out of the same default or facts giving rise to such default (whether or not such default is on the same issue of Designated Senior Indebtedness) shall not be effective for purposes of this paragraph.

      The Indenture provides that the Company or a Subsidiary Guarantor, as the case may be, shall resume payments of principal of, premium, if any, and interest on the exchange notes (i) in the case of a Payment Default, upon the date such Payment Default is cured or waived by the holders of Senior Indebtedness to which such Payment Default relates and (ii) in the case of a default or event of default (other than a Payment Default) with respect to Designated Senior Indebtedness, on the earlier of (A) the date such default or event of default is cured or (B) the expiration of the Payment Blockage Period with respect thereto.

      Each of the Company’s Subsidiaries existing on the Issue Date unconditionally guaranteed (each, a “Guarantee,” and collectively, the “Guarantees”) on a joint and several basis the Company’s obligations to pay the principal of, premium, if any, and interest on the exchange notes. The Indenture also provides that each Person that becomes a Domestic Subsidiary after the Issue Date shall guarantee the payment of the exchange notes. Under the terms of the Indenture, a Subsidiary Guarantor may be released from its Guarantee in the event of the consolidation or merger of such Subsidiary Guarantor, in the event such Subsidiary Guarantor is sold or disposed of by the Company to another Person in accordance with the Indenture, or in the event of the liquidation and dissolution of such Subsidiary Guarantor into the Company or any other Subsidiary Guarantor, as described below.

      Each Subsidiary Guarantor’s Guarantee will be subordinate to Senior Indebtedness of such Subsidiary Guarantor including such Subsidiary Guarantor’s guarantees of Senior Indebtedness of the Company, on the same basis as the Company’s obligations under the Indenture and the exchange notes will be subordinate to Senior Indebtedness of the Company. The Guarantees will, however, rank at least on a parity with claims of all unsecured creditors, other than holders of Senior Indebtedness, of the respective Subsidiary Guarantors; however, because of the subordination provisions, unless sufficient sums are available to pay the full amounts required under the Guarantees and to pay the unsecured creditors of the respective Subsidiary Guarantors, such other unsecured creditors of the Subsidiary Guarantors may recover more, ratably, than the holders of the exchange notes would recover with respect to the Guarantees. Each Subsidiary Guarantor will be prohibited from making payments under its Guarantee if defaults and certain other events with respect to Senior Indebtedness of a Subsidiary Guarantor have occurred that prohibit the Subsidiary Guarantor from making payment on the exchange notes pursuant to the Guarantees.

      The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor.

      Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to the Company or another Subsidiary Guarantor without limitation. The Company may not sell the Capital Stock of a Subsidiary Guarantor, and a Subsidiary Guarantor may not consolidate with or merge into or sell all or substantially all of its assets (in a single transaction or series of related transactions) to any Person other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Company or any Subsidiary Guarantor), unless (i) with respect to a consolidation or merger of such Subsidiary Guarantor, either (A)(1) the surviving entity is a Subsidiary of the Company or, as a result of the transaction, becomes a Subsidiary of the Company, (2) the surviving entity remains a Restricted Subsidiary of the Company or, simultaneously with the consummation of the transaction, is designated as a Restricted Subsidiary of the Company, (3) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Tangible Net Worth of the surviving entity is equal to or greater than the Consolidated Tangible Net Worth of such Subsidiary Guarantor immediately before such transaction, (4) immediately after giving effect to such transaction on a pro forma basis, the Company would be able to incur $1.00 of additional Indebtedness under the test described in the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness,” (5) if the surviving entity is not the Subsidiary Guarantor, the surviving entity agrees to assume such Subsidiary Guarantor’s Guarantee and all its obligations pursuant to the Indenture, in accordance with the provisions of the Indenture, and (6) such transaction does not (x) violate any covenant under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing or (B)(1) such transaction is made in accordance with the covenant captioned “Limitation on Sale of Assets” and (2) such transaction does not (x) violate any other covenant under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing, and (ii) with respect to the sale of the Capital Stock or all or substantially all of the assets of such Subsidiary Guarantor, (A) such transaction is made in accordance with the covenant captioned “Limitation on Sale of Assets” and (B) such transaction does not (x) violate any other covenants under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing. A Subsidiary Guarantor may be released from its Guarantee and its related obligations under the Indenture only if (i) the Capital Stock of a Subsidiary Guarantor is sold to another Person, or if such Subsidiary Guarantor consolidates with, or merges into, another Person, or if such Subsidiary Guarantor is dissolved and liquidated into the Company or any other Subsidiary Guarantor, in accordance with the requirements of clauses (i)(B) or (ii) of the preceding sentence or (ii) such Subsidiary Guarantor has been designated by the Board of Directors of the Company as an Unrestricted Subsidiary and such designation is made in compliance with the terms of the Indenture. Except as provided in the preceding sentences a Subsidiary Guarantor may not otherwise be released from its Guarantee.

      As of March 31, 2002, after giving pro forma effect to the Yorktown acquisition and related financing transactions, the Company and the Subsidiary Guarantors would have had $435.5 million of indebtedness outstanding on a consolidated basis, $91.4 million would have been Senior Indebtedness and $150 million would have ranked pari passu with the exchange notes. See “Use of Proceeds,” “Unaudited Pro Forma Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Optional Redemption

      At any time on or after May 15, 2007, the Company may, at its option, redeem all or any portion of the exchange notes at the redemption prices (expressed as percentages of the principal amount of the exchange notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning May 15 of the years indicated below:

Year	Percentage

2007	105.500%
2008	103.667%
2009	101.833%
2010 and thereafter	100.000%

      In addition, at any time prior to May 15, 2007, the Company may redeem all or part of the exchange notes upon not less than 30 days nor more than 60 days’ notice at a redemption price equal to the sum of (i) the principal amount thereof, (ii) accrued and unpaid interest, if any, to the applicable date of redemption, and (iii) the Make-Whole Premium.

      At any time on or prior to May 15, 2005, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the exchange notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate initial principal amount of the exchange notes remain outstanding after giving effect to each such redemption. In order to effect the foregoing redemption, the Company must mail notice of redemption no later than 60 days after the related Public Equity Offering.

      If less than all of the exchange notes are to be redeemed, the Trustee shall select pro rata or by lot the exchange notes to be redeemed in multiples of $1,000. Exchange notes in denominations larger than $1,000 may be redeemed in part.

Mandatory Redemption

      The exchange notes will not be entitled to the benefit of sinking fund or other mandatory redemption provisions.

Change of Control

      The Indenture provides that, within 30 days following the occurrence of any Change of Control, the Company will offer (a “Change of Control Offer”) to purchase all outstanding exchange notes at a purchase price equal to 101% of the aggregate principal amount of the exchange notes, plus accrued and unpaid interest to the date of purchase. The Change of Control Offer shall be deemed to have commenced upon mailing of the notice described in the Indenture and shall terminate 20 business days after its commencement, unless a longer offering period is then required by law. Promptly after the termination of the Change of Control Offer (the “Change of Control Payment Date”), the Company shall purchase and mail or deliver payment for all exchange notes tendered in response to the Change of Control Offer.

      The Company, to the extent applicable and if required by law, will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the exchange notes at the option of the holders upon a Change of Control.

      “Change of Control” means any event or series of events by which (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of the Company; (ii) the Company consolidates with or merges or amalgamates with or into another Person or conveys, transfers, or leases all or substantially all of its assets to any Person, or any Person consolidates with, or merges or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the

Company is changed into or exchanged for Voting Stock of the surviving corporation which is not Disqualified Stock and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction; (iii) the stockholders of the Company approve any plan of liquidation or dissolution of the Company; or (iv) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (or whose appointment or nomination for election by the stockholders of the Company was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

      It is expected that any agreements with respect to Senior Indebtedness the Company may enter into would prohibit the repurchase of Indebtedness subordinated to Indebtedness thereunder, which would include the exchange notes. Failure of the Company to repurchase the exchange notes validly tendered to the Company pursuant to a Change of Control Offer would create an Event of Default with respect to the exchange notes. In addition, the subordination provisions of the Indenture prohibit, subject to certain conditions, the repurchase or repayment of the exchange notes if there is a default under Senior Indebtedness. As a result, the Company may be prohibited from making payment upon a Change of Control. The definition of Change of Control includes any event by which the Company conveys, transfers or leases all or substantially all of its assets to any Person; the phrase “all or substantially all” is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

Certain Covenants

      Limitation on Incurrence of Additional Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, “incur”) any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or its Restricted Subsidiaries may incur Indebtedness if, on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated Coverage Ratio would have been equal to or greater than 2.0 to 1.0.

      Notwithstanding the foregoing, (i) the Company may incur Indebtedness consisting of the outstanding notes and exchange notes; (ii) the Subsidiary Guarantors may incur the Guarantees; (iii) the Company and the Subsidiary Guarantors may incur Indebtedness in existence on the date of the Indenture; (iv) the Company or any Subsidiary may incur secured or unsecured Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $100 million or (B) the Borrowing Base; (v) the Company may incur Permitted Company Refinancing Indebtedness; (vi) any Restricted Subsidiary may incur Permitted Subsidiary Refinancing Indebtedness; and (vii) the Company may incur Indebtedness to any Restricted Subsidiary, and any Restricted Subsidiary may incur Indebtedness to the Company or to any Restricted Subsidiary; provided that (a) any subsequent issuance or transfer that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary or (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary, shall be deemed, in each case to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii).

      Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

      For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of debt described above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant, including applying such Indebtedness to any one or more categories.

      Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(ii) at the time of and immediately after giving effect to such Restricted Payment, the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness”; and

(iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after August 26, 1997 does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company and its Restricted Subsidiaries (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to September 30, 1997 and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment; (B) the aggregate Net Cash Proceeds, and the fair market value of property other than cash (as determined in good faith by the Company’s Board of Directors and evidenced by a Board Resolution, except in the case of a Restricted Payment or series of related Restricted Payments to a present or Former Affiliate of the Company having a fair market value in excess of $2 million, in which case, as determined by an independent accounting, appraisal or investment banking firm of national reputation), received by the Company during such period from any Person other than a Restricted Subsidiary of the Company as a result of the issuance or sale of Capital Stock of the Company (other than any Disqualified Stock), other than in connection with the conversion of Indebtedness or Disqualified Stock; (C) the aggregate Net Cash Proceeds, and the fair market value of property other than cash (as determined in good faith by the Company’s Board of Directors and evidenced by a Board Resolution, except in the case of a Restricted Payment or series of related Restricted Payments to a present or Former Affiliate of the Company having a fair market value in excess of $2 million, in which case, as determined by an independent accounting, appraisal or investment banking firm of national reputation), received by the Company during such period from any Person other than a Restricted Subsidiary of the Company as a result of the issuance or sale of any Indebtedness or Disqualified Stock to the extent that at the time the determination is made such Indebtedness or Disqualified Stock, as the case may be, has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock); (D) (1) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary, an amount equal to the lesser of (x) the book value (determined in accordance with GAAP) at the date of such redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary and (y) the fair market value of such Investments in such Unrestricted Subsidiary at the time of such redesignation, as determined in good faith by the Company’s Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution; or (2) in case any Restricted Subsidiary has been redesignated an Unrestricted Subsidiary, minus the greater of (x) the book value (determined in accordance with GAAP) at the date of redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Restricted Subsidiary and (y) the fair market value of such Investments in such Restricted Subsidiary at the time of such redesignation, as determined in good faith by the Company’s Board of Directors, whose determination shall be conclusive and evidenced by a resolution of such Board; (E) without duplication, with respect to any Investment (other than a Permitted Investment) of any Person which has previously been made by the Company or any of its Restricted Subsidiaries, the amount of any such Investment that has been fully and unconditionally repaid to the Company or a Restricted Subsidiary, not to exceed the cash amount received by the Company or such Restricted Subsidiary upon such repayment, or with respect to any Indebtedness of any Person that has previously been guaranteed by the Company or any of its Restricted Subsidiaries (other than the outstanding notes, the exchange notes or the Subsidiary Guarantees), the amount of any such Indebtedness that has been fully and unconditionally released from any and all further obligation or liability with respect thereto, provided in each case that such amount shall not exceed the aggregate amount of Restricted Payments previously taken into account with respect to such amount for purposes of determining the aggregate amount of all Restricted Payments declared or made after the Issue Date pursuant to this clause (iii); and (F) $30 million.

      As of December 31, 2001, we would have had approximately $14.6 million available for Restricted Payments.

      Notwithstanding the foregoing, the above limitations will not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions of the Indenture; (ii) the purchase, redemption, acquisition or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other shares of Capital Stock (other than Disqualified Stock) of the Company; or (iii) the defeasance, redemption or retirement of Indebtedness of the Company which is pari passu or subordinate in right of payment to the exchange notes, in exchange for, by conversion into, or out of the net proceeds of the substantially concurrent issue or sale (other than to a Restricted Subsidiary of the Company) of Capital Stock (other than Disqualified Stock) of the Company; provided that, other than with respect to clause (i) above, no Default or Event of Default has occurred and is continuing at the time, or shall occur as a result, thereof.

      Limitation on Sale of Assets. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sales that, in the aggregate, have a fair market value of $10 million or more in any 12-month period unless:

(i) the Company (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company’s Board of Directors and evidenced by a Board Resolution in the case of any Asset Sales or series of related Asset Sales having a fair market value of $15 million or more, except in the case of a transaction or series of related transactions with a present or Former Affiliate of the Company having a fair market value in excess of $2 million, in which case, as determined by an independent accounting, appraisal or investment banking firm of national reputation);

(ii) at least 85% of the proceeds received by the Company (or its Restricted Subsidiaries, as the case may be) from each such Asset Sale consists of (A) cash, (B) cash equivalents which would constitute Permitted Financial Investments, (C) Publicly Traded Stock of a Person primarily engaged in a Principal Business, (D) other consideration with an aggregate fair market value, together with all other consideration of the type specified in this clause (D) received by the Company and its Restricted Subsidiaries from all Asset Sales after the Issue Date, not to exceed $5 million; provided any sale of such other consideration shall be for cash and shall be considered an Asset Sale under the Indenture and no such consideration shall be received in a transaction with a present or Former Affiliate of the Company, or (E) any combination of the foregoing; provided, however, that (1) the amount of (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms expressly subordinated to the outstanding notes and exchange notes or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that, within 90 days following the closing of such sale or disposition, are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision and (2) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company, evidenced by a Board Resolution) of all consideration of the type specified in clause (C) above received by the Company and its Restricted Subsidiaries from all Asset Sales after the Issue Date shall not exceed 15% of Consolidated Net Tangible Assets at the time of such Asset Sale; and

(iii) the Net Available Proceeds received by the Company (or its Restricted Subsidiaries, as the case may be) from such Asset Sales are applied in accordance with the two paragraphs following the succeeding paragraph.

      Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may dispose of property and assets of the Company or its Restricted Subsidiaries in exchange for capital property and capital assets (i) which are directly related to a Principal Business, (ii) which are of the same type of property or assets, or which have the same function, as the properties or assets being disposed of and (iii) which have an aggregate fair market value equal to or greater than the aggregate fair market value of the property and assets being disposed of; provided, however, that (A) in no event may the Company and its Restricted Subsidiaries, in any 12-month period, dispose of property or assets pursuant to this paragraph having an aggregate fair market value of $10 million or more and (B) with respect to any property or assets being disposed of having a fair market value of $1 million or more, the Board of Directors of the Company shall have determined, in good faith and evidenced by a Board Resolution, that the aggregate fair market value of the property and assets being received by the Company and its Restricted Subsidiaries is equal to or greater than the aggregate fair market value of the property and assets being disposed of.

      The Company may, within 360 days following the receipt of Net Available Proceeds from any Asset Sale, apply such Net Available Proceeds to: (i) the repayment of Indebtedness of the Company under a Bank Credit Facility or other Senior Indebtedness of the Company or Senior Indebtedness of a Subsidiary Guarantor that results in a permanent reduction in the principal amount of such Senior Indebtedness in an amount equal to the principal amount so repaid or (ii) make an investment in capital assets used in a Principal Business.

      If, upon completion of the 360-day period (the “Trigger Date”), any portion of the Net Available Proceeds of any Asset Sale shall not have been applied by the Company as described in clauses (i) or (ii) of the preceding paragraph and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Asset Sale (such aggregate constituting “Excess Proceeds”), exceeds $10 million, then the Company will be obligated to make an offer (a “Net Proceeds Offer”) to purchase from all holders of the outstanding notes and exchange notes and holders of any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of outstanding notes and exchange notes and any then outstanding Pari Passu Indebtedness equal to such Excess Proceeds as follows:

(1) not later than the 30th day following the Trigger Date, (i) the Company shall make a Net Proceeds Offer to purchase from all holders of the outstanding notes and exchange notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of outstanding notes and exchange notes that may be purchased out of an amount (the “Net Proceeds Offer Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the outstanding notes and exchange notes and the denominator of which is the sum of the outstanding principal amount of the outstanding notes and exchange notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as hereinafter defined) of all outstanding notes and exchange notes tendered), and (ii) to the extent required by such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (the “Pari Passu Offer”) in an amount (the “Pari Passu Indebtedness Amount”) equal to the excess of the Excess Proceeds over the Net Proceeds Offer Amount.

(2) the offer price for the outstanding notes and exchange notes shall be payable in cash in an amount equal to 100% of the principal amount of the outstanding notes and exchange notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the outstanding notes and exchange notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a “Net Proceeds Deficiency”), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the “Limitation on Restricted Payments” covenant.

(3) if the aggregate Offered Price of outstanding notes and exchange notes validly tendered and not withdrawn by holders thereof exceeds the Net Proceeds Offer Amount, outstanding notes and exchange notes to be purchased will be selected on a pro rata basis. Upon completion of a Net Proceeds Offer and a Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

      The Company, to the extent applicable and if required by law, will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the exchange notes at the option of the holders pursuant to a Net Proceeds Offer.

      It is expected that agreements with respect to Senior Indebtedness the Company may enter into would prohibit the repurchase of Indebtedness subordinated to Indebtedness thereunder, which would include the exchange notes. Failure of the Company to repurchase the exchange notes validly tendered to the Company pursuant to a Net Proceeds Offer would create an Event of Default with respect to the exchange notes. In addition, the subordination provisions of the Indenture prohibit, subject to certain conditions, the repurchase or repayment of the exchange notes if there is a default under Senior Indebtedness. As a result, the Company may be prohibited from making payment pursuant to a Net Proceeds Offer in connection with an Asset Sale.

      During the period between any Asset Sale and the application of the Net Available Proceeds therefrom in accordance with this covenant, all Net Available Proceeds shall be invested in Permitted Financial Investments or may be used to repay Indebtedness under a Bank Credit Facility.

      Limitation on Liens Securing Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties securing (i) any Indebtedness of the Company (other than Senior Indebtedness of the Company), unless the outstanding notes and exchange notes are equally and ratably secured or (ii) any Indebtedness of any Subsidiary Guarantor (other than Senior Indebtedness of such Subsidiary Guarantor), unless the Guarantees of such Subsidiary Guarantors are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the outstanding notes and exchange notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to any Lien securing the outstanding notes and exchange notes or the Guarantees, with the same relative priority as such subordinated Indebtedness of the Company or subordinated Indebtedness of a Subsidiary Guarantor will have with respect to the outstanding notes or the guarantees, as the case may be.

      Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or on any other interest or participation in a Restricted Subsidiary; (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company; (iii) make loans or advances to the Company or a Restricted Subsidiary of the Company; or (iv) transfer any of its properties or assets to the Company or a Restricted Subsidiary of the Company (each, a “Payment Restriction”), except for (A) encumbrances or restrictions with respect to Senior Indebtedness in effect on the Issue Date; (B) encumbrances or restrictions under a Bank Credit Facility; (C) consensual encumbrances or consensual restrictions binding upon any Person at the time such Person becomes a Restricted Subsidiary of the Company (unless the agreement creating such consensual encumbrance or consensual restriction was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary); (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary; (E) customary restrictions in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages; (F) customary restrictions in purchase money obligations for property acquired in the ordinary course of business restricting the transfer of the property acquired thereby; (G) consensual encumbrances or consensual restrictions under any agreement that refinances or replaces any agreement described in clauses (A), (B), (C), (D), (E) or (F) above, provided that the terms and conditions of any such restrictions are no less favorable to the holders of the outstanding notes and exchange notes than those under the agreement so refinanced or replaced; and (H) any encumbrance or restriction due to applicable law.

      Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries, directly or indirectly, shall (i) sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, (ii) purchase or lease any property, assets or securities from, (iii) make any Investment in, or (iv) enter into or amend any contract or agreement with or for the benefit of, either (A) a present or Former Affiliate of any of them, (B) any Person or Person who is a member of a group (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), that, directly or indirectly, is the beneficial holder of 5% or more of any class of equity securities of the Company, (C) any Person who is an Affiliate of any such holder, or (D) any officers, directors, or employees of any of the above (each case under (A), (B), (C) and (D), an “Affiliate Transaction”), in one or a series of related transactions (to either party), except for transactions evidenced by an Officers’ Certificate addressed and delivered to the Trustee stating that such Affiliate Transaction is made in good faith, the terms of which are fair and reasonable to the Company and such Restricted Subsidiary, as the case may be, or, with respect to Affiliate Transactions between the Company and any of its Subsidiaries, to the Company; provided, that (v) an Officers’ Certificate shall not be required for Affiliate Transactions that, in the aggregate, do not exceed $100,000 in any 12-month period, (w) transactions between or among the Company and any of its Restricted Subsidiaries shall not be deemed to constitute Affiliate Transactions, (x) any reasonable employment, compensation, benefit or indemnification agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business shall not be deemed to constitute Affiliate Transactions, and (y) with respect to any Affiliate Transaction or series of related transactions with an aggregate value (to either party) in excess of $2 million (excluding issuances of Qualified Stock of the Company and any forgiveness of Indebtedness to present or former Affiliates existing on the Issue Date), the Company must, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to itself from a financial point of view from an independent accounting, appraisal or investment banking firm of national reputation.

      Limitation on Future Senior Subordinated Indebtedness. The Indenture provides that the Company will not incur any Indebtedness other than the outstanding notes and exchange notes that is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness, by its terms, is pari passu with or subordinated to the outstanding notes and exchange notes. No Subsidiary Guarantor shall incur any Indebtedness other than the Guarantee of such Subsidiary Guarantor that is subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness, by its terms, is pari passu with or subordinated to the Guarantee of such Subsidiary Guarantor.

Line of Business

      For so long as any outstanding notes or exchange notes are outstanding, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business or activity other than a Principal Business.

Limitations on Mergers and Consolidations

      The Indenture provides that the Company will not consolidate with or merge with any Person or convey, transfer or lease all or substantially all of its property to any Person, unless: (i) the Company survives such merger or the Person formed by such consolidation or into which the Company is merged or that acquires by conveyance or transfer, or which leases, all or substantially all of the property of the Company is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on, all the outstanding notes and exchange notes and the performance of every other covenant and obligation of the Company under the Indenture; (ii) immediately before and after giving effect to such transaction no Default or Event of Default exists; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Tangible Net Worth of the Company (or the surviving or transferee entity) is equal to or greater than the Consolidated Tangible Net Worth of the Company immediately before such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or the surviving or transferee entity) would be able to incur $1.00 of additional Indebtedness under the tests described in the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness.” Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the exchange notes.

Certain Definitions

      The following is a summary of certain defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used herein and not defined below.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Sale” means any sale, capitalized lease (within the meaning of GAAP), transfer, exchange or other disposition (or series of related sales, capitalized leases, transfers, exchanges or dispositions) of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), or of property or assets or any interests therein (each referred to for purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (i) by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or a Restricted Subsidiary, (ii) a sale of inventory or hydrocarbons or other products (including both crude oil and refined products), in each case in the ordinary course of business of the Company’s or a Restricted Subsidiary’s operations, (iii) the merger or consolidation of, or the disposition of all or substantially all of the assets of the Company made in compliance with the covenant captioned “Limitations on Mergers and Consolidations” and (iv) the merger or consolidation of a Restricted Subsidiary made in compliance with clause (i)(A) of the second sentence of the eighth paragraph under the caption “Subordination of Exchange Notes; Subsidiary Guarantees”).

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of such principal payment by (ii) the sum of all such principal payments.

      “Bank Credit Facility” means a revolving credit and/or letter of credit and/or bankers’ acceptance facility the proceeds of which are used for working capital and other general corporate purposes existing on the Issue Date or entered into after the Issue Date by one or more of the Company and its Restricted Subsidiaries and one or more financial institutions, as amended, extended or refinanced from time to time.

      “Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      “Borrowing Base” means, as of any date, an amount equal to the sum of (i) 85% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries (excluding any accounts receivable from an Affiliate of the Company or that are more than 90 days past due, less (without duplication) the allowance for doubtful accounts attributable to such current accounts receivable) and (ii) 60% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

      “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

      “Consolidated Coverage Ratio” means, for any Reference Period, the ratio on a pro forma basis of (i) Consolidated EBITDA for the Reference Period to (ii) Consolidated Interest Expense for such Reference Period; provided, that, in calculating Consolidated EBITDA and Consolidated Interest Expense (A) with respect to any acquisition or disposition which occurs during the Reference Period or subsequent to the Reference Period and on or prior to the date of the incurrence of Indebtedness giving rise to the need to calculate the Consolidated Coverage Ratio (the “Debt Incurrence Date”), such acquisition or disposition shall be assumed to have occurred on the first day of the Reference Period, (B) with respect to the incurrence of any Indebtedness (including the Notes) during the Reference Period or subsequent to the Reference Period and on or prior to the Debt Incurrence Date, the incurrence of such Indebtedness shall be assumed to have occurred on the first day of such Reference Period, (C) any Indebtedness that had been outstanding during the Reference Period that has been repaid on or prior to the Debt Incurrence Date shall be assumed to have been repaid as of the first day of such Reference Period, (D) the Consolidated Interest Expense attributable to interest or dividends on any Indebtedness bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Debt Incurrence Date were the average rate in effect during the entire Reference Period, and (E) in determining the amount of Indebtedness pursuant to the covenant captioned “Limitation of Incurrence of Additional Indebtedness,” the incurrence of Indebtedness giving rise to the need to calculate the Consolidated Coverage Ratio and, to the extent the net proceeds from the incurrence or issuance thereof are used to retire Indebtedness, the application of the proceeds therefrom, shall be assumed to have occurred on the first day of the Reference Period.

      “Consolidated EBITDA” means, for any Reference Period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such Reference Period, increased (to the extent deducted in determining Consolidated Net Income) by the sum of (i) all income taxes of the Company and its Restricted Subsidiaries paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary gains or losses), (ii) all interest expense of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (including amortization of original issue discount and other non-cash interest expense), (iii) depreciation and depletion of the Company and its Restricted Subsidiaries, (iv) amortization of the Company and its Restricted Subsidiaries including, without limitation, amortization of capitalized debt issuance costs; (v) other non-recurring, non-cash charges (excluding any such non-cash charges to the extent they require an accrual of, or a reserve for, cash charges for any future periods) to the extent such non-cash charges are deducted in connection with the determination of Consolidated Net Income minus non-cash items increasing such Consolidated Net Income and

(vi) extraordinary losses to the extent deducted in connection with the determination of Consolidated Net Income.

      “Consolidated Interest Expense” means, with respect to the Company and its Restricted Subsidiaries, for any Reference Period, the aggregate amount (without duplication) of (i) interest expensed or capitalized in accordance with GAAP (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) during such period in respect of all Indebtedness of the Company and its Restricted Subsidiaries, including (A) amortization of original issue discount on any Indebtedness, (B) the interest portion of all deferred payment obligations, calculated in accordance with GAAP, and (C) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financing and currency and interest rate swap arrangements, in each case to the extent attributable to such Reference Period, and (ii) dividend requirements of the Company and its Restricted Subsidiaries with respect to Disqualified Stock of the Company or its Restricted Subsidiaries, whether in cash or otherwise (except dividends paid solely in shares of Qualified Stock), paid (other than to the Company or any of its Restricted Subsidiaries), declared, accrued or accumulated during such period, divided by the difference of one minus the applicable actual combined federal, state, local and foreign income tax rate of the Company and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the four quarters immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense, in each case to the extent attributable to such Reference Period and excluding items eliminated in consolidation. For purposes of this definition, (i) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (ii) interest expense attributable to any Indebtedness represented by the guarantee by the Company or a Restricted Subsidiary of the Company of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

      “Consolidated Net Income” of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided, that (i) the net income for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends, payments or distributions actually paid to the Company or its Restricted Subsidiaries by such other Person in such period; (ii) the net income for such period of any Restricted Subsidiary of the Company that is subject to any Payment Restriction will be included only to the extent of the amount of dividends, payments or distributions which (A) are actually paid by such Restricted Subsidiary in such period to the Company (or another Restricted Subsidiary which is not subject to a Payment Restriction) and (B) are not in excess of the amount which such Restricted Subsidiary would be permitted to pay to the Company (or another Restricted Subsidiary which is not subject to a Payment Restriction) in any future period under the Payment Restrictions applicable to such Restricted Subsidiary, assuming that the net income of such Restricted Subsidiary in each future period is equal to the net income for such Restricted Subsidiary for such period; and (iii) the following will be excluded: (A) any net gain on the sale or other disposition by the Company or any of its Restricted Subsidiaries of assets (other than a sale of inventory or hydrocarbons or other products (including both crude oil and refined products), in each case in the ordinary course of business of the Company’s operations) and of the Capital Stock of any Restricted Subsidiary of the Company, (B) the net income (or loss) of any other Person acquired by the Company or any Restricted Subsidiary prior to the date of such acquisition, (C) extraordinary gains, and (D) the $5.4 million reserve recorded in 2001 for a related party note and interest thereon.

      “Consolidated Net Tangible Assets” means, as of any date, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of such date (less applicable reserves and other items properly deductible from total assets) and after deducting therefrom: (i) total liabilities and total capital items as of such date except the following: items constituting Indebtedness, paid-in capital and retained earnings, provisions for deferred income taxes and deferred gains, and reserves which are not reserves for any contingencies not allocated to any particular purpose; (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other intangible assets; and (iii) all Investments other than Permitted Investments.

      “Consolidated Tangible Net Worth” means, with respect to any Person, as at any date of the determination, the sum of Capital Stock (other than Disqualified Stock) and paid-in capital plus retained earnings (or minus accumulated deficit) minus all intangible assets, including, without limitation, organization costs, patents, trademarks, copyrights, franchise, research and development costs, and any amount reflected in treasury stock, of such Person determined on a consolidated basis in accordance with GAAP.

      “Credit Agreements” means the Company’s three year, senior secured revolving credit facility in the amount of $100 million and the Company’s three year, senior secured mortgage loan facility in the amount of $40 million, and in each case as amended, extended or refinanced from time to time.

      “Designated Senior Indebtedness” means (i) any Senior Indebtedness of the Company and/or any Subsidiary Guarantor permitted under the Indenture, the original principal amount of which is $10 million or more and (ii) the Indebtedness and/or other obligations under the Credit Agreements or a Bank Credit Facility.

      “Disqualified Stock” means any Capital Stock of a Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of such Person or any other Person, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

      “Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Subsidiary Guarantor.

      “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules of and regulations of the SEC thereunder.

      “Exchange Offer” means an offer by the Company, pursuant to the registration rights agreement, to certain holders of the Notes, to issue and deliver to such holders, in exchange for the outstanding notes, a like aggregate principal amount of exchange notes registered under the Securities Act.

      “exchange notes” means the notes to be issued pursuant to the Indenture in connection with this exchange offer pursuant to the registration rights agreement.

      “Former Affiliate” means any Person who was an Affiliate of the Company at any time during the three year period prior to the date for which determination of Affiliate status is required.

      “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

      “Indebtedness” means, without duplication, with respect to any Person, (i) all obligations of such Person (A) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by bonds, notes, debentures or similar instruments, (C) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (D) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (E) for the payment of money relating to a Capitalized Lease Obligation, or (F) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (ii) all net obligations of such Person as of the date of a required calculation under interest rate swap obligations and foreign currency hedges, other than interest rate swap obligations and foreign currency hedges incurred to protect the Company or its Restricted Subsidiaries from fluctuations in interest rates or foreign currency exchange rates; (iii) all liabilities of others of the kind described in the preceding clauses (i) or (ii) that such Person has guaranteed or that are otherwise its legal liability; (iv) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (A) the full amount of such obligations so secured, and (B) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution of such Person; (v) the liquidation preference and any mandatory redemption payment obligations in respect of Disqualified Stock of such Person; and (vi) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii), (iv), (v), or this clause (vi), whether or not between or among the same parties.

      “Investment” of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding advances to employees in the ordinary course of business other than advances to present or Former Affiliates of the Company in an aggregate amount outstanding at any one time not to exceed $1 million), (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments or advances on a balance sheet of such Person prepared in accordance with GAAP.

      “Issue Date” means the date on which the outstanding notes were originally issued under the Indenture, or May 14, 2002.

      “Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

      “Make-Whole Premium” means, with respect to an outstanding note or exchange note on any date of redemption, the greater of (x) 1% of the principal amount of such outstanding note or exchange note or (y) the excess of (A) the present value at such date of redemption of (1) the redemption price of such outstanding note or exchange note at May 15, 2007 (such redemption price being described under “— Optional Redemption”) plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on such outstanding note or exchange note through May 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such outstanding note or exchange note.

      “Maturity Date” means May 15, 2012.

      “Net Available Proceeds” means, with respect to any Asset Sale of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale to prevent a default or event of default under Senior Indebtedness or by applicable law, be repaid out of the proceeds from such Asset Sale and which is actually so repaid.

      “Net Cash Proceeds” means, in the case of any sale by the Company of securities pursuant to clause (B) or (C) of Section (iii) of the covenant captioned “Limitation on Restricted Payments,” the aggregate net cash proceeds received by the Company, after payment of expenses, commissions, discounts and any other transaction costs incurred in connection therewith.

      “Pari Passu Indebtedness” means the 9% Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the outstanding notes and exchange notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

      “Permitted Business Investments” means (i) Investments by the Company or any Restricted Subsidiary in any Person which immediately prior to the making of such Investment is a Restricted Subsidiary; (ii) Investments in the Company by any Restricted Subsidiary; (iii) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) Investments arising in connection with interest rate protection agreements, foreign currency hedging agreements and commodity hedging agreements incurred in the ordinary course of business for the purpose of fixing or hedging interest rate, currency or commodity risk in connection with the conduct of the business of the Company and its Restricted Subsidiaries and not for speculative purposes; and (v) Investments received by the Company or any Restricted Subsidiary in connection with Asset Sales, provided that the aggregate fair market value of all Investments permitted pursuant to this clause (v) after the Issue Date shall not exceed $5 million in the aggregate.

      “Permitted Company Refinancing Indebtedness” means (i) Indebtedness of the Company, the terms of which have been amended, modified or supplemented in a manner that does not (A) affect the priority of such Indebtedness in right of payment in relation to the outstanding notes and exchange notes, (B) accelerate the maturity of such Indebtedness or (C) shorten the Average Life of such Indebtedness and (ii) Indebtedness of the Company, the net proceeds of which are used to renew, extend, refinance, defease, refund or repurchase outstanding Indebtedness of the Company, provided that (A) if the Indebtedness (including the outstanding notes and exchange notes) being renewed, extended, refinanced, defeased, refunded or repurchased is pari passu with or subordinated in right of payment to the outstanding notes and exchange notes, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the outstanding notes and exchange notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased, (B) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased, and (C) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the remaining Average Life of the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Company Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

      “Permitted Financial Investments” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $300.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated at least A-2 or the equivalent thereof at the time of purchase by Standard & Poor’s or rated at least P-2 or the equivalent at the time of purchase by Moody’s Investors Service, Inc., and in each case maturing within 12 months after the date of acquisition, (vi) money market mutual or similar funds having assets in excess of $100.0 million, and (vii) any debt securities or adjustable rate preferred stock issued by a corporation organized under the laws of a state of the United States of America or issued by any state, county or municipality located within the United States of America which is rated at least AA- or the equivalent thereof by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation and maturing or having a call provision not exceeding 24 months from the date of acquisition.

      “Permitted Investments” means Permitted Business Investments and Permitted Financial Investments.

      “Permitted Liens” means (i) Liens existing on the Issue Date; (ii) Liens now or hereafter securing Senior Indebtedness; (iii) Liens now or hereafter securing any interest rate hedging obligations (A) that the Company is required to enter into with respect to the Bank Credit Facility or (B) that are entered into for the purpose of managing interest rate risk with respect to Indebtedness of the Company and its Restricted Subsidiaries, provided that such interest rate obligations under clauses (A) and (B) do not have an aggregate notional amount which exceeds the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries; (iv) Liens securing obligations under agreements that the Company enters into in the ordinary course of business for the purpose of protecting against fluctuations in oil, natural gas, or refined products prices; (v) Liens securing Indebtedness, the proceeds of which are used to refinance secured Indebtedness of the Company or its Restricted Subsidiaries; provided, that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced; (vi) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP; (vii) mechanics’, workmen’s, materialmen’s, operator’s or similar Liens arising in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by appropriate action; (viii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action; (ix) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; (x) survey exceptions, encumbrances, easements or reservations, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Restricted Subsidiaries; (xi) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (xii) Liens on pipeline or pipeline facilities which arise out of operation of law; (xiii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (xiv)(A) Liens upon any property of any Person existing at the time of acquisition thereof by the Company or a Subsidiary, (B) Liens upon any property of a Person existing at the time such Person is merged or consolidated with the Company or any Restricted Subsidiary or existing at the time of the sale or transfer of any such property of such Person to the Company or any Restricted Subsidiary, or (C) Liens upon any property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further, that in each such case no such Lien shall extend to or cover any property of the Company or any Restricted Subsidiary other than the property being acquired and improvements thereon; (xv) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business; (xvi) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank; (xvii) purchase money Liens granted in connection with the acquisition of fixed assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such fixed assets; (xviii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (xix) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in the Principal Business; and (xx) other Liens provided that such other Liens shall not secure obligations in excess of $5.0 million in the aggregate at any one time outstanding.

      “Permitted Subsidiary Refinancing Indebtedness” means (i) Indebtedness of any Subsidiary, the terms of which have been amended, modified or supplemented in a manner that does not (A) affect the priority of such Indebtedness in right of payment in relation to the Guarantees, (B) accelerate the maturity of such Indebtedness or (C) shorten the Average Life of such Indebtedness and (ii) Indebtedness of any Subsidiary, the net proceeds of which are used to renew, extend, refinance, defease, refund or repurchase outstanding Indebtedness of such Subsidiary, provided that (A) if the Indebtedness (including any guarantee thereof) being renewed, extended, refinanced, defeased, refunded or repurchased is pari passu with or subordinated in right of payment to the Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased, (B) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased, and (C) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the remaining Average Life of the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased; provided further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Subsidiary Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding under the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

      “Person” means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

      “Principal Business” means (i) the business of the exploration for, and development, acquisition, production, processing, marketing, refining, storage and transportation of, hydrocarbons, (ii) any related energy and natural resource business, (iii) any business currently engaged in by the Company or its Subsidiaries, (iv) convenience stores, retail service stations, truck stops and other public accommodations in connection therewith, and (v) any activity or business that is a reasonable extension, development or expansion of any of the foregoing.

      “Public Equity Offering” means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

      “Publicly Traded Stock” means, with respect to any Person, Voting Stock of such Person which is registered under Section 12 of the Exchange Act and which is actively traded on the New York Stock Exchange or American Stock Exchange or quoted in the Nasdaq National Market System.

      “Qualified Stock” means any Capital Stock that is not Disqualified Stock.

      “Reference Period” means, with respect to any Person, the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the outstanding notes and exchange notes or the Indenture.

      “Restricted Payment” means, with respect to any Person, any of the following: (i) any dividend or other distribution in respect of such Person’s Capital Stock (other than (A) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of such Person and (B) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Restricted Subsidiary of the Company that is a Wholly-Owned Subsidiary); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of the Company or any of its Restricted Subsidiaries other than any such purchase, redemption or other acquisition or retirement for value by the Company or any Restricted Subsidiary of the Company that is a Wholly Owned Subsidiary of any Capital Stock, or any option, warrant or other right to acquire shares of

Capital Stock, of any Restricted Subsidiary with respect to such Capital Stock, option, warrant or other right which is owned, at the time of any such transaction, by the Company or another Restricted Subsidiary; (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is pari passu or subordinated in right of payment to the outstanding notes and exchange notes or any Guarantee, except that any such payment, purchase, defeasance, repurchase, redemption or other acquisition or retirement for value of Pari Passu Indebtedness shall not constitute a Restricted Payment unless the Indebtedness, if any, incurred to refinance such Pari Passu Indebtedness is senior in right of payment to the outstanding notes and exchange notes or any Guarantee or is scheduled to mature earlier than, or has an Average Life less than the remaining Average Life of, the Indebtedness being refinanced; and (iv) the making by such Person of any Investment other than a Permitted Investment.

      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. By a Board Resolution of the Company, as evidenced by written notice thereof delivered to the Trustee, the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, (i) the Company could incur at least $1.00 in additional Indebtedness pursuant to the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness” and (ii) no Default or Event of Default shall have occurred and be continuing.

      “Senior Indebtedness” means any Indebtedness (other than the Company’s 9% Senior Subordinated Notes due 2007 and any Restricted Subsidiary’s guarantee thereof) of a Person (whether outstanding on the date hereof or hereafter incurred), unless such Indebtedness is stated to be pari passu with or is contractually subordinate or junior in right of payment to the outstanding notes and exchange notes; provided, that Senior Indebtedness does not include (i) any liability for federal, state, local or other taxes owed or owing by the Company; (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates; (iii) any trade payables; or (iv) the portion of any Indebtedness that is incurred in violation of the Indenture.

      A “subsidiary” of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For purposes of the foregoing definition, an arrangement by which a Person who owns an interest in an oil and gas property is subject to a joint operating agreement, processing agreement, net profits interest, overriding royalty interest, farm-out agreement, development agreement, area of mutual interest agreement, joint bidding agreement, unitization agreement, pooling arrangement or other similar agreement or arrangement shall not, in and of itself, cause such Person to be considered a Subsidiary.

      “Subsidiary” means any subsidiary of the Company.

      “Subsidiary Guarantor” means (i) each of the Company’s Subsidiaries in existence on the Issue Date, (ii) each of the Subsidiaries that becomes a guarantor of the outstanding notes and exchange notes in compliance with the provisions of Article Eleven of the Indenture and (iii) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.

      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the exchange notes to May 15, 2007, provided, however, that if the then remaining term to May 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United

States Treasury securities for which such yields are given, except that if the then remaining term of the exchange notes to May 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” means (i) any Subsidiary of an Unrestricted Subsidiary or (ii) any Subsidiary of the Company or of a Restricted Subsidiary that is designated as an Unrestricted Subsidiary by a Board Resolution of the Company in accordance with the following sentence. The Company may designate any Subsidiary of the Company or of a Restricted Subsidiary (including any Restricted Subsidiary or any newly formed or newly acquired Subsidiary) to be an Unrestricted Subsidiary by a Board Resolution of the Company, as evidenced by written notice thereof delivered to the Trustee, if after giving effect to such designation, (i) the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph under the covenant captioned “Limitation on Incurrence of Additional Indebtedness,” (ii) the Company could make an additional Restricted Payment of $1.00 pursuant to the first paragraph of the covenant captioned “Limitation on Restricted Payments,” (iii) such Subsidiary does not own or hold any Capital Stock of, or any Lien on any property of, the Company or any Restricted Subsidiary and (iv) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness and Indebtedness to be released upon such Subsidiary’s designation as an Unrestricted Subsidiary.

      “Unrestricted Subsidiary Indebtedness” of any Person means Indebtedness of such Person (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company’s or such Restricted Subsidiary’s being the primary obligor, or guarantor of, or otherwise liable in any respect on, such Indebtedness), (ii) which, with respect to Indebtedness incurred after the date of the Indenture by the Company or any Restricted Subsidiary, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary and (iii) which is not secured by any assets of the Company or of any Restricted Subsidiary.

      “U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

      “U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

      “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

      “Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock (other than directors’ qualifying shares, if applicable) of which is owned by the Company or another Wholly-Owned Subsidiary.

Events of Default

      An Event of Default is defined in the Indenture as being: (i) default by the Company or any Subsidiary Guarantor in the payment of principal of or premium, if any, on the outstanding notes or exchange notes when due and payable at maturity, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise (whether or not prohibited by the subordination provisions of the Indenture); (ii) default by the Company or any Subsidiary Guarantor for 30 days in payment of any interest on the outstanding notes or exchange notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) default by the Company or any Subsidiary Guarantor in the deposit of any optional redemption payment; (iv) default by the Company or any Subsidiary Guarantor in performance or breach of any other covenant or agreement in the outstanding notes or exchange notes, the Guarantees or the Indenture which shall not have been remedied within 60 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the outstanding notes and exchange notes then outstanding; (v) the acceleration of the maturity, or failure to make any payment when due at the final maturity, of any other Indebtedness of the Company, any Subsidiary Guarantor or any Restricted Subsidiary having an outstanding principal amount of $5.0 million or more individually or in the aggregate; (vi) judgments or orders for the payment of money in an aggregate amount in excess of $5.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer) having been rendered against the Company, any Subsidiary Guarantor or any Restricted Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days; (vii) other than a release of a Guarantee pursuant to the terms of the Indenture, any ineffectiveness of a Guarantee or any denial or disaffirmation of a Guarantee by any Subsidiary Guarantor; or (viii) certain events involving bankruptcy, insolvency or reorganization of the Company, any Subsidiary Guarantor or any Restricted Subsidiary. The Indenture provides that the Trustee may withhold notice to the holders of the outstanding notes and exchange notes of any default (except in payment of principal of, or premium, if any, or interest on the outstanding notes and exchange notes) if the Trustee considers it in the interest of the holders of the exchange notes to do so.

      The Indenture provides that if an Event of Default (other than with respect to clause (viii) of the preceding paragraph) occurs and is continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in principal amount of the outstanding notes and exchange notes then outstanding may declare the principal of, premium, if any, and accrued but unpaid interest on all outstanding notes and exchange notes then outstanding to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary Guarantor occurs and is continuing, the principal of and premium, if any, and interest on all the outstanding notes and exchange notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the outstanding notes and exchange notes. The amount due and payable on the acceleration of any note will be equal to 100% of the principal amount of such note, plus accrued interest to the date of payment. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes and exchange notes may rescind any such acceleration with respect to the outstanding notes and exchange notes and its consequences.

      The Indenture provides that no holder of an outstanding note or exchange note may pursue any remedy under the Indenture unless (i) the Trustee shall have received written notice of a continuing Event of Default from the Company or a holder of an outstanding note or exchange note, (ii) the Trustee shall have received a request from holders of at least 25% in principal amount of the outstanding notes and exchange notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity and security reasonably satisfactory to it, and (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity; however, such provision does not affect the right of a holder of an outstanding note or exchange note to sue for enforcement of any overdue payment thereon.

      The holders of a majority in principal amount of the outstanding notes and exchange notes then outstanding will have the right, by an instrument or concurrent instruments in writing executed and delivered to the Trustee, to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on such Trustee, subject to certain limitations specified in the Indenture. The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

Modification and Waiver

      The Indenture provides that modifications and amendments to the Indenture or the outstanding notes or exchange notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consents of the holders of a majority in principal amount of the outstanding notes and exchange notes then outstanding; provided that no such modification or amendment may, without the consent of the holder of each outstanding note or exchange note then outstanding affected thereby, (i) reduce the percentage of principal amount of outstanding notes and exchange notes whose holders may consent to an amendment, supplement or waiver; (ii) reduce the rate or change the time for payment of interest, including default interest, on any outstanding note or exchange note; (iii) reduce the principal amount of any outstanding note or exchange note or change the Maturity Date of the outstanding notes and exchange notes; (iv) reduce the redemption price, including premium, if any, payable upon redemption of any outstanding note or exchange note or change the time at which any outstanding note or exchange note may or shall be redeemed; (v) reduce the repurchase price, including premium, if any, payable upon the repurchase of any outstanding note or exchange note or change the time at which any outstanding note or exchange note may or shall be repurchased; (vi) make any outstanding note or exchange note payable in money other than that stated in the outstanding note or exchange note; (vii) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any outstanding note or exchange note; (viii) make any change in the percentage of principal amount of outstanding notes and exchange notes necessary to waive compliance with certain provisions of the Indenture; or (ix) except as otherwise provided in the Indenture, waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the outstanding notes and exchange notes. In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the holders of the outstanding notes and exchange notes will require the consent of the holders of at least 75% in aggregate principal amount of outstanding notes and exchange notes then outstanding. The Indenture provides that modifications, amendments and supplements of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee without notice to or consent of any holders of outstanding notes and exchange notes in certain limited circumstances, including (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption of the obligations of the Company or any Subsidiary Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or any such Subsidiary Guarantor, (iii) to provide for uncertificated outstanding notes or exchange notes in addition to or in place of certificated outstanding notes or exchange notes, (iv) to reflect the release of any Subsidiary Guarantor from its Guarantee, or the addition of any Subsidiary of the Company as a Subsidiary Guarantor, in the manner provided by the Indenture, (v) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939 or (vi) to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder of outstanding notes or exchange notes in any material respect.

      The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding notes and exchange notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

Discharge and Termination

      The Company may at any time terminate its obligation under the outstanding notes and exchange notes and the Indenture, with certain exceptions specified in the Indenture, by irrevocably depositing in trust cash or obligations of the United States government and its agencies for payment of principal of, premium, if any, and interest on, the outstanding notes and exchange notes to redemption or maturity, subject to the satisfaction of certain conditions.

      Subject to the conditions described below, at the Company’s option, either (i) the Company and all Subsidiary Guarantors will be deemed to have been discharged from their respective obligations with respect to the outstanding notes and exchange notes on the 91st day after the applicable conditions set forth below have been satisfied or (ii) the Company and all Subsidiary Guarantors will cease to be under any obligation to comply with certain restrictive covenants, including those described under “— Certain Covenants” as well as the subordination and guarantee provisions of the Indenture at any time after the applicable conditions set forth below have been satisfied: (A) the Company or any Subsidiary Guarantor has deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders (1) U.S. Legal Tender or (2) U. S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, U.S. Legal Tender or (3) a combination of (1) and (2), in an amount sufficient, in the opinion

(with respect to (2) and (3)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, premium, if any, and interest on, the outstanding notes and exchange notes then outstanding on the date such installments are due; (B) the Company has delivered to the Trustee an officers’ certificate certifying whether the outstanding notes and exchange notes are then listed on a national securities exchange; (C) if the outstanding notes and exchange notes are then listed on a national securities exchange, the Company has delivered to the Trustee an officers’ certificate to the effect that the Company’s exercise of its option described above would not cause the outstanding notes and exchange notes to be delisted; (D) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Subsidiary Guarantor is a party or by which any of them is bound, as evidenced to the Trustee in an officers’ certificate delivered to the Trustee concurrently with such deposit; (E) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that holders of the outstanding notes and exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option described above and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of the outstanding notes and exchange notes being discharged, accompanied by a ruling to that effect received from or published by the Internal Revenue Service (it being understood that (1) such opinion will also state that such ruling is consistent with the conclusions reached in such opinion and (2) the Trustee will be under no obligation to investigate the basis of correctness of such ruling); (F) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that the Company’s exercise of its option described above will not result in any of the Company, the Trustee or the trust created by the Company’s deposit of funds hereunder becoming or being deemed to be an “investment company” under the Investment Company Act of 1940, as amended; (G) the Company or any Subsidiary Guarantor has paid or duly provided for payment of all amounts then due to the Trustee pursuant to the terms of the Indenture; and (H) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel (which counsel may be an employee of the Company), each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

      Upon the termination of the Company’s obligations under the outstanding notes and exchange notes and the Indenture, the obligations of the Subsidiary Guarantors under the Guarantees will also terminate.

Governing Law

      The Indenture provides that it will be governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights; Liquidated Damages

      The following description is a summary of the material provisions of the Registration Rights Agreement entered into by the Company, the Subsidiary Guarantors and the initial purchasers. It does not restate that agreement in its entirety. We urge you to read the form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the outstanding notes or exchange notes.

      Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors agreed to file with the SEC a registration statement, or the exchange offer registration statement, on the appropriate form under the Securities Act with respect to the outstanding notes. Upon the effectiveness of the exchange offer registration statement, the Company and the Subsidiary Guarantors will offer to the holders of outstanding notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their outstanding notes for exchange notes.

      If:

(1) the Company and the Subsidiary Guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of outstanding notes notifies the Company prior to the 20th day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer; or

(b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) that it is a broker-dealer and owns outstanding notes acquired directly from the Company or an affiliate of the Company,

the Company and the Subsidiary Guarantors will file with the SEC a shelf registration statement to cover resales of the outstanding notes or the exchange notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

      The Company and the Subsidiary Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

      The Registration Rights Agreement provides:

(1) the Company and the Subsidiary Guarantors will file an exchange offer registration statement with the SEC on or prior to July 15, 2002;

(2) the Company and the Subsidiary Guarantors will use their best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to October 11, 2002;

(3) unless the exchange offer would not be permitted by applicable law or SEC policy, the Company and the Subsidiary Guarantors will

(a) commence the exchange offer; and

(b) issue exchange notes in exchange for all outstanding notes tendered prior thereto in the exchange offer; and

(4) if obligated to file the shelf registration statement, the Company and the Subsidiary Guarantors will file the shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and use their best efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 135 days after such obligation arises.

      If:

(1) the Company and the Subsidiary Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Company and the Subsidiary Guarantors fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of outstanding notes or exchange notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, equal to one-half of one percent (0.50%) per annum on the principal amount of Notes held by such holder.

      The amount of the liquidated damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.5% per annum.

      All accrued liquidated damages will be paid by the Company on each interest payment date to the Global Exchange Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

      Holders of outstanding notes will be required to make certain representations to the Company and the Subsidiary Guarantors (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their outstanding notes or exchange notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring outstanding notes or exchange notes, a holder will be deemed to have agreed to indemnify the Company and the Subsidiary Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of outstanding notes and exchange notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Company.

      The registration statement of which this prospectus is a part has been filed with the SEC and the exchange offer is being made to satisfy the Company’s and the Subsidiary Guarantors’ obligations under the Registration Rights Agreement.

The Trustee

      The Bank of New York is the Trustee under the Indenture. The Company has also appointed the Trustee as the initial Registrar and Paying Agent under the Indenture. The Bank of New York is also the trustee under the Company’s 9% senior subordinated notes due 2007.

      The Company may maintain depository and other normal banking relationships with the Trustee or any of its affiliates. The Trustee will be permitted to engage in other transactions with the Company; however, the Trustee would be required to resign within 90 days of the occurrence of a Default or an Event of Default (without regard to the giving of notice or the passage of time) if the Trustee then has any conflicting interest (as defined in the Trust Indenture Act of 1939).

      The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

      The Indenture provides that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the holders of the outstanding notes or exchange notes, unless such holders shall have offered the Trustee indemnity and security reasonably satisfactory to it.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain United States federal income tax consequences relevant to initial purchasers of the notes and exchange notes. This summary is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as in effect or proposed on the date of this prospectus. These provisions, regulations and interpretations are subject to change, possibly with retroactive effect. This summary does not address the tax consequences to subsequent purchasers of the outstanding notes and exchange notes, and is limited to purchasers who hold the outstanding notes or exchange notes as capital assets, within the meaning of Section 1221 of the Code. In addition, this summary is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances. This summary also does not address tax consequences to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, or holders of outstanding notes or exchange notes whose “functional currency” is not the U.S. dollar) or the effect of applicable state, local or foreign tax law.

      If a partnership holds the outstanding notes or exchange notes, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding the notes should consult its tax advisors.

      WE URGE PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE OUTSTANDING NOTES AND EXCHANGE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

      As used in this summary, the term “U.S. Holder” means a beneficial owner of the outstanding notes or exchange notes who or that is an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents), a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of the outstanding notes or exchange notes who or that is not a U.S. Holder.

U.S. Holders

Payments of Interest on Notes

      The outstanding notes were issued at a discount from their stated principal amount at maturity. For United States federal income tax purposes, the excess of the stated principal amount at maturity of each outstanding note or exchange note over the issue price (the initial offering price to investors at which a substantial amount of the outstanding notes were sold) constitutes original issue discount. In addition to stated cash interest on an outstanding note or exchange note, which will be taxable to a holder as ordinary interest income at the time it accrues or is paid depending on the holder’s method of accounting for United States federal income tax purposes, holders of outstanding notes and exchange notes will be required to include original issue discount in income periodically over the term of the outstanding notes and exchange notes before receipt of the cash or other payment attributable to such income. For United States federal income tax purposes, each holder of an outstanding note or exchange note must generally include in gross income a portion of the original issue discount in each taxable year during which the outstanding note or exchange note is held in an amount equal to the original issue discount that accrues on the note during such period, determined by using a constant yield to maturity method. The original issue discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less original issue discount to the earlier years of the term of the outstanding note or exchange note and more original issue discount to later years. Any amount included in income as original issue discount will increase the holder’s tax basis in the outstanding note or exchange note.

      Our failure to complete the exchange offer, or to file or cause to be declared effective the shelf registration statement as described in “Description of the Exchange Notes — Registration Rights; Liquidated Damages,” will cause a U.S. Holder to recognize as ordinary income the additional interest payable as a result of such failure when that amount is accrued or paid, in accordance with such U.S. Holder’s regular method of accounting. According to Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. Holder (or the timing of the recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. We believe that the likelihood of a change in the interest rate on the outstanding notes or exchange notes is remote, and do not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any outstanding note or exchange note.

Sale, Exchange or Retirement of Outstanding Notes or Exchange Notes

      Upon the sale, exchange, redemption, retirement at maturity or other disposition of an outstanding note or exchange note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such beneficial owner’s adjusted tax basis in the outstanding note or exchange note. A U.S. Holder’s adjusted tax basis in an outstanding note or exchange note generally will equal the cost of the outstanding note or exchange note to such holder, increased by any accrued original issue discount includable in such holder’s gross income and reduced by any principal payments received by such holder.

      Gain or loss recognized on the disposition of an outstanding note or exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the outstanding note or exchange note is more than one year. Long-term capital gains of individuals may be subject to tax at a lower tax rate. The deduction of capital losses is subject to certain limitations. U.S. Holders of outstanding notes or exchange notes should consult tax advisors regarding the treatment of capital gains and losses.

      We are offering to exchange the outstanding notes for exchange notes in satisfaction of our obligations under the registration rights agreement. See “Description of the Exchange Notes — Registration Rights; Liquidated Damages.” The exchange of an outstanding note by a U.S. Holder for an exchange note pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Under existing Treasury regulations relating to modifications and exchanges of debt instruments, any increase in the interest rate of the outstanding notes resulting from the exchange offer not being consummated, or a shelf registration statement not being declared effective, would not be treated as a taxable exchange, as such change in interest rate would occur pursuant to the original terms of the outstanding notes.

Information Reporting and Backup Withholding

      For each calendar year in which the outstanding notes or exchange notes are outstanding, we are required to provide the Internal Revenue Service with information regarding certain payments of principal, premium, if any, interest and accrued original issue discount on an outstanding note or exchange note to a U.S. Holder and proceeds paid to a U.S. Holder from the sale or redemption of an outstanding note or exchange note. The information we are required to report to the IRS includes the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid (and original issue discount allocable) to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations, financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

      If a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agent, a broker, the trustee or any paying agent, as the case may be, may be required to deduct and withhold the applicable tax from any reportable payment that is subject to backup withholding tax. This backup withholding is not an additional tax, and may be credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Payments of Interest on Notes

      The following is a summary of certain United States federal income tax and estate tax consequences to a Non-U.S. Holder that holds an outstanding note or exchange note. No United States federal withholding tax under Sections 1441 and 1442 of the Code will be imposed with respect to the payment by us or our paying agent of principal, premium, if any, interest or accrued original issue discount on an outstanding note or exchange note owned by a Non-U.S. Holder under the portfolio interest exception, provided that: (1) the Non-U.S. Holder or the financial institution holding the outstanding note or exchange note on behalf of the Non-U.S. Holder provides an owners statement, which may be provided on IRS Form W-8BEN, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable, to us, our paying agent or the person who would otherwise be required to withhold tax, certifying, under penalties of perjury, that such Non-U.S. Holder is not a United States person and providing the name and address of the Non-U.S. Holder; (2) such interest (including original issue discount) is treated as not effectively connected with the Non-U.S. Holder’s United States trade or business; (3) such interest (including original issue discount) is treated as not effectively connected with the Non-U.S. Holder within a foreign country that the IRS has listed on a list of countries having provisions inadequate to prevent United States tax evasion; (4) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote; (5) such Non-U.S. Holder is not a controlled foreign corporation within the meaning of Section 957 of the Code that is related to us through stock ownership within the meaning of Section 864(d)(4) of the Code; and (6) the beneficial owner is not a bank whose receipt of interest on an outstanding note or exchange note represents interest on an extension of credit pursuant to a loan agreement as described in Section 881(c)(3)(A) of the Code. As used in this summary, the term financial institution means a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds an outstanding note or exchange note on behalf of the owner of the outstanding note or exchange note.

      A Non-U.S. Holder who does not qualify for the portfolio interest exception as described above would, under current law, generally be subject to United States federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments, including payments attributable to accrued original issue discount. A Non-U.S. Holder, however, will not be subject to the 30% withholding tax if such Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) demonstrating an exemption from or reduction in withholding under the benefit of a tax treaty, or (2) IRS Form W-8ECI (or substitute form) stating that the interest paid on the Notes or Exchange Notes is not subject to withholding tax because it is effectively connected to the beneficial owner’s conduct of a trade or business in the United States. The 30% United States federal withholding tax will generally not apply to any gain that a Non-U.S. Holder recognizes upon the redemption, retirement, sale, exchange or other disposition of a Note or Exchange Note.

Sale, Exchange or Retirement of Notes

      In general, gain recognized by a Non-U.S. Holder upon the redemption, retirement, sale, exchange or other disposition of an outstanding note or exchange note will not be subject to United States federal income tax unless such gain or loss is effectively connected with a trade or business in the United States of such

Non-U.S. Holder. A Non-U.S. Holder, however, may be subject to a United States federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such gain if the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition of the note and certain other requirements are met.

Effectively Connected Income

      If a Non-U.S. Holder is engaged in a trade or business in the United States and if interest (including original issue discount) on an outstanding note or exchange note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from United Stated federal withholding tax as discussed above, will be subject to United States federal income tax on such interest (including original issue discount) on a net income basis in the same manner as if the holder were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or applicable lower tax treaty rate, of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on an outstanding note or exchange note (including original issue discount) will be included in such foreign corporation’s effectively connected earnings and profits.

Backup Withholding and Information Reporting

      Backup withholding and information reporting requirements generally do not apply to payments of principal or interest (including original issue discount) made by us or any of our agents to a Non-U.S. Holder if the owner’s statement described above under the portfolio interest exception is received, provided that the payor does not have actual knowledge the that the holder is a U.S. Holder. If any payments of principal and interest are made to the beneficial owner of an outstanding note or exchange note by or through a foreign office of a foreign custodian, foreign nominee, broker (as defined in applicable Treasury regulations), or other foreign agent of such beneficial owner, information reporting or backup withholding requirements also will not apply, assuming the owner’s statement described above is received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the beneficial owner otherwise establishes an exemption. Information reporting (but not backup withholding) may apply, however, to a payment by a foreign office of such custodian, nominee, broker or agent that is (1) a U.S. person, (2) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) a foreign partnership in which one or more U.S. persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership that is engaged in a trade or business in the Unites States, or (4) a controlled foreign corporation within the meaning of Section 957 of the Code, unless the Non-U.S. Holder provides an owners statement and certain other conditions are met or the holder otherwise establishes an exemption. Payment of principal and interest (including original issue discount) on a note to a Non-U.S. Holder by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of an outstanding note or exchange note, will be subject to both information reporting and backup withholding unless the holder or beneficial owner provides the owner’s statement described above (and the payor does not have actual knowledge that the beneficial owner is a United States person) or otherwise establishes an exemption from information reporting and backup withholding.

Estate Tax

      Subject to applicable estate tax treaty provisions, outstanding notes or exchange notes beneficially owned by a Non-U.S. Holder who is an individual nonresident at the time of death for U.S. federal estate tax purposes will not be included in such holder’s gross estate for such purposes, provided that (1) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable Treasury regulations, and (2) the interest payments (including original issue discount) with respect to such outstanding note or exchange note would not have been, if received at the time of such individual’s death, effectively connected with the conduct of a United States trade or business by such individual Non-U.S. Holder.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will, for a period of ending on the earlier of (a) 180 days from the date on which the registration statement of which this prospectus is a part is declared effective and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For the period described in this first paragraph in this “Plan of Distribution” section, we will promptly send additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the exchange notes will be passed upon for us by Fennemore Craig, P.C., Phoenix, Arizona.

EXPERTS

      The consolidated financial statements and schedules of Giant Industries, Inc. and Subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of the Yorktown Refinery of BP Corporation North America Inc. as of December 31, 2000 and 2001 and for the years then ended, included and incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere and incorporated by reference herein, and are so included and incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of Giant Industries, Inc. and Subsidiaries for the Years Ended December 31, 2001, 2000 and 1999
Independent Auditors’ Report	F-2
Consolidated Balance Sheets — December 31, 2001 and 2000	F-3
Consolidated Statements of Earnings — Years Ended December 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Stockholders’ Equity — Years Ended December 31, 1999, 2000 and 2001	F-5
Consolidated Statements of Cash Flows — Years Ended December 31, 2001, 2000 and 1999	F-6
Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Financial Statements of Giant Industries, Inc. and Subsidiaries for the Three Months Ended March 31, 2002 and 2001 (Unaudited)
Condensed Consolidated Balance Sheets — March 31, 2002 and December 31, 2001	F-34
Condensed Consolidated Statements of Earnings — Three Months Ended March 31, 2002 and 2001	F-35
Condensed Consolidated Statements of Cash Flows — Three Months Ended March 31, 2002 and 2001	F-36
Notes to Condensed Consolidated Financial Statements	F-37

Financial Statements of the Yorktown Refinery of BP Corporation North America Inc. for the Years Ended December 31, 2000 and 2001, and (Unaudited) Three Months Ended March 31, 2001 and 2002
Report of Independent Auditors	F-53
Balance Sheets — December 31, 2000 and 2001, and March 31, 2002	F-54
Statements of Operations — Years Ended December 31, 2000 and 2001, and Three Months Ended March 31, 2001 and 2002	F-55
Statements of Parent Company Investment — Years Ended December 31, 2000 and 2001, and Three Months Ended March 31, 2002	F-56
Statements of Cash Flows — Years Ended December 31, 2000 and 2001, and Three Months Ended March 31, 2001 and 2002	F-57
Notes to Financial Statements	F-58

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders
Giant Industries, Inc.
Scottsdale, Arizona

      We have audited the accompanying consolidated balance sheets of Giant Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Giant Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Phoenix, Arizona

March 29, 2002 (except for Note 19, as to which the date is July 12, 2002)

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2000

	(In thousands,
	except share and
	per share data)
ASSETS
Current assets:
Cash and cash equivalents	$26,326	$26,618
Receivables:
Trade, less allowance for doubtful accounts of $540 and $356	37,181	69,215
Income tax refunds	1,497	741
Other	4,852	5,591

	43,530	75,547

Inventories	58,729	56,607
Prepaid expenses and other	3,661	3,659
Deferred income taxes	3,735	2,753

Total current assets	135,981	165,184

Property, plant and equipment	525,345	508,384
Less accumulated depreciation and amortization	(201,823)	(192,234)

	323,522	316,150

Goodwill, less accumulated amortization of $5,361 and $4,292	19,815	20,806
Note and interest receivable from a related party, less allowance for doubtful account of $5,409 and $0 (Note 6)	—	5,810
Other assets	27,856	20,615

	$507,174	$528,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$45	$213
Accounts payable	42,255	66,461
Accrued expenses	36,537	44,016

Total current liabilities	78,837	110,690

Long-term debt, net of current portion	256,749	258,009
Deferred income taxes	32,772	27,621
Other liabilities and deferred income	2,406	4,542
Commitments and contingencies (Notes 3, 6, 10, 11, 13, 14, 15, 16 and 18)
Stockholders’ equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, none issued
Common stock, par value $.01 per share, 50,000,000 shares authorized, 12,305,859 and 12,282,688 shares issued	123	122
Additional paid-in capital	73,589	73,099
Retained earnings	99,152	87,262

	172,864	160,483
Less common stock in treasury — at cost, 3,751,980 and 3,334,680 shares	(36,454)	(32,780)

Total stockholders’ equity	136,410	127,703

	$507,174	$528,565

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended December 31,

	2001	2000	1999

	(In thousands, except
	per share data)
Net revenues	$968,679	$1,074,362	$782,683
Cost of products sold	738,514	859,001	568,005

Gross margin	230,165	215,361	214,678
Operating expenses	114,260	122,650	115,599
Depreciation and amortization	33,875	33,579	31,129
Selling, general and administrative expenses	27,864	25,373	28,166
Loss on the disposal/write-down of assets	6,212	—	2,387
Allowance for related party note and interest receivable	5,409	—	—

Operating income	42,545	33,759	37,397
Interest expense	(24,098)	(24,411)	(23,417)
Interest and investment income	1,661	1,989	2,476

Earnings before income taxes	20,108	11,337	16,456
Provision for income taxes	7,727	4,048	5,678

Net earnings	$12,381	$7,289	$10,778

Earnings per common share:
Basic	$1.40	$0.79	$1.01

Assuming dilution	$1.39	$0.79	$1.01

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock

			Additional		Treasury Stock		Total
	Shares	Par	Paid-in	Retained			Stockholders’
	Issued	Value	Capital	Earnings	Shares	Cost	Equity

	(In thousands, except number of shares)
Balances, January 1, 1999	12,232,367	$122	$72,699	$69,391	1,393,600	$(14,510)	$127,702
Purchase of treasury stock	—	—	—	—	569,100	(6,113)	(6,113)
Stock options exercised	120,857	1	1,069	—	—	—	1,070
Shares cancelled on net exercise of stock options	(87,036)	(1)	(778)	(196)	—	—	(975)
Net earnings	—	—	—	10,778	—	—	10,778

Balances, December 31, 1999	12,266,188	122	72,990	79,973	1,962,700	(20,623)	132,462
Purchase of treasury stock	—	—	—	—	1,371,980	(12,157)	(12,157)
Stock options exercised	16,500	—	109	—	—	—	109
Net earnings	—	—	—	7,289	—	—	7,289

Balances, December 31, 2000	12,282,688	122	73,099	87,262	3,334,680	(32,780)	127,703
Purchase of treasury stock	—	—	—	—	417,300	(3,674)	(3,674)
Stock options exercised	126,601	2	1,105	—	—	—	1,107
Shares cancelled on net exercise of stock options	(103,430)	(1)	(615)	(491)	—	—	(1,107)
Net earnings	—	—	—	12,381	—	—	12,381

Balances, December 31, 2001	12,305,859	$123	$73,589	$99,152	3,751,980	$(36,454)	$136,410

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Cash flows from operating activities:
Net earnings	$12,381	$7,289	$10,778
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	33,875	33,579	31,129
Deferred income taxes	4,169	(432)	5,132
Deferred lease expense	296	791	837
Allowance for related party note and interest receivable	5,409	—	—
Loss on the disposal/write-down of assets	6,212	—	2,181
Interest received on related party note receivable	938	—	380
Interest accrued on related party note receivable	(537)	(539)	(528)
Other	1,344	(806)	(782)
Changes in operating assets and liabilities:
Decrease (increase) in receivables	32,177	(571)	(23,330)
(Increase) decrease in inventories	(4,645)	1,640	(6,685)
(Increase) decrease in prepaid expenses and other	(133)	479	1,209
(Decrease) increase in accounts payable	(24,206)	(10,372)	33,930
(Decrease) increase in accrued expenses	(2,024)	(1,566)	5,548

Net cash provided by operating activities	65,256	29,492	59,799

Cash flows from investing activities:
Purchases of property, plant and equipment	(57,056)	(22,455)	(46,361)
Purchases of other assets	(5,602)	—	—
Refinery acquisition contingent payment	(5,139)	(5,442)	(7,289)
Proceeds from sale of property, plant and equipment and other assets	7,889	4,473	2,288

Net cash used by investing activities	(59,908)	(23,424)	(51,362)

Cash flows from financing activities:
Proceeds of long-term debt	—	68,000	—
Payments of long-term debt	(1,429)	(68,347)	(25,115)
Purchase of treasury stock	(3,674)	(12,157)	(6,113)
Deferred financing costs	(537)	—	(56)
Proceeds from exercise of stock options	—	109	95

Net cash used by financing activities	(5,640)	(12,395)	(31,189)

Net decrease in cash and cash equivalents	(292)	(6,327)	(22,752)
Cash and cash equivalents:
Beginning of year	26,618	32,945	55,697

End of year	$26,326	$26,618	$32,945

Income taxes paid	$4,675	$4,060	$2,099

Interest paid	$24,135	$24,458	$24,176

     Significant Noncash Investing and Financing Activities. During 2001, the Company received 103,430 shares of its own common stock valued at approximately $1,107,000 from James E. Acridge, the Company’s former Chairman of the Board and Chief Executive Officer (the “CCEO”), as payment for the exercise by the CCEO of 126,601 common stock options. These shares were immediately cancelled. In addition, the Company repurchased, for cash, 59 service station/ convenience stores from FFCA Capital Holding Corporation (“FFCA”) for approximately $38,052,000 plus closing costs. These service station/ convenience stores had been sold to FFCA in a sale-leaseback transaction completed in December 1998. Certain deferrals on the Balance Sheet relating to the sale-leaseback transaction reduced the cost basis of the assets recorded in “Property, Plant and Equipment” by approximately $1,736,000. These deferrals included a deferred gain on the original sale to FFCA and deferred lease allocations included in “Other Liabilities and Deferred Income,” and deferred costs associated with the original sale included in “Other Assets.” During 2000, approximately $5,200,000 was incurred as a contingent payment related to the 1995 acquisition of the Bloomfield Refinery. This amount was adjusted downward in 2001 to $5,139,000, the amount that was actually paid. During 1999, the Company received 87,036 shares of its own common stock valued at approximately $975,000 from two officers of the Company as payment for the exercise of 108,857 common stock options. These shares were immediately cancelled. In addition, approximately $10,692,000 was incurred as a contingent payment related to the 1995 acquisition of the Bloomfield Refinery, of which $5,250,000 was paid in 1999 and $5,442,000 in 2000.

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Significant Accounting Policies:

Organization

      Giant Industries, Inc., a Delaware corporation, together with its subsidiaries, (“Giant” or the “Company”), through its wholly-owned subsidiary Giant Industries Arizona, Inc. and its subsidiaries (“Giant Arizona”), is engaged in the refining and marketing of petroleum products in New Mexico, Arizona, and Colorado, with a concentration in the Four Corners area where these states adjoin. In addition, Phoenix Fuel Co., Inc. (“Phoenix Fuel”), a wholly-owned subsidiary of Giant Arizona, operates an industrial/ commercial petroleum fuels and lubricants distribution operation.

Description of Business

      The Company operates primarily as an independent refiner and marketer of petroleum products. The Company’s principal business is the refining of crude oil into petroleum products which are sold through branded retail outlets as well as through distributors, industrial/ commercial accounts and major oil companies. The Company has two operating refineries in New Mexico. The Ciniza Refinery, with a crude oil throughput capacity of 20,800 barrels per day (“bpd”) and a total capacity including natural gas liquids of 26,000 bpd, is located near Gallup, New Mexico. The Bloomfield Refinery, with a crude oil throughput capacity of 16,000 bpd and a total capacity including natural gas liquids of 16,600 bpd, is located in Bloomfield, New Mexico.

      At December 31, 2001, the Company had 150 retail service station/ convenience stores and a travel center. These operations sell various grades of gasoline, diesel fuel, general merchandise and food products to the general public.

      In addition, through Phoenix Fuel, the largest independent petroleum products distributor in the state of Arizona, the Company distributes gasoline, diesel fuel and various lubricants to industrial and commercial accounts.

      (See Note 2 for a further discussion of business segments, Note 3 for recent acquisitions and dispositions, and Note 18 for the pending acquisition of the Yorktown Refinery.)

Principles of Consolidation

      The consolidated financial statements include the accounts of Giant and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

      The preparation of the Company’s consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Revenues

      Revenues are recognized from sales when product ownership is transferred to the customer. Excise and other similar taxes are excluded from net revenues.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Cash Flows

      All highly liquid instruments with an original maturity of three months or less are considered to be cash equivalents.

Derivatives

      The Company has in the past entered into futures or option contracts to hedge its exposure to price fluctuations on crude oil and refined products. For purposes of the Statement of Cash Flows, hedging transactions are considered to be operating activities.

      The Company from time to time speculates in the purchasing and selling of crude oil and finished products and may enter into futures, options and wet barrel contracts to speculate on price fluctuations in these commodities. These activities are transacted in accordance with policies established by the Company, which set limits on quantities, requires various levels of approval and requires certain review and reporting procedures. Gains and losses on all speculative transactions are reflected in earnings in the period that they occur.

      The Company had no open commodity futures or options contracts at December 31, 2001.

      On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to SFAS No. 133.” SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities record all derivatives as either assets or liabilities, measured at fair value, with any change in fair value recognized in earnings or in other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. There was no effect on the Company’s financial position, results of operations or cash flows as a result of adopting SFAS No. 133.

Concentration of Credit Risk

      Credit risk with respect to customer receivables is concentrated in the geographic area in which the Company operates and relates primarily to customers in the oil and gas industry. To minimize this risk, the Company performs ongoing credit evaluations of its customers’ financial position and requires collateral, such as letters of credit, in certain circumstances. The Company maintained its cash and cash equivalents in federally insured banking institutions or other financial service providers.

Inventories

      Inventories are stated at the lower of cost or market. Costs for crude oil and refined products produced by the refineries, and the lubricants and other merchandise of Phoenix Fuel, are determined by the last-in, first-out (“LIFO”) method. Costs for retail, exchange and terminal refined products and shop supplies are determined by the first-in, first-out (“FIFO”) method. Costs for merchandise inventories at retail locations are determined by the retail inventory method.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost and are depreciated on the straight-line method over their respective estimated useful lives.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated useful lives for the various categories of property, plant and equipment are:

Buildings and improvements	7 – 30 years
Machinery and equipment	7 – 24 years
Pipelines	30 years
Furniture and fixtures	2 – 15 years
Vehicles	3 – 7 years

      Routine maintenance, repairs and replacement costs are charged against earnings as incurred. Turnaround costs, which consist of complete shutdown and inspection of significant units of the refineries at intervals of two or more years for necessary repairs and replacements, are deferred and amortized over the period until the next expected shutdown, which generally ranges from 24 to 48 months depending on the type of shutdown and the unit involved. Expenditures which materially increase values, expand capacities or extend useful lives are capitalized. Interest expense is capitalized as part of the cost of constructing major facilities and equipment.

      The American Institute of Certified Public Accountants has issued a “Statement of Position” exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2002, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of operations. At December 31, 2001, the Company had $12,769,000 of turnaround costs, classified as machinery and equipment, included in property, plant and equipment. Company management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

Goodwill

      Goodwill, which results from business acquisitions, represents the excess of the purchase price over the fair value of the net assets acquired and is carried at cost less accumulated amortization. Goodwill is amortized on the straight-line method over the period of expected benefit ranging from 15 to 30 years.

      Effective in 2002, the Company is required to adopt SFAS No. 142, “Goodwill and Other Intangible Assets.” This Statement requires, among other things, that goodwill not be amortized, but be tested for impairment. The provisions of the Statement apply to fiscal years beginning after December 15, 2001. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this Statement (resulting from a transitional impairment test) must be reported as resulting from a change in accounting principle. At December 31, 2001, the Company had goodwill of $19,815,000, of which $14,722,000 related to the acquisition of Phoenix Fuel and $4,891,000 related to various retail acquisitions. The Company has not determined, but is in the process of evaluating, the impact that this new standard will have on its financial position and results of operations. See Note 19 for pro forma information excluding such goodwill amortization.

Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ”, issued by the Financial Accounting Standards Board (“FASB”), the Company reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. For assets to be

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

disposed of, the Company reports long-lived assets and certain identifiable intangibles at the lower of carrying amount or fair value less cost to sell. (See Note 4)

      Effective in 2002, the Company is required to adopt SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement defines an impairment as “the condition that exists when the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value.” It develops a single accounting model for the disposal of long-lived assets, whether previously held or newly acquired. This Statement applies to recognized long-lived assets of an entity to be held and used or to be disposed of, and applies to the entire group when a long-lived asset is a part of the group. A group is defined as the lowest level of operations with identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. The Statement identifies the circumstances that apply when testing for recoverability, as well as other potential adjustments or revisions relating to recoverability. Specific guidance is provided for recognition and measurement and reporting and disclosure for long-lived assets held and used, disposed of other than by sale, and disposed of by sale. The Company has not determined, but is in the process of evaluating, the impact that this new standard will have on its financial position and results of operations.

Treasury Stock

      The Company’s Board of Directors has authorized the repurchase of up to 2,900,000 shares of the Company’s common stock. These purchases may be made from time to time as conditions permit. Shares may be repurchased through privately-negotiated transactions, block share purchases and open market transactions. Through the end of 2001, the Company had repurchased 2,582,566 shares under this program at a cost of approximately $25,716,000. These shares are being treated as treasury shares. In addition, the Company purchased 1,169,414 shares of its common stock, as treasury shares, for $9.00 per share, net to the sellers, through a Schedule 13E-4 Issuer Tender Offer completed on February 8, 2000.

Environmental Expenditures

      Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, which may be significant, may be made as more information becomes available or as circumstances change (See Note 16).

Income Taxes

      The provision for income taxes is based on earnings (loss) reported in the financial statements. Deferred income taxes are provided to reflect temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes, as well as the effects of tax credits.

Earnings Per Common Share

      Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per common share are computed by dividing consolidated net earnings by the weighted average number of shares of common stock outstanding during each period. Earnings per common share assuming dilution is computed by dividing consolidated net earnings by the sum of the weighted average number of shares of common stock outstanding plus additional shares representing the exercise of outstanding common stock options using the treasury stock method, unless such calculation is antidilutive. (See Note 5.)

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Pronouncements

      In June 2001, the Company adopted SFAS No. 141, “Business Combinations.” This Statement requires, among other things, that the purchase method of accounting be used to account for all business combinations. The provisions of the Statement apply to all business combinations initiated after June 30, 2001, and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Company has always used the purchase method of accounting for acquisitions and business combinations and does not anticipate that the application of SFAS No. 141 will have a material affect on the way the Company records acquisitions or business combinations. However, the Company does anticipate that more intangible assets will be recorded as a result of SFAS No. 141.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel.

      SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Disclosure requirements include descriptions of asset retirement obligations and reconciliations of changes in the components of those obligations. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not determined, but is evaluating the effect SFAS No. 143 will have relative to its refining and marketing assets.

Other Comprehensive Income

      For the years ended December 31, 2001, December 31, 2000, and December 31, 1999, respectively, the only component of other comprehensive income is net income as reported on the Company’s Consolidated Statements of Earnings.

Reclassifications

      Certain reclassifications have been made to prior years’ consolidated financial statements to conform to the statement classifications used in the current year. These reclassifications had no effect on reported earnings or stockholders’ equity.

Note 2 — Business Segments:

      The Company is organized into three operating segments based on manufacturing and marketing criteria. These segments are the Refining Group, the Retail Group and Phoenix Fuel. A description of each segment and principal products and operations are as follows:

•	Refining Group: The Refining Group consists of the Company’s two refineries, its fleet of crude oil and finished product truck transports, its crude oil pipeline gathering operations, and its finished product terminaling operations. The Company’s two refineries manufacture various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks and blending components. In addition, finished products are acquired through exchange agreements, from third party suppliers, and from Phoenix Fuel. These products are sold through Company-operated retail facilities, independent wholesalers and retailers, industrial/ commercial accounts, and sales and exchanges with major oil

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

companies. Crude oil, other feedstocks, and blending components are purchased from third party suppliers.

•	Retail Group: The Retail Group consists of service station/convenience stores and one travel center. These operations sell various grades of gasoline, diesel fuel, general merchandise and food products to the general public through retail locations. The Refining Group or Phoenix Fuel supplies the petroleum fuels sold by the Retail Group. General merchandise and food products are obtained from third party suppliers.

•	Phoenix Fuel: Phoenix Fuel is an industrial/commercial petroleum fuels and lubricants distribution operation, which includes a number of bulk distribution plants, an unattended fleet fueling (“cardlock”) operation and a fleet of finished product truck transports. The petroleum fuels and lubricants sold are primarily obtained from third party suppliers and to a lesser extent from the Refining Group.

      Operations that are not included in any of the three segments are included in the category “Other.” These operations consist primarily of corporate staff operations, including selling, general, and administrative expenses.

      Operating income for each segment consists of net revenues less cost of products sold, operating expenses, depreciation and amortization and the segment’s selling, general, and administrative expenses. The sales between segments are made at market prices. Cost of products sold reflects current costs adjusted, where appropriate, for LIFO and lower of cost or market inventory adjustments.

      The total assets of each segment consist primarily of net property, plant and equipment, inventories, accounts receivable and other assets directly associated with the segment’s operations. Included in the total assets of the corporate staff operations are a majority of the Company’s cash and cash equivalents, various accounts receivable, net property, plant and equipment and other long-term assets.

      Disclosures regarding the Company’s reportable segments with reconciliations to consolidated totals are presented below.

	As of and for the Year Ended December 31, 2001

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(In thousands)
Customer net revenues:
Finished products	$257,636	$228,533	$284,430	$—	$—	$770,599
Merchandise and lubricants	—	144,531	24,555	—	—	169,086
Other	9,373	17,315	2,062	244	—	28,994

Total	267,009	390,379	311,047	244	—	968,679

Intersegment net revenues:
Finished products	166,546	—	80,125	—	(246,671)	—
Other	16,671	—	—	—	(16,671)	—

Total	183,217	—	80,125	—	(263,342)	—

Total net revenues	$450,226	$390,379	$391,172	$244	$(263,342)	$968,679

Operating income (loss)	$66,148	$5,214	$4,731	$(21,927)	$(11,621)	$42,545
Interest expense						(24,098)
Interest income						1,661

Earnings before income taxes						$20,108

Depreciation and amortization	$16,463	$12,709	$2,696	$2,007	$—	$33,875
Capital expenditures	$13,310	$41,337	$985	$1,424	$—	$57,056
Total assets	$228,403	$165,176	$65,539	$48,056	$—	$507,174

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of and for the Year Ended December 31, 2000

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(In thousands)
Customer net revenues:
Finished products	$280,525	$267,201	$334,122	$—	$—	$881,848
Merchandise and lubricants	—	138,543	26,662	—	—	165,205
Other	9,159	15,595	2,188	367	—	27,309

Total	289,684	421,339	362,972	367	—	1,074,362

Intersegment net revenues:
Finished products	212,957	—	80,252	—	(293,209)	—
Other	15,531	—	—	—	(15,531)	—

Total	228,488	—	80,252	—	(308,740)	—

Total net revenues	$518,172	$421,339	$443,224	$367	$(308,740)	$1,074,362

Operating income (loss)	$45,790	$31	$7,275	$(19,337)	$—	$33,759
Interest expense						(24,411)
Interest income						1,989

Earnings before income taxes						$11,337

Depreciation and amortization	$17,138	$11,528	$2,554	$2,359	$—	$33,579
Capital expenditures	$6,850	$13,470	$1,413	$722	$—	$22,455
Total assets	$244,947	$148,992	$82,084	$52,542	$—	$528,565

	As of and for the Year Ended December 31, 1999

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(In thousands)
Customer net revenues:
Finished products	$180,277	$206,485	$225,199	$—	$—	$611,961
Merchandise and lubricants	—	118,895	24,150	—	—	143,045
Other	10,263	13,185	3,552	677	—	27,677

Total	190,540	338,565	252,901	677	—	782,683

Intersegment net revenues:
Finished products	180,933	—	19,784	—	(200,717)	—
Other	16,827	—	—	—	(16,827)	—

Total	197,760	—	19,784	—	(217,544)	—

Total net revenues	$388,300	$338,565	$272,685	$677	$(217,544)	$782,683

Operating income (loss)	$51,323	$3,790	$8,549	$(23,878)	$(2,387)	$37,397
Interest expense						(23,417)
Interest income						2,476

Earnings before income taxes						$16,456

Depreciation and amortization	$15,615	$9,270	$2,273	$3,971	$—	$31,129
Capital expenditures	$8,419	$33,235	$1,984	$2,723	$—	$46,361
Total assets	$252,356	$146,110	$79,731	$68,602	$—	$546,799

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Acquisitions and Dispositions:

      In December 1998, the Company and FFCA Capital Holding Corporation (“FFCA”) completed a sale-leaseback transaction. Under the terms of the Sale and Lease Agreement (the “Agreement”), FFCA purchased 83 service station/convenience stores from the Company for approximately $51,763,000. The Company in turn leased the 83 service station/convenience stores back from FFCA under an operating lease arrangement with an initial term of 15 years and three separate options to continue the lease for successive periods of five years. In the second half of 1999, the Company reacquired 24 of the service station/convenience stores for approximately $13,711,000, which was the original selling price of these properties. In the second quarter of 2001, FFCA approached the Company to determine whether the Company had any interest in acquiring the remaining 59 service station/convenience stores. Subsequently, in July 2001, the Company repurchased, for cash, the 59 service station/convenience stores for approximately $38,052,000, which was the original selling price of these properties, plus closing costs. Certain deferrals on the Balance Sheet relating to the sale-leaseback transaction reduced the cost basis of the assets recorded in “Property, Plant and Equipment” by approximately $1,736,000. These deferrals included a deferred gain on the original sale to FFCA and deferred lease allocations included in “Other Liabilities and Deferred Income,” and deferred costs associated with the original sale included in “Other Assets.” Lease expense related to these assets totaled $2,610,000 for 2001, $4,556,000 for 2000, and $4,556,000 for 1999. Depreciation expense related to these same assets totaled $2,937,000 in 2001, $1,499,000 in 2000, and $627,000 in 1999. For 2002, depreciation expense is estimated to be approximately $4,137,000 based on depreciation expense recorded in January 2002. This amount could change depending on the sale of any of these assets. The original total base rent payments under the FFCA sale-leaseback transaction, included scheduled increases of six percent on the second anniversary of the Agreement and every second anniversary thereafter, on a compounded basis during the initial lease term and any extension thereof. At December 31, 2000, the Company had recorded a deferred credit of approximately $1,628,000 to reflect the excess of rent expense over cash payments made. This deferred credit is included in “Other Liabilities and Deferred Income” in the Company’s Consolidated Balance Sheet at December 31, 2000. The Company had recorded a gain of approximately $5,650,000 on the original transaction, which was deferred and was being amortized over the initial lease period of 15 years. This deferred gain was reduced to $990,000 at December 31, 2000, as the result of the 1999 repurchase and annual amortization. The deferred gain is reflected in “Other Liabilities and Deferred Income” in the Company’s Consolidated Balance Sheet at December 31, 2000. The amounts recorded for deferred credits and deferred gain were used to reduce the cost basis of the 59 units repurchased in 2001, as described above.

      In October 1995, the Company completed the purchase of the Bloomfield Refinery along with related pipeline and transportation assets for $55,000,000 from Gary-Williams Energy Co. and its wholly-owned subsidiary, Bloomfield Refining Company (“BRC”). The purchase agreement provided for potential contingent payments to be made to BRC over approximately six years from the acquisition date of approximately $35,000,000, not to exceed a net present value of $25,000,000 as of October 1995, should certain criteria be met. These contingent payments were considered to be additional purchase price and were allocated to the assets acquired in the same proportions as the original purchase price was allocated, not to exceed the estimated current replacement cost, and amortized over the estimated remaining life of the assets. For 2000, the Company accrued $5,200,000 in accordance with the purchase agreement relating to 2000 operations. This amount was adjusted downward in 2001 to $5,139,000, which amount was paid. This payment represented the final amount due under the purchase agreement. For 1999, the Company paid approximately $5,250,000 and had accrued an additional $5,442,000 at December 31, 1999, relating to 1999 operations. In addition, the Company accrued $2,250,000 in 1996 relating to certain environmental obligations assumed in the purchase, which amount was also considered to be additional purchase price.

      Refer to Note 18 for a discussion of the pending acquisition of the Yorktown Refinery.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 — Loss on the Disposal/ Write-Down of Assets:

      For the year ended December 31, 2001, the Company recorded a pre-tax loss on the disposal/write-down of assets of $6,212,000. This amount included losses of $609,000 on the sale of assets in the ordinary course of business, primarily related to the sale of 11 service station/convenience stores; losses of $2,719,000 on the write-down of assets due to impairment, resulting from the application of Statement of Financial Accounting Standard (“SFAS”) No. 121 due to a strategy to sell certain service station/convenience stores, some of which were closed; losses of $592,000 relating to the value of leasehold improvements included in leased service station/convenience stores returned to the lessors; and losses of $2,292,000 primarily related to the retirement or replacement of certain refinery property, plant, and equipment.

      As a result of the Company’s ongoing retail asset evaluation initiated in 2001, the Company identified 60 non-strategic or underperforming units for possible divestiture. Eight of these units were subsequently removed from the list due to improved performance. Of the remaining units, 11 were sold, six were closed and reclassified as assets held for sale, one leased unit was returned to the lessor, and four are in escrow and are expected to close in the second quarter of 2002. The remaining 30 stores continue to be operated by the Company, but are being marketed for potential sale in accordance with the Company’s strategy, and may be divested if acceptable offers are received and negotiated during 2002.

      In addition, 12 other units were closed in 2001. Seven of these units were classified as assets held for sale, three leased units were returned to the lessors, and the Company is attempting to sublease two others.

      In 2001, the Company also recorded a reserve totaling $5,409,000 related to a note and accrued interest receivable from a related party. For a further discussion of this matter refer to Note 6.

Note 5 — Earnings Per Share:

      The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for earnings as required by SFAS No. 128:

	Year Ended December 31,

	2001			2000			1999

			Per			Per			Per
	Earnings	Shares	Share	Earnings	Shares	Share	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Earnings per common share — basic:
Earnings	$12,381,000	8,871,006	$1.40	$7,289,000	9,214,470	$0.79	$10,778,000	10,678,773	$1.01
Effect of dilutive stock options		14,128			8,950			40,084

Earnings per common share — assuming dilution:
Earnings	$12,381,000	8,885,134	$1.39	$7,289,000	9,223,420	$0.79	$10,778,000	10,718,857	$1.01

      In October 2001, the Company’s Board of Directors (the “Board”) directed the Company to purchase 400,000 shares of its common stock under its stock repurchase program from the CCEO for $3,520,000 or $8.80 per share. This was the closing price of the Company’s common stock on the New York Stock Exchange on the date that the conditions to purchase set by the Board were satisfied, including the receipt of necessary bank waivers and consents.

      At December 31, 2001 and 2000, there were 8,553,879 and 8,948,008 shares, respectively, of the Company’s common stock outstanding.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      There were no transactions subsequent to December 31, 2001, that if the transactions had occurred before December 31, 2001, would materially change the number of common shares or potential common shares outstanding as of December 31, 2001.

Note 6 — Related Party Transactions:

      The Company loaned $4,000,000 to James E. Acridge, its former Chairman and Chief Executive Officer (the “CCEO”) on September 17, 1998 (the “Loan”). The Loan was originally evidenced by an unsecured promissory note bearing interest at the prime rate published by the Wall Street Journal on September 17, 1998 (the “Prime Rate”) plus 2%. Principal and accrued interest were due and payable in one lump sum on February 28, 1999. On December 23, 1998, the Company and the CCEO entered into a revised loan agreement. The amount of the Loan was increased to $5,000,000, the Loan’s interest rate was increased to the Prime Rate plus 3%, and the Loan’s maturity date was extended to February 28, 2001. An initial interest payment was made on February 28, 1999 for interest due through December 31, 1998. Subsequent interest was due and payable semi-annually on June 30 and December 31 of each year.

      The Loan was modified again on March 10, 2000. The terms of the Loan were revised so that all principal and interest, including interest that otherwise would have been payable on December 31, 1999, became due and payable on February 28, 2001. As security for the modified loan, the Company received a pledge by an entity owned by the CCEO (the “LLC”) of a 49% equity interest in an entity that owns certain real property in north Scottsdale, Arizona (the “Real Property”). The loan was further modified on February 28, 2001 to extend the Loan’s maturity date to March 28, 2001. This modification reflected the fact that the Company’s purchase of a parcel of land from a trust of which the CCEO was the beneficiary had not closed. A portion of the proceeds of this sale was used to pay the interest that became due and payable under the Loan on February 28, 2001. On March 21, 2001, the Company’s Board of Directors (the “Board”) approved an additional two-year extension of the Loan’s maturity date, making all principal and interest due and payable on March 28, 2003. This extension was conditioned upon, among other things, the CCEO’s payment of all interest due and payable on March 28, 2001, which was paid. In return for the extension of the Loan, the CCEO provided additional security for the Loan by pledging all of his equity interest in the LLC.

      The Company is aware of prior liens on the Real Property and on certain of the collateral pledged to the Company (the “Prior Liens”) that relate to loans entered into by the LLC (the “LLC Loans”). The Company also understands that the CCEO has personally guaranteed the LLC Loans. On July 18, 2001, the Board was advised that the LLC was not able to make the monthly payment due and owing to its lenders (the “Lenders”) in the month of July. The Board was asked to make such payment, in the amount of $240,833, on behalf of the CCEO for the benefit of the LLC. The Board authorized the Company to make the July payment in order to avoid a default under the LLC Loans. The Company also has been advised that the LLC did not make, when due, the monthly payment due and owing to the Lenders in December 2001 (the “December Payment”). The Company understands that a letter agreement was entered into with the Lenders, in which the Lenders agreed to forbear from exercising certain rights and remedies available to them in connection with the December payment if certain terms and conditions were satisfied (the “Forbearance Letter”). The Company further understands that, in connection with the Forbearance Letter, the CCEO pledged 29,622 shares of the Company’s common stock owned by him to the Lenders as additional collateral.

      The LLC’s failure to make the December Payment when due constitutes a default under the terms of the Loan. The Company has been advised that the CCEO also is in default under a provision of the Loan that addresses the CCEO’s failure to discharge when due all sums owed under any loan secured by a stock pledge.

      In view of recent events, including the CCEO’s defaults under the terms of the Loan and the failure of a limited liability company controlled by the CCEO to pay rent in connection with space subleased to the limited liability company by the Company, the Company has evaluated the collectability of the Loan. The

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

limited liability company’s sublease and certain associated litigation is further discussed in Note 16. The Company has reviewed financial information requested from the CCEO, including a personal financial statement and 2000 tax returns for the CCEO and certain of his material affiliated entities. It has also obtained an appraisal of the Real Property and conducted a search of public records for third party claims evidenced by filed litigation and liens.

      The Company believes that the Yorktown Refinery acquisition will constrain the Company’s ability to obtain waivers or other approvals in connection with restrictive covenants contained in the Company’s $65,000,000 secured Credit Agreement that may be applicable to certain courses of action potentially available to the Company in connection with the collateral for the Loan. Restrictive covenants in the Indenture supporting the Company’s senior subordinated notes due 2003 and in the Indenture supporting the Company’s senior subordinated notes due 2007 also could constrain the Company’s ability to take certain actions. It is possible that the Company will not be able to recover all or any of the amounts due and owing from the CCEO as a result of such restrictive covenants. Accordingly, in view of the Company’s evaluation of the Loan’s collectability, under generally accepted accounting principles, it is appropriate to record a financial reserve in the full amount of the Loan, including interest accrued through December 31, 2001, and such a reserve totaling $5,409,000 has been recorded as of December 31, 2001. The Company is aware that the CCEO is pursuing a number of potential transactions that may provide him with funds to satisfy his obligations under the Loan. In the event that certain of these transactions occur, the Company will reevaluate its reserve.

      On January 25, 2001, the Board accepted an offer from the CCEO, on behalf of a trust of which the CCEO is the beneficiary, to sell a parcel of land (the “Jomax Property”) to the Company for the lesser of $5,000,000 or the Jomax Property’s appraised value. In March 2001, the Jomax Property was sold to the Company for $5,000,000. The trust had an option, exercisable for a period of two years, to repurchase the property at the greater of the amount paid by the Company to purchase the property or the property’s appraised value. The trust also had a right of first refusal, exercisable for a period of two years, to repurchase the property on the same terms as contained in a bona fide offer from a bona fide purchaser. On September 20, 2001, the Board directed the Company to purchase the trust’s option and right of first refusal (collectively, the “Rights”) for $600,000, and the Rights were subsequently sold to the Company for this price. At the time of the sale, the Company was negotiating with a potential purchaser for the sale of the Jomax Property for a price in excess of the Company’s purchase price. The potential purchaser was requiring the Company to represent in the purchase and sale agreement that there were no effective options to purchase, or rights of first refusal, affecting the property. The Company’s purchase of the Rights would have enabled the Company to make this representation and would have avoided any other complications associated with the Rights that potentially could have affected the sale. The potential purchaser subsequently advised the Company that it was discontinuing negotiations regarding the possible sale because general market and economic conditions, coupled with the financial uncertainties arising out of the events that occurred on September 11, 2001, had severely depressed the real estate market. Although the potential purchaser re-approached the Company during the first quarter of 2002 about purchasing the property, the Company is exploring other alternatives.

      In the third quarter of 2001, the Board directed the transfer to the CCEO of a life insurance policy on his life with a cash surrender value of $251,078. This policy and life insurance policies for another executive had been issued prior to the Company’s going public in 1989. In connection with its determination that the policy should be transferred to the CCEO, the Board considered historical information and other relevant matters relating to the policy, including the fact that several life insurance policies on the other executive’s life had previously been transferred to that executive. The cash value of the life insurance policy was considered compensation to the CCEO for tax purposes in 2001. The $251,078 cash surrender value recorded on the Company’s books was expensed by the Company in the third quarter and is included in selling, general and administrative expenses (“SG&A”).

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the third quarter of 2001, the CCEO submitted statements to the Company for reimbursement of certain expenditures made by the CCEO on behalf of the Company in the current year and prior years for which the CCEO had not previously been reimbursed. In August 2001, the Company reimbursed the CCEO $204,293 in connection with such statements. This amount was considered compensation to the CCEO for tax purposes in 2001. The $204,293 was expensed by the Company in the third quarter and is included in SG&A.

      As described above, the payment of $240,833 made on behalf of the CCEO was expensed by the Company in the third quarter of 2001. This amount was considered compensation to the CCEO for tax purposes in 2001 and is included in SG&A.

      During 2001, the Board directed the Company to repurchase 400,000 shares of its common stock from the CCEO for $3,520,000 or $8.80 per share. This was the closing price of the Company’s common stock on the New York Stock Exchange on the date that the conditions to purchase set by the Board were satisfied, including the receipt of necessary bank waivers and consents. The Board directed the Company to purchase these shares under the stock repurchase program. The repurchased shares are treated as treasury shares. In addition, the Board authorized the purchase of artwork from the CCEO for display in the corporate headquarters. The artwork was purchased at its appraised value of $162,550. A substantial portion of the artwork had been displayed in the Company’s corporate office for up to ten years without any financial consideration being provided to the CCEO for its use. The proceeds of the artwork transaction were used by the CCEO to pay balances due on certain amounts owed to Giant Arizona by the CCEO and by entities controlled by the CCEO.

      During 2000, the Company repurchased 129,466 shares of its common stock under its stock repurchase program from the CCEO for $896,887 or $7.00 per share for 99,466 shares and $6.6875 per share for 30,000 shares. The per share price paid for the shares was the low price reported for the Company’s common stock on the New York Stock Exchange on the dates the purchases were made. All of the repurchased shares are treated as treasury shares. In addition, the Company’s Board of Directors authorized the purchase of artwork from the CCEO for display at the Company’s headquarters building. The artwork was purchased at its appraised value of approximately $450,000. A substantial portion of the artwork had been displayed in the Company’s corporate office for up to ten years without any financial consideration being provided to the CCEO for its use.

      During 1999, the Company repurchased 440,000 shares of its common stock under its stock repurchase program from the CCEO for $4,950,000 or $11.25 per share. The per share price paid for the shares was at a discount to the then current fair market value. The repurchased shares are treated as treasury shares.

      All of the material foregoing transactions were reviewed and approved by the Board or committees of the Board.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 — Inventories:

      Inventories consist of the following:

	December 31,

	2001	2000

	(In thousands)
First-in, first-out (“FIFO”) method:
Crude oil	$12,835	$17,420
Refined products	21,982	24,679
Refinery and shop supplies	8,111	10,829
Merchandise	3,928	3,882
Retail method:
Merchandise	9,179	8,737

Subtotal	56,035	65,547
Adjustment for last-in, first-out (“LIFO”) method	5,996	(8,940)
Allowance for lower of cost or market	(3,302)	—

Total	$58,729	$56,607

      The portion of inventories valued on a LIFO basis totaled $30,872,000 and $28,319,000 at December 31, 2001 and 2000, respectively. The data in the following paragraph will facilitate comparison with the operating results of companies using the FIFO method of inventory valuation.

      If inventories had been determined using the FIFO method at December 31, 2001, 2000 and 1999, net earnings and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been (lower) higher by $(6,981,000) and $(0.79), $2,935,000 and $0.32, and $4,408,000 and $0.41, respectively.

      In 2001, cost of products sold were increased by approximately $3,302,000 as a result of a reduction in the carrying value of inventories related to a decline in crude oil and refined product prices.

      For the year 2001, certain lower cost refinery LIFO inventory layers were liquidated resulting in an increase in 2001 earnings of approximately $139,000 or $0.02 per share.

      For the year 2000, certain lower cost Phoenix Fuel LIFO inventory layers were liquidated resulting in an increase in 2000 earnings of approximately $1,042,000 or $0.11 per share.

      For the year 1999, certain higher cost refinery LIFO inventory layers were liquidated resulting in a reduction of 1999 earnings of approximately $1,531,000 or $0.14 per share.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Property, Plant and Equipment:

      Property, plant and equipment, at cost, consist of the following:

	December 31,

	2001	2000

	(In thousands)
Land and improvements	$38,139	$31,681
Buildings and improvements	136,478	123,941
Machinery and equipment	291,614	291,250
Pipelines	11,560	10,761
Furniture and fixtures	29,544	25,822
Vehicles	7,874	8,503
Construction in progress	10,136	16,426

Subtotal	525,345	508,384
Accumulated depreciation and amortization	(201,823)	(192,234)

Total	$323,522	$316,150

Note 9 — Accrued Expenses:

      Accrued expenses are comprised of the following:

	December 31,

	2001	2000

	(In thousands)
Excise taxes	$12,200	$13,787
Bloomfield Refinery acquisition contingent payment	—	5,200
Payroll and related costs	6,941	7,320
Bonus, profit sharing and retirement plans	6,566	3,162
Interest	5,681	5,719
Other	5,149	8,828

Total	$36,537	$44,016

Note 10 — Long-Term Debt:

      Long-term debt consists of the following:

	December 31,

	2001	2000

	(In thousands)
9% senior subordinated notes, due 2007, interest payable semi-annually	$150,000	$150,000
9 3/4% senior subordinated notes, due 2003, interest payable semi-annually	100,000	100,000
Capital lease obligations, 11.3%, due through 2007, interest payable monthly	6,703	7,917
Other	91	305

Subtotal	256,794	258,222
Less current portion	(45)	(213)

Total	$256,749	$258,009

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Repayment of the Notes is jointly and severally guaranteed on an unconditional basis by the Company’s direct and indirect wholly-owned subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise allowed in the Indentures pursuant to which the Notes were issued, there are no restrictions on the ability of such subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to the Company in certain circumstances.

      Separate financial statements of the Company’s subsidiaries are not included herein because the aggregate assets, liabilities, earnings and equity of the subsidiaries are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis; the subsidiaries are jointly and severally liable for repayment of the Notes; and the separate financial statements and other disclosures concerning the subsidiaries are not deemed material to investors.

      The Indentures supporting the Notes contain restrictive covenants that, among other things, restrict the ability of the Company and its subsidiaries to create liens, to incur or guarantee debt, to pay dividends, to repurchase shares of the Company’s common stock, to sell certain assets or subsidiary stock, to engage in certain mergers, to engage in certain transactions with affiliates or to alter the Company’s current line of business. In addition, subject to certain conditions, the Company is obligated to offer to purchase a portion of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a change of control, the Company would be required to offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. At December 31, 2001, retained earnings available for dividends under the most restrictive terms of the Indentures were approximately $7,128,000.

      On December 23, 1998, the Company entered into a $65,000,000 secured Credit Agreement (the “Credit Agreement”) that was to expire December 23, 2001, with a group of banks including Bank of America, N.A. as lead bank and administrative agent. On December 19, 2001, this Credit Agreement was extended until November 14, 2003, under substantially the same terms and conditions. This Credit Agreement, a revolving loan agreement, is primarily a working capital and letter of credit facility and is secured by eligible accounts receivable and inventories as defined in the Credit Agreement. The Credit Agreement also allows the Company to borrow up to $10,000,000 for other acquisitions as defined in the Credit Agreement. The availability of funds under this facility is the lesser of (i) $65,000,000, or (ii) the amount determined under a borrowing base calculation tied to the eligible accounts receivable and inventories. At December 31, 2001, the availability of funds under the Credit Agreement was $57,215,000. The borrowing base is less than $65,000,000 primarily due to lower selling prices and sales volumes that affected eligible accounts receivable, and reduced inventory valuations that affected eligible inventories. There were no direct borrowings outstanding under this facility at December 31, 2001, and there were approximately $4,258,000 of irrevocable letters of credit outstanding, primarily to insurance companies and regulatory agencies.

      The interest rate applicable to the Credit Agreement is tied to various short-term indices. At December 31, 2001, this rate was approximately 4% per annum. The Company is required to pay a quarterly commitment fee ranging from 0.325% to 0.500% per annum of the unused amount of the facility. The exact rate depends on meeting certain conditions in the Credit Agreement.

      The Credit Agreement contains certain restrictive covenants, which require the Company to, among other things, maintain a minimum consolidated net worth, a minimum interest coverage ratio, and a maximum capitalization ratio. It also places limits on investments, dispositions of assets, prepayments of senior subordinated debt, guarantees, liens and restricted payments. The Credit Agreement is guaranteed by certain of the Company’s direct and indirect wholly-owned subsidiaries.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the acquisition of the Yorktown Refinery, the Company expects to replace the Credit Agreement with a new and larger credit facility.

      In 1997, as part of the acquisition of certain service station/convenience stores, the Company leased 64 service station/convenience stores for a period of 10 years with options to purchase the assets during the ten-year period for approximately $22,904,000. These leases were accounted for as capital leases. At December 31, 2001, six stores remained to be purchased and continue to be leased under the original terms. One of these stores is a grocery store and does not sell gasoline. The Company intends to purchase the six stores pursuant to options to purchase during the remaining lease period for approximately $6,700,000, of which $2,000,000 has been paid in advance and is recorded in “Other Assets” in the Company’s Consolidated Balance Sheet. The remaining lease obligations of approximately $6,700,000 are being accounted for as capital leases and require annual lease payments of approximately $753,000, all of which are recorded as interest expense. Assets associated with these lease obligations of approximately $7,601,000 are included in property, plant and equipment. Accumulated depreciation as of December 31, 2001 of approximately $3,079,000 is related to these assets. Assets of $580,000, primarily liquor licenses, are included in other assets.

      Aggregate annual maturities of long-term debt as of December 31, 2001 are: 2002 — $45,000; 2003 — $100,029,000; 2004 — $17,000; 2005 — $0; 2006 — $0; and all years thereafter — $156,703,000.

Note 11 — Financial Instruments and Hedging Activity:

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as amended by SFAS No. 133. The Company, using available market information and valuation methodologies described below, determined the estimated fair value amounts. Considerable judgment is required, however, in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

      The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31,

	2001		2000

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

		(In thousands)
Balance Sheet — Financial Instruments:
Fixed rate long-term debt	$250,091	$244,633	$250,305	$229,256

      The fair value of fixed rate long-term debt was determined using quoted market prices, where applicable, or estimated by discounting future cash flows using rates estimated to be currently available for debt of similar terms and remaining maturities.

      The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. Variable rate long-term debt instruments are estimated to approximate fair values as rates are tied to short-term indices.

      The Company also has a $5,000,000 long-term note receivable with a related party. This note was fully reserved for at December 31, 2001.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Hedging Activities

      From time to time, the Company enters into futures and options contracts to reduce price volatility, to fix margins in its refining and marketing operations and to protect against price declines for inventory volumes.

      At December 31, 2001 and 2000, the Company had no hedging transactions in place.

      Gains and losses from market changes on contracts not qualifying for hedge accounting are recognized immediately in operations. For 2001, 2000 and 1999 the Company incurred losses of $10,000, $471,000 and $306,000, respectively, related to these activities.

Note 12 — Income Taxes:

      The provision (benefit) for income taxes is comprised of the following:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Current: Federal	$2,978	$4,292	$532
State	579	188	14
Deferred: Federal	4,184	(628)	3,412
State	(14)	196	1,720

	$7,727	$4,048	$5,678

      Income taxes paid in 2001, 2000 and 1999 were $4,675,000, $4,060,000, and $2,099,000, respectively.

      A reconciliation of the difference between the provision for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Income taxes at the statutory U.S. federal income tax rate of 35%	$7,038	$3,968	$5,760
Increase (decrease) in taxes resulting from:
State taxes, net	470	301	795
Resolution of tax matters	—	—	(320)
Nonconventional fuel credits, net	—	(249)	—
General business credits, net	—	—	(205)
Other, net	219	28	(352)

	$7,727	$4,048	$5,678

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes, as well as available tax credit carryforwards. The tax effected temporary differences and credit carryforwards which comprise deferred taxes are as follows:

	December 31, 2001			December 31, 2000

	Assets	Liabilities	Total	Assets	Liabilities	Total

	(In thousands)
Nondeductible accruals for uncollectible receivables	$156	$—	$156	$70	$—	$70
Insurance accruals	672	—	672	627	—	627
Insurance settlements	(94)	—	(94)	902	—	902
Contribution carryover	897	—	897	—	—	—
Other reserves	1,009	—	1,009	1,246	—	1,246
Inventory costs capitalized for income tax purposes	(211)	—	(211)	(92)	—	(92)
Nondeductible accrual for lower of cost or market adjustment to inventory	1,306	—	1,306	—	—	—

Total current	3,735	—	3,735	2,753	—	2,753

Other nondeductible accruals	1,101	(98)	1,003	980	(195)	785
Accelerated plant costs	—	(1,660)	(1,660)	—	(135)	(135)
Deferred lease payments	—	—	—	645	—	645
Accelerated depreciation	—	(41,575)	(41,575)	—	(42,734)	(42,734)
Other	1,978	(877)	1,101	—	(665)	(665)
Tax credit carryforwards	8,359	—	8,359	14,483	—	14,483

Total noncurrent	11,438	(44,210)	(32,772)	16,108	(43,729)	(27,621)

Total	$15,173	$(44,210)	$(29,037)	$18,861	$(43,729)	$(24,868)

      At December 31, 2001, the Company had an alternative minimum tax credit carryforward of approximately $8,282,000 available to offset future income taxes payable to the extent regular income taxes payable exceeds alternative minimum taxes payable. Alternative minimum tax credits can be carried forward indefinitely.

      In 2001, the Company utilized $3,777,000 of general business credits. There are no remaining general business credits to offset regular taxes payable at December 31, 2001.

Note 13 — Employee Stock Ownership and 401(k) Plans:

      The Company has a 401(k) retirement plan (“401(k)”) for its employees who meet plan eligibility requirements. Until it was merged into the 401(k) effective December 31, 2000, the Company also had an Employee Stock Ownership Plan (“ESOP”), which was a noncontributory defined contribution plan established primarily to acquire shares of the Company’s common stock. The ESOP’s assets were transferred into the 401(k) on April 24, 2001. The merger was done to reduce costs and simplify reporting and accounting obligations. On December 31, 2000, the ESOP’s assets included 1,187,897 shares of the Company’s common stock. All of these shares were allocated to the participants’ accounts effective as of December 31, 2000. In addition to investments in the Company’s common stock, the ESOP held investments in a balanced mutual fund. Contributions to the ESOP were made at the discretion of the Company’s Board of Directors. The Company made contributions of $825,000 and $3,000,000 to the ESOP for 2000 and 1999, respectively.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company matches the employee’s contributions to the 401(k) at a rate of 50% up to a maximum of 6% of the employee’s annual compensation, subject to a per participant maximum contribution amount. For the years ended December 31, 2001, 2000, and 1999, the Company expensed $1,454,000, $1,415,000, and $1,388,000, respectively, for matching contributions under this plan. The Company’s matching contribution can be invested in available options at the discretion of the participant. Additional contributions to the 401(k) are made at the discretion of the Company’s Board of Directors. For the year ending December 31, 2001, the Company made a discretionary contribution of $900,000 to the 401(k). This amount is similar to the discretionary contributions made in past years to the ESOP. This amount will be used to purchase the Company’s common stock, which will be allocated to employees’ accounts according to the same formula used for discretionary contributions to the ESOP. At December 31, 2001, the assets of the 401(k) included 995,568 shares of the Company’s common stock.

Note 14 — Stock Incentive Plans:

      Under the 1998 Stock Incentive Plan (the “1998 Plan”), shares of the Company’s common stock are authorized to be issued to deserving employees in connection with awards of options, appreciation rights, restricted shares, performance shares or performance units, all as defined in the 1998 Plan. Appreciation rights, performance shares and performance units may be settled in cash, common shares of the Company or any combination thereof.

      The total number of shares available for grant under the 1998 Plan is 2% of the total number of common shares outstanding as of the first day of each calendar year, which amount was 178,960 shares for 2001, and was 206,070 shares for 2000, subject to a 400,000 share annual limitation on the number of common shares available for the grant of options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code. Common shares available for grant in any particular calendar year that are not, in fact, granted in such year cannot be added to the common shares available for grant in any subsequent calendar year. For 2002, the number of shares available for grant is 171,077.

      On May 17, 2001, 177,500 nonqualified stock options were granted to 13 employees under the 1998 Plan. The exercise price for all of the options was $9.95, which was the closing price for the Company’s Common Stock on the New York Stock Exchange on the date of grant. One-third of each grant vested on the date of grant, one-third on May 17, 2002, and the remaining one-third on May 17, 2003. All of the options expire on May 16, 2011.

      No grants were made in 2000.

      The 1998 Plan provides that all grants are subject to restrictions, conditions and terms more specifically described in the 1998 Plan, including, but not limited to, the exercise price for stock options and appreciation rights and time vesting requirements for all awards. In general, the 1998 Plan provides that grants of stock options and appreciation rights must expire no more than 10 years from the date of grant. In addition, all grants under the 1998 Plan are subject to forfeiture under certain circumstances, and all unvested awards may vest immediately under various circumstances defined in the 1998 Plan.

      On December 31, 1999, 100,000 nonqualified stock options were granted under the 1998 Plan, 50,000 stock options at an exercise price of $12.00 per share and 50,000 stock options at $18.50 per share. The stock options were granted to two employees who had been granted an equal number of Phantom Stock units under the Giant Industries, Inc. 1998 Phantom Stock Plan (the “Phantom Stock Plan”), which was terminated by the Company in 1999. Each Phantom Stock unit was equivalent to one share of the Company’s common stock. The stock options were granted under the original terms of the Phantom Stock Plan grant as to exercise price, vesting and expiration date. The exercise prices exceeded the fair market value at the date of grant, 60,000 options became vested on the grant date, and the remaining options vest in varying amounts,

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and at various times, through December 31, 2001. All of the options expire on February 1, 2008. No other awards were outstanding under the Phantom Stock Plan at the time of its termination.

      Under the Company’s 1989 Stock Incentive Plan (the “1989 Plan”), 500,000 shares of the Company’s common stock were authorized to be issued to deserving employees in the form of options and/or restricted stock. At December 31, 2001, no shares were available for future grants under the 1989 Plan because, by its terms, no new awards may be made after December 11, 1999.

      All of the options or restricted stock granted under the 1989 Plan are fully vested. At December 31, 2001, 121,450 shares granted under the 1989 Plan remained to be exercised.

      The following summarizes stock option transactions under the 1989 and 1998 Plans:

		Weighted Average
Options Outstanding At	Shares	Exercise Price

January 1, 1999	431,408	$8.80
Granted	100,000	15.25
Exercised	(120,857)	8.86

December 31, 1999	410,551	10.36
Exercised	(16,500)	6.61
Forfeited	(15,000)	14.88
Expired	(5,000)	10.50

December 31, 2000	374,051	10.34
Granted	177,500	9.95
Exercised	(126,601)	8.74
Expired	(26,000)	10.63

December 31, 2001	398,950	$10.65

Options exercisable at December 31:
2001	280,613	$10.95
2000	298,251	10.07
1999	252,285	9.80

      The following summarizes information about stock options outstanding under the 1989 and 1998 Plans at December 31, 2001:

Options Outstanding			Options Exercisable

		Weighted
		Average		Weighted
Range of	Number	Remaining	Number	Average
Exercise Prices	Outstanding	Contractual Life	Exercisable	Exercise Price

$5.25	17,900	0.3 Years	17,900	$5.25
7.75	47,750	1.3 Years	47,750	7.75
12.00 to 18.50	100,000	6.1 Years	100,000	15.25
8.88	55,800	7.1 Years	55,800	8.88
9.95	177,500	9.4 Years	59,163	9.95

	398,950	6.9 Years	280,613	$10.95

      In October 1995, the FASB issued SFAS No. 123 “Accounting for Stock Based Compensation.” The Company has determined that it will not change to the fair value method prescribed in the Statement and will continue to use Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock based compensation.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has adopted the disclosure-only provisions of SFAS No. 123. If the Company had elected to recognize compensation costs based on the fair value at the date of grant for awards granted in 2001, 1999 and 1998, consistent with the provisions of SFAS No. 123, the Company’s net earnings and earnings per share for the years ended December 31, 2001, 2000 and 1999 would have decreased by approximately $634,000 and $0.07 per share, $289,000 and $0.03 per share, and $497,000 and $0.05 per share, respectively.

      The pro forma effects of applying SFAS No. 123 in this disclosure are not necessarily indicative of future amounts.

      The estimated weighted average fair values of options granted during 2001, 1999 and 1998 were $5.96, $9.14 and $5.40 per share, respectively, and were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2001	1999	1998

Expected life in years	8	8	7
Risk-free interest rate	5.4%	6.5%	6%
Volatility	47%	45%	38%
Dividend Yield	—	—	1.2%

Note 15 — Interest, Operating Leases and Rent Expense:

      Interest paid and capitalized for 2001 was $24,135,000 and $0, for 2000 was $24,458,000 and $62,000, and for 1999 was $24,176,000 and $183,000, respectively.

      As discussed in Note 3, on December 31, 1998, the Company and FFCA completed a sale-leaseback transaction. Under the terms of the Agreement, FFCA purchased 83 service station/convenience stores from the Company and the Company in turn leased the 83 service station/convenience stores back from FFCA under an operating lease arrangement with an initial term of 15 years and three separate options to continue the lease for successive periods of five years. The Company reacquired 24 of the service station/convenience stores in the second half of 1999 and the remaining 59 in the third quarter of 2001.

      The Company is committed to annual minimum rentals under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2001 as follows:

Land, building,
machinery and
equipment leases

(In thousands)
2002	$4,606,000
2003	3,414,000
2004	2,577,000
2005	1,711,000
2006	1,096,000
2007 – 2024	6,004,000

Total minimum payments required	$19,408,000

      Total rent expense was $8,459,000, $11,017,000, and $12,134,000 for 2001, 2000, and 1999, respectively.

Note 16 — Commitments and Contingencies:

      Various legal actions, claims, assessments and other contingencies arising in the normal course of the Company’s business, including those matters described below, are pending against the Company and certain

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of its subsidiaries. Certain of these matters involve or may involve significant claims for compensatory, punitive or other damages. These matters are subject to many uncertainties, and it is possible that some of these matters could be ultimately decided, resolved or settled adversely. The Company has recorded accruals for losses related to those matters that it considers to be probable and that can be reasonably estimated. Although the ultimate amount of liability at December 31, 2001, that may result from those matters for which the Company has recorded accruals is not ascertainable, the Company believes that any amounts exceeding the Company’s recorded accruals should not materially affect the Company’s financial condition. It is possible, however, that the ultimate resolution of these matters could result in a material adverse effect on the Company’s results of operations for a particular reporting period.

      Federal, state and local laws and regulations relating to health and the environment affect nearly all of the operations of the Company. As is the case with all companies engaged in similar industries, the Company faces significant exposure from actual or potential claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances manufactured, handled, used, released or disposed of by the Company. Future expenditures related to health and environmental matters cannot be reasonably quantified in many circumstances for various reasons, including the speculative nature of remediation and clean-up cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses which may be available to the Company and changing environmental laws and interpretations of environmental laws.

      In June 2001, NMED issued four compliance orders (“Orders”) to the Company in connection with alleged violations of air regulations at the Company’s Ciniza and Bloomfield refineries. The Orders allege violations discovered during NMED inspections in 1999 and 2000. The civil penalties proposed in connection with the Orders originally totaled approximately $550,000. The Company settled the alleged violations for $135,000 during the first quarter of 2002.

      In 1973, the Company constructed the Farmington Refinery that was operated until 1982. The Company became aware of soil and shallow groundwater contamination at this facility in 1985. The Company hired environmental consulting firms to investigate the contamination and undertake remedial action. The consultants identified several areas of contamination in the soils and shallow groundwater underlying the Farmington property. A consultant to the Company has indicated that contamination attributable to past operations at the Farmington property has migrated off the refinery property, including a hydrocarbon plume that appears to extend no more than 1,800 feet south of the refinery property. Remediation activities are ongoing by the Company under the supervision of the New Mexico Oil Conservation Division (“OCD”), although no cleanup order has been received. The Company’s environmental reserve for this matter is approximately $570,000.

      The Farmington property is located adjacent to the Lee Acres Landfill (the “Landfill”), a closed landfill formerly operated by San Juan County, which is situated on lands owned by the United States Bureau of Land Management (the “BLM”). Industrial and municipal wastes were disposed of in the Landfill by numerous sources. While the Landfill was operational, the Company used it to dispose of office trash, maintenance shop trash, used tires and water from the Farmington refinery’s evaporation pond.

      The Landfill was added to the National Priorities List as a CERCLA Superfund site in 1990. In connection with this listing, EPA defined the site as the Landfill and the Landfill’s associated groundwater plume. EPA excluded any releases from the Farmington refinery itself from the definition of the site. In May 1991, EPA notified the Company that it may be a potentially responsible party under CERCLA for the release or threatened release of hazardous substances, pollutants or contaminants at the Landfill.

      BLM made a proposed plan of action for the Landfill available to the public in 1996. Remediation alternatives examined by BLM in connection with the development of its proposed plan ranged in projected

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost from no cost to approximately $14,500,000. BLM proposed the adoption of a remedial action alternative that it believes would cost approximately $3,900,000 to implement. BLM’s $3,900,000 cost estimate is based on certain assumptions that may or may not prove to be correct and is contingent on confirmation that the remedial actions, once implemented, are adequately addressing Landfill contamination. For example, if assumptions regarding groundwater mobility and contamination levels are incorrect, BLM is proposing to take additional remedial actions with an estimated cost of approximately $1,800,000.

      BLM has received public comment on its proposed plan. The final remedy for the site, however, has not yet been selected. Although the Company was given reason to believe that a final remedy would be selected in 2000, that selection did not occur. The Company has been advised that the site remedy may be announced in 2002. In 1989, a consultant to the Company estimated, based on various assumptions, that the Company’s share of potential liability could be approximately $1,200,000. This figure was based upon estimated Landfill remediation costs significantly higher than those being proposed by BLM. The figure also was based on the consultant’s evaluation of such factors as available clean-up technology, BLM’s involvement at the site and the number of other entities that may have had involvement at the site, but did not include an analysis of all of the Company’s potential legal defenses and arguments, including possible setoff rights.

      Potentially responsible party liability is joint and several, such that a responsible party may be liable for all of the clean-up costs at a site even though the party was responsible for only a small part of such costs. Although it is possible that the Company may ultimately incur liability for clean-up costs associated with the Landfill, a reasonable estimate of the amount of this liability, if any, cannot be made at this time because, among other reasons, the final site remedy has not been selected, a number of entities had involvement at the site, allocation of responsibility among potentially responsible parties has not yet been made, and potentially applicable factual and legal issues have not been resolved. Based on current information, the Company does not believe that it needs to record a liability in relation to BLM’s proposed plan.

      BLM may assert claims against the Company and others for reimbursement of investigative, cleanup and other costs incurred by BLM in connection with the Landfill and surrounding areas. It is also possible that the Company will assert claims against BLM in connection with contamination that may be originating from the Landfill. Private parties and other governmental entities also may assert claims against BLM, the Company and others for property damage, personal injury and other damages allegedly arising out of any contamination originating from the Landfill and the Farmington property. Parties also may request judicial determination of their rights and responsibilities, and the rights and responsibilities of others, in connection with the Landfill and the Farmington property. Currently, however, there is no outstanding litigation against the Company by BLM or any other party.

      In connection with the acquisition of the Bloomfield Refinery, the Company assumed certain environmental obligations including Bloomfield Refining Company’s (“BRC”) obligations under an administrative order issued by EPA in 1992 pursuant to the Resource Conservation and Recovery Act (the “Order”). The Order required BRC to investigate and propose measures for correcting any releases of hazardous waste or hazardous constituents at or from the Bloomfield Refinery. EPA has delegated its oversight authority over the Order to NMED’s Hazardous Waste Bureau (“HWB”). In 2000, OCD approved the groundwater discharge permit for the refinery, which included an abatement plan that addressed the Company’s environmental obligations under the Order. The abatement plan reflects new information relating to the site as well as remediation methods that were not originally contemplated in connection with the Order. Discussions between OCD, HWB and the Company have resulted in proposed revisions to the abatement plan. Adoption of the abatement plan as the appropriate corrective action remedy under the Order would significantly reduce the Company’s corrective action costs. The Company estimates that remediation expenses associated with the abatement plan will be in the range of approximately $50,000 to $150,000, and will be incurred over a period of approximately 30 years. If the Company’s request is not granted, the Company estimates that remaining remediation expenses could range as high as $1,000,000, which is reflected in the

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s environmental reserve for this matter, and could be as low as $600,000. If, as expected, the abatement plan is approved as submitted, the Company anticipates that the reserve will be reduced.

      The Company has discovered hydrocarbon contamination adjacent to a 55,000 barrel crude oil storage tank (the “Tank”) that was located in Bloomfield, New Mexico. The Company believes that all or a portion of the Tank and the 5.5 acres owned by the Company on which the Tank was located may have been a part of a refinery, owned by various other parties, that, to the Company’s knowledge, ceased operations in the early 1960s. Based upon a January 13, 2000 report filed with OCD, it appears possible that contaminated groundwater is contained within the property boundaries and does not extend offsite. The Company anticipates that OCD will not require remediation of offsite soil based upon the low contaminant levels found there. In the course of conducting cleanup activities approved by OCD, it was discovered that the extent of contamination was greater than anticipated. The Company received approval to conduct a pilot bioventing project to address remaining contamination at the site, which was completed on June 26, 2001, at a cost of approximately $15,000. Based on the results of the pilot project, the Company submitted a remediation plan to OCD that proposes the use of bioventing to address remaining contamination. The Company anticipates that it would incur approximately $150,000 in remediation expenses in connection with this plan over a period of one to two years, and the Company has created an environmental reserve in this amount. If the Company’s plan is not approved, the Company cannot reasonably estimate remaining remediation costs because, among other reasons, it does not know what remediation technology would be approved by OCD for use at the site.

      As of December 31, 2001, the Company had an environmental liability accrual of approximately $2,500,000. Approximately $1,600,000 of this accrual is for the following previously discussed projects: (i) the remediation of the hydrocarbon plume that appears to extend no more than 1,800 feet south of the Company’s inactive Farmington refinery; (ii) environmental obligations assumed in connection with the acquisition of the Bloomfield Refinery; and (iii) hydrocarbon contamination on and adjacent to the 5.5 acres that the Company owns in Bloomfield, New Mexico. The remaining amount of the accrual relates to the closure of certain solid waste management units at the Ciniza Refinery, which is being conducted in accordance with the refinery’s Resource Conservation and Recovery Act permit; closure of the Ciniza Refinery land treatment facility including post-closure expenses; and amounts for smaller remediation projects. The accrual balance reflects a reduction in amounts accrued for environmental obligations assumed in connection with the acquisition of the Bloomfield Refinery and increases in reserves for other environmental projects. The environmental accrual is recorded in the current and long-term sections of the Company’s Consolidated Balance Sheets.

      On June 11, 2001, the Company filed claims against the United States Defense Energy Support Center (“DESC”) in connection with jet fuel that the Company sold to DESC from 1983 through 1994. The Company asserted that the DESC underpaid for the jet fuel in the approximate amount of $17,000,000. The Company believes that its claims are supported by recent federal court decisions, including decisions from the United States Claims Court, dealing with contract provisions similar to those contained in the contracts that are the subject of the Company’s claims. On March 12, 2002, the DESC denied the Company’s claims. The Company has 12 months to bring an action in the United States Court of Federal Claims relating to the denied claims. The DESC has indicated that it will counterclaim if the Company pursues its claims and will assert, based on its interpretation of the contract provisions, that the Company may owe additional amounts of approximately $4,900,000. The Company is evaluating its options. Due to the preliminary nature of this matter, there can be no assurance that the Company would ultimately prevail should it decide to pursue its claims nor is it possible to predict when any payment would be received if the Company were successful. Accordingly, the Company has not recorded a receivable for this claim.

      Giant Arizona leases approximately 8,176 square feet of space from a limited liability company in which the CCEO owns a 51% interest. Pursuant to a sublease between Giant Arizona and a separate limited liability

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

company controlled by the CCEO, Giant Arizona subleases the space to such entity for use as an inn. The owner of the 49% interest in the lessor has notified Giant Arizona that the sublessee is delinquent on the payment of the rent due, and on or about December 28, 2001, such owner filed a derivative lawsuit for and on behalf of the lessor against Giant Arizona to collect all amounts owing under the lease. The suit is for the recovery of rents past due and owing in excess of $156,990 from August 1, 2000 through date of the complaint. Pursuant to a letter dated January 16, 2002, Giant Arizona made a formal demand on the sublessee for the sublessee to pay all of the past due amounts. In addition, Giant Arizona has filed a motion to dismiss the lawsuit for failure to comply with the express provisions of the Arizona derivative action statute or, alternatively, to compel binding arbitration pursuant to the terms of the lease.

Note 17 — Quarterly Financial Information (Unaudited):

	Year Ended December 31, 2001

	Quarter

	First	Second	Third	Fourth

	(In thousands, except per share data)
Net revenues	$251,212	$281,158	$241,228	$195,081
Cost of products sold	200,502	209,917	181,834	146,261

Gross margin	50,710	71,241	59,394	48,820

Operating expenses	28,848	28,736	27,957	28,719
Depreciation and amortization	8,113	8,139	8,608	9,015
Selling, general and administrative expenses	6,583	8,755	7,659	4,867
Loss on the disposal/write-down of assets	139	343	1,301	4,429
Allowance for related party note and interest receivable	—	—	—	5,409
Net earnings (loss)	950	11,953	5,135	(5,657)
Net earnings (loss) per common share — basic	$0.11	$1.33	$0.57	$(0.66)
Net earnings (loss) per common share — assuming dilution	$0.11	$1.33	$0.57	$(0.66)

	Year Ended December 31, 2000

	Quarter

	First	Second	Third	Fourth

	(In thousands, except per share data)
Net revenues	$225,134	$266,066	$301,213	$281,949
Cost of products sold	178,017	210,630	240,873	229,481

Gross margin	47,117	55,436	60,340	52,468

Operating expenses	29,430	29,375	30,429	33,416
Depreciation and amortization	8,305	8,370	8,650	8,254
Selling, general and administrative expenses	6,402	6,396	7,202	5,373
Net earnings (loss)	(1,632)	3,281	5,015	625
Net earnings (loss) per common share — basic	$(0.17)	$0.36	$0.55	$0.07
Net earnings (loss) per common share — assuming dilution	$(0.17)	$0.36	$0.55	$0.07

      In the fourth quarter of 2001, the Company recorded a loss on the disposal/ write-down of certain refining and retail assets due to obsolescence and replacement, recorded the write-down of various service station/ convenience stores due to impairment, and recorded an allowance for a related party note and interest receivable.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18 — Subsequent Event:

      On February 8, 2002, the Company entered into an agreement with BP Corporation North America Inc. and BP Products North America Inc. (collectively “BP”) to purchase a refinery in Yorktown, Virginia (the “Yorktown Refinery”). The refinery is located in Yorktown, Virginia, on the York River. It has a crude oil processing capacity of 61,900 barrels per day. Gasoline comprises approximately 50% of the refinery’s current product slate, which also encompasses a wide range of other products including diesel fuel, heating oil and coke. The refinery is the only refinery in Virginia and, due to its coastal location, is able to purchase crude oil produced around the world and to deliver refined petroleum products to New York Harbor as well as to the area around the refinery.

      The Yorktown Refinery will be acquired for $127,500,000, plus the value of inventory at closing, which the Company currently projects will have a value of approximately $42,000,000. The agreement also provides for conditional potential monthly payments, in an amount not to exceed a combined total of $25,000,000, if certain refining margin spreads over a specified index are reached. The payments begin in the year 2003 and conclude at the end of 2005. The Company made a deposit of $10,000,000 to BP when the refinery purchase agreement was executed, which is only refundable under limited circumstances. In addition to the purchase price, the Company anticipates that it will incur direct costs in connection with the refinery acquisition of approximately $800,000, excluding financing costs.

      The Company will assume certain liabilities and obligations, including certain environmental obligations, in connection with its purchase of the Yorktown Refinery, but will be provided with specified levels of indemnification for certain matters.

      The Company expects the refinery purchase to close during the second quarter of 2002. The closing is contingent on satisfaction of all contract conditions, including the nonexercise of a right of first refusal held by an adjacent property owner and the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act (“HSR”) and any extension of this waiting period by the federal government. The purchase agreement can be terminated by the Company or BP if the closing does not occur on or prior to May 31, 2002, although Buyer may not terminate the agreement until September 30, 2002 if the only condition to closing that has not occurred is termination or expiration of the HSR waiting period. By letter dated February 2002, the Federal Trade Commission notified the Company that the HSR waiting period had been terminated.

      The Company intends to finance the acquisition of the refinery with a combination of committed financing and cash on hand. The debt financing is anticipated to consist of borrowing under: (i) the Company’s Credit Agreement, which will be amended and restated to, among other things, increase the Company’s maximum available borrowing under the facility and extend the facility’s term by an additional year; (ii) a capital lease facility; (iii) a mortgage financing facility; and (iv) potentially additional public debt. The Company anticipates that financing costs associated with the Yorktown Refinery acquisition, including the possible refinancing of the Company’s 9 3/4% Notes, will be approximately $13,500,000 to $15,000,000.

Note 19 — Goodwill Amortization:

      In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of net earnings and related per share amounts reported in the Consolidated Statements of Earnings to the pro forma amounts adjusted for the exclusion of goodwill amortization, net of the related tax effect, is presented below. For purposes of the calculation, goodwill amortization was tax effected using the Company’s estimated incremental combined federal and state tax rate of approximately 40%. The pro forma results reflecting the exclusion of goodwill amortization have been prepared only to demonstrate the impact of goodwill amortization, net of tax effect, on net earnings and related per share amounts and are for comparative purposes only.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	2001	2000	1999

	(In thousands,
	except per share data)
Reported net earnings	$12,381	$7,289	$10,778
Add: Goodwill amortization, net of tax effect	641	641	650

Adjusted net earnings	$13,022	$7,930	$11,428

Earnings per common share:
Basic:
Reported net earnings	$1.40	$0.79	$1.01
Add: Goodwill amortization, net of tax effect	0.07	0.07	0.06

Adjusted net earnings	$1.47	$0.86	$1.07

Diluted:
Reported net earnings	$1.39	$0.79	$1.01
Add: Goodwill amortization, net of tax effect	0.07	0.07	0.06

Adjusted net earnings	$1.46	$0.86	$1.07

Note 20 — Subsidiary Guarantors (Unaudited):

      In connection with the Company’s acquisition of the Yorktown refinery (see Note 18), the Company completed a private placement for $200.0 million of senior subordinated notes. The Company will offer to exchange such notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933.

      The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of the Company’s existing and future domestic restricted subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise provided in the indentures pursuant to which the notes were issued, there are no restrictions on the ability of such subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to the Company in certain circumstances.

      Separate financial information for such subsidiaries and the parent company are not provided as the parent company has no independent assets or operations, the guarantees are full and unconditional and joint and several, any of the subsidiaries of the Company other than the subsidiary guarantors are minor and the separate financial statements and other disclosures concerning the subsidiaries are not deemed material to investors.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,

	2002	2001

	(Unaudited)

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,730	$26,326
Receivables, net	51,539	43,530
Inventories	62,494	58,729
Prepaid expenses and other	2,955	3,661
Deferred income taxes	3,735	3,735

Total current assets	130,453	135,981

Property, plant and equipment	527,001	525,345
Less accumulated depreciation and amortization	(209,602)	(201,823)

	317,399	323,522

Goodwill, net	19,815	19,815
Other assets	38,900	27,856

	$506,567	$507,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$41	$45
Accounts payable	47,181	42,255
Accrued expenses	31,006	36,537

Total current liabilities	78,228	78,837

Long-term debt, net of current portion	256,741	256,749
Deferred income taxes	32,816	32,772
Other liabilities	2,249	2,406
Commitments and contingencies (Notes 5 and 6)
Stockholders’ equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, none issued
Common stock, par value $.01 per share, 50,000,000 shares authorized, 12,305,859 shares issued	123	123
Additional paid-in capital	73,589	73,589
Retained earnings	99,275	99,152

	172,987	172,864
Less common stock in treasury — at cost, 3,751,980 shares	(36,454)	(36,454)

Total stockholders’ equity	136,533	136,410

	$506,567	$507,174

See accompanying notes to condensed consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended
	March 31,

	2002	2001

	(Unaudited)
	(In thousands, except
	per share data)
Net revenues	$188,396	$251,212
Cost of products sold	141,839	200,502

Gross margin	46,557	50,710
Operating expenses	26,411	28,848
Depreciation and amortization	8,771	8,113
Selling, general and administrative expenses	5,197	6,583
Loss on disposal/write-down of assets	30	139

Operating income	6,148	7,027
Interest expense, net	5,939	5,480

Earnings before income taxes	209	1,547
Provision for income taxes	86	597

Net earnings	$123	$950

Net earnings per common share:
Basic	$0.01	$0.11

Assuming dilution	$0.01	$0.11

See accompanying notes to condensed consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,

	2002	2001

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net earnings	$123	$950
Adjustments to reconcile net earnings to net cash (used) provided by operating activities:
Depreciation and amortization	8,771	8,113
Deferred income taxes	44	318
Loss on the disposal/write-down of assets	30	139
Other	235	275
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(8,009)	15,181
Increase in inventories	(3,759)	(8,277)
Decrease in prepaid expenses and other	706	757
Increase (decrease) in accounts payable	4,926	(6,571)
Decrease in accrued expenses	(5,629)	(3,108)

Net cash (used) provided by operating activities	(2,562)	7,777

Cash flows from investing activities:
Yorktown refinery acquisition deposit and costs	(10,158)	—
Purchases of property, plant and equipment	(2,332)	(2,222)
Refinery acquisition contingent payment	—	(5,139)
Purchase of other assets	—	(5,014)
Proceeds from sale of property, plant and equipment	32	201

Net cash used by investing activities	(12,458)	(12,174)

Cash flows from financing activities:
Payments of long-term debt	(12)	(11)
Deferred financing costs	(1,564)	—

Net cash used by financing activities	(1,576)	(11)

Net decrease in cash and cash equivalents	(16,596)	(4,408)
Cash and cash equivalents:
Beginning of period	26,326	26,618

End of period	$9,730	$22,210

See accompanying notes to condensed consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Organization and Basis of Presentation:

      Giant Industries, Inc., a Delaware corporation (together with its subsidiaries, “Giant” or the “Company”), through its wholly-owned subsidiary Giant Industries Arizona, Inc. and its subsidiaries (“Giant Arizona”), is engaged in the refining and marketing of petroleum products in New Mexico, Arizona and Colorado, with a concentration in the Four Corners area where these states adjoin. In addition, Phoenix Fuel Co., Inc. (“Phoenix Fuel”), a wholly-owned subsidiary of Giant Arizona, operates a wholesale petroleum products distribution operation. (See Note 2 for a further discussion of Company operations and Note 8 for a discussion of the pending Yorktown refinery acquisition.)

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, hereafter referred to as generally accepted accounting principles, for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. The enclosed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

      Effective for 2002, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142, among other things, specifies that goodwill and certain intangible assets with indefinite lives no longer be amortized, but instead be subject to periodic impairment testing. At March 31, 2002, the Company determined that there was no impairment to its indefinite lived intangible assets. These indefinite lived intangible assets will continue to be evaluated for impairment as required by SFAS No. 142. As required by SFAS No. 142, the transitional impairment test for goodwill will be completed during the second quarter of 2002. At March 31, 2002 and December 31, 2001, the Company had goodwill of $19,815,000, of which $14,722,000 related to the acquisition of Phoenix Fuel and $4,891,000 related to various retail acquisitions.

      Intangible assets with finite lives will continue to be amortized over their respective useful lives and will be tested for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” more fully discussed below.

      A summary of intangible assets at March 31, 2002 is presented below:

	Gross		Net
	Carrying	Accumulated	Carrying
	Value	Amortization	Value

	(In thousands)
Amortized intangible assets:
Rights-of-way	$3,585	$2,254	$1,331
Contracts	3,971	3,387	584

	7,556	5,641	1,915
Unamortized intangible assets:
Liquor licenses	7,303	—	7,303

Total intangible assets:	$14,859	$5,641	$9,218

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Intangible asset amortization expense for the three months ended March 31, 2002 was $73,000. Estimated amortization expense for the five succeeding fiscal years is as follows:

(In thousands)
2002	$291
2003	291
2004	291
2005	291
2006	288

      The following sets forth a reconciliation of net income and earnings per share information for the three months ended March 31, 2002 and 2001 adjusted for the non-amortization provisions of SFAS No. 142.

	For The Three
	Months Ended
	March 31,

	2002	2001

	(In thousands,
	except per share data)
Reported net earnings	$123	$950
Add: Goodwill amortization, net of tax effect	—	160

Adjusted net earnings	$123	$1,110

Basic earnings per share:
Reported net earnings	$0.01	$0.11
Adjusted net earnings	$0.01	$0.12
Diluted earnings per share:
Reported net earnings	$0.01	$0.11
Adjusted net earnings	$0.01	$0.12

      Effective for 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement defines an impairment as “the condition that exists when the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value.” The Statement provides for a single accounting model for the disposal of long-lived assets, whether previously held or newly acquired. This Statement applies to recognized long-lived assets of an entity to be held and used or to be disposed of, and applies to the entire group when a long-lived asset is a part of the group. A group is defined as the lowest level of operations with identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. The Statement identifies the circumstances that apply when testing for recoverability, as well as other potential adjustments or revisions relating to recoverability. Specific guidance is provided for recognition and measurement and reporting and disclosure for long-lived assets held and used, disposed of other than by sale, and disposed of by sale. The adoption of this new standard had no initial effect on the Company’s financial position and results of operations.

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel.

      SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

retirement costs are capitalized as part of the carrying amount of the long-lived asset. Disclosure requirements include descriptions of asset retirement obligations and reconciliation of changes in the components of those obligations. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not determined, but is in the process of evaluating, the effect SFAS No. 143 will have relative to its refining and marketing assets.

      Certain reclassifications have been made to the 2001 financial statements and notes to conform to the statement classifications used in 2002.

Note 2 — Business Segments:

      The Company is organized into three operating segments based on manufacturing and marketing criteria. These segments are the Refining Group, the Retail Group and Phoenix Fuel. A description of each segment and its principal products follows:

•	Refining Group: The Refining Group owns and operates the Company’s two refineries, its crude oil gathering pipeline system, two finished products distribution terminals, and a fleet of crude oil and finished product truck transports. The Company’s two refineries manufacture various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks and blending components. In addition, finished products are acquired through exchange agreements, from third party suppliers and from Phoenix Fuel. These products are sold through Company-operated retail facilities, independent wholesalers and retailers, industrial/ commercial accounts, and sales and exchanges with major oil companies. Crude oil, other feedstocks and blending components are purchased from third party suppliers.

•	Retail Group: The Retail Group consists of service stations with convenience stores or kiosks and one travel center. These operations sell various grades of gasoline, diesel fuel, general merchandise and food products to the general public through retail locations. The Refining Group or Phoenix Fuel supplies the petroleum fuels sold by the Retail Group. General merchandise and food products are obtained from third party suppliers.

•	Phoenix Fuel: Phoenix Fuel is a wholesale petroleum products distribution operation, which includes several lubricant and bulk petroleum distribution plants, an unmanned fleet fueling (“cardlock”) operation, a bulk lubricant terminal facility, and a fleet of finished product and lubricant delivery trucks. The petroleum fuels and lubricants sold are primarily obtained from third party suppliers and to a lesser extent from the Refining Group.

      Operations that are not included in any of the three segments are included in the category “Other.” These operations consist primarily of corporate staff operations, including selling, general and administrative expenses.

      Operating income for each segment consists of net revenues less cost of products sold, operating expenses, depreciation and amortization, and the segment’s selling, general and administrative expenses. The sales between segments are made at market prices. Cost of products sold reflects current costs adjusted, where appropriate, for LIFO and lower of cost or market inventory adjustments.

      The total assets of each segment consist primarily of net property, plant and equipment, inventories, accounts receivable and other assets directly associated with the segment’s operations. Included in the total assets of the corporate staff operations are a majority of the Company’s cash and cash equivalents, various accounts receivable, net property, plant and equipment and other long-term assets.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Disclosures regarding the Company’s reportable segments with reconciliation to consolidated totals are presented below.

	As of and for the Three Months Ended March 31, 2002

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(In thousands)
Customer net revenues:
Finished products	$46,810	$39,419	$56,782	$—	$—	$143,011
Merchandise and lubricants	—	32,837	5,968	—	—	38,805
Other	1,843	3,959	728	50	—	6,580

Total	48,653	76,215	63,478	50	—	188,396

Intersegment net revenues:
Finished products	29,592	—	12,306	—	(41,898)	—
Other	4,473	—	—	—	(4,473)	—

Total	34,065	—	12,306	—	(46,371)	—

Total net revenues	$82,718	$76,215	$75,784	$50	$(46,371)	$188,396

Operating income (loss)	$9,059	$(672)	$1,473	$(3,682)	$(30)	$6,148
Interest expense						(6,003)
Interest income						64

Earnings before income taxes						$209

Depreciation and amortization	$4,549	$3,200	$538	$484	$—	$8,771
Total assets	$235,682	$155,653	$65,230	$50,002	$—	$506,567
Capital expenditures	$890	$308	$216	$918	$—	$2,332

	For the Three Months Ended March 31, 2001

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(In thousands)
Customer net revenues:
Finished products	$66,049	$56,621	$82,189	$—	$—	$204,859
Merchandise and lubricants	—	32,826	5,658	—	—	38,484
Other	2,953	4,096	748	72	—	7,869

Total	69,002	93,543	88,595	72	—	251,212

Intersegment net revenues:
Finished products	38,527	—	21,013	—	(59,540)	—
Other	3,661	—	—	—	(3,661)	—

Total	42,188	—	21,013	—	(63,201)	—

Total net revenues	$111,190	$93,543	$109,608	$72	$(63,201)	$251,212

Operating income (loss)	$11,085	$(362)	$1,468	$(5,025)	$(139)	$7,027
Interest expense						(6,043)
Interest income						563

Earnings before income taxes						$1,547

Depreciation and amortization	$3,949	$2,986	$660	$518	$—	$8,113
Capital expenditures	$1,396	$420	$299	$107	$—	$2,222

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Earnings Per Share:

      The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for net earnings:

	Three Months Ended March 31,

	2002			2001

			Per			Per
	Earnings	Shares	Share	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Earnings per common share — basic:
Net earnings	$123,000	8,553,879	$0.01	$950,000	8,948,008	$0.11
Effect of dilutive stock options		17,843			5,727

Earnings per common share — assuming dilution:
Net earnings	$123,000	8,571,722	$0.01	$950,000	8,953,735	$0.11

      At March 31, 2002, there were 8,553,879 shares of the Company’s common stock outstanding. Except as set forth below, there were no transactions subsequent to March 31, 2002, that if the transactions had occurred before March 31, 2002, would materially change the number of common shares or potential common shares outstanding as of March 31, 2002.

      On April 29, 2002, 17,900 stock options granted May 1, 1992, were exercised. These stock options were scheduled to expire on April 30, 2002.

Note 4 — Inventories:

	March 31,	December 31,

	2002	2001

	(In thousands)
First-in, first-out (“FIFO”) method:
Crude oil	$12,824	$12,835
Refined products	25,756	21,982
Refinery and shop supplies	8,437	8,111
Merchandise	3,667	3,928
Retail method:
Merchandise	8,968	9,179

Subtotal	59,652	56,035
Adjustment for last-in, first-out (“LIFO”) method	2,842	5,996
Allowance for lower of cost or market	—	(3,302)

Total	$62,494	$58,729

      The portion of inventories valued on a LIFO basis totaled $34,339,000 and $30,872,000 at March 31, 2002 and December 31, 2001, respectively. The following data will facilitate comparison with the operating results of companies using the FIFO method of inventory valuation.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      If inventories had been determined using the FIFO method at March 31, 2002 and 2001, net earnings and diluted earnings per share for the three months ended March 31, 2002 and 2001, would have been lower by $89,000 and $0.01, and $1,801,000 and $0.20, respectively.

      For interim reporting purposes, inventory increments expected to be liquidated by year-end are valued at the most recent acquisition costs, and inventory liquidations that are expected to be reinstated by year end are ignored for LIFO inventory valuation calculations. The LIFO effects of inventory increments not expected to be liquidated by year-end, and the LIFO effects of inventory liquidations not expected to be reinstated by year-end, are recorded in the period such increments and liquidations occur.

Note 5 — Long-Term Debt:

      The Company has issued $150,000,000 of 9% senior subordinated notes due 2007 (the “9% Notes”) and $100,000,000 of 9 3/4% senior subordinated notes due 2003 (the “9 3/4% Notes”, and collectively with the 9% Notes, the “Notes”). The indentures supporting the Notes contain restrictive covenants that, among other things, restrict the ability of the Company and its subsidiaries to create liens, to incur or guarantee debt, to pay dividends, to repurchase shares of the Company’s common stock, to sell certain assets or subsidiary stock, to engage in certain mergers, to engage in certain transactions with affiliates or to alter the Company’s current line of business. In addition, subject to certain conditions, the Company is obligated to offer to purchase a portion of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a change of control, the Company would be required to offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase.

      Repayment of the Notes is jointly and severally guaranteed on an unconditional basis by the Company’s direct and indirect wholly-owned subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise specified in the indentures pursuant to which the Notes were issued, there are no restrictions on the ability of such subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to the Company in certain circumstances.

      Separate financial statements of the Company’s subsidiaries are not included herein because the aggregate assets, liabilities, earnings, and equity of the subsidiaries are substantially equivalent to the assets, liabilities, earnings, and equity of the Company on a consolidated basis; the subsidiaries are jointly and severally liable for the repayment of the Notes; and the separate financial statements and other disclosures concerning the subsidiaries are not deemed by the Company to be material to investors.

      The Company recently completed solicitation of consents from the holders of its 9% Notes to amend the 9% Notes indenture to permit the Company to refinance the 9 3/4% Notes prior to their maturity. The Company is in the process of offering for sale $200,000,000 of 11% senior subordinated notes due 2012 in a private placement transaction. See Note 8 for a more detailed discussion of these notes. The net proceeds of the offering will be used to redeem all $100,000,000 principal amount of the 9 3/4% Notes and partially fund the Company’s pending acquisition of the Yorktown refinery and related transaction fees and expenses.

      The Company has a $65,000,000 secured Credit Agreement (the “Credit Agreement”) with a group of banks that expires November 14, 2003. This Credit Agreement, a revolving loan agreement, is primarily a working capital and letter of credit facility and is secured by eligible accounts receivable and inventories as defined in the Credit Agreement. The Credit Agreement also allows the Company to borrow up to $10,000,000 for other acquisitions as defined in the Credit Agreement. The availability of funds under this facility is the lesser of (i) $65,000,000, or (ii) the amount determined under a borrowing base calculation tied to the eligible accounts receivable and inventories. At March 31, 2002, the availability of funds under the

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Agreement was $65,000,000. There were no direct borrowings outstanding under this facility at March 31, 2002, and there were approximately $3,286,000 of irrevocable letters of credit outstanding, primarily to insurance companies and regulatory agencies.

      The interest rate applicable to the Credit Agreement is tied to various short-term indices. At March 31, 2002, this rate was approximately 4% per annum. The Company is required to pay a quarterly commitment fee ranging from 0.325% to 0.500% per annum of the unused amount of the facility. The exact rate depends on meeting certain conditions in the Credit Agreement.

      The Credit Agreement contains certain restrictive covenants that require the Company to, among other things, maintain a minimum consolidated net worth, a minimum interest coverage ratio and a maximum capitalization ratio. It also places limits on investments, dispositions of assets, prepayments of senior subordinated debt, guarantees, liens and restricted payments. The Credit Agreement is guaranteed by certain of the Company’s direct and indirect wholly-owned subsidiaries.

      In connection with the acquisition of the Yorktown refinery, the Company expects to replace the Credit Agreement with a new $100,000,000 senior secured revolving credit facility and borrow $40,000,000 under a new senior secured mortgage loan facility. See Note 8 for a more detailed discussion of these credit facilities.

      The Company also had approximately $6,703,000 of capital lease obligations outstanding at March 31, 2002, which require annual lease payments of approximately $753,000, all of which are recorded as interest expense. The Company intends to purchase the assets associated with these lease obligations pursuant to options to purchase during the remaining lease period of approximately five years for $6,703,000, of which $2,000,000 has been paid in advance and is recorded in “Other Assets” in the Company’s Consolidated Balance Sheets.

Note 6 — Commitments and Contingencies:

      Various legal actions, claims, assessments and other contingencies arising in the normal course of the Company’s business, including those matters described below, are pending against the Company and certain of its subsidiaries. Certain of these matters involve or may involve significant claims for compensatory, punitive or other damages. These matters are subject to many uncertainties, and it is possible that some of these matters could be ultimately decided, resolved or settled adversely. The Company has recorded accruals for losses related to those matters that it considers to be probable and that can be reasonably estimated. Although the ultimate amount of liability at March 31, 2002, that may result from those matters for which the Company has recorded accruals is not ascertainable, the Company believes that any amounts exceeding the Company’s recorded accruals should not materially affect the Company’s financial condition. It is possible, however, that the ultimate resolution of these matters could result in a material adverse effect on the Company’s results of operations for a particular reporting period.

      Federal, state and local laws and regulations relating to health and the environment affect nearly all of the operations of the Company. As is the case with all companies engaged in similar industries, the Company faces significant exposure from actual or potential claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances manufactured, handled, used, released or disposed of by the Company. Future expenditures related to health and environmental matters cannot be reasonably quantified in many circumstances for various reasons, including the speculative nature of remediation and clean-up cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses which may be available to the Company and changing environmental laws and interpretations of environmental laws.

      In June 2001, the New Mexico Environment Department (“NMED”) issued four compliance orders (“Orders”) to the Company in connection with alleged violations of air regulations at the Company’s Ciniza

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and Bloomfield refineries. The Orders allege violations discovered during NMED inspections in 1999 and 2000. The civil penalties proposed in connection with the Orders originally totaled approximately $550,000. The Company settled the alleged violations for $135,000 during the first quarter of 2002.

      In 1973, the Company constructed the Farmington Refinery that was operated until 1982. The Company became aware of soil and shallow groundwater contamination at this facility in 1985. The Company hired environmental consulting firms to investigate the contamination and undertake remedial action. The consultants identified several areas of contamination in the soils and shallow groundwater underlying the Farmington property. A consultant to the Company has indicated that contamination attributable to past operations at the Farmington property has migrated off the refinery property, including a hydrocarbon plume that appears to extend no more than 1,800 feet south of the refinery property. Remediation activities are ongoing by the Company under the supervision of the New Mexico Oil Conservation Division (“OCD”), although no cleanup order has been received. The Company’s environmental reserve for this matter is approximately $570,000.

      The Farmington property is located adjacent to the Lee Acres Landfill (the “Landfill”), a closed landfill formerly operated by San Juan County, which is situated on lands owned by the United States Bureau of Land Management (the “BLM”). Industrial and municipal wastes were disposed of in the Landfill by numerous sources. While the Landfill was operational, the Company used it to dispose of office trash, maintenance shop trash, used tires and water from the Farmington Refinery’s evaporation pond.

      The Landfill was added to the National Priorities List as a Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) Superfund site in 1990. In connection with this listing, the Environmental Protection Agency (“EPA”) defined the site as the Landfill and the Landfill’s associated groundwater plume. EPA excluded any releases from the Farmington refinery itself from the definition of the site. In May 1991, EPA notified the Company that it may be a potentially responsible party under CERCLA for the release or threatened release of hazardous substances, pollutants or contaminants at the Landfill.

      BLM made a proposed plan of action for the Landfill available to the public in 1996. Remediation alternatives examined by BLM in connection with the development of its proposed plan ranged in projected cost from no cost to approximately $14,500,000. BLM proposed the adoption of a remedial action alternative that it believes would cost approximately $3,900,000 to implement. BLM’s $3,900,000 cost estimate is based on certain assumptions that may or may not prove to be correct and is contingent on confirmation that the remedial actions, once implemented, are adequately addressing Landfill contamination. For example, if assumptions regarding groundwater mobility and contamination levels are incorrect, BLM is proposing to take additional remedial actions with an estimated cost of approximately $1,800,000.

      BLM has received public comment on its proposed plan. The final remedy for the site, however, has not yet been selected. Although the Company was given reason to believe that a final remedy would be selected in 2001, that selection did not occur. The Company has been advised that the site remedy may be announced in 2002. In 1989, a consultant to the Company estimated, based on various assumptions, that the Company’s share of potential liability could be approximately $1,200,000. This figure was based upon estimated Landfill remediation costs significantly higher than those being proposed by BLM. The figure also was based on the consultant’s evaluation of such factors as available clean-up technology, BLM’s involvement at the site and the number of other entities that may have had involvement at the site, but did not include an analysis of all of the Company’s potential legal defenses and arguments, including possible setoff rights.

      Potentially responsible party liability is joint and several, such that a responsible party may be liable for all of the clean-up costs at a site even though the party was responsible for only a small part of such costs. Although it is possible that the Company may ultimately incur liability for clean-up costs associated with the Landfill, a reasonable estimate of the amount of this liability, if any, cannot be made at this time because, among other reasons, the final site remedy has not been selected, a number of entities had involvement at the

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

site, allocation of responsibility among potentially responsible parties has not yet been made, and potentially applicable factual and legal issues have not been resolved. Based on current information, the Company does not believe that it needs to record a liability in relation to BLM’s proposed plan.

      BLM may assert claims against the Company and others for reimbursement of investigative, cleanup and other costs incurred by BLM in connection with the Landfill and surrounding areas. It is also possible that the Company will assert claims against BLM in connection with contamination that may be originating from the Landfill. Private parties and other governmental entities also may assert claims against BLM, the Company and others for property damage, personal injury and other damages allegedly arising out of any contamination originating from the Landfill and the Farmington property. Parties also may request judicial determination of their rights and responsibilities, and the rights and responsibilities of others, in connection with the Landfill and the Farmington property. Currently, however, there is no outstanding litigation against the Company by BLM or any other party.

      In connection with the acquisition of the Bloomfield Refinery, the Company assumed certain environmental obligations including Bloomfield Refining Company’s (“BRC”) obligations under an administrative order issued by EPA in 1992 pursuant to the Resource Conservation and Recovery Act (the “Order”). The Order required BRC to investigate and propose measures for correcting any releases of hazardous waste or hazardous constituents at or from the Bloomfield Refinery. EPA has delegated its oversight authority over the Order to NMED’s Hazardous Waste Bureau (“HWB”). In 2000, OCD approved the groundwater discharge permit for the refinery, which included an abatement plan that addressed the Company’s environmental obligations under the Order. The abatement plan reflects new information relating to the site as well as remediation methods that were not originally contemplated in connection with the Order. Discussions between OCD, HWB and the Company have resulted in proposed revisions to the abatement plan. Adoption of the abatement plan as the appropriate corrective action remedy under the Order would significantly reduce the Company’s corrective action costs. The Company estimates that remediation expenses associated with the abatement plan will be in the range of approximately $50,000 to $150,000, and will be incurred over a period of approximately 30 years. If the Company’s request is not granted, the Company estimates that remaining remediation expenses could range as high as $800,000, after taking into account first quarter 2002 expenditures, and could be as low as $600,000. The Company’s environmental reserve for this matter is approximately $800,000. If, as expected, the abatement plan is approved as submitted, the Company anticipates that the reserve will be reduced.

      The Company has discovered hydrocarbon contamination adjacent to a 55,000 barrel crude oil storage tank (the “Tank”) that was located in Bloomfield, New Mexico. The Company believes that all or a portion of the Tank and the 5.5 acres owned by the Company on which the Tank was located may have been a part of a refinery, owned by various other parties, that, to the Company’s knowledge, ceased operations in the early 1960s. Based upon a January 13, 2000 report filed with OCD, it appears possible that contaminated groundwater is contained within the property boundaries and does not extend offsite. The Company anticipates that OCD will not require remediation of offsite soil based upon the low contaminant levels found there. In the course of conducting cleanup activities approved by OCD, it was discovered that the extent of contamination was greater than anticipated. The Company received approval to conduct a pilot bioventing project to address remaining contamination at the site, which was completed on June 26, 2001, at a cost of approximately $15,000. Based on the results of the pilot project, the Company submitted a remediation plan to OCD that proposes the use of bioventing to address remaining contamination. The Company anticipates that it would incur approximately $150,000 in remediation expenses in connection with this plan over a period of one to two years, and the Company has created an environmental reserve in this amount. If the Company’s plan is not approved, the Company cannot reasonably estimate remaining remediation costs because, among other reasons, it does not know what remediation technology would be approved by OCD for use at the site.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of March 31, 2002, the Company had an environmental liability accrual of approximately $2,300,000. Approximately $1,500,000 of this accrual is for the following previously discussed projects: (i) the remediation of the hydrocarbon plume that appears to extend no more than 1,800 feet south of the Company’s inactive Farmington Refinery; (ii) environmental obligations assumed in connection with the acquisition of the Bloomfield Refinery; and (iii) hydrocarbon contamination on and adjacent to the 5.5 acres that the Company owns in Bloomfield, New Mexico. The remaining amount of the accrual relates to the closure of certain solid waste management units at the Ciniza Refinery, which is being conducted in accordance with the refinery’s Resource Conservation and Recovery Act permit; closure of the Ciniza Refinery land treatment facility including post-closure expenses; and certain other smaller remediation projects. The environmental accrual is recorded in the current and long-term sections of the Company’s Condensed Consolidated Balance Sheets.

      On June 11, 2001, the Company filed claims against the United States Defense Energy Support Center (“DESC”) in connection with jet fuel that the Company sold to DESC from 1983 through 1994. The Company asserted that the DESC underpaid for the jet fuel in the approximate amount of $17,000,000. The Company believes that its claims are supported by recent federal court decisions, including decisions from the United States Court of Federal Claims, dealing with contract provisions similar to those contained in the contracts that are the subject of the Company’s claims. On March 12, 2002, the DESC denied the Company’s claims. The Company has 12 months to bring an action in the United States Court of Federal Claims relating to the denied claims. The DESC has indicated that it will counterclaim if the Company pursues its claims and will assert, based on its interpretation of the contract provisions, that the Company may owe additional amounts of approximately $4,900,000. The Company is evaluating its options. Due to the preliminary nature of this matter, there can be no assurance that the Company would ultimately prevail should it decide to pursue its claims nor is it possible to predict when any payment would be received if the Company were successful. Accordingly, the Company has not recorded a receivable for this claim.

      Giant Arizona leases approximately 8,176 square feet of space from a limited liability company in which the Company’s former Chairman and Chief Executive Officer (“CCEO”) owns a 51% interest. Pursuant to a sublease between Giant Arizona and a separate limited liability company controlled by its former CCEO, Giant Arizona subleases the space to such entity for use as an inn. The initial term for each of the lease and the sublease is for five years, terminating on June 30, 2003, with one option to renew for an additional five years, and the annual rent under each currently is $21.76 per square foot. The rent is subject to adjustment annually based on changes in the Consumer Price Index. The sublease also provides that the Company may terminate the sublease at any time upon 120 days prior written notice. The owner of the 49% interest in the lessor has notified Giant Arizona that the sublessee is delinquent on the payment of the rent due, and on or about December 28, 2001, such owner filed a derivative lawsuit for and on behalf of the lessor against Giant Arizona to collect all amounts owing under the lease. The suit is for the recovery of rents past due and owing in excess of $156,990 from August 1, 2000 through the date of the complaint. The plaintiff claims that the amount owing currently approximates $275,000, and amounts will continue to accrue at a rate of approximately $22,000 per month plus interest. Pursuant to a letter dated January 16, 2002, Giant Arizona made a formal demand on the sublessee for the sublessee to pay all of the past due amounts. In addition, Giant Arizona filed a motion to dismiss the lawsuit for failure to comply with the express provisions of the Arizona derivative action statute or, alternatively, to compel binding arbitration pursuant to the terms of the lease. The court has ruled that the arbitration clause applies, and has referred the dispute to the arbitrators.

Note 7 — Other:

      In the first quarter of 2002, the Company revised its estimate for accrued management incentive bonuses for the year ended December 31, 2001, following the determination of bonuses to be paid to employees. This resulted in an increase in net earnings for the first quarter of 2002 of approximately $283,000 or $0.03 per share.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Yorktown Refinery Acquisition:

      On February 8, 2002, the Company entered into a definitive agreement with BP Corporation North America Inc. and BP Products North America Inc. (collectively, “BP”) to acquire the Yorktown refinery for $127,500,000, plus the value of associated inventory at closing, estimated to be approximately $53,200,000, the assumption of certain liabilities, and an earn-out. Pursuant to the terms of the agreement, the Company paid a $10,000,000 deposit to BP, which is refundable only in certain limited circumstances. The acquisition is expected to close in May 2002.

      As part of the Yorktown acquisition, the Company agreed to pay to BP, beginning in 2003 and concluding at the end of 2005, earn-out payments up to a maximum of $25,000,000 when the average monthly spreads for regular reformulated gasoline or No. 2 distillate over West Texas Intermediate (“WTI”) equivalent light crude oil on the New York Mercantile Exchange (the “MERC Spreads”) exceed $5.50 or $4.00 per barrel, respectively. The MERC Spreads are correlated with historical Yorktown refinery margins. The earn-out payment will equal the MERC Spreads multiplied by a fixed volume of 10,000 bpd each (approximately one-third of capacity of the Yorktown refinery). If the earn-out is triggered, the Company expects to benefit from the improved margins on any volumes in excess of 10,000 bpd, provided that the MERC Spreads are not excessively volatile. The average monthly MERC spreads for March 2002 were $8.62 and $2.41 for reformulated gasoline and No. 2 distillate, respectively.

      The Company will assume certain liabilities and obligations in connection with the Company’s purchase of the Yorktown refinery. These assumed liabilities include, subject to certain exceptions, all obligations and liabilities under health, safety and environmental laws caused by, arising from, incurred in connection with or relating in any way to the ownership of the Yorktown refinery or its operation. The Company has agreed to indemnify BP against losses of any kind incurred in connection with or related to the liabilities and obligations the Company will assume. As described below, the Company only has limited indemnification rights against BP.

      In particular, the Company will assume BP’s responsibilities and liabilities under a consent decree, dated August 29, 2001, among the United States, BP Exploration and Oil Co., Amoco Oil Company, and Atlantic Richfield Company. The consent decree requires the Yorktown refinery, among other things, to reduce NOx, SO2 and particulate matter emissions and to upgrade the refinery’s leak detection and repair program. The Company estimates, and considered in its purchase price for the Yorktown refinery, that the Company will incur capital expenditures of approximately $20,000,000 to $27,000,000 to comply with the consent decree over a period of approximately five years, although the Company believes it will incur most of these expenditures in 2006. In addition, the Company estimates that it will incur operating expenses associated with the requirements of the consent decree of approximately $1,600,000 to $2,600,000 per year.

      BP has agreed to indemnify the Company for all losses that are incurred by the Company and relating to (a) BP’s breach or failure to perform any covenant or agreement in the agreement, (b) BP’s breach of a representation or warranty in the agreement that survives the closing of the Yorktown acquisition, (c) liabilities prior to the closing date for litigation, personal injury or wrongful death claims, or (d) BP’s failure to comply with bulk sales laws. In order to have a claim against BP for losses relating to any of these matters, the aggregate of all losses from these matters must exceed $4,000,000. Losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter are not aggregated with other losses for the purpose of reaching the $4,000,000 threshold. After the threshold has been reached, BP has no obligation to indemnify the Company with respect to such matters for any losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter.

      BP also has agreed to indemnify the Company for losses that are incurred by the Company and relating to liabilities prior to the closing date for taxes, including real property taxes, accounts payable, indebtedness for borrowed money, violations of anti-trust laws, environmental liabilities associated with off-site disposal,

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

civil or criminal penalties imposed upon BP or its affiliates by governmental entities, expenses or brokerage fees related to the Yorktown acquisition and the excluded assets. There is no threshold or minimum claim amount that is required for the Company to seek a claim against BP for any of these matters.

      BP also has agreed to indemnify the Company for all losses that are incurred by the Company in connection with or related in any way to property damage caused by, or any environmental remediation required due to, a violation of health, safety and environmental laws during the operation of the refinery by BP (“Remediation Losses”). In order to have a claim against BP, however, the aggregate of all Remediation Losses must exceed $5,000,000, in which event the Company’s claim only relates to the amount exceeding $5,000,000 (the “First Threshold”). After the First Threshold is reached, the Company’s claim is limited to 50% of the amount by which the Remediation Losses exceed the First Threshold until the aggregate of all such losses exceeds $10,000,000 (the “Second Threshold”). After the Second Threshold is reached, the Company’s claim would be for 100% of the amount by which the Remediation Losses exceed the Second Threshold. In applying these provisions, Remediation Losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter are not aggregated with any other Remediation Losses for purposes of determining whether and when the First Threshold or Second Threshold has been reached. After the First Threshold or Second Threshold has been reached, BP has no obligation to indemnify the Company with respect to such matters for any Remediation Losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter.

      Except as specified, in order to seek indemnification from BP, the Company must notify BP of a claim within two years following the closing date. BP’s aggregate liability for indemnification under the refinery purchase agreement, including liability for environmental indemnification, is limited to $35,000,000.

      At the closing of the Yorktown acquisition, the Company expects to enter into agreements that provide for 100% of the supply of crude oil to, and 100% of the off-take (including propane and butane at prices based on an index) of production from, the Yorktown refinery. The Company anticipates these agreements will include: (a) transitional feedstock supply agreements, with terms ranging from six months to one year, by which BP will supply 100% of the refinery’s crude oil and other raw material needs; (b) a one-year contract with BP under which the Yorktown refinery will continue to supply BP’s branded product in the local area and Salisbury, Maryland; (c) the assumption of existing contracts with Exxon Mobil, Chevron, Citgo, Southern States, and Sunoco to supply them product on a wholesale basis; and (d) transitional contracts, with terms ranging from six months to one year, requiring BP to purchase the balance of production from the Yorktown refinery, estimated to be 33,400 bpd. Given market dynamics and conversations the Company has had with current and potential new customers, the Company believes there is sufficient demand to purchase all of the Yorktown refinery’s production once the transitional off-take agreements have expired.

      The Company intends to finance the acquisition of the Yorktown refinery with a combination of debt and cash on hand. The debt financing is anticipated to consist of borrowings under: (i) a new $100,000,000 senior secured revolving credit facility; (ii) a new $40,000,000 senior secured mortgage loan facility; and (iii) part of the proceeds from the issuance of $200,000,000 of 11% senior subordinated notes due 2012. The Company anticipates that transaction fees and expenses associated with the Yorktown refinery acquisition and the related financing transactions will be approximately $15,000,000.

New Senior Secured Revolving Credit Facility

      In connection with the Yorktown acquisition, the Company expects to enter into a $100,000,000 senior secured revolving credit facility provided by a syndicate of lenders led by Bank of America, N.A., an affiliate of Banc of America Securities LLC. The new senior secured revolving credit facility would replace the Company’s current $65,000,000 amended and restated credit agreement. The Company’s obligations under the new senior secured revolving credit facility will be guaranteed by certain of the Company’s subsidiaries and secured by a security interest in the Company’s personal property and the personal property of the

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s subsidiaries, including accounts receivable, inventory, contracts, chattel paper, trademarks, copyrights, patents, license rights, deposit and investment accounts and general intangibles, but excluding equipment, fixtures, rolling stock and the stock of the Company’s subsidiaries.

      The availability of borrowings under the new senior secured revolving credit facility will be limited to the lesser of the maximum commitment amount or the sum of the eligible accounts receivable (85% of regular accounts receivable and 90% of preferred accounts receivable) and eligible refinery hydrocarbon inventory (80% of refinery hydrocarbon inventory except for refinery hydrocarbon inventory at service stations and the travel center, which is calculated at 50%) plus 50% of eligible lubricants inventory and reduced by 100% of certain first purchase crude payables and amounts outstanding under letters of credit. The percentage of the Company’s borrowing base from eligible inventory is initially limited to 75% and will be reduced to 60% over time. The availability of borrowings will be determined weekly and advances of a minimum of $2,000,000 are required. The new senior secured revolving credit facility will be due and payable in full three years from closing.

      The new senior secured revolving credit facility will bear interest, at the Company’s option, at a spread over the euro dollar rate for one, two, three or six months as elected by the Company, or a spread over a base rate, which is defined as the higher of (a) the Federal Funds Rate plus  1/2 of 1% or (b) the reference rate announced by Bank of America, N.A. from time to time. The exact percentage will be determined by the Company’s total leverage ratio from time to time. The total leverage ratio is determined by dividing (a) consolidated funded indebtedness (the sum of borrowed money, off balance sheet leases, including synthetic leases, but excluding operating leases, obligations to redeem or purchase any of the Company’s capital stock or the capital stock of a subsidiary, and any guaranty of the foregoing obligations for the Company and the Company’s subsidiaries) by (b) EBITDA (as defined and adjusted in the new senior secured revolving credit facility) for the Company and the Company’s subsidiaries, determined on a pro forma basis taking into account the Yorktown acquisition. The Company also will pay a fee based upon the unused commitment of the facility at the rate of 0.5% per annum. The initial rate for borrowings under the new senior secured revolving credit facility will be the euro dollar rate plus 2.75%. The following table shows the relationship of the total leverage ratio and the various pricing options:

	Libor	Base
Total Leverage Ratio	Margin	Rate Margin

Less than or equal to 2.50	2.25%	1.25%
Greater than 2.50 but less than or equal to 3.50	2.50%	1.50%
Greater than 3.50	2.75%	1.75%

      The new senior secured revolving credit facility will contain negative covenants limiting, among other things, the Company’s ability, and the ability of the Company’s subsidiaries, to:

•	incur additional indebtedness;

•	create liens;

•	dispose of assets;

•	consolidate or merge;

•	make loans and investments;

•	enter into transactions with affiliates;

•	use loan proceeds for certain purposes;

•	guarantee obligations and incur contingent obligations;

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	enter into agreements restricting the ability of subsidiaries to pay dividends to the Company;

•	make distributions or stock repurchases;

•	make significant changes in accounting practices or change the Company’s fiscal year; and

•	except on terms acceptable to the senior secured lenders, to prepay or modify subordinated indebtedness.

      The new senior secured revolving credit facility will require the Company to maintain certain financial ratios, each calculated on a pro forma basis for the Yorktown acquisition, including maintaining:

•	a minimum consolidated tangible net worth not less than the sum of (a) $99,110,000, which was 85% of consolidated tangible net worth at December 31, 2001, plus (b) 50% of positive consolidated net income on a cumulative basis for periods beginning January 1, 2002, plus (c) 75% of the proceeds of any equity offering after December 31, 2001;

•	a minimum fixed charge coverage ratio of not less than 1.1 to 1.0 for the prior four fiscal quarters (determined by a formula of the ratio of (a) consolidated EBITDA (as defined and adjusted in the new senior secured revolving credit facility), plus consolidated rents payable, plus earn-out payments to BP under the Yorktown refinery purchase agreement, less capital expenditures, less cash taxes, to (b) consolidated interest expense plus consolidated rents plus scheduled amortization of any indebtedness plus payments under the earn-out agreement);

•	a total leverage ratio of not greater than 4.25 to 1.0 for the prior four fiscal quarters with step-downs; and

•	a senior leverage ratio of consolidated senior indebtedness to consolidated EBITDA for the prior four fiscal quarters of not greater than 1.50 to 1.0.

      The Company’s failure to satisfy any of these financial covenants will be an event of default under the new senior secured revolving credit facility. The new senior secured revolving credit facility also will include other customary events of default, including, among other things, a cross-default to the Company’s other material indebtedness and certain changes of control.

      The foregoing description of the Company’s $100,000,000 new senior secured revolving credit facility is based upon the commitments and drafts of documents the Company’s lenders provided to the Company. The Company is in the process of finalizing the credit agreement, and the terms of the final credit agreement may vary from those described above.

New Senior Secured Mortgage Loan Facility

      In connection with the Yorktown acquisition, the Company expects to enter into a $40,000,000 senior secured mortgage loan facility provided by a syndicate of lenders led by Bank of America Facilities Leasing, LLC, an affiliate of Banc of America Securities LLC, as lead arranger and book manager. The Company and certain of the Company’s subsidiaries will guarantee the obligations under the facility.

      The Company will issue notes to the lenders, which will bear interest, at the Company’s option, at a spread over the euro dollar rate for one month of 4.25% per annum or the Bank of America prime rate plus 3.0%. The notes will fully amortize during the three-year term. The notes will be secured by a mortgage on and security interest in the Yorktown refinery property, fixtures and equipment, excluding inventory and accounts receivable.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The senior secured mortgage loan facility will contain negative covenants limiting the Company’s ability and the ability of the Company’s subsidiaries to, among other things:

•	incur debt;

•	create liens;

•	dispose of assets;

•	consolidate or merge;

•	make loans and investments;

•	enter into transactions with affiliates;

•	use loan proceeds for certain purposes;

•	guarantee obligations and incur contingent obligations;

•	pay dividends or make distributions or stock repurchases;

•	make significant changes in accounting practices; or

•	change the Company’s fiscal year.

      The Company’s failure to satisfy any of these financial covenants will be an event of default under the new senior secured mortgage loan facility. The new senior secured mortgage loan facility also will include other customary events of default, including, among other things, a cross-default to the Company’s other material indebtedness and certain changes of control.

      The new senior secured mortgage loan facility will require the Company to maintain certain financial ratios, including maintaining (a) ratios substantially the same as the new senior secured revolving credit facility and (b) total senior debt to tangible net worth (consolidated senior funded indebtedness to total consolidated net worth less intangible assets) ratio of not to exceed 1.65 to 1.

      The foregoing description of the Company’s new senior secured mortgage loan facility is based upon the commitments and drafts of documents the Company’s lenders provided the Company. The Company is in the process of finalizing the agreements relating to the new senior secured mortgage loan facility, and the terms of the final agreements may vary from those described above.

11% Senior Subordinated Notes due 2012

      In connection with the acquisition of the Yorktown refinery, the Company expects to issue $200,000,000 of 11% senior subordinated notes due 2012 (the “11% Notes”). The 11% Notes are being offered at a discount and the price to investors will be 97.0721%, plus accrued interest, if any. The 11% Notes mature on May 15, 2012, with interest payable semi-annually on May 15 and November 15 of each year.

      The indenture supporting the 11% Notes contains restrictive covenants that, among other things, restrict the ability of the Company and its subsidiaries to (i) pay dividends, or redeem or repurchase the Company’s stock or prepay indebtedness that is pari passu with, or subordinated in right of payment to, the 11% Notes; (ii) make certain types of investments; (iii) borrow money or sell preferred stock; (iv) create liens; (v) sell stock in the Company’s restricted subsidiaries; (vi) restrict dividends and other payments from the Company’s subsidiaries; (vii) enter into transactions with affiliates; and (viii) sell assets or merge with other companies. In addition, subject to certain conditions, the Company is obligated to offer to purchase a portion of the 11% Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

change of control, the Company would be required to offer to purchase all of the 11% Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase.

      Repayment of the 11% Notes is fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by all of the Company’s existing and future domestic restricted subsidiaries.

      The Company may redeem the 11% Notes at the redemption prices indicated below, plus accrued but unpaid interest to the redemption date, at any time, in whole or in part, on or after May 15, 2007, if redeemed during the 12-month period beginning May 15 of the years indicated, as follows: 2007 — 105.5%, 2008 — 103.667%, 2009 — 101.833%, and 2010 and thereafter — 100%.

      In addition, at any time prior to May 15, 2007, the Company may redeem all or part of the 11% Notes at a redemption price equal to the sum of (i) the principal amount thereof, (ii) accrued and unpaid interest, if any, and (iii) the Make-Whole Premium. The “Make-Whole Premium” means the greater of (x) 1% of the principal amount of the 11% Note or (y) the excess of (A) the present value at the date of redemption of (1) the redemption price at May 15, 2007 as described above plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on the 11% Note through May 15, 2007, computed using a discount equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of the 11% Note.

      In addition, on or before May 15, 2005, the Company may redeem up to 35% of the aggregate principal amount of the 11% Notes at the redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net cash proceeds from certain equity offerings. Such redemptions may only be made, however, if at least 65% of the aggregate principal amount of the 11% Notes originally issued remains outstanding after each such redemption.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

BP Corporation North America Inc.

      We have audited the accompanying balance sheets of the Yorktown Refinery of BP Corporation North America Inc. as of December 31, 2001 and 2000, and the related statements of operations, parent company investment, and cash flows for the years then ended. These financial statements are the responsibility of BP Corporation North America Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Yorktown Refinery of BP Corporation North America Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois
March 20, 2002

THE YORKTOWN REFINERY

OF BP CORPORATION NORTH AMERICA INC.

BALANCE SHEETS

(Millions of dollars)

	December 31,
			March 31,
	2000	2001	2002

			(Unaudited)
ASSETS
Current assets
Accounts receivable	$20.7	$12.9	$15.0
Accounts receivable — affiliates	7.4	1.0	1.1
Inventories	42.5	37.4	22.3
Deferred tax	1.5	.8	.5
Prepayments and other	.4	.1	.3

Total current assets	72.5	52.2	39.2
Property, plant and equipment
Property, plant and equipment – gross	245.1	249.3	250.4
Accumulated depreciation and amortization	(149.6)	(157.8)	(159.8)

Net property plant and equipment	95.5	91.5	90.6

Total assets	$168.0	$143.7	$129.8

LIABILITIES AND PARENT COMPANY INVESTMENT
LIABILITIES
Current liabilities
Accounts payable	$29.5	$27.1	$36.4
Accounts payable — affiliates	37.8	11.1	11.7
Accrued expenses	10.7	7.3	7.9

Total current liabilities	78.0	45.5	56.0
Long term liabilities
Environmental accruals	3.7	11.4	11.4
Deferred income taxes	19.1	17.6	17.5

Total long term liabilities	22.8	29.0	28.9
Parent company investment	67.2	69.2	44.9

Total liabilities and parent company investment	$168.0	$143.7	$129.8

See accompanying notes to financial statements.

THE YORKTOWN REFINERY

OF BP CORPORATION NORTH AMERICA INC.

STATEMENTS OF OPERATIONS

(Millions of dollars)

			Three Months
	Year Ended		Ended
	December 31,		March 31,

	2000	2001	2001	2002

			(Unaudited)
Revenues
Sales and other revenues	$832.8	$688.4	$166.7	$133.3
Costs and expenses
Cost of products sold	735.8	588.5	142.0	126.5
Operating expenses	40.3	76.5	15.7	13.1
Selling, general and administrative	4.7	5.5	1.4	1.8
Corporate overhead allocations	6.5	6.7	1.5	1.0
Depreciation and amortization	8.1	8.2	1.9	2.0

Total costs and expenses	795.4	685.4	162.5	144.4
Income (loss) before income taxes	37.4	3.0	4.2	(11.1)
Income tax (provision) benefit	(14.6)	(1.2)	(1.6)	4.3

Net income (loss)	$22.8	$1.8	$2.6	$(6.8)

See accompanying notes to financial statements.

THE YORKTOWN REFINERY

OF BP CORPORATION NORTH AMERICA INC.

STATEMENTS OF PARENT COMPANY INVESTMENT

(Millions of dollars)

Balance at January 1, 2000	$78.8
Net income	22.8
Net distributions to parent	(34.4)

Balance at December 31, 2000	67.2
Net income	1.8
Net contributions by parent	.2

Balance at December 31, 2001	69.2
Net loss(a)	(6.8)
Net distributions to parent(a)	(17.5)

Balance at March 31, 2002(a)	$44.9

(a)      Unaudited

See accompanying notes to financial statements.

THE YORKTOWN REFINERY

OF BP CORPORATION NORTH AMERICA INC.

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

	Year Ended		Three Months
	December 31,		Ended March 31,

	2000	2001	2001	2002

			(Unaudited)
Operating activities
Net income (loss)	$22.8	$1.8	$2.6	$(6.8)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	8.1	8.2	1.9	2.0
Deferred income tax (benefit) provision	2.2	(.8)	.1	.2
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(.4)	14.2	5.3	(2.2)
(Increase) decrease in inventories	(24.3)	5.1	11.8	15.1
(Increase) decrease in prepayments and other	(.1)	.3	.1	(.2)
Increase (decrease) in accounts payable	28.4	(29.1)	(25.3)	9.9
Increase (decrease) in accrued expenses	3.1	(3.4)	(3.1)	.6
Increase (decrease) in environmental accruals	(2.3)	7.7	(.4)	—

Cash provided by (used in) operating activities	37.5	4.0	(7.0)	18.6
Investing activities
Capital expenditures	(3.1)	(4.2)	(2.4)	(1.1)

Cash used in investing activities	(3.1)	(4.2)	(2.4)	(1.1)
Financing activities
Net (distributions to) contributions by parent	(34.4)	.2	9.4	(17.5)

Net cash (used in) provided by financing activities	(34.4)	.2	9.4	(17.5)
Cash and cash equivalents — beginning of period	—	—	—	—

Cash and cash equivalents — end of period	$—	$—	$—	$—

See accompanying notes to financial statements.

THE YORKTOWN REFINERY

OF BP CORPORATION NORTH AMERICA INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2000 and 2001, and (Unaudited) Three Months Ended March 31, 2001 and 2002

Note A — Basis of Presentation

      On February 12, 2002, BP Corporation North America Inc. (the Company), an indirect wholly owned subsidiary of BP p.l.c., entered into an agreement (the Agreement) providing for the purchase by Giant Industries, Inc. (“Giant”) of substantially all of the Company’s Yorktown, Virginia refining business (the Refinery). The Refinery is located on the York River and has a crude oil processing capacity of approximately 62,000 barrels per day. The product slate, approximately 50% gasoline, also includes a wide range of products such as diesel fuel, heating oil and petroleum coke. The refinery serves the local area, as well as the New York Harbor.

      The accompanying special-purpose financial statements reflect the specific assets, liabilities and related operations of the Refinery to be purchased by Giant pursuant to the Agreement on a historical cost basis. The effects of the acquisition of the Refinery by Giant are not reflected in these special-purpose financial statements. The accompanying financial statements are not intended to be a complete presentation of the assets, liabilities or the results of operations of the Company or of the Refinery on a stand alone basis.

      The Refinery has certain shared assets and incurs certain common costs which relate to both the Refinery and other Company operations. As such, for purposes of preparing these special-purpose financial statements, management of the Company has made certain allocations of assets, liabilities and expenses to the Refinery. While the basis for allocating such costs is considered reasonable by management, amounts allocated to the Refinery could differ significantly from amounts that would otherwise be determined if the Refinery were operated on a stand alone basis.

      The parent company investment reflects the Company’s investment in the Refinery, accumulated earnings and losses of the Refinery and intercompany balances with the Company and other affiliates that are not settled on a current basis.

      The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Refinery in the future or what the financial position, results of operations or cash flows of the Refinery would have been if it had been a separate stand alone entity during the periods presented.

Note B — Accounting Policies

      Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures in the notes to financial statements. Actual results could differ from the estimates and assumptions used.

      Inventories: Inventories are stated at cost, but not in excess of net realizable value. The cost of inventories is determined primarily by the last-in, first-out method (LIFO), except for materials and supplies, for which cost is determined using the average cost method.

THE YORKTOWN REFINERY
OF BP CORPORATION NORTH AMERICA INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Property, plant and equipment: Property, plant and equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful life generally as following:

Land improvements	20 years
Buildings	40 years
Machinery and equipment	20 years
Computers and telecom	3 to 5 years
Transportation equipment	3 to 5 years
Furniture and fixtures	10 years

      Expenditures for renewals and improvements that extend the useful life of an asset are capitalized. Expenditures for routine repairs and maintenance, including those for refinery turnarounds, are charged to operations when incurred. Property items retired or otherwise disposed of are removed from the property and related accumulated depreciation accounts. Any profit or loss is included in operations.

      Impairment of long-lived assets: Carrying amounts of long-lived assets are reviewed when events or circumstances indicate that such carrying amounts may not be recoverable. Assets that are to be held and used with recorded values that are not expected to be recovered through future cash flows are written down to current fair value. Fair value is generally determined from estimated discounted future net cash flows. Assets that are held for sale are reported at the lower of carrying amount or fair value less cost to sell.

      Environmental liabilities: The Refinery has provided in its accounts for the reasonably estimable future costs of probable environmental remediation obligations relating to current and past activities, including obligations for previously disposed assets. In the case of long-lived cleanup projects, the effects of inflation and other factors, such as improved application of known technologies and methodologies, are considered in determining the amount of estimated liabilities. The liability is undiscounted and primarily consists of costs such as site assessment, monitoring, equipment, utilities and soil and ground water treatment and disposal.

      Revenue recognition: Revenues from product sales are generally recognized upon delivery to customers. Sales to affiliates are made at internal transfer prices.

      Shipping, handling and other transportation costs: Shipping, handling and other transportation costs are included in costs and expenses.

      Fair value of financial instruments: The carrying value of receivables and payables, which is based on historical cost, approximates their fair value.

      Business segments: The Refinery operates in one business segment, the refining of petroleum products.

      New accounting pronouncements: Effective January 1, 2001, the Refinery adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). The adoption of SFAS 133 did not have a significant effect on the results of operations or financial position of the Refinery.

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. Over time, the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. SFAS 143 is effective for accounting periods beginning after June 15, 2002. The Refinery has not yet determined the effect of adopting SFAS 143 on its results of operations and financial condition.

THE YORKTOWN REFINERY
OF BP CORPORATION NORTH AMERICA INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Effective January 1, 2002, the Refinery adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS 144, among other things, changes the criteria that have to be met to in order to classify an asset as held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. The adoption of SFAS 144 did not have a significant effect on the results of operations or financial position of the Refinery.

Note C — Inventories

      As a result of the use of the LIFO inventory valuation method, certain inventories are reported in the balance sheet at amounts less than current cost. Inventories valued under the LIFO method were approximately 90%, 88%, and 81% of total inventories in the balance sheet at December 31, 2000 and 2001, and March 31, 2002, respectively. The following is information about the current cost of inventories, determined primarily using the first-in, first-out method (in millions).

	December 31,
			March 31,
	2000	2001	2002

			(Unaudited)
Crude oil and other feedstocks	$53.6	$31.7	$31.2
Refined and other finished products	38.6	29.2	24.4
Materials and supplies	4.2	4.4	4.3

	96.4	65.3	59.9
Excess of current cost over reported balance sheet amounts	(53.9)	(27.9)	(37.6)

Reported balance sheet amounts	$42.5	$37.4	$22.3

      In 2001, inventory volumes decreased resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2001 purchases. The effect of this liquidation was to decrease 2001 income before income taxes by $.1 million.

Note D — Property, Plant and Equipment

      Major classes of property, plant and equipment are as follows (in millions).

	December 31,
			March 31,
	2000	2001	2002

			(Unaudited)
Land	$3.0	$3.0	$3.0
Buildings and land improvements	16.1	17.3	17.3
Machinery, equipment and other	226.0	229.0	230.1

	245.1	249.3	250.4
Accumulated depreciation and amortization	(149.6)	(157.8)	(159.8)

	$95.5	$91.5	$90.6

THE YORKTOWN REFINERY
OF BP CORPORATION NORTH AMERICA INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note E — Related Party Transactions

      The Refinery is part of a centralized cash management system whereby all cash disbursements of the Refinery are funded by, and all cash receipts are transferred to, the Company.

      The Refinery enters into transactions with the Company and its affiliates. Such transactions are made at prices that generally approximate market. Transactions involving the transfer of propane, butane and petroleum coke reflect fixed fee arrangements. Sales to the Company and its affiliates, sales to third parties and other revenues were as follows (in millions):

			Three Months
	Year Ended		Ended
	December 31,		March 31,

	2000	2001	2001	2002

			(Unaudited)
Sales to affiliates	$262.9	$311.1	$78.5	$38.8
Sales to third parties	568.4	375.9	88.0	94.3
Other revenues	1.5	1.4	.2	.2

	$832.8	$688.4	$166.7	$133.3

      Purchases of crude oil from the Company and its affiliates amounted to $243.0 million, $229.4 million, $66.3 million, and $47.0 million during the years ended December 31, 2000 and 2001, and three months ended March 31, 2001 and 2002, respectively.

      The Company provides the Refinery with various financial and administrative services for which the Refinery was charged associated direct costs and an allocation of certain centrally incurred costs. These services include, among others, information technology, research and development, tax, treasury, legal and employee benefit administration. For these services, the Refinery receives an allocation which amounted to $6.5 million, $6.7 million, $1.5 million and $1.0 million during the years ended December 31, 2000 and 2001, and three months ended March 31, 2001 and 2002, respectively. It is the policy of the Company to allocate centrally incurred costs primarily on the basis of usage or on estimated time spent. In the opinion of management, these allocations and charges have been made on a reasonable basis; however, they are not necessarily indicative of the level of expenses which might have been incurred had the Refinery been operating as a separate stand alone entity.

      Certain equipment in use at the Refinery is recorded under a capital lease between the Company and the Industrial Development Authority of York County, Virginia. This equipment had a net book value of nil at December 31, 2001, and is pledged as security for Environmental and Pollution Control Revenue Bonds which are recorded on the books of the Company. Amounts outstanding with respect to these bonds amounted to $3.3 million at December 31, 2001 and 2000, and these amounts are recorded as a component of parent company investment. Related interest expense, which was allocated to the Refinery by the Company, amounted to $.2 million during each of the years ended December 31, 2001 and 2000, and $.1 million during each of the three months ended March 31, 2002 and 2001, and is included in corporate overhead allocations.

Note F — Retirement Plans and Other Postretirement Benefits

      The Refinery participates in defined benefit retirement plans sponsored by the Company. The Company’s master defined benefit retirement plans cover substantially all domestic employees of the Company. The assets of these plans are held in U.S. and foreign equity securities, fixed income securities, interest bearing cash and real estate. Net pension expense (income) allocated to the Refinery amounted to $(.4) million, $(.7) million, $(.2) million and $.2 million during the years ended December 31, 2000 and 2001, and three months ended March 31, 2001 and 2002, respectively. Amounts allocated are principally determined based on payroll.

THE YORKTOWN REFINERY
OF BP CORPORATION NORTH AMERICA INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The Refinery participates in postretirement benefit plans sponsored by the Company. Through these plans, the Company provides certain health care and life insurance benefits for retired employees who meet eligibility requirements. These benefits are provided through insured and self-insured arrangements. Net postretirement benefit expense allocated to the Refinery amounted to $.6 million, $1.3 million, $.3 million and $.3 million during the years ended December 31, 2000 and 2001, and three months ended March 31, 2001 and 2002, respectively. Amounts allocated are principally determined based on payroll.

Note G — Income Taxes

      The results of operations of the Refinery are included in the consolidated income tax returns filed by its parent. The Refinery’s provision for income taxes is computed as if the Refinery filed its annual tax returns on a separate company basis. The current portion of the income tax provision is satisfied by the Refinery through a charge or credit to parent company investment.

      The (provision) benefit for income taxes consists of the following (in millions).

			Three Months
	Year Ended		Ended
	December 31,		March 31,

	2000	2001	2001	2002

			(Unaudited)
Current
Federal	$(10.5)	$(1.7)	$(1.4)	$3.8
State	(1.9)	(.3)	(.2)	.7

	(12.4)	(2.0)	(1.6)	4.5
Deferred
Federal	(1.9)	.7	—	(.2)
State	(.3)	.1	—	—

	(2.2)	.8	—	(.2)

	$(14.6)	$(1.2)	$(1.6)	$4.3

      The (provision) benefit for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows (in millions).

			Three Months
	Year Ended		Ended
	December 31,		March 31,

	2000	2001	2001	2002

			(Unaudited)
Income tax provision at statutory rate	$(13.1)	$(1.1)	$(1.5)	$4.1
State income taxes, net of federal benefit	(1.5)	(.1)	(.1)	.2

	$(14.6)	$(1.2)	$(1.6)	$4.3

THE YORKTOWN REFINERY
OF BP CORPORATION NORTH AMERICA INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The major components of deferred tax assets and liabilities were as follows (in millions).

	December 31,
			March 31,
	2000	2001	2002

			(Unaudited)
Deferred tax liabilities
Property, plant and equipment	$22.9	$23.7	$23.3
Deferred tax assets
Accrued liabilities	(5.3)	(6.9)	(6.3)

Net deferred tax liability	$17.6	$16.8	$17.0

Note H — Derivative Financial Instruments

      The Company enters into futures contracts to manage the commodity price risk associated with certain crude oil acquisition costs of the Refinery. These contracts are marked to market with gains (losses) included in cost of products sold and amounted to $9.7 million, $(11.9) million, $(3.7) million and $1.5 million for the years ended December 31, 2000 and 2001, and three months ended March 31, 2001 and 2002, respectively.

      The notional amount of outstanding contracts at March 31, 2002, and at December 31, 2001 and 2000 amounted to 11.7 million barrels, 5.7 million barrels and 3.8 million barrels, respectively. All of the open futures contracts at March 31, 2002 will be closed by June 2002.

Note I — Commitments and Contingencies

      Operating leases: The Refinery rents certain machinery and equipment under various operating leases that are renewable on an annual basis. Total rental expense for the years ended December 31, 2000 and 2001, and three months ended March 31, 2001 and 2002, amounted to $.6 million, $.8 million, $.2 million, and $.3 million, respectively.

      Receivables: Financial instruments that potentially subject the Refinery to concentration of credit risk consist principally of trade receivables. Substantially all of the Refinery’s non-affiliate accounts receivable are due from companies operating in various industries located in the eastern United States. Credit is extended based on an evaluation of the customer’s financial condition, and collateral or other forms of security are generally not required.

      Environmental matters: In the normal course of business, the Refinery is required to comply with the environmental standards and regulations of various regulatory agencies. Under these standards and regulations, the Refinery is subject to possible obligations to remove or mitigate the effects on the environment resulting from the placement, storage, disposal or release of certain chemical or petroleum substances by the Refinery or other parties.

      The Refinery is currently participating in the cleanup of several sites. The reasonably estimable future costs of probable environmental obligations, including the Refinery’s probable costs for obligations for which the Refinery is jointly and severally liable, have been provided for in the Refinery’s results of operations. During 2001, several environmental studies were completed. As a result of these studies, the results of operations for the year ended December 31, 2001 includes a pre-tax charge of $11.3 million relating to expected remediation costs associated with the refinery site. The accrued liability, which amounted to $14.9 million and $14.4 million at December 31, 2001 and March 31, 2002, respectively, represents a reasonable best estimate of the expenditures expected to be incurred in the future to remediate sites with known environmental obligations. As the scope of the obligations becomes better defined, there may be changes in the estimated future costs, which could result in charges against the Refinery’s future operations.

THE YORKTOWN REFINERY
OF BP CORPORATION NORTH AMERICA INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Litigation: The Refinery is engaged in various litigation and proceedings with private parties and governmental authorities and has a number of unresolved claims pending. While the amounts claimed in the aggregate are substantial and the ultimate liability in respect of such litigation, proceedings and claims cannot be determined at this time, management of the Refinery is of the opinion that the aggregate amount of any such liability will not have a material effect on the financial position of the Refinery or the results of its operations.

Note J — Results of Operations

      Repairs and maintenance: During 2001, a fire occurred at the Refinery. Costs incurred to repair certain equipment, included in 2001 operating expenses, amounted to $13.3 million. Also included in operating expenses for 2001 are costs related to a major turnaround of $9.7 million.

OFFER TO EXCHANGE

$200,000,000 principal amount of its 11% Senior Subordinated Notes due 2012, which have been registered under the Securities Act,
for any and all of its outstanding 11% Senior Subordinated Notes due 2012.

PROSPECTUS

July 25, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Giant Industries, Inc. (the “Company”) has purchased insurance on behalf of the registrants’ directors and officers against certain liabilities that may be asserted against such persons in connection with any actual or alleged Wrongful Act (as defined in the policy) in their capacities as directors and officers of the registrants, including certain liabilities under the federal and state securities laws, except to the extent that the registrants have indemnified the directors and officers.

      The following contains summaries of certain circumstances in which indemnification is provided pursuant to the registrants’ Certificate or Articles of Incorporation and Bylaws. Such summaries are qualified in their entirety by reference to the registrants’ Certificate or Articles of Incorporation and Bylaws.

The Company, Giant Yorktown, Inc. and Giant Yorktown Holding Company

      As permitted by the Delaware General Corporation law (the “DGCL”), the Company’s Restated Certificate of Incorporation and the Certificates of Incorporation of Giant Yorktown, Inc. (“Yorktown”) and Giant Yorktown Holding Company (“Holding”) provide that a director of such corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including grossly negligent business judgments made in good faith, except for liability (i) for breach of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the DGCL and the respective Bylaws of the Company, Yorktown, and Holding under certain circumstances, provide for the indemnification of the Company’s, Yorktown’s, and Holding’s officers, directors, employees, and agents against liabilities, which they may incur in such capacities.

      Section 145 of the DGCL provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

      The Company’s and Holding’s Bylaws provide that no person seeking indemnification may be denied indemnification unless the Board of Directors or the stockholders of such company determine in good faith, or independent legal counsel for such company opines in writing, that the standards for indemnification have not been met. A successful defense is deemed conclusive evidence of a person’s right to be indemnified against expenses. The Company or Holding may advance funds to pay the expenses of any person involved in such action provided that the Company or Holding, as applicable, receives an undertaking that the person will repay the advanced funds if it is ultimately determined that he is not entitled to indemnification.

      Yorktown’s Bylaws provide that all expenses (including attorneys’ fees), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by a person seeking indemnification shall be paid by Yorktown in advance of the final disposition of the action, suit or proceeding. However, as a condition to any such advance, Yorktown must receive an undertaking by or on behalf of such person to repay the amounts advanced if a final adjudication is made by a court of competent jurisdiction that such person was not entitled to indemnification. Such advances shall be mandatory, and no determination of the Board of Directors shall be required as a condition to such advances.

      Indemnification may also be granted pursuant to provisions of Bylaws, which may be adopted in the future, pursuant to the terms of agreements that may be entered into in the future or pursuant to a vote of stockholders or disinterested directors.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Giant Arizona, Giant Four Corners, Inc., Phoenix Fuel Co., Inc. and Giant Mid-Continent, Inc.

      With respect to Giant Industries Arizona, Inc., Giant Four Corners, Inc., Phoenix Fuel Co., Inc. and Giant Mid-Continent, Inc., all Arizona corporations (collectively referred to herein as the “Arizona Subsidiaries”), the Arizona Revised Statutes empower a corporation to indemnify directors, officers, employees or agents of the corporation who are made a party to a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation only if that person acted in good faith and reasonably believed (a) in the case of conduct in the person’s official capacity with the corporation that the person’s conduct was in its best interest; and (b) in all other cases, the person’s conduct was at least not opposed to the Arizona Subsidiaries’ best interests. In the case of any criminal proceeding, the person must have had no reasonable cause to believe that the person’s conduct was unlawful. Indemnification shall not be provided in respect of: (i) any proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation, or (ii) any proceeding charging improper financial benefit to the person, whether or not involving action in the person’s official capacity for the corporation, in which the person was adjudged liable on the basis that financial benefit was improperly received by that person.

      Unless ordered by a court, indemnification pursuant to the foregoing may only be made by the Arizona Subsidiaries as authorized in a specific case upon a determination that indemnification is proper under the circumstances because the director, officer, employee or agent has met the applicable standard of conduct. Such determination shall be made (a) by the board of directors of the Arizona Subsidiary, acting by a majority vote of a quorum consisting of directors who are not parties to the proceeding; (b) by special legal counsel selected by a majority vote of the disinterested directors or, if there are no disinterested directors, by majority vote of the board; or (c) by the shareholders (but shares owned by or voted under the control of persons who are parties to the proceeding shall not be voted.

      In addition, under Arizona law, the Arizona Subsidiaries are required to indemnify a director, officer, employee or agent against expenses in connection with any lawsuit or proceeding if such person has been successful on the merits or otherwise in the defense of such lawsuit or proceeding. Further, the Arizona Subsidiaries are required to indemnify an outside director against liability except (1) in the cases described above in which indemnification is not permitted and (2) if a court determines that the director did not meet the applicable standard of conduct. The Arizona Subsidiaries may advance or pay expenses incurred by a director, officer, employee or agent in advance of final disposition of a proceeding if all of the following conditions exist: (a) the person furnishes the corporation with a written affirmation of the person’s good faith belief that the person has met the applicable standard of conduct; and (b) the person furnishes the corporation with a written undertaking by or on behalf of such person to repay the advance if it is ultimately determined that the person did not met the applicable standard of conduct.

      The respective Articles of Incorporation (“Articles”) and Bylaws of the Arizona Subsidiaries provide that the Arizona Subsidiaries shall indemnify each director and officer to the fullest extent permitted by law. The Arizona Subsidiaries’ Bylaws extend that protection to employees and agents of the corporation. No modification of the indemnification provision may adversely affect any director’s or officer’s right to indemnification with respect to any act or omission occurring prior to such modifications.

      The Arizona Subsidiaries’ respective Articles provide that no director of the Arizona Subsidiaries shall be liable to the Arizona Subsidiaries or their respective shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the Articles and Arizona law do not permit the elimination of liability (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for authorizing the unlawful payment of a dividend or other distribution on shares of the corporation’s capital stock; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any violation of Section 10-041 of the Arizona Revised Statues, which relates to directors’ conflicts of interests. The effect of this provision in the Articles is to eliminate the rights of the Arizona Subsidiaries and their respective shareholders (through shareholders’ derivative suits on behalf of the Arizona Subsidiaries) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through (e) above. This provision will not alter the liability of directors under federal securities laws.

Giant Stop-N-Go of New Mexico, Inc,. Ciniza Production Company, San Juan Refining Company, and Giant Pipeline Company

      With respect to Giant Stop-N-Go of New Mexico, Inc., Ciniza Production Company, San Juan Refining Company, and Giant Pipeline Company, all New Mexico corporations (collectively referred to herein as the “New Mexico Subsidiaries”), Section 53-11-4.1 NMSA 1978 of the New Mexico Business Corporation Act empowers a corporation to indemnify directors, officers, employees or agents of the corporation who are made a party to a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation only if that person acted in good faith and reasonably believed (a) in the case of conduct in the person’s official capacity with the corporation that the person’s conduct was in its best interest; and (b) in all other cases, the person’s conduct was at least not opposed to the New Mexico Subsidiaries’ best interests. In the case of any criminal proceeding, the person must have had no reasonable cause to believe that the person’s conduct was unlawful. Indemnification shall not be provided in respect of any proceeding charging improper personal benefit to the person, whether or not involving action in the person’s official capacity for the corporation, in which the person shall have been adjudged to be liable on the basis that personal benefit was improperly received by that person.

      If a determination has been made by the board of directors that the person has been wholly successful in the defense of the proceeding brought against him, or if a court should so determine that indemnification is required, the person shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

      The New Mexico Subsidiaries may not indemnify a person until a determination has been made that the indemnification of that person in permissible under the circumstances because that person has met the standards of conduct required by Section 53-11-4.1B NMSA 1978. This determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the proceeding; (2) if that quorum cannot be obtained, by a majority vote by a committee of the board elected by a majority of the full board; (3) by special legal counsel selected by the board of directors or a committee thereof; or (4) by the shareholders. The reasonable expenses incurred by a person who is a party to the proceeding may be paid or reimbursed by the corporation in advance if (1) that person furnishes the New Mexico Subsidiaries with a written affirmation of his good faith belief that the person has met the standard of conduct necessary for indemnification by the New Mexico Subsidiaries; (2) the person furnishes the New Mexico Subsidiaries a written undertaking by or on his behalf to repay that amount if it is ultimately determined that the person has not met those standards of conduct; and (3) a determination is made that the facts then known to those making the determination will not preclude indemnification.

      The Bylaws of the New Mexico Subsidiaries provide for indemnification of directors and officers and each person who may serve at the corporation’s request as the director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, against expenses actually and reasonably incurred in connection with the settlement or defense of any action, suit or proceeding, civil or criminal, in which that person is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty to the corporation. This provision specifically indemnifies each such director and officer from payment of any judgment, levy, or demand that might be granted against that person by virtue of his occupancy of that office growing out of any such action, suit or proceeding.

      The Bylaws of the New Mexico Subsidiaries provide that the indemnification contained therein is in addition, and not in lieu of, the indemnification of directors and officers described in Section 53-11-4.1 NMSA 1978, as that law may be amended from time to time.

      The Articles of San Juan Refining Company provide that, subject to certain exceptions, its directors shall not be personally liable to it or it shareholders for monetary damages for breach of fiduciary duties.

DeGuelle Oil Company

      Under provisions of the Colorado Business Corporation Act (the “Colorado Act”), each person who is or was a director or officer of DeGuelle Oil Company (“DeGuelle”) shall or may be indemnified by DeGuelle summarized as follows:

(a) Under the Colorado Act, a person who is wholly successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the corporation shall be indemnified against reasonable expenses (including attorneys’ fees) in connection with such suit or proceeding;

(b) Except as provided in subparagraph (c) below, a director may be indemnified under such law against both (1) reasonable expenses (including attorneys’ fees), and (2) judgments, penalties, fines and amounts paid in settlement, if he acted in good faith and reasonably believed, in the case of conduct in his official capacity as a director, that his conduct was in the corporation’s best interests, or in all other cases that his conduct was not opposed to the best interests of the corporation, and with respect to any criminal action, he had not reasonable cause to believe his conduct was unlawful, but the corporation may not indemnify the director if the director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the director in connection with any suit or proceeding charging improper personal benefit to the director;

(c) In connection with a suit or proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the suit or proceeding, but the corporation may not indemnify the director if the director was found liable to the corporation; and

(d) Officers of DeGuelle will be indemnified to the same extent as directors as described in (a) above and may be indemnified to the same extent as directors as described in (b) and (c) above. Employees, fiduciaries and agents of DeGuelle may also be indemnified and advanced expenses to the same extent as directors.

      DeGuelle may not indemnify a person until a determination has been made that the indemnification of that person in permissible under the circumstances because that person has met the applicable standards of conduct. This determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the proceeding; (2) if that quorum cannot be obtained, by a majority vote by a committee of the board elected by a majority of the full board; (3) by special legal counsel selected by the board of directors or a committee thereof; or (4) by the shareholders.

      The reasonable expenses incurred by a person who is a party to the proceeding may be paid or reimbursed by the corporation in advance if (1) that person furnishes the corporation with a written affirmation of his good faith belief that the person has met the standard of conduct necessary for indemnification by the corporation; (2) the person furnishes the corporation a written undertaking by or on his behalf to repay that amount if it is ultimately determined that the person has not met those standards of conduct; and (3) a determination is made that the facts then known to those making the determination will not preclude indemnification.

Item 21.     Exhibits and Financial Data Schedules

      (A) Exhibits

      The following is a list of all the exhibits filed as part of the exchange offer registration statement.

Definitions:

      Form S-1 — Refers to the Form S-1 Registration Statement under the Securities Act of 1933 as filed October 16, 1989, File No. 33-31584.

      Amendment No. 3 — Refers to the Amendment No. 3 to Form S-1 Registration Statement under the Securities Act of 1933 as filed December 12, 1989, File No. 33-31584.

      Form S-3 — Refers to the Form S-3 Registration Statement under the Securities Act of 1933 as filed September 22, 1993, File No. 33-69252.

Exhibit
No.	Description

2.1	Definitive Agreement dated April 18, 1997, by and between Giant Four Corners, Inc., as “Buyer”, and Thriftway Marketing Corp. and Clayton Investment Company, collectively, as “Seller”. Incorporated by reference to Exhibit 2.1 to the Company’s Report on Form 8-K for the period May 28, 1997, File No. 1-10398.
2.2	Stock Purchase Agreement dated April 30, 1997, by and among Phoenix Fuel Co., Inc., (the “Company”), J.W. Wilhoit, as Trustee of the Wilhoit Trust Agreement Dated 12/26/74, Katherine C. Lahowetz, as Trustee of the Theresa Ann Wilhoit Grantor Retained Annuity Trust Dated 4/4/97, Katherine C. Lahowetz, and Katherine C. Lahowetz, as Custodian for the Benefit of Emily Lahowetz, a minor (collectively, the “Shareholders”) and Giant Industries Arizona, Inc., (the “Purchaser”). Incorporated by reference to Exhibit 2.1 to the Company’s Report on Form 8-K for the period June 3, 1997, File No. 1-10398.
2.3	Asset Purchase Agreement dated February 8, 2002, by and among, BP Corporation North America Inc., BP Products North America Inc., and Giant Industries, Inc. Incorporated by reference to Exhibit 2.3 to the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2001, File No. 1-10398.
3.1	Restated Certificate of Incorporation of Giant Industries, Inc., a Delaware corporation. Incorporated by reference to Exhibit 3.1 to Amendment No. 3.
3.2	Bylaws of Giant Industries, Inc., a Delaware corporation, as amended September 9, 1999. Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-10398.
3.3	Articles of Incorporation of Giant Industries Arizona, Inc., an Arizona corporation (“Giant Arizona”), formerly Giant Acquisition Corp. Incorporated by reference to Exhibit 2.1, Annex V to Form S-1.
3.4	Bylaws of Giant Arizona. Incorporated by reference to Exhibit 2.1, Annex VI to Form S-1.
3.5	Articles of Incorporation of Ciniza Production Company. Incorporated by reference to Exhibit 3.7 to Form S-3.
3.6	Bylaws of Ciniza Production Company. Incorporated by reference to Exhibit 3.8 to Form S-3.
3.7	Articles of Incorporation of Giant Stop-N-Go of New Mexico, Inc. Incorporated by reference to Exhibit 3.9 to Form S-3.
3.8	Bylaws of Giant Stop-N-Go of New Mexico, Inc. Incorporated by reference to Exhibit 3.10 to Form S-3.

Exhibit
No.	Description

3.9	Articles of Incorporation of Giant Four Corners, Inc. Incorporated by reference to Exhibit 3.11 to Form S-3.
3.10	Bylaws of Giant Four Corners, Inc. Incorporated by reference to Exhibit 3.12 to Form S-3.
3.11	Articles of Incorporation of Giant Mid-Continent, Inc. Incorporated by reference to Exhibit 3.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File No. 1-10398.
3.12	Bylaws of Giant Mid-Continent, Inc. Incorporated by reference to Exhibit 3.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File No. 1-10398.
3.13	Articles of Incorporation of San Juan Refining Company. Incorporated by reference to Exhibit 3.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-10398.
3.14	Bylaws of San Juan Refining Company. Incorporated by reference to Exhibit 3.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-10398.
3.15**	Amended and Restated Articles of Incorporation of Phoenix Fuel Co., Inc.
3.16	Amended Bylaws of Phoenix Fuel Co., Inc. Incorporated by reference to Exhibit 3.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File No. 1-10398.
3.17	Articles of Incorporation of DeGuelle Oil Company. Incorporated by reference to Exhibit 3.19 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-10398.
3.18**	Amended Bylaws of DeGuelle Oil Company.
3.19	Articles of Incorporation of Giant Pipeline Company. Incorporated by reference to Exhibit 3.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-10398.
3.20	Bylaws of Giant Pipeline Company. Incorporated by reference to Exhibit 3.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-10398.
3.21	Certificate of Incorporation of Giant Yorktown, Inc. Incorporated by reference to Exhibit 3.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File No. 1-10398.
3.22	Bylaws of Giant Yorktown, Inc. Incorporated by reference to Exhibit 3.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File No. 1-10398.
3.23**	Certificate of Incorporation of Giant Yorktown Holding Company.
3.24**	Bylaws of Giant Yorktown Holding Company.
4.1	Indenture dated as of August 26, 1997, among the Company, as Issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York, as Trustee, relating to $150,000,000 of 9% Senior Subordinated Notes due 2007. Incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-4 under the Securities Act of 1933 as filed October 9, 1997, File No. 333-37561.
4.2**	Indenture, dated as of May 14, 2002, among the Company, as Issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York, as Trustee, relating to $200,000,000 of 11% Senior Subordinated Notes due 2012.
4.3**	Form of Exchange Note.
5.1***	Opinion of Fennemore Craig, P.C., as to the legality of the Exchange Notes.
10.1**	Second Amended and Restated Credit Agreement, dated May 14, 2002, among Giant Industries, Inc., Bank of America, N.A., as Administrative Agent and as Letter of Credit Issuing Bank and the Lenders parties thereto.
10.2	Giant Industries, Inc. 1998 Stock Incentive Plan. Incorporated by reference to Appendix H to the Joint Proxy Statement/Prospectus included in the Company’s Registration Statement on Form S-4 under the Securities Act of 1933 as filed May 4, 1998, File No. 333-51785.

Exhibit
No.	Description

10.3	1989 Stock Incentive Plan of the Company. Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 1-10398.
10.4	Amendment No. 1 dated August 14, 1996, to 1989 Stock Incentive Plan. Incorporated by reference to Exhibit 10 to the Company’s Report on Form 10-Q for the quarter ended September 30, 1996, File No. 1-10398.
10.5	ESOP Substitute Excess Deferred Compensation Benefit Plan. Incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, File No. 1-10398.
10.6	Retail Lease dated July 1, 1998, between Pinnacle Citadel LLC (“Landlord”) and Giant Industries Arizona, Inc. (“Tenant”). Incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-10398.
10.7	Sublease dated September 1, 2000, between Prime Pinnacle Peak Properties, Inc., (“Sublessee”) and Giant Industries Arizona, Inc., (“Sublessor”). Incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.8	Retail Lease dated July 1, 1998, between Pinnacle Citadel LLC (“Landlord”) and Giant Industries Arizona, Inc. (“Tenant”). Incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-10398.
10.9	Retail Sublease dated July 1, 1998 between Giant Industries Arizona, Inc. (“Lessor”) and Pinnacle Inn at the Citadel LLC (“Tenant”). Incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-10398.
10.10	Aircraft Lease Purchase Agreement dated as of June 21, 1991, between Metlife Capital Corporation and the Company. Incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 10-Q for the quarter ended June 30, 1991, File No. 1-10398.
10.11	Agreement dated September 17, 1998, between James E. Acridge (“Borrower”) and Giant Industries, Inc. (“Lender”). Incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-10398.
10.12	Modification Agreement dated December 23, 1998, to Agreement dated September 17, 1998, between James E. Acridge (“Borrower”) and Giant Industries, Inc. (“Lender”). Incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-10398.
10.13	Amended and Restated Loan Agreement dated March 20, 2000, between James E. Acridge (“Borrower”) and Giant Industries, Inc. (“Lender”). Incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-10398.
10.14	Loan Modification Agreement dated February 28, 2001, by and among James E. Acridge (“Borrower”), Giant Industries, Inc., and Pinnacle Rodeo, L.L.C. Incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.15	First Amendment to Amended and Restated Promissory Note and Loan Modification Agreement dated March 28, 2001, by James E. Acridge and Giant Industries, Inc. Incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.16	Promissory Note for $4,000,000 dated September 17, 1998, from James E. Acridge to Giant Industries, Inc. Incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-10398.
10.17	Amended and Restated Promissory Note for $5,000,000 dated December 23, 1998, from James E. Acridge to Giant Industries, Inc. Incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 1-10398.

Exhibit
No.	Description

10.18	Amended and Restated Promissory Note for $5,000,000 dated March 10, 2000, from James E. Acridge to Giant Industries, Inc. Incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-10398.
10.19	Modification Agreement dated February 28, 2001, between James E. Acridge (“Borrower”) and Giant Industries, Inc. Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, File No. 1-10398.
10.20	Amended and Restated Promissory Note dated February 28, 2001. Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, File No. 1-10398.
10.21	Fourth Amended and Restated Promissory Note dated March 28, 2001, from James E. Acridge to Giant Industries, Inc. Incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File No. 1-10398.
10.22	Pledge and Security Agreement dated March 10, 2000 from James E. Acridge and Pinnacle Rodeo, L.L.C., to Giant Industries, Inc. Incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-10398.
10.23	First Amendment dated March 9, 2001, to Pledge and Security Agreement dated March 10, 2000, from James E. Acridge and Pinnacle Rodeo, L.L.C., to Giant Industries, Inc. Incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.24	Pledge and Security Agreement dated March 28, 2001, by James E. Acridge in favor of Giant Industries, Inc. Incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.25	Purchase Agreement dated January 26, 2001 between James E. Acridge, Trustee, for and on behalf of the Acridge Family Trust (“Seller”), and Giant Industries, Inc. (“Buyer”). Incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.26	Deed of Trust dated January 26, 2001 by and among James E. Acridge, Trustee, for and on behalf of the Acridge Family Trust (“Trustor”), Giant Industries, Inc. (“Beneficiary”), and First American Title Insurance Company (“Trustee”). Incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.27	First Amendment dated February 12, 2001 to Purchase Agreement dated January 26, 2001, between James E. Acridge, Trustee, for and on behalf of the Acridge Family Trust, and Giant Industries, Inc. Incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.28	Second Amendment dated March 1, 2001, to Purchase Agreement dated January 26, 2001, between James E. Acridge, Trustee, for and on behalf of the Acridge Family Trust, and Giant Industries, Inc. Incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.29	Third Amendment dated March 9, 2001, to Purchase Agreement dated January 26, 2001, between James E. Acridge, Trustee, for and on behalf of the Acridge Family Trust, and Giant Industries, Inc. Incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 1-10398.
10.30	Rights Purchase Agreement dated September 20, 2001, by and between Giant Industries Arizona, Inc. and James E. Acridge, Trustee for and on behalf of the Acridge Family Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 1-10398.
10.31	Other Arrangements. Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 1-10398.
10.32	Employment Agreement dated as of December 11, 1997, between James E. Acridge and the Company. Incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File No. 1-10398.

Exhibit
No.	Description

10.33	Employment Agreement dated as of December 11, 1997, between Fredric L. Holliger and the Company. Incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File No. 1-10398.
10.34	Employment Agreement dated as of December 11, 1997, between Morgan Gust and the Company. Incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, File No. 1-10398.
10.35	Consulting Agreement dated January 1, 1990, between the Company and Kalen and Associates. Incorporated by reference to Exhibit 10.66 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 1-10398.
10.36**	Registration Rights Agreement, dated as of May 14, 2002, among the Company, the Subsidiary Guarantors, Banc of America Securities, LLC, BNP Paribas Securities Corp. and Fleet Securities, Inc.
10.37**	Purchase Agreement, dated May 9, 2002, among the Company, the Subsidiary Guarantors, Banc of America Securities, LLC, BNP Paribas Securities Corp. and Fleet Securities, Inc.
10.38**	Loan Agreement, dated as of May 14, 2002, by and among Giant Yorktown, Inc., as Borrower, Wells Fargo Bank Nevada, National Association, as Collateral Agent, and the Persons listed on Schedule IA thereto, as Lenders.
12.1**	Statement of Computation of Ratios
18.1	Letter regarding change in accounting principles. Incorporated by reference to Exhibit 18.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 1-10398.
21.1**	Subsidiaries of the Company.
23.1***	Consent of Deloitte & Touche LLP.
23.2**	Consent of Ernst & Young LLP.
23.3***	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1).
24.1**	Powers of Attorney (included in the signature pages of this Registration Statement).
24.2**	Board of Directors resolutions authorizing Powers of Attorney.
25.1**	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York under the Trust Indenture Act of 1939.
99.1***	Form of Letter of Transmittal.
99.2***	Form of Notice of Guaranteed Delivery.

**	Previously filed.

***	Filed herewith.

      (B) Financial Statement Schedules

      The following financial statement schedule of Giant Industries, Inc. for the years ended December 31, 2001, 2000 and 1999 is incorporated by reference in this Registration Statement and should be read in conjunction with the Consolidated Financial Statements of Giant Industries, Inc.

Independent Auditors’ Report on Schedule	S-1
Schedule II — Valuation and Qualifying Accounts	S-2

      Schedules not listed above have been omitted because they are not applicable or are not required or because the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

Item 22.     Undertakings

      The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

GIANT INDUSTRIES, INC.

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chairman of the Board
Chief Executive Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

Signature		Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

* Mark B. Cox		Chief Financial Officer (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer (Principal Accounting Officer)

* James E. Acridge		Director

* Anthony J. Bernitsky		Director

* George M. Rapport		Director

* Richard T. Kalen, Jr.		Director

* Larry L. DeRoin		Director

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

GIANT INDUSTRIES ARIZONA, INC.

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger,
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

Signature		Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

CINIZA PRODUCTION COMPANY

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

Signature		Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

GIANT STOP-N-GO OF NEW MEXICO, INC.

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

Signature		Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

GIANT FOUR CORNERS, INC.

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

Signature		Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

PHOENIX FUEL CO., INC.

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

Signature		Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

SAN JUAN REFINING COMPANY

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

	Signature	Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

GIANT MID-CONTINENT, INC.

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

	Signature	Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

GIANT PIPELINE COMPANY

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

	Signature	Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

DEGUELLE OIL COMPANY

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

	Signature	Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

GIANT YORKTOWN, INC.

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

	Signature	Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on July 25, 2002.

GIANT YORKTOWN HOLDING COMPANY

/s/ FREDRIC L. HOLLIGER

Fredric L. Holliger
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 25, 2002.

	Signature	Title

/s/ FREDRIC L. HOLLIGER Fredric L. Holliger		Chief Executive Officer (Principal Executive Officer)

* Kim H. Bullerdick		Director

* Mark B. Cox		Chief Financial Officer and Director (Principal Financial Officer)

* Gary R. Dalke		Chief Accounting Officer and Director (Principal Accounting Officer)

*By:	/s/ FREDRIC L. HOLLIGER Fredric L. Holliger Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Fennemore Craig, P.C., as to the legality of the Exchange Notes.
23.1	Consent of Deloitte & Touche LLP.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.